Form 10-K405, Exhibit 13
period 1996-02-29
EDWARDS A G INC
filed 1996-05-28
CIK 718482

                                                         EXHIBIT 13

                               A.G. EDWARDS, INC.




            1996 Annual Report / Fiscal year ended February 29, 1996







Note: Only those pages of the 1996 Annual Report to Stockholders expressly incorporated by reference are included in this
       Exhibit 13 to this Annual Report on Form 10-K.

MANAGEMENT'S FINANCIAL DISCUSSION
(Year references are to fiscal years unless otherwise specified.)

General Business Environment

A.G. Edwards, Inc. is a holding company which, through its operating subsidiaries (collectively the Company), provides securities and commodities brokerage, investment banking, trust, asset management and insurance services through one of the industry's major retail branch distribution systems. Its principal subsidiary, A.G. Edwards & Sons, Inc., is a St. Louis-based financial services firm with more than 530 locations across the 48 contiguous states and approximately 12,000 employees. The Company's primary business is providing individual investors a full range of financial products and services. The Company also provides products and services to institutional investors and investment banking services to corporate, governmental and municipal clients.

Many factors affect investors and therefore the Company's revenues and profitability, including changes in economic conditions, investor sentiment, the level and volatility of interest rates, inflation, political events, and competition from other financial institutions. Because these factors are unpredictable and beyond the Company's control, earnings may fluctuate significantly from period to period.

Calendar 1995 and the Company's fiscal 1996 were highly profitable for the securities industry and for many individual investors as well. Declining interest rates, together with profit growth for corporations, led to increased investor activity, propelling stock prices to record highs. The Dow Jones Industrial Average climbed 37% to 5,486 at year end. The Nasdaq average added a 39% gain, primarily as a result of the strong performance of technology stocks. Industry-wide corporate debt and equity underwritings rose 23% ($134 billion) over 1995, and mergers and acquisitions were the second highest on record. Mutual funds continued to attract strong inflows of cash, directed primarily at domestic equity funds. Owning bonds in the declining interest rate environment provided some of the highest total returns on record to fixed-income investors; however, interest rates began to increase in February 1996.

Results of Operations

Revenues, net earnings and earnings per share reached record levels in 1996 for the Company as the entire securities industry experienced one of its most profitable years on record. Revenues for the Company rose 23% to $1.5 billion from $1.2 billion in 1995 and $1.3 billion in 1994. Net earnings of $171 million were up 37% from the previous year's $124 million and up 10% from 1994's net earnings of $155 million. Earnings per share were $2.65 in the current year versus $2.00 and $2.57 in 1995 and 1994, respectively. Profit margins were 11.7% in 1996, compared with 10.5% in 1995 and 12.1% in 1994.

The number of A.G. Edwards investment brokers reached 5,757 at year end, an increase of 5% from the prior year end. This growth rate compared with an average 6% annual growth during the last five years. The number of locations at the end of 1996 was 536, up from 516 at year end 1995. It is the Company's intent to continue expanding its distribution system as opportunities present themselves.

The following table and discussion summarize the changes in the major categories of revenues and expenses for the past two years (dollars in thousands):

                                        1996 vs. 1995      1995 vs. 1994
                                              Increase (Decrease)

Revenues:
Commissions                             $227,259   39%    $(149,530)  (21)%
Principal transactions                   (34,658) (14)       54,060    29
Investment banking                        12,269   13       (54,243)  (37)
Asset management and service fees         42,297   28        17,640    13
Interest                                  28,823   27        30,954    42
Other                                        135    2           820    12

                                        $276,125   23%    $(100,299)   (8)%
Expenses:
Compensation and benefits               $173,019   23%    $ (71,673)   (9)%
Communications                             5,656    8         1,660     2
Occupancy and equipment                    5,969    8         5,850     9
Floor brokerage and clearance              1,920   13          (707)   (5)
Interest                                  (3,665) (54)        5,705   513
Other operating expenses                  16,273   31         3,108     6

                                        $199,172   20%    $ (56,057)   (5)%

Commissions

Commissions remain the most significant source of revenue for the Company, accounting for 55% of total revenue in 1996 and 49% in 1995. Commission revenue jumped 39%, from $579 million to $806 million, in 1996 and accounted for more than 80% of the Company's overall revenue increase for the year. As commissions are transaction-based revenues, they are directly influenced by changes in trading volume and may vary considerably from period to period.

Listed equity securities commissions increased 43% ($102 million) and over-the-counter equity commission revenue rose 77% ($62 million), tracking record trading volumes and higher stock prices on the New York Stock Exchange and the Nasdaq. For the industry, average daily trading volume was up 24% on the New York Stock Exchange and 47% on the Nasdaq. The number of agency transactions for the Company increased 37% over 1995, while the average ticket size increased 11%.

Company revenues from mutual fund sales rose 28% ($41 million), reflecting an industry-wide trend. Increased sales by the Company of variable annuities was the primary reason for a 17% ($13 million) increase in commissions from insurance products.

The prior year's 21% ($150 million) decline in total commissions, 1995 compared with 1994, reflected a decrease in retail investor activity, primarily mutual fund sales, due to uncertainties in the financial markets caused in part by a rising interest rate environment.

Principal Transactions

The Company effects certain transactions with its clients by acting as principal and, therefore, seeks to maintain inventories of debt and equity securities to satisfy investor demand. Realized and unrealized gains and losses may result from holding securities positions for resale to investors and are included in principal transaction revenue.

Principal transaction revenues declined 14% ($35 million) in 1996, partially offsetting the Company's overall revenue increase, after rising 29% ($54 million) in 1995. Revenue from principal sales of debt securities, primarily municipal and governmental, in 1996 dropped 26% ($52million), because of lower interest rates and concerns over possible tax law changes. Lower interest rates made alternative investments more attractive, and the proposed tax law changes might have eliminated the tax advantages of municipal securities, thereby making them less attractive to investors.

In contrast, 1995's increases in revenues from the principal sales of municipal and governmental debt securities resulted from investor demand for longer-term, more conservative investments in a rising interest rate environment.

Revenue from principal transactions in equity securities increased 47% ($18 million) in 1996, reflecting the strong performance of the over-the-counter market. These revenues were down slightly in 1995 primarily because of lower inventory gains.

Investment Banking

The Company derives investment banking revenue by underwriting public offerings of securities for corporations and governmental entities and by providing advisory services for such clients.

Underwriting fees and concessions from corporate equity and debt issues rose 15% ($6 million) and 41% ($5 million), respectively, in 1996 because of improved market conditions for corporate securities issues. Fees from serving as managing underwriter increased slightly because of participation in a greater number of corporate debt offerings and increased financial advisory service fees.

Underwriting fees and concessions fell 37% ($41 million) in 1995, principally because of fewer closed-end mutual fund underwritings. A significant reduction in municipal debt refundings also contributed to the overall underwriting decrease in 1995.

Asset Management and Service Fees

Asset management and service fees consist primarily of revenues earned for providing support and services in connection with assets under third-party management, including mutual funds. These revenues include fees based on the amount of client assets under management and transaction-related fees, as well as fees related to the administration of custodial and other specialty accounts.

Asset management and service fees increased 28% ($42million) in 1996 and 13% ($18 million) in 1995. The 1996 increase was primarily due to $29 million in additional service fees from third-party mutual funds as a result of more assets under management. Transaction-related revenue and other administrative fees contributed $9 million to this category's overall increase in 1996, reflecting record activity levels.

The 1995 increase was primarily due to service fees from third-party mutual funds as a result of an increase in assets under management from the previous year.

Interest

The Company earns interest revenue principally from financing its clients' margin accounts, from debt securities carried for resale and from short-term investments.

Interest revenue rose in 1996 primarily because of a 19% ($17 million) increase in interest earned on margin accounts. Average rates were higher in 1996, despite a change from rising rates in 1995 to declining rates in 1996. Interest earned on substantially greater short-term investments added $10 million to the increase in 1996.

The 1995 versus 1994 increase was principally due to 22% higher average client borrowings and higher interest rates charged on such receivables.

Expenses

Compensation and benefits, the major components of the Company's overall expense, rose 23% in 1996 after declining 9% in 1995. A significant portion of these expenses is variable in nature and directly relates to commissionable sales and to the Company's profitability. Thus the year-to-year comparison generally reflects the 1996 increase in revenue and profitability and the 1995 decrease in revenue and profitability over the respective prior years. General and administrative salary expense increased 9% ($13 million) in 1996 and 12% ($16 million) in 1995 because of general salary increases and an increased number of employees.

In 1994, an amendment to the Company's Incentive Stock Plan defined the service period in connection with restricted stock awards to coincide with the period for which the amount of the award is determined. Beginning in 1994, the amount of the award is expensed in the year granted instead of being amortized over the subsequent three-year restricted period. As a result of this transition, 1996, 1995 and 1994 include expenses for the current year awards and amortization of awards granted prior to 1994. The amount charged to expense was $22 million (including $4 million of amortization) in 1996, $19 million (including $7 million of amortization) in 1995 and $25 million (including $9million of amortization) in 1994.

All other operating expenses showed slight increases in both years primarily due to expansion.

Income Taxes

For information concerning the provision for income taxes as well as information regarding the difference between effective tax rates and statutory rates, see
Note 6 of the Notes to Consolidated Financial Statements.

Liquidity and Capital Resources

Average assets increased during the last three years primarily from expansion, increased customer margin activities and growth of earnings. Assets fluctuate in the normal course of business principally because of the timing of certain transactions, which may result in corresponding fluctuations in related liabilities. Customer and broker-dealer related receivables and securities inventory, which are highly liquid, represent a substantial percentage of assets.

The principal sources for financing the Company's assets are stockholders' equity, proceeds from securities lending, bank loans, customer free credit balances and other payables. The Company has no long-term debt. Cash generated from operations and proceeds from employee stock plans have kept bank borrowings at low levels in the past three years. Average daily borrowings were $5 million in 1996, $64 million in 1995 and $14 million in 1994.

Capital expenditures for the past three years have been financed from operations. The Company completed construction of an employee parking garage in calendar 1995 at a cost of $11 million. Construction of an additional headquarters building began in November 1995, and its cost is expected to be about $40 million.

The Company is authorized to purchase treasury shares for its employee stock plans. During the past year, 500,000 shares were purchased for use with these plans. Additional treasury share purchases, as well as dividend payments and the cost of expansion, are expected to be financed from operations.

Because of the Company's size, earnings history and strong financial condition, management believes adequate sources of credit would be available, if needed, to finance higher trading volumes, branch expansion, stock repurchases and major capital expenditures.

The Company's principal subsidiary, A.G. Edwards & Sons, Inc., is required by the Securities and Exchange Commission (SEC) to maintain specified amounts of liquid net capital to meet its obligations to clients (see Note 5 of the Notes to Consolidated Financial Statements). The net capital of A.G. Edwards & Sons, Inc., in excess of that required by the SEC, was approximately $689 million on February 29, 1996, up from $562 million the previous year.

Other Matters

The Company does not act as dealer, trader or end-user of complex derivatives such as swaps, collars, caps and the like. The Company provides advice and guidance on complex derivative products to selected clients; however, this activity does not involve the Company's acquiring a position or commitment in these products. The Company will occasionally hedge a portion of its debt inventory through the use of financial futures contracts. These transactions are not mater-ial to the Company's financial condition or results of operations.

Accounting Pronouncements

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123, "Accounting For Stock Based Compensation," for years beginning after December 15, 1995, and will require additional disclosures regarding the Company's stock option and employee stock purchase plans. The Company has not yet determined if it will elect to change to the fair value method nor determined the effect this standard will have on net earnings or earnings per share should it elect such a change.

The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in 1996. The adoption of this pronouncement did not have a material impact on the Company's financial statements.

TEN-YEAR FINANCIAL SUMMARY
(In thousands, except per share amounts)
                                         1996         1995          1994          1993          1992
Revenues:

Commissions:
 Listed Securities               $    338,241  $   236,629   $   273,363   $   231,312  $    203,936
 Options                               29,432       21,576        21,135        19,167        21,745
 Over-the-Counter Securities          142,696       80,525        94,075        69,199        69,415
 Mutual Funds                         189,109      147,709       248,146       193,820       146,377
 Commodities                           16,448       15,261        16,766        13,016        13,941
 Insurance                             90,150       77,117        74,862        46,757        47,343
Total                                 806,076      578,817       728,347       573,271       502,757

Principal Transactions:
 Equities                              55,334       37,565        40,260        31,266        23,157
 Debt Securities                      151,033      203,460       146,705       184,040       165,284
Total                                 206,367      241,025       186,965       215,306       188,441

Investment Banking:
 Underwriting Fees and
  Selling Concessions                  80,572       70,156       111,379        87,061        77,464
 Management Fees                       24,427       22,574        35,594        21,251        13,389
Total                                 104,999       92,730       146,973       108,312        90,853

Asset Management and
 Service Fees                         195,100      152,803       135,163       107,306        87,461

Interest:
 Margin Account Balances              107,192       89,971        60,491        50,098        47,026
 Securities Owned and Deposits         27,150       15,548        14,074        14,631        16,915
Total                                 134,342      105,519        74,565        64,729        63,941

Other                                   7,583        7,448         6,628         5,464         5,206

Total Revenues                      1,454,467    1,178,342     1,278,641     1,074,388       938,659

Expenses:
Compensation and Benefits            929,755      756,736       828,409       692,127       594,404
 Communications                        80,364       74,708        73,048        66,899        62,468
 Occupancy and Equipment               79,077       73,108        67,258        61,701        56,035
 Floor Brokerage and Clearance         16,275       14,355        15,062        15,016        13,741
 Interest                               3,153        6,818         1,113         1,886         1,186
 Other Operating Expenses              69,561       53,288        50,180        46,774        42,793

Total Expenses                      1,178,185      979,013     1,035,070       884,403       770,627

Earnings Before Income Taxes          276,282      199,329       243,571       189,985       168,032

Income Taxes                          105,700       75,210        88,700        70,560        62,500

Net Earnings                     $    170,582  $   124,119   $   154,871   $   119,425  $    105,532

Per Share Data:
 Earnings                        $       2.65  $      2.00   $      2.57   $      2.07  $       1.88
 Cash Dividends                  $        .60  $       .56   $       .52   $       .43  $        .37
 Book Value                      $      17.00  $     14.76   $     13.08   $     10.66  $       8.84

Other Data:
 Total Assets                    $  3,102,085  $ 2,224,282   $ 2,236,590   $ 2,111,192  $  1,577,143
 Stockholders' Equity            $  1,088,684  $   919,281   $   790,367   $   615,240  $    492,010
 Cash Dividends                  $     37,769  $    34,200   $    30,843   $    24,624  $     20,622
 Return on Average Equity               17.0%        14.5%         22.0%         21.6%         24.0%
 Pretax Return on Average Equity        27.5%        23.3%         34.7%         34.3%         38.3%
 Net Earnings as a
  Percent of Revenues                   11.7%        10.5%         12.1%         11.1%         11.2%
 Average Common and Common
  Equivalent Shares Outstanding        64,429       62,178        60,354        57,827        56,101

Per share data have been restated for stock splits and stock dividends.

TEN-YEAR FINANCIAL SUMMARY (continued)
(In thousands, except per share amounts)
                                         1991         1990          1989          1988          1987
Revenues:

Commissions:
 Listed Securities               $    140,096  $   129,288   $    95,276    $  114,906    $  109,511
 Options                               20,002       18,141        14,201        26,668        23,073
 Over-the-Counter Securities           38,842       38,236        30,608        41,687        40,900
 Mutual Funds                          80,529       70,299        46,675        87,096       145,604
 Commodities                           12,322       11,941        12,413        12,087        10,991
 Insurance                             39,514       40,424        39,082        36,120        15,728
  Total                               331,305      308,329       238,255       318,564       345,807

Principal Transactions:
 Equities                              10,922       11,741         9,166         7,680        10,951
 Debt Securities                      145,732      116,624        97,247        60,406        45,693
  Total                               156,654      128,365       106,413        68,086        56,644

Investment Banking:
 Underwriting Fees and
  Selling Concessions                  44,167       42,395        54,308        35,847        47,502
 Management Fees                       11,161       11,542        12,071         7,472        14,506
  Total                                55,328       53,937        66,379        43,319        62,008

Asset Management and
 Service Fees                          61,084       47,020        30,654        23,083        19,159

Interest:
 Margin Account Balances               51,209       50,489        44,260        39,722        32,539
 Securities Owned and Deposits         15,025       14,817        11,321         8,279         8,642
  Total                                66,234       65,306        55,581        48,001        41,181

Other                                   4,302        4,066         3,430         3,477         1,603

Total Revenues                        674,907      607,023       500,712       504,530       526,402

Expenses:
 Compensation and Benefits            422,524      374,119       301,421       309,753       323,524
 Communications                        58,323       52,527        47,601        42,738        37,521
 Occupancy and Equipment               49,783       42,560        36,097        32,459        27,788
 Floor Brokerage and Clearance         11,461       10,031         9,400        10,648         9,464
 Interest                               4,229        6,314         8,604         7,126         4,089
 Other Operating Expenses              36,925       29,948        45,292        45,303        25,661

Total Expenses                        583,245      515,499       448,415       448,027       428,047

Earnings Before Income Taxes           91,662       91,524        52,297        56,503        98,355

Income Taxes                           32,500       32,700        17,348        20,490        44,625

Net Earnings                          $59,162  $    58,824   $    34,949    $   36,013    $   53,730

Per Share Data:
 Earnings                        $       1.10  $      1.09   $       .66    $      .67    $     1.00
 Cash Dividends                  $        .29  $       .28   $       .26    $      .26    $      .24
 Book Value                      $       7.19  $      6.45   $      5.64    $     5.20    $     4.82

Other Data:
 Total Assets                    $  1,402,627  $ 1,126,004   $ 1,062,640    $  869,940    $  982,300
 Stockholders' Equity            $    385,869  $   343,539   $   300,585    $  274,100    $  256,833
 Cash Dividends                       $15,480  $    15,185   $    13,904    $   13,990    $   12,734
 Return on Average Equity               16.2%        18.3%         12.2%         13.6%         22.8%
 Pretax Return on Average Equity        25.1%        28.4%         18.2%         21.3%         41.7%
 Net Earnings as a
  Percent of Revenues                    8.8%         9.7%          7.0%          7.1%         10.2%
 Average Common and Common
  Equivalent Shares Outstanding        54,016       53,922        53,119        53,561        53,584

Per share data have been restated for stock splits and stock dividends.

Quarterly Financial Information (Unaudited)
                          Cash         Stock Price                       Earnings         Net
                       Dividends      Trading Range        Revenues     Before Tax      Earnings       Earnings
                       Per Share       High -- Low      (In millions) (In millions)  (In millions)     Per Share
Fiscal 1995 by Quarter
First                    $.14        22 1/2 -- 16 7/8      $301.6         $49.4          $30.6           $.50
Second                    .14        20 1/4 -- 16 5/8       295.5          51.2           31.6            .51
Third                     .14        20 3/8 -- 16 1/2       289.1          48.2           29.9            .48
Fourth                    .14        22 1/2 -- 16 1/2       292.1          50.5           32.0            .51
Fiscal 1996 by Quarter
First                    $.14        23 5/8 -- 20 3/8      $325.3         $57.2          $35.4           $.56
Second                    .14        25 1/2 -- 22           362.0          70.0           43.3            .67
Third                     .16        27     -- 23 1/2       361.9          69.8           43.0            .67
Fourth                    .16        26 15/16- 22 5/8       405.3          79.3           48.9            .75

Independent Auditors' Report


To the Board of Directors and Stockholders of A.G. Edwards, Inc.:

We have audited the accompanying consolidated balance sheets of A.G. Edwards, Inc. and subsidiaries as of February 29, 1996 and February 28, 1995, and the related consolidated statements of earnings,stockholders' equity and cash flows for each of the three years in the period ended February 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of A.G. Edwards, Inc. and subsidiaries as of February 29, 1996 and February 28, 1995, and the results of their operations and their cash flows for each of the three years in the period ended February 29, 1996, in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP
April 18, 1996
St. Louis, Missouri

Consolidated Balance Sheets
(In thousands, except share amounts)
                                               February 29,          February 28,
                                                   1996                  1995
Assets
Cash and cash equivalents                    $    52,587           $    41,464
Cash and government securities,
 segregated under federal and other
 regulations                                     402,785                43,808
Securities purchased under agreements
 to resell                                        92,013                42,819
Securities borrowed                              613,266               279,671
Receivables:
 Customers, less allowance for doubtful
   accounts of $3,470 and $3,450               1,428,063             1,359,172
 Brokers, dealers and clearing organizations      13,921                29,746
Securities inventory, at fair value:
 State and municipal                             117,602                77,834
 Government and agencies                          36,112                30,239
 Corporate                                        42,078                44,489
Property and equipment, at cost, net of
 accumulated depreciation and
 amortization of $167,139 and $145,072           178,556               167,570
Other assets                                     125,102               107,470

                                             $ 3,102,085           $ 2,224,282

Liabilities and Stockholders' Equity
Checks payable                               $   148,970           $   106,973
Securities loaned                                660,489               379,727
Payables:
 Customers                                       719,989               415,741
 Brokers, dealers and clearing organizations      78,647                82,966
Securities sold but not yet purchased,
 at fair value                                    21,871                39,478
Employee compensation and related taxes          331,098               246,120
Income taxes                                      12,630                 2,370
Other liabilities                                 39,707                31,626

 Total Liabilities                             2,013,401             1,305,001

Stockholders' Equity:
 Preferred stock, $25 par value:
   Authorized, 4,000,000 shares, none issued
 Common stock, $1 par value:
   Authorized, 250,000,000 shares
   Issued, 64,312,658 and 62,294,211 shares       64,313                62,294
Additional paid-in capital                       232,058               194,863
Retained earnings                                798,805               665,992

                                               1,095,176               923,149
Less:
 Unamortized expense of restricted stock
   awards                                                                3,868
 Treasury stock, at cost (267,650 shares)          6,492

   Total Stockholders' Equity                  1,088,684               919,281

                                             $ 3,102,085           $ 2,224,282

See Notes to Consolidated Financial Statements.

Consolidated Statements of Earnings
(In thousands, except per share amounts)
                                                              Year Ended
                                          February 29,       February 28,      February 28,
                                              1996               1995              1994
Revenues:
 Commissions                             $   806,076       $    578,817       $   728,347
 Principal transactions                      206,367            241,025           186,965
 Investment banking                          104,999             92,730           146,973
 Asset management and service fees           195,100            152,803           135,163
 Interest                                    134,342            105,519            74,565
 Other                                         7,583              7,448             6,628

                                           1,454,467          1,178,342         1,278,641
Expenses:
 Compensation and benefits                   929,755            756,736           828,409
 Communications                               80,364             74,708            73,048
 Occupancy and equipment                      79,077             73,108            67,258
 Floor brokerage and clearance                16,275             14,355            15,062
 Interest                                      3,153              6,818             1,113
 Other operating expenses                     69,561             53,288            50,180

                                           1,178,185            979,013         1,035,070

Earnings Before Income Taxes                 276,282            199,329           243,571

Income Taxes                                 105,700             75,210            88,700

Net Earnings                             $   170,582       $    124,119       $   154,871

Earnings per share                       $      2.65       $       2.00       $      2.57

See Notes to Consolidated Financial Statements.

Consolidated Statements of Stockholders' Equity
Three years ended February 29, 1996                                                      Unamortized
(In thousands, except per share amounts)                    Additional                     Expense
                                                Common       Paid-in        Retained    of Restricted       Treasury
                                                Stock        Capital        Earnings     Stock Awards        Stock

Balances, March 1, 1993                      $ 46,159       $125,328        $452,045       $(8,292)       $      0
 Net earnings                                                                154,871
 Cash dividends -- $.52 per share                                            (30,843)
 Treasury stock acquired                                                                                       (26)
 Stock issued:
  Employee stock purchase/option plans          1,154         23,087                                           575
  Restricted stock                              1,219         28,623                       (11,893)           (549)
 Amortization of restricted stock awards                                                     8,909
 Stock split -- 5 for 4                        11,914        (11,914)
Balances, February 28, 1994                    60,446        165,124         576,073       (11,276)              0
 Net earnings                                                                124,119
 Cash dividends -- $.56 per share                                            (34,200)
 Treasury stock acquired                                                                                    (2,766)
 Stock issued:
  Employee stock purchase/option plans          1,293         17,538                                         3,500
  Restricted stock                                555         12,201                           439            (734)
 Amortization of restricted stock awards                                                     6,969
Balances, February 28, 1995                    62,294        194,863         665,992        (3,868)              0
 Net earnings                                                                170,582
 Cash dividends -- $.60 per share                                            (37,769)
 Treasury stock acquired                                                                                   (12,511)
 Stock issued:
  Employee stock purchase/option plans          1,376         22,282                                         3,280
  Restricted stock                                643         14,913                           189           2,739
 Amortization of restricted stock awards                                                     3,679

Balances, February 29, 1996                  $ 64,313       $232,058        $798,805       $     0        $ (6,492)

See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows
(In thousands)                                                        Year Ended
                                                       February 29,  February 28,    February 28,
                                                           1996          1995            1994
Cash Flows From Operating Activities:
Net earnings                                           $ 170,582      $ 124,119       $ 154,871
 Noncash items included in earnings:
  Depreciation and amortization                           31,141         28,722          22,895
  Amortization/expense of restricted stock awards         21,697         18,778          24,598
  Deferred items                                         (13,096)        (6,095)        (11,486)

 (Increase) decrease in operating assets:
  Segregated cash and government securities             (358,977)       151,918          90,513
  Securities borrowed                                   (333,595)       (36,250)        203,282
  Receivable from brokers, dealers and
   clearing organizations                                 15,825        (12,309)         11,328
  Receivable from customers                              (68,891)      (141,027)       (267,208)
  Securities inventory                                   (43,230)        15,197         (18,011)
  Other assets                                           (10,274)           927          (1,975)

 Increase (decrease) in operating liabilities:
  Checks payable                                          41,997         (4,974)         (1,718)
  Securities loaned                                      280,762        104,432        (184,811)
  Payable to brokers, dealers and
   clearing organizations                                 (4,319)      (264,773)        304,466
  Payable to customers                                   304,248         60,517        (220,059)
  Securities sold but not yet purchased                  (17,607)        15,369          13,533
  Employee compensation and related taxes                 84,978        (39,093)         40,987
  Income taxes                                            10,260         (7,589)         (8,283)
  Other liabilities                                        8,081         (5,111)          6,156

 Net cash provided by operating activities               119,582          2,758         159,078

Cash Flows From Investing Activities:
 Securities purchased under agreements to resell         (49,194)        71,734        (114,553)
 Purchase of property and equipment                      (42,127)       (50,851)        (27,546)
 Long-term investments included in other assets            5,738         (8,535)           (259)

 Net cash (used in) provided by investing activities     (85,583)        12,348        (142,358)

Cash Flows From Financing Activities:
 Employee stock transactions                              27,404         22,983          26,527
 Purchase of treasury stock                              (12,511)        (2,766)            (26)
 Cash dividends paid                                     (37,769)       (34,200)        (30,843)

 Net cash used in financing activities                   (22,876)       (13,983)         (4,342)

Net Increase in Cash and Cash Equivalents                 11,123          1,123          12,378
Cash and Cash Equivalents, at Beginning of Year           41,464         40,341          27,963
Cash and Cash Equivalents, at End of Year              $  52,587      $  41,464       $  40,341

Income tax payments totaled $106,740 in 1996, $87,269 in 1995 and
 $105,604 in 1994.
Interest payments totaled $3,806 in 1996, $6,425 in 1995 and $1,059 in
 1994.
Supplemental disclosures of noncash financing activities: Restricted stock awards, net of forfeitures, totaled $18,291 in 1996, $11,561 in 1995 and $27,582 in 1994.


See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Three years ended February 29, 1996)
(Dollars in thousands, except per share amounts)

1. Summary of Significant Accounting Policies

The consolidated financial statements include the accounts of A.G. Edwards, Inc. and its wholly owned subsidiaries (collectively referred to as the Company) and are prepared in conformity with generally accepted accounting principles. In accordance with accounting principles and industry practice, management has made use of estimates concerning certain assets and liabilities, and disclosure of contingent assets and liabilities. Actual results could differ from these estimates. All material intercompany balances and transactions have been eliminated in consolidation. Where appropriate, prior years' financial information has been reclassified to conform with the current year presentation.

The Company is in one principal line of business, that of providing investment services, including securities and commodities brokerage, asset management, insurance, trust, investment banking, and other related financial services to individual retail, corporate, governmental and institutional clients. These services are provided through its principal subsidiary, A.G. Edwards & Sons, Inc., and other wholly owned subsidiaries.

Cash equivalents consist of interest-earning investments purchased with maturities of 90 days or less at the date of acquisition.

Securities purchased under agreements to resell (Resale Agreements) are recorded at amounts at which the purchased securities will be resold, including accrued interest. Cash and government securities segregated under federal and other regulations included Resale Agreements of $350,000 in 1996. The Company's policy is to obtain possession or control of securities purchased under Resale Agreements.

Securities borrowed and securities loaned are recorded at the amount of the cash collateral provided for securities borrowed transactions and received for securities loaned transactions, respectively. The adequacy of the collateral is continuously monitored and adjusted when deemed necessary to minimize the risk associated with this activity. Substantially all of these transactions are executed under master netting agreements, which give the Company right of offset in the event of counterparty default.

Customer securities transactions are recorded on settlement date. Revenues and related expenses for transactions executed but unsettled are accrued on a trade-date basis.

Securities inventory and securities segregated under federal and other regulations are recorded on a trade-date basis and are carried at fair value. Fair value is based on quoted market or dealer prices, pricing models, or management's estimates. Unrealized gains and losses are reflected in revenue.

Depreciation of buildings is provided using both straight line and accelerated methods over estimated useful lives of 15 to 45 years. Leasehold improvements are amortized over the lesser of the life of the lease or estimated useful life of the improvement. Depreciation of equipment is provided over estimated useful lives of five to 10 years using both straight line and accelerated methods.

Earnings per share is based on the weighted average number of common shares and common share equivalents outstanding of 64,429,000 in 1996, 62,178,000 in 1995 and 60,354,000 in 1994. Common share equivalents represent the effect of shares issuable under the Company's employee stock plans. Primary and fully diluted earnings per share are substantially the same.

2. Bank Loans

Bank loans are short-term borrowings with interest generally based on the federal funds rate. Such loans are payable on demand and may be unsecured or collateralized by customer-owned securities held in margin accounts. The average of such borrowings was $4,878 in 1996, $63,803 in 1995 and $14,140 in 1994, at
effective interest rates of 6.5%, 5.0% and 3.6%, respectively. Substantially all such borrowings were secured by customer-owned securities. There were no borrowings outstanding at February 29, 1996, and February 28, 1995.

3. Employee Stock Plans

Options to purchase 1,250,000 shares of common stock granted to employees under the Company's stock purchase plan are exercisable October 1, 1996, at 85% of market price based on dates specified in the plan. Employees purchased 1,247,073 shares at $18.09 per share in 1996, 1,228,565 shares at $15.30 per share in 1995 and 1,227,908 shares at $17.17 per share in 1994. Of the shares exercised, treasury shares were utilized for 132,559 shares in 1995.

Under the Company's stock option plan, three types of benefits may be granted to officers and key employees: restricted stock, stock options and stock appreciation rights. Such awards are subject to forfeiture upon termination of employment during a restricted period. Through February29, 1996, no stock appreciation rights have been granted.

Restricted stock awards are made, and shares issued, without cash payment by the employee. The shares are restricted for a vesting period, generally three years, from the award date. In 1994, the Company amended its Incentive Stock Plan to define the service period in connection with restricted stock awards to coincide with the period for which the amount of the award is determined.

Therefore, beginning in 1994, awards are expensed in the year granted. For awards prior to 1994, this amount was amortized over the vesting period. Eligible employees as of February 29, 1996, were awarded 742,755 shares with a market value of $18,480. As of February28, 1995 and 1994, the awards were 546,590 and 883,860 shares, respectively, with corresponding market values of $11,888 and $15,689. As of February29, 1996, restricted stock awards covering 2,575,508 shares were outstanding, with the restrictions expiring at various dates through 1999.

Stock options are granted to purchase common stock at 100% of market value at date of grant. Such options are exercisable beginning three years from date of grant and expire eight years from date of grant, or earlier upon termination of employment. During the year ended February 29, 1996, options to purchase 563,396 shares were granted and options to purchase 270,223 shares were exercised. During the years 1995 and 1994, respectively, options to purchase 472,872 and 789,347 shares were granted, and options for 264,747 and 241,657 shares were exercised. Treasury shares of 132,552 in 1996, 66,958 in 1995 and 30,560 in 1994 were utilized for options exercised. Options to acquire 3,240,711 shares of common stock at prices ranging from $7.93 to $24.88 per share were outstanding at February 29, 1996, and expire at various dates through 2004.

4. Employee Profit Sharing Plan

The Company has an employee profit sharing plan covering substantially all employees, whereby it is obligated to match, in specified amounts as defined therein, portions of contributions made by eligible employees. Additional contributions may be made at the discretion of the Company. Required and discretionary contributions totaled $56,107 in 1996, $41,788 in 1995 and $52,164 in 1994.

5. Net Capital Requirements

A.G. Edwards & Sons, Inc. is subject to net capital rules administered by the Securities and Exchange Commission (SEC) and the New York Stock Exchange. Under such rules, this subsidiary must maintain net capital of not less than 2% of aggregate debit items, as defined, arising from customer transactions and would be restricted from expanding its business or paying cash dividends and loans to affiliates if its net capital was less than 5% of such items. These rules also require A.G. Edwards & Sons, Inc. to notify and sometimes obtain approval of the SEC and other regulatory organizations for substantial withdrawals of capital and loans to affiliates. At February 29, 1996, the subsidiary's net capital of $716,878 was 52% of aggregate debit items and $689,448 in excess of the minimum required.

Certain other subsidiaries are also subject to minimum capital requirements that may restrict the payment of cash dividends and advances to A.G. Edwards, Inc. The only restriction with regard to the payment of cash dividends by A.G. Edwards, Inc. is its ability to obtain cash dividends and advances from its subsidiaries, if needed.

6. Income Taxes

The provisions for income taxes consist of:

                          1996       1995       1994
Current:
  Federal              $ 99,934    $67,821   $ 85,940
  State and local        18,862     13,484     14,246

  Total                 118,796     81,305    100,186
Deferred                (13,096)    (6,095)   (11,486)
                       $105,700    $75,210   $ 88,700

Deferred income taxes reflect temporary differences in the basis of the Company's assets and liabilities for income tax purposes and for financial reporting purposes, using current tax rates. These temporary differences result in taxable or deductible amounts in future years.

Deferred tax assets totaled $60,826 at February 29, 1996, and $45,545 at February 28, 1995, and consisted primarily of employee benefits that are not currently deductible. The Company expects to fully realize these deferred tax assets given its historical levels of earnings and related taxes paid; accordingly, no valuation allowance has been established. Deferred tax liabilities totaled $18,212 at February 29, 1996, and $16,027 at February 28, 1995, and consisted primarily of accelerated depreciation deductions.

The Company's effective tax rate was 38% in 1996 and 1995 and 36% in 1994, which differed from the federal statutory rate of 35%. State and local taxes, net of federal benefit, increased the effective rate by 4% in 1996 and 1995 and 3% in 1994. No other single item had a material impact on the difference in the rates.

7. Common Stock Rights

On December 30, 1988, the Board of Directors adopted a Stockholders' Rights Plan by declaring a distribution of one Common Stock Purchase Right for each outstanding share of the Company's common stock. This plan was amended in June 1995. The rights cannot be exercised or traded apart from the common stock until, without the prior consent of the Company, a third party either acquires 20% or more of the Company's outstanding common stock or commences a tender or exchange offer that would result in it acquiring 20% or more of the outstanding common stock. Each right, upon becoming exercisable, entitles the registered holder to purchase one share of common stock for $90 from the Company. If a person actually acquires 20% or more of the Company's common stock without the Board of Directors' consent, then each right will entitle its holder, other than the acquiring company, to purchase for $90 the number of shares of the Company's common stock (or in the event of a merger or other business combination, the number of shares of the acquirer's stock), which has a market value of $180. The rights, which are redeemable by the Company at a price of $0.00384 each prior to a person's acquiring 20% or more of the Company's common stock, are subject to adjustment to prevent dilution and expire June 22, 2005.

8. Commitments and Contingent Liabilities

The Company has long-term operating leases for office space and communications equipment. Minimum rental commitments under all such noncancelable leases, some of which contain escalation clauses and renewal options, at February29, 1996, are as follows:

Year ending February 28 (29),
1997                                              $ 36,500
1998                                                30,200
1999                                                24,900
2000                                                19,100
2001                                                14,800
Later years                                         29,400
                                                  $154,900

Rental expense under all operating leases and equipment maintenance contracts was $36,381 in 1996, $34,203 in 1995 and $37,829 in 1994.

In the normal course of business, the Company enters into when-issued and underwriting commitments. Transactions relating to open commitments at February 29, 1996, and subsequently settled, had no material effect on the consolidated financial statements as of that date.

At February 29, 1996, and February 28, 1995, the Company had $94,938 and $56,938, respectively, of outstanding letters of credit, principally to satisfy margin deposit requirements with a clearing corporation. Of this amount, $8,000 and $5,000, respectively, were collateralized by customer-owned securities.

The Company is a defendant in a number of lawsuits, in some of which plaintiffs claim substantial amounts, relating primarily to its securities and commodities business. While results of litigation cannot be predicted with certainty, management, after consultation with counsel, believes that resolution of all such litigation will have no material adverse effect on the consolidated financial statements of the Company.

9. Financial Instruments

Off-Balance Sheet Risk and Concentration of Credit Risk

The Company records customer transactions on a settlement date basis, generally three business days after trade date. The risk of loss on unsettled transactions is identical to settled transactions and relates to customers' and other counterparties' inability to fulfill their contracted obligations.

In the normal course of business, the Company also executes customer transactions involving the sale of securities not yet purchased, the purchase and sale of futures contracts, and the writing of option contracts on both securities and futures. In the event customers or other counterparties such as broker-dealers or clearing organizations fail to satisfy their obligations, the Company may be required to purchase or sell financial instruments in order to fulfill its obligations at prices that may differ from amounts recorded in the balance sheet.

Customer financing and securities settlement activities generally require the Company to pledge customer securities as collateral in support of various financing sources. Additionally, customer securities may be pledged as collateral to satisfy margin deposits at various clearing organizations. To the extent these counterparties are unable to fulfill their contracted obligation to return securities pledged, the Company is exposed to the risk of obtaining securities at prevailing market prices to meet its customer obligations.

Securities sold but not yet purchased represent obligations of the Company to deliver specified securities at contracted prices. Settlement of such obligations may be at amounts greater than those recorded in the balance sheet.

A substantial portion of the Company's assets and obligations results from transactions with customers and other counterparties who have provided financial instruments as collateral. Volatile trading markets could impair the value of such collateral and impact customers' and other counterparties' ability to satisfy their obligations to the Company.

The Company manages its risk associated with the aforementioned transactions through position and credit limits, and the continuous monitoring of collateral. Additional collateral is requested from customers and other counterparties when appropriate.

Fair Value Considerations

Substantially all the Company's financial instruments are carried at fair value or amounts that approximate fair value. Customer receivables, primarily consisting of floating rate loans collateralized by margin securities, are charged interest at rates similar to other such loans made throughout the industry. The Company's remaining financial instruments are generally short-term in nature and liquidate at their carrying values.

STOCKHOLDER INFORMATION

Annual Meeting

The 1996 Annual Meeting of Stockholders will be held at the Company's headquarters, One North Jefferson, St. Louis, Missouri, on Thursday, June 20, 1996, at 10:00 a.m.

Notice of Annual Meeting, Proxy Statement and Proxy Voting Card are mailed in May to each stockholder. The Proxy Statement describes the items of business to be voted on at the Annual Meeting and provides information on the Board's nominees for director and their principal affiliations with other organizations, as well as other information about the Company.

Quarterly Reports

Mailed in June, September and December, the quarterly reports contain a Chairman's letter, balance sheet and a summary of earnings.

Dividend Payment Dates

The next four anticipated dividend payment dates are July 1 and October 1, 1996, and January 2 and April 1, 1997.

Form 10-K

The Form 10-k Annual Report filed with the Securities and Exchange Commission, which provides further details on A.G.Edwards' business, is available at no charge from the Secretary, A.G. Edwards, Inc., One North Jefferson, St.Louis, Missouri 63103.

Stock Exchange Listing

A.G. Edwards, Inc. stock is traded on the New York Stock Exchange. (The stock symbol is age.) The approximate number of stockholders on February 29, 1996, was 21,500.

Registrar/Transfer Agent

Boatmen's Trust Company, St. Louis, Missouri.

Account Protection Package

The securities held by A.G. Edwards & Sons, Inc. for the accounts of clients are protected up to $500,000, including up to $100,000 for cash claims, by the Securities Investor Protection Corporation (sipc). In addition to the sipc coverage, securities held in client accounts are provided $49.5 million in protection by an independent commercial insurance company.

Exchange Memberships

A.G. Edwards companies are members of all major stock and commodity exchanges, including the American, Boston, Chicago, New York, Pacific and Philadelphia stock exchanges; the Chicago Board Options Exchange;the Chicago Board of Trade; the Chicago Mercantile Exchange; the New York Futures Exchange and other commodity exchanges; as well as the National Futures Association and the National Association of Securities Dealers.

                                  44