Form 10-K405, Exhibit 13
period 1997-02-28
EDWARDS A G INC
filed 1997-05-29
CIK 718482

Management's Financial Discussion

(Year references are to fiscal years ended February 28 (29) unless otherwise specified)

(General Business Environment)

A.G. Edwards, Inc., is a holding company which, through its operating subsidiaries, (collectively the "Company") provides securities and commodities brokerage, investment banking, trust, asset management and insurance services to its clients through one of the industry's largest retail branch distribution systems. Its principal subsidiary, A.G. Edwards & Sons, Inc., is a St. Louis-based financial services firm with more than 560 locations and approximately 13,000 total employees in the 48 contiguous states. The Company's primary business is to provide a full range of financial products and services to individual investors. The Company also provides products and services to institutional investors and investment banking services to corporate, governmental and municipal clients.

Many factors affect the Company's revenues and profitability, including changes in economic conditions, the level and volatility of interest rates, inflation, political events, investor sentiment and competition from other financial institutions. Because these factors are unpredictable and beyond the Company's control, earnings may fluctuate significantly from period to period.

Calendar 1996 and the Company's fiscal 1997, which ended February 28, 1997, were marked by record profitability for the securities industry and the Company. A growing economy, rising corporate profits, low interest rates and low inflation provided conditions for another year of increased investor activity, record trading volumes and higher stock prices in domestic equity markets. The Dow Jones Industrial Average surpassed two milestones, "6,000" and "7,000," finishing the fiscal year at 6,878, a 25 percent gain following a 37 percent gain in fiscal 1996. The Nasdaq average jumped 19 percent in fiscal 1997 following a 39 percent gain in the prior fiscal year. Industry-wide, corporate debt and equity underwritings soared to record levels. Merger and acquisition activities also reached record levels. Mutual funds attracted record inflows of cash, directed primarily to domestic equity funds. Although interest rates remained stable, domestic bond markets were volatile as investors expected inflation as well as interest rates to rise - an environment that led to substantially lower returns to fixed-income investors, compared with the prior year.

(Results of Operations)

Revenues, net earnings and earnings per share for the Company reached record levels in 1997 as the entire securities industry experienced its most profitable year on record. Revenues for the Company rose 17 percent to $1.7 billion from $1.5 billion in 1996. Revenues in 1996 were up 23 percent from $1.2 billion in 1995. Net earnings of $219 million increased 28 percent from $171 million in the previous year. Net earnings in 1996 were up 37 percent from $124 million in 1995. Earnings per share for the Company were $3.36 in 1997 versus $2.65 and $2.00 in 1996 and 1995, respectively. Profit margins were 12.9 percent in 1997, compared with 11.7 percent in 1996 and 10.5 percent in 1995.

The number of A.G. Edwards investment brokers reached 6,070 at year end, an increase of five percent from the prior year end. This growth rate compared with an average six percent annual growth during the last five years. The number of locations at the end of 1997 was 569, up from 536 at year-end 1996. It is the Company's intent to continue expanding its distribution system as opportunities present themselves.

The following table and discussion summarize the changes in the major categories of revenues and expenses for the past two years (dollars in thousands):

                                   1997 vs. 1996      1996 vs. 1995
                                         Increase (Decrease)

Revenues:
  Commissions                     $122,717      15%  $227,259     39%
  Principal transactions             6,640       3    (34,658)   (14)
  Investment banking                51,160      49     12,269     13
  Asset management and
     service fees                   46,249      24     42,297     28
  Interest                          13,493      10     28,823     27
  Other                              1,757      23        135      2
     Total                        $242,016      17%  $276,125     23%

Expenses:
  Compensation and benefits       $151,176      16%  $173,019     23%
  Communications                     5,893       7      5,656      8
  Occupancy and equipment            6,806       9      5,969      8
  Floor brokerage and clearance      1,874      12      1,920     13
  Interest                          (1,088)    (35)    (3,665)   (54)
  Other operating expenses          (1,320)     (2)    16,273     31
     Total                        $163,341      14%  $199,172     20%



(Commissions)

Commissions are the most significant source of revenue for the Company, accounting for 55 percent of total revenue in both 1997 and 1996. Commission revenue jumped 15 percent, from $806 million in 1996 to $929 million in 1997, and accounted for more than 50 percent of the Company's overall revenue in-crease for the year. As commissions are transaction-based revenues, they are directly influenced by changes in trading volume and may vary considerably from period to period.

Listed equity securities commissions increased eight percent ($27 million) and over-the-counter equity commission revenue rose 25 percent ($36 million) in 1997 over 1996, fueled by record trading volumes and higher stock prices on the New York Stock Exchange and the Nasdaq. For the industry, average daily trading volume for 1997 was up 17 percent on the New York Stock Exchange and 29 percent on the Nasdaq. The number of equity agency transactions for the Company increased 17 percent over 1996; however, the average ticket size decreased three percent.

Company revenues from mutual fund sales rose 17 percent ($33 million) in 1997, consistent with industry-wide record cash flows into funds. Sales of annuities also increased $20 million (25 percent) in 1997.

Fiscal 1996's 39 percent ($227 million) increase in total commissions over fiscal 1995 reflected increased retail investor activity due to higher stock prices and trading volumes as well as strong cash flows into mutual funds.

(Principal Transactions)

The Company seeks to maintain inventories of debt and equity securities to satisfy investor demand and, therefore, effects certain transactions with its clients by acting as principal. Realized and unrealized gains and losses result from holding securities positions for resale to investors and are included in principal transaction revenue.

Principal transaction revenue increased three percent ($7 million) in 1997, primarily due to a 15 percent ($9 million) rise in sales of municipal debt securities. Growth in municipal debt securities was due, in part, to subsiding investor concerns about the effect of tax reforms on the municipal securities market. Lower sales of corporate and government debt securities and smaller inventory gains, compared with the previous year, partially offset this increase. Revenue from the principal sale of equity securities also rose six percent ($3 million) in 1997.

In 1996, revenues from principal transactions declined 14 percent ($35 million). The decline was due, in large part, to lower interest rates and fear of tax law changes that might eliminate the tax advantage of municipal securities, causing investors to seek other investment vehicles. Overall revenue from the sale of debt securities was down 26 percent ($52 million) in 1996 compared with 1995.
A 47 percent ($18 million) increase in the principal sale of equity securities partially offset this decrease in 1996.

(Investment Banking)

The Company derives investment banking revenue by underwriting public offerings of securities for corporations and governmental entities and by providing advisory services to these clients.

Investment banking revenue grew 49 percent from $105 million in 1996 to $156 million in 1997, as favorable market conditions for these activities continued during the year. Underwriting fees and concessions advanced 42 percent ($34 million) in 1997, principally due to a 43 percent ($27 million) increase in revenue from corporate equity and debt issues in 1997. Fees from serving as managing underwriter in corporate equity and debt offerings rose 33 percent ($5 million) in 1997. Fees from participation in municipal debt offerings increased $3 million (39 percent). Also, fees received in connection with serving as advisor in merger and acquisition activities rose
$9 million due to a greater number of larger sized deals in 1997 compared to 1996. The most financially significant investment banking transactions in 1997 for the Company included serving as senior manager of the municipal bond offerings used to restructure the debt of Orange County, Calif., and serving as advisor in the $3.4 billion sale of West Publishing, Inc.

In 1996, the increase of $12 million (13 percent) in investment banking revenues over 1995 was primarily due to increased underwriting fees and concessions generated from corporate equity and debt offerings, resulting from an improved market for corporate securities issues.

(Asset Management and Service Fees)

Asset management and service fees consist primarily of revenues earned for providing support and services in connection with client assets under third-party management, including mutual funds. These revenues include fees based on the amount of client assets under management, including assets with the A.G. Edwards Trust Companies, and transaction-related fees, as well as fees related to the administration of custodial and other specialty accounts.

Asset management and service fees rose $46 million in 1997, an increase of 24 percent. Fees from the third-party mutual funds were 24 percent ($28 million) higher over 1996, reflecting the strong cash inflows to funds as well as higher market valuations of existing assets. Fees for administration of client assets under other third-party management, as well as the Company's management services, increased 44 percent ($14 million) in 1997. The number of these accounts increased 57 percent while the total assets in these programs grew from $4.2 billion in 1996 to $5.8 billion in 1997, an increase of 38 percent.

The 1996 increase of 28 percent ($42 million) was primarily due to service fees from third-party mutual funds as a result of an increase in assets under management from the previous year and higher revenues from transaction-related fees and other administrative fees.

(Interest)

The Company earns interest revenue principally from financing its clients' margin accounts, from debt securities carried for resale and from short-term investments.

Interest revenue rose in 1997 primarily because of a 10 percent ($11 million) increase in interest earned on margin accounts. Although average margin debits increased 23 percent, slightly lower average interest rates charged on these accounts partially offset this increase. Interest earned on short-term investments increased $6 million, while interest revenues from securities owned decreased slightly.

The 1996 versus 1995 increase was principally due to a 19 percent ($17 million) increase in interest earned on margin accounts and from increased short-term investments.

(Expenses)

Compensation and benefits, the major components of the Company's overall expense, rose 16 percent in 1997 and 23 percent in 1996. A significant portion of this expense is variable in nature and directly relates to commissionable sales and to the Company's profitability. Thus, the year-to-year comparisons generally reflect the increase in revenue and profitability in both 1997 and 1996. In addition, general and administrative salary expense increased 13 percent ($22 million) in 1997 and nine percent ($13 million) in 1996 because of general salary increases and an increased number of employees.

All remaining expenses increased a combined $12 million (five percent) over last year. Communications expense, and occupancy and equipment expense showed slight increases and were expansion related.

(Income Taxes)

For information concerning the provision for income taxes as well as information regarding the difference between effective tax rates and statutory rates, see
Note 6 of the Notes to Consolidated Financial Statements.

(Liquidity and Capital Resources)

Average assets increased during each of the last three years primarily as a result of expansion, increased customer margin activities and growth of earnings. Assets fluctuate in the normal course of business principally because of the timing of certain transactions, which may result in corresponding fluctuations in related liabilities. Customer and broker-dealer related receivables and securities inventory, which are highly liquid, represent a substantial percentage of assets. The growth in total assets and liabilities in 1997 was primarily the result of a significant increase in securities lending transactions, and related securities borrowed transactions, due to a record level of short stock sales in the stock market.

The principal sources for financing the Company's assets are stockholders' equity, proceeds from securities lending, bank loans, customer free credit balances and other payables. The Company has no long-term debt. Cash generated from operations and proceeds from employee stock plans have kept bank borrowings at low levels in the past three years. Average daily borrowings were $2 million in 1997, $5 million in 1996 and $64 million in 1995.

Capital expenditures for the past three years have been financed from operations. Construction of an additional headquarters building, which began in November, 1995, is expected to cost about $40 million. The Company expended $22 million in connection with this construction through February 28, 1997.

In May, 1996, the Board of Directors authorized a repurchase of up to 22 million shares of the Company's common stock over a 5 1/2-year period, to fund employee stock plans and partially offset the past effects of these plans. In 1997,
2.3 million shares were purchased at an aggregate cost of $65 million. These treasury shares were purchased with funds generated from operations. Future purchases, as well as dividend payments and the costs of expansion, are also expected to be funded from operations.

Because of the Company's size, earnings history and strong financial condition, management believes adequate sources of credit are available, if needed, to finance higher trading volumes, branch expansion, stock repurchases and major capital expenditures.

The Company's principal subsidiary, A.G. Edwards & Sons, Inc., is required by the Securities and Exchange Commission (SEC) to maintain specified amounts of liquid net capital to meet its obligations to customers (see Note 5 of the Notes to Consolidated Financial Statements). The net capital of A.G. Edwards & Sons, Inc., in excess of that required by the SEC was approximately $850 million on February 28, 1997, up from $689 million the previous year.

(Other Matters)

As with other organizations, the Company's computer programs were originally designed to recognize calendar years by their last two digits. Calculations performed using these truncated fields would not work properly with dates from the year 2000 and beyond. The Company has initiated efforts to remedy this situation and expects all programs to be corrected and tested prior to the year 2000. The incremental costs of this project will not have a material effect on the Company's consolidated financial statements.

(Recent Accounting Pronouncements)

Effective in January, 1998, the Company will adopt certain provisions of Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities"
(SFAS 125), which are applicable to its business. SFAS 125 introduces a financial-components approach which focuses on the recognition of financial assets and liabilities an entity controls and the derecognition of financial assets and liabilities for which control has been transferred. The adoption of this statement is not expected to have a material effect on the Company's financial condition or results of operations.

In February, 1997, SFAS No. 128, "Earnings per Share," was issued and is effective for financial statements issued for periods ending after December 15, 1997. This statement changes the method for calculating and disclosing earnings per share. This statement will not have a material effect on the Company's financial statements.

Ten-Year Financial Summary

Year Ended:                                       1997         1996        1995         1994        1993
(In thousands, except per share amounts)

Revenues:
Commissions:
 Listed Securities                            $  365,908  $  338,241   $  236,629  $  273,363   $  231,312
 Options                                          33,850      29,432       21,576      21,135       19,167
 Over-the-Counter Securities                     178,752     142,696       80,525      94,075       69,199
 Mutual Funds                                    222,146     189,109      147,709     248,146      193,820
 Commodities                                      16,038      16,448       15,261      16,766       13,016
 Insurance                                       112,099      90,150       77,117      74,862       46,757
  Total                                          928,793     806,076      578,817     728,347      573,271
Principal Transactions:
 Equities                                         58,427      55,334       37,565      40,260       31,266
 Debt Securities                                 154,580     151,033      203,460     146,705      184,040
  Total                                          213,007     206,367      241,025     186,965      215,306
Investment Banking:
 Underwriting Fees and Selling Concessions       114,426      80,572       70,156     111,379       87,061
 Management Fees                                  41,733      24,427       22,574      35,594       21,251
  Total                                          156,159     104,999       92,730     146,973      108,312
Asset Management and Service Fees                241,349     195,100      152,803     135,163      107,306
Interest:
 Margin Account Balances                         118,373     107,192       89,971      60,491       50,098
 Securities Owned and Deposits                    29,462      27,150       15,548      14,074       14,631
  Total                                          147,835     134,342      105,519      74,565       64,729
Other                                              9,340       7,583        7,448       6,628        5,464
 Total Revenues                                1,696,483   1,454,467    1,178,342   1,278,641    1,074,388

Expenses:
Compensation and Benefits                      1,080,931     929,755      756,736     828,409      692,127
Communications                                    86,257      80,364       74,708      73,048       66,899
Occupancy and Equipment                           85,883      79,077       73,108      67,258       61,701
Floor Brokerage and Clearance                     18,149      16,275       14,355      15,062       15,016
Interest                                           2,065       3,153        6,818       1,113        1,886
Other Operating Expenses                          68,241      69,561       53,288      50,180       46,774
 Total Expenses                                1,341,526   1,178,185      979,013   1,035,070      884,403
Earnings Before Income Taxes                     354,957     276,282      199,329     243,571      189,985
Income Taxes                                     135,900     105,700       75,210      88,700       70,560
Net Earnings                                  $  219,057  $  170,582   $  124,119  $  154,871   $  119,425

Per Share Data:
Earnings                                      $     3.36  $     2.65   $     2.00  $     2.57   $     2.07
Cash Dividends                                $     0.66  $     0.60   $     0.56  $     0.52   $     0.43
Book Value                                    $    19.68  $    17.00   $    14.76  $    13.08   $    10.66

Other Data:
Total Assets                                  $4,244,340  $3,102,085   $2,224,282  $2,236,590   $2,111,192
Stockholders' Equity                          $1,261,303  $1,088,684   $  919,281  $  790,367   $  615,240
Cash Dividends                                $   41,851  $   37,769   $   34,200  $   30,843   $   24,624
Return on Average Equity                            18.6%       17.0%        14.5%       22.0%        21.6%
Pretax Return on Average Equity                     30.2%       27.5%        23.3%       34.7%        34.3%
Net Earnings as a Percent of Revenues               12.9%       11.7%        10.5%       12.1%        11.1%
Average Common and Common
 Equivalent Shares Outstanding                    65,211      64,429       62,178      60,354       57,827

Per share data have been restated for stock splits and stock dividends.

Year Ended:                                       1992         1991        1990         1989        1988
(In thousands, except per share amounts)

Revenues:
Commissions:
 Listed Securities                            $  203,936  $  140,096   $  129,288  $   95,276     $114,906
 Options                                          21,745      20,002       18,141      14,201       26,668
 Over-the-Counter Securities                      69,415      38,842       38,236      30,608       41,687
 Mutual Funds                                    146,377      80,529       70,299      46,675       87,096
 Commodities                                      13,941      12,322       11,941      12,413       12,087
 Insurance                                        47,343      39,514       40,424      39,082       36,120
  Total                                          502,757     331,305      308,329     238,255      318,564
Principal Transactions:
 Equities                                         23,157      10,922       11,741       9,166        7,680
 Debt Securities                                 165,284     145,732      116,624      97,247       60,406
  Total                                          188,441     156,654      128,365     106,413       68,086
Investment Banking:
 Underwriting Fees and Selling Concessions        77,464      44,167       42,395      54,308       35,847
 Management Fees                                  13,389      11,161       11,542      12,071        7,472
  Total                                           90,853      55,328       53,937      66,379       43,319
Asset Management and Service Fees                 87,461      61,084       47,020      30,654       23,083
Interest:
 Margin Account Balances                          47,026      51,209       50,489      44,260       39,722
 Securities Owned and Deposits                    16,915      15,025       14,817      11,321        8,279
  Total                                           63,941      66,234       65,306      55,581       48,001
Other                                              5,206       4,302        4,066       3,430        3,477
 Total Revenues                                  938,659     674,907      607,023     500,712      504,530

Expenses:
Compensation and Benefits                        594,404     422,524      374,119     301,421      309,753
Communications                                    62,468      58,323       52,527      47,601       42,738
Occupancy and Equipment                           56,035      49,783       42,560      36,097       32,459
Floor Brokerage and Clearance                     13,741      11,461       10,031       9,400       10,648
Interest                                           1,186       4,229        6,314       8,604        7,126
Other Operating Expenses                          42,793      36,925       29,948      45,292       45,303
 Total Expenses                                  770,627     583,245      515,499     448,415      448,027
Earnings Before Income Taxes                     168,032      91,662       91,524      52,297       56,503
Income Taxes                                      62,500      32,500       32,700      17,348       20,490
Net Earnings                                  $  105,532      59,162   $   58,824  $   34,949     $ 36,013

Per Share Data:
Earnings                                      $     1.88  $     1.10   $     1.09  $     0.66     $   0.67
Cash Dividends                                $     0.37  $     0.29   $     0.28  $     0.26     $   0.26
Book Value                                    $     8.84  $     7.19   $     6.45  $     5.64     $   5.20

Other Data:
Total Assets                                  $1,577,143  $1,402,627   $1,126,004  $1,062,640     $869,940
Stockholders' Equity                          $  492,010  $  385,869   $  343,539  $  300,585     $274,100
Cash Dividends                                $   20,622  $   15,480   $   15,185  $   13,904     $ 13,990
Return on Average Equity                            24.0%       16.2%        18.3%       12.2%        13.6%
Pretax Return on Average Equity                     38.3%       25.1%        28.4%       18.2%        21.3%
Net Earnings as a Percent of Revenues               11.2%        8.8%         9.7%        7.0%         7.1%
Average Common and Common
 Equivalent Shares Outstanding                    56,101      54,016       53,922      53,119       53,561

Per share data have been restated for stock splits and stock dividends.

Consolidated Balance Sheets

Year Ended:                                                                February 28,         February 29,
                                                                                1997                1996
(In thousands, except per share amounts)

Assets:
Cash and cash equivalents                                                  $   62,799          $   52,587
Cash and government securities, segregated under
 federal and other regulations                                                400,991             402,785
Securities purchased under agreements to resell                               200,000              92,013
Securities borrowed                                                         1,392,864             613,266
Receivables:
 Customers, less allowance for doubtful accounts
  of $3,550 and $3,470                                                      1,677,354           1,428,063
 Brokers, dealers and clearing organizations                                   14,635              13,921
Securities inventory, at fair value:
 State and municipal                                                           98,516             117,602
 Government and agencies                                                       39,666              36,112
 Corporate                                                                     25,785              42,078
Property and equipment, at cost, net of accumulated depreciation
 and amortization of $196,414 and $167,139                                    189,795             178,556
Deferred income taxes                                                          56,558              42,614
Other assets                                                                   85,377              82,488
                                                                           $4,244,340          $3,102,085

Liabilities and Stockholders' Equity:
Checks payable                                                             $  174,736          $  148,970
Securities loaned                                                           1,458,426             660,489
Payables:
 Customers                                                                    816,668             719,989
 Brokers, dealers and clearing organizations                                   47,842              78,647
Securities sold but not yet purchased, at fair value                           17,670              21,871
Employee compensation and related taxes                                       414,177             331,098
Income taxes                                                                   13,536              12,630
Other liabilities                                                              39,982              39,707
  Total Liabilities                                                         2,983,037           2,013,401

Stockholders' Equity:
Preferred stock, $25 par value:
 Authorized, 4,000,000 shares, none issued
Common stock, $1 par value:
 Authorized, 250,000,000 shares
 Issued, 64,312,658 shares                                                     64,313              64,313
Additional paid-in capital                                                    229,235             232,058
Retained earnings                                                             976,011             798,805
                                                                            1,269,559           1,095,176

Less-
 Treasury stock, at cost (234,921 and 267,650 shares)                           8,256               6,492
  Total Stockholders' Equity                                                1,261,303           1,088,684
                                                                           $4,244,340          $3,102,085

See Notes to Consolidated Financial Statements.

Consolidated Statements of Earnings

Year Ended:                            February 28,   February 29,    February 28,
                                            1997           1996           1995
(In thousands, except per share amounts)

Revenues:
 Commissions                          $  928,793     $  806,076       $  578,817
 Principal transactions                  213,007        206,367          241,025
 Investment banking                      156,159        104,999           92,730
 Asset management and service fees       241,349        195,100          152,803
 Interest                                147,835        134,342          105,519
 Other                                     9,340          7,583            7,448
                                       1,696,483      1,454,467        1,178,342

Expenses:
 Compensation and benefits             1,080,931        929,755          756,736
 Communications                           86,257         80,364           74,708
 Occupancy and equipment                  85,883         79,077           73,108
 Floor brokerage and clearance            18,149         16,275           14,355
 Interest                                  2,065          3,153            6,818
 Other operating expenses                 68,241         69,561           53,288
                                       1,341,526      1,178,185          979,013

Earnings before income taxes             354,957        276,282          199,329
Income taxes                             135,900        105,700           75,210
Net earnings                          $  219,057     $  170,582       $  124,119

Earnings per share                    $     3.36     $     2.65       $     2.00

See Notes to Consolidated Financial Statements.


Consolidated statements of Stockholders' Equity

Three years ended February 28, 1997              Common   Additional     Retained     Unamortized      Treasury
                                                 Stock     Paid-in       Earnings       Expense         Stock
                                                           Capital                   of Restricted
                                                                                      Stock Awards
(In thousands, except per share amounts)
Balances, March 1, 1994                         $60,446    $165,124      $576,073       $(11,276)       $     -
Net earnings                                                              124,119
Cash dividends - $0.56 per share                                          (34,200)
Treasury stock acquired                                                                                  (2,766)
Stock issued:
 Employee stock purchase/option plans             1,293      17,538                                       3,500
 Restricted stock                                   555      12,201                          439           (734)
Amortization of restricted stock awards                                                    6,969

Balances, February 28, 1995                      62,294     194,863       665,992         (3,868)             -
Net earnings                                                              170,582
Cash dividends - $0.60 per share                                          (37,769)
Treasury stock acquired                                                                                 (12,511)
Stock issued:
 Employee stock purchase/option plans             1,376      22,282                                       3,280
 Restricted stock                                   643      14,913                          189          2,739
Amortization of restricted stock awards                                                    3,679

Balances, February 29, 1996                      64,313     232,058       798,805              -         (6,492)
Net earnings                                                              219,057
Cash dividends - $0.66 per share                                          (41,851)
Treasury stock acquired                                                                                 (64,805)
Stock issued:
 Employee stock purchase/option plans                        (6,041)                                     42,938
 Restricted stock                                             3,218                                      20,103

Balances, February 28, 1997                     $64,313    $229,235      $976,011       $      -        $(8,256)

See Notes to Consolidated Financial Statements.

                                       26

Consolidated statements of Cash Flows


Year Ended:                                                February 28,   February 29,     February 28,
                                                               1997           1996             1995
(In thousands)
Cash Flows From Operating Activities:
Net earnings                                                $ 219,057      $ 170,582        $ 124,119
Noncash items included in earnings:
 Depreciation and amortization                                 33,066         31,141           28,722
 Amortization/expense of restricted stock awards               22,173         21,697           18,778
 Deferred items                                               (13,944)       (13,096)          (6,095)
(Increase) decrease in operating assets:
 Segregated cash and government securities                      1,794       (358,977)         151,918
 Securities borrowed                                         (779,598)      (333,595)         (36,250)
 Receivable from brokers, dealers and
  clearing organizations                                         (714)        15,825          (12,309)
 Receivable from customers                                   (249,291)       (68,891)        (141,027)
 Securities inventory                                          31,825        (43,230)          15,197
 Other assets                                                  (9,388)       (10,274)             927

Increase (decrease) in operating liabilities:
 Checks payable                                                25,766         41,997           (4,974)
 Securities loaned                                            797,937        280,762          104,432
 Payable to brokers, dealers and clearing organizations       (30,805)        (4,319)        (264,773)
 Payable to customers                                          96,679        304,248           60,517
 Securities sold but not yet purchased                         (4,201)       (17,607)          15,369
 Employee compensation and related taxes                       83,079         84,978          (39,093)
 Income taxes                                                     906         10,260           (7,589)
 Other liabilities                                                275          8,081           (5,111)
Net cash provided by operating activities                     224,616        119,582            2,758

Cash Flows From Investing Activities:
Securities purchased under agreements to resell              (107,987)       (49,194)          71,734
Purchase of property and equipment                            (44,305)       (42,127)         (50,851)
Long-term investments included in other assets                  6,499          5,738           (8,535)
Net cash (used in) provided by investing activities          (145,793)       (85,583)          12,348

Cash Flows From Financing Activities:
Employee stock transactions                                    38,045         27,404           22,983
Purchase of treasury stock                                    (64,805)       (12,511)          (2,766)
Cash dividends paid                                           (41,851)       (37,769)         (34,200)
Net cash used in financing activities                         (68,611)       (22,876)         (13,983)

Net increase  in cash and cash equivalents                     10,212         11,123            1,123
Cash and cash equivalents, at beginning of year                52,587         41,464           40,341
Cash and cash equivalents, at end of year                   $  62,799      $  52,587        $  41,464

Interest payments totaled $2,650 in 1997, $3,806 in 1996 and $6,425 in 1995.
Supplemental disclosures of noncash financing activities:
Restricted stock awards, net of forfeitures, totaled $21,768 in 1997, $18,291 in 1996 and $11,561 in 1995.

See Notes to Consolidated Financial Statements.


Notes to Consolidated Financial Statements

Three years ended February 28, 1997
(Dollars in thousands, except per share amounts)

(1. Summary of Significant Accounting Policies)

The consolidated financial statements include the accounts of A.G. Edwards, Inc., and its wholly owned subsidiaries (collectively referred to as the Company) and are prepared in conformity with generally accepted accounting principles. In accordance with accounting principles and industry practice, management has made use of estimates concerning certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and certain revenues and expenses during the reporting period. Actual results could differ from these estimates. All material intercompany balances and transactions have been eliminated in consolidation. Where appropriate, prior years' financial information has been reclassified to conform with the current-year presentation.

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

Securities purchased under agreements to resell (Resale Agreements) are recorded at amounts at which the purchased securities will be resold, including accrued interest. Cash and government securities segregated under federal and other regulations include Resale Agreements of $350,000 in 1997 and 1996. The Company's policy is to obtain possession or control of securities purchased under Resale Agreements and to obtain additional collateral when necessary to minimize the risk associated with this activity.

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

Depreciation of buildings is provided using both straight line and accelerated methods over estimated useful lives of 15 to 45 years. Leasehold improvements are amortized over the lesser of the life of the lease or estimated useful life of the improvement. Depreciation of equipment is provided over esti- mated useful lives of five to 10 years using both straight line and accelerated methods.

Earnings per share is based on the weighted average number of common shares and common share equivalents outstanding of 65,211,000 in 1997, 64,429,000 in 1996 and 62,178,000 in 1995. Common share equivalents represent the effect of shares issuable under the Company's employee stock plans. Primary and fully diluted earnings per share are substantially the same.

Effective in January, 1998, the Company will adopt certain provisions of Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS
125), which are applicable to its business. SFAS 125 introduces the financial-components approach, which focuses on the recognition of financial assets and liabilities an entity controls and the derecognition of financial assets and liabilities for which control has been transferred. The adoption of this statement is not expected to have a material effect on the Company's financial condition or results of operations.

In February, 1997, SFAS No. 128, "Earnings per Share," was issued and is effective for financial statements issued for periods ending after December 15, 1997. This statement changes the method for calculating and disclosing earnings per share. This statement will not have a material effect on the Company's financial statements.

(2. Bank Loans)

Bank loans are short-term borrowings with interest generally based on the federal funds rate. Such loans are payable on demand and may be unsecured or collateralized by customer-owned securities held in margin accounts. The average of such borrowings was $2,191 in 1997, $4,878 in 1996 and $63,803 in 1995, at
effective interest rates of 5.8 percent, 6.5 percent and 5.0 percent, respectively. Substantially all such borrowings were secured by customer-owned securities. There were no borrowings outstanding at February 28, 1997, and February 29, 1996.

(3. Employee Stock Plans)

The Company applies the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB No. 25), and related interpretations in accounting for its employee stock plans. Accordingly, as options granted under the plans are either "non-compensatory" or are fixed cost stock options at market value at date of grant, under APB No. 25 no compensation expense has been recognized. If compensation expense for the Company's stock options and stock purchase plan had been determined based on the estimated fair value of the options granted, consistent with SFAS
No. 123, "Accounting for Stock Based Compensation," the Company's net earnings and earnings per share would have been reduced to $214,000 and $3.28, respectively, in 1997, and $166,000 and $2.58, respectively, in 1996. The Black-Scholes option pricing model was used to calculate the estimated fair value of the options.

Employee Stock Purchase Plan

Options to purchase 1,250,000 shares of common stock granted to employees under the Company's stock purchase plan are exercisable October 1, 1997, at 85 percent of market price based on dates specified in the plan. Employees purchased 1,246,883 shares at $22.47 per share in 1997, 1,247,073 shares at $18.09 per share in 1996 and 1,228,565 shares at $15.30 per share in 1995. Of the shares exercised, treasury shares were utilized for all of the shares purchased in 1997 and for 132,559 shares in 1995. The fair value of the options granted under this plan was estimated using the following assumptions for 1997 and 1996, respectively: dividend yield of 2.21 percent and
2.41 percent; an expected life of one year; expected volatility of 25 percent and 23 percent; and risk-free interest rates of 5.74 percent and
5.81 percent. The fair value of the options granted in 1997 and 1996 was $5.89 and $5.17, respectively.

Restricted Stock and Stock Options

Under the Company's Incentive Stock Plan, three types of benefits may be granted to officers and key employees: restricted stock, stock options and stock appreciation rights. Such awards are subject to forfeiture upon termination of employment during a restricted period. Through February 28, 1997, no stock appreciation rights have been granted.

Restricted stock awards are made, and shares issued, without cash payment by the employee. The shares are restricted for a vesting period, generally three years from the award date. In 1994, the Company amended the plan to define the service period in connection with stock awards to coincide with the period for which the amount of the award is determined. Therefore, beginning in 1994, awards are expensed in the year granted. For awards before 1994, this amount was amortized over the vesting period. Eligible employees as of February 28, 1997, were awarded 693,816 shares with a market value of $22,070. As of February 29 (28), 1996 and 1995, the awards were 742,755 and 546,590 shares, respectively, with corresponding market values of $18,480 and $11,888. As of February 28, 1997, restricted stock awards covering 2,668,329 shares were outstanding, with the restrictions expiring at various dates through the year 2000.

Stock options are granted to purchase common stock at 100 percent of market value at date of grant. Such options are exercisable beginning three years from date of grant and expire eight years from date of grant, or earlier upon termination of employment. The fair value of each option grant was estimated at the date of grant using the following assumptions for 1997 and 1996, respectively: dividend yield of 2.21 percent and
2.41 percent; expected lives of six years; expected volatility of 25 percent and 23 percent; risk-free interest rates of 6.41 percent and 5.89 percent; and a forfeiture rate of eight percent. The fair value of options granted under this plan in 1997 and 1996 was $9.43 and $6.57, respectively.

A summary of the status of the Company's stock options as of February 28 (29), 1997, 1996 and 1995, and changes during the years ending on those dates is presented as follows:

                                                   1997                  1996              1995
                                            Shares   Weighted-     Shares  Weighted-   Shares   Weighted-
                                            (000)     Average      (000)    Average    (000)     Average
                                                      Exercise              Exercise             Exercise
                                                       Price                 Price                Price
Outstanding, beginning of year             3,241       $18.91     3,008     $17.03     2,848      $15.55
Granted                                      528       $31.81       563     $24.88       473      $21.75
Exercised                                   (413)      $13.77      (270)    $10.34      (265)     $ 9.21
Forfeited                                    (27)      $20.51       (60)    $19.46       (48)     $18.87
Outstanding, end of year                   3,329       $21.58     3,241     $18.91     3,008      $17.03

Treasury shares utilized for exercises       413                    133                  67


The following table summarizes information about outstanding stock options at February 28, 1997:

                            Options Outstanding                              Options Exercisable

 Range of           Number    Weighted-Average      Weighted-              Number           Weighted-
  Exercise       Outstanding     Remaining           Average            Exercisable          Average
   Prices           (000)       Contractual         Exercise               (000)             Exercise
                                Life (years)          Price                                   Price
$10 - $15            408            1.4               $11.73                 408               $11.73
$16 - $20          1,050            4.4               $18.39                 326               $19.80
$21 - $25          1,343            5.9               $23.06                 332               $21.80
$26 - $32            528            8.0               $31.81                   0
    Total          3,329                                                   1,066


(4. Employee Profit Sharing Plan)

The Company has an employee profit sharing plan covering substantially all employees, whereby the Company is obligated to match, in specified amounts as defined therein, portions of contributions made by eligible employees. Additional contributions may be made at the discretion of the Company. Required and discretionary contributions totaled $65,754 in 1997, $56,107 in 1996 and $41,788 in 1995.

(5. Net Capital Requirements)

A.G. Edwards & Sons, Inc., is subject to net capital rules administered by the Securities and Exchange Commission (SEC) and the New York Stock Exchange. Under such rules, this subsidiary must maintain net capital of not less than two percent of aggregate debit items, as defined, arising from customer transactions and would be restricted from expanding its business or paying cash dividends and loans to affiliates if its net capital were less than five percent of such items. These rules also require A.G. Edwards & Sons, Inc., to notify and sometimes obtain approval of the SEC and other regulatory organizations for substantial withdrawals of capital and loans to affiliates. At February 28, 1997, the subsidiary's net capital of $882,248 was 54 percent of aggregate debit items and $849,609 in excess of the minimum required.

Certain other subsidiaries are also subject to minimum capital requirements that may restrict the payment of cash dividends and advances to A.G. Edwards, Inc. The only restriction with regard to the payment of cash dividends by A.G. Edwards, Inc., is its ability to obtain cash dividends and advances from its subsidiaries, if needed.

(6. Income Taxes)

The provisions for income taxes consist of:

                      1997        1996          1995
Current:
Federal            $124,871     $ 99,934     $67,821
State and local      24,973       18,862      13,484
    Subtotal        149,844      118,796      81,305
Deferred            (13,944)     (13,096)     (6,095)
    Total          $135,900     $105,700     $75,210

Deferred income taxes reflect temporary differences in the basis of the Company's assets and liabilities for income tax purposes and for financial reporting purposes, using current tax rates. These temporary differences result in taxable or deductible amounts in future years.

Deferred tax assets totaled $73,337 at February 28, 1997, and $60,826 at February 29, 1996, and consisted primarily of employee benefits that are not currently deductible. The Company expects to fully realize these deferred tax assets, given the Company's historical levels of earnings and related taxes paid; accordingly, no valuation allowance has been established. Deferred tax liabilities totaled $16,779 at February 28, 1997, and $18,212 at February 29, 1996, and consisted primarily of accelerated depreciation deductions.

The Company's effective tax rate was 38 percent in 1997, 1996 and 1995, which differed from the federal statutory rate of 35 percent. State and local taxes, net of federal benefit, increased the effective rate by four percent in 1997, 1996 and 1995. No other single item had a material impact on the difference in the rates.

(7. Stockholders' Rights Plan)

The Company's Stockholders' Rights Plan, as amended, provides for the distribution of one Common Stock Purchase Right for each outstanding share of the Company's common stock. The rights cannot be exercised or traded apart from the common stock until, without the prior consent of the Company, a third party either acquires 20 percent or more of the Company's outstanding common stock or commences a tender or exchange offer that would result in the third party acquiring 20 percent or more of the outstanding common stock. Each right, upon becoming exercisable, entitles the registered holder to purchase one share of common stock for $90 from the Company. If a person actually acquires 20 percent or more of the Company's common stock without the Board of Directors' consent, then each right will entitle its holder, other than the acquiring company, to purchase for $90 the number of shares of the Company's common stock (or in the event of a merger or other business combination, the number of shares of the acquirer's stock), which has a market value of $180. The rights, which are redeemable by the Company at a price of $0.00384 each prior to a person's acquiring 20 percent or more of the Company's common stock, are subject to adjustment to prevent dilution and expire June 22, 2005.

(8. Stock Repurchase Program)

The Company's stock repurchase program, which began in May, 1996, authorizes the Company to repurchase up to 22 million of its outstanding shares over a 5 1/2-year period. This program supersedes an existing stock repurchase program. The Company purchased 2,289,000 shares at an aggregate cost of $64,805 in 1997, 500,000 shares at a cost of $12,511 in 1996 and 162,700 shares at a cost of $2,766 in 1995. Repurchased shares are added to treasury stock to be used for employee stock plans and to partially offset the past effect of these plans.

(9. Commitments and Contingent Liabilities)

The Company has long-term operating leases for office space and communications equipment. Minimum rental commitments under all such noncancelable leases, some of which contain escalation clauses and renewal options, at February 28, 1997, are as follows:

Year ending February 28 (29),

1998              $41,200
1999               38,100
2000               32,300
2001               26,500
2002               21,000
Later years        45,700
    Total      $204,800

Rental expense under all operating leases and equipment maintenance contracts was $39,598 in 1997, $36,381 in 1996 and $34,203 in 1995.

In the normal course of business, the Company enters into when-issued and underwriting commitments. Transactions relating to open commitments at February 28, 1997, and subsequently settled, had no material effect on the consolidated financial statements as of that date.

At February 28, 1997, and February 29, 1996, the Company had $119,975 and $94,938, respectively, of outstanding letters of credit, principally to satisfy margin deposit requirements with a clearing corporation. Of this amount, $15,000 and $8,000, respectively, were collateralized by customer-owned securities.

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

(10. Financial Instruments)

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

A substantial portion of the Company's assets and obligations result from transactions with customers and other counterparties who have provided financial instruments as collateral. Volatile trading markets could impair the value of such collateral and affect customers' and other counterparties' ability to satisfy their obligations to the Company.

The Company manages its risk associated with the aforementioned transactions through position and credit limits, and the continuous monitoring of collateral. Additional collateral is requested from customers and other counterparties when appropriate.

Derivatives

The Company does not act as dealer, trader or end-user of complex derivatives such as swaps, collars and caps. The Company provides advice and guidance on complex derivative products to selected clients; however, this activity does not involve the Company acquiring a position or commitment in these products. The Company will occasionally hedge a portion of its debt inventory through the use of financial futures contracts. These transactions are not material to the Company's financial condition or results of operations.

Fair Value Considerations

Substantially all the Company's financial instruments are carried at fair value or amounts that approximate fair value. Customer receivables, primarily consisting of floating-rate loans collateralized by margin securities, are charged interest at rates similar to other such loans made throughout the industry. The Company's remaining financial instruments are generally short-term in nature and liquidate at their carrying values.

Independent Auditors' Report

To the Board of Directors and Stockholders of A.G. Edwards, Inc.:

We have audited the accompanying consolidated balance sheets of A.G. Edwards, Inc. and subsidiaries as of February 28, 1997 and February 29, 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended February 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of A.G. Edwards, Inc. and subsidiaries as of February 28, 1997 and February 29, 1996, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 1997, in conformity with generally accepted accounting principles.



April 24, 1997
St. Louis, Missouri


Quarterly Financial Information (Unaudited)

                Cash        Stock Price          Revenues       Earnings         Net          Earnings
             Dividends     Trading Range      (in millions)    Before Tax      Earnings      per Share
             per Share       High - Low                      (in millions)  (in millions)
Fiscal 1996 by Quarter
First          $0.14       23 5/8 - 20 3/8        $325.3          $57.2          $35.4          $0.56
Second         $0.14       25 1/2 - 22            $362.0          $70.0          $43.3          $0.67
Third          $0.16           27 - 23 1/2        $361.9          $69.8          $43.0          $0.67
Fourth         $0.16     26 15/16 - 22 5/8        $405.3          $79.3          $48.9          $0.75

Fiscal 1997 by Quarter
First          $0.16       26 1/4 - 22 1/2        $428.5          $92.0          $56.4          $0.87
Second         $0.16       29 1/2 - 25 1/2        $407.1          $85.0          $52.2          $0.80
Third          $0.16       31 7/8 - 27 3/8        $404.5          $81.0          $51.0          $0.79
Fourth         $0.18       41 1/4 - 30 1/4        $456.4          $97.0          $59.5          $0.90


Stockholder Information

Annual Meeting

The 1997 Annual Meeting of Stockholders will be held at the Company's headquarters, One North Jefferson, St. Louis, Missouri, on Thursday, June 19, 1997, at 10:00 a.m. Notice of Annual Meeting, Proxy Statement and Proxy Voting Card are mailed in May to each stockholder. The Proxy Statement describes the items of business to be voted on at the Annual Meeting and provides information on the Board's nominees for director and their principal affiliations with other organizations, as well as other information about the Company.

Quarterly Reports

Mailed in June, September and December, the quarterly reports contain a Chairman's letter, a balance sheet and a summary of earnings.

Dividend Payment Dates

The next four anticipated dividend payment dates are July 1 and October 1, 1997, and January 2 and April 1, 1998.

Form 10-K

The Form 10-K Annual Report filed with the Securities and Exchange Commission, which provides further details on A.G. Edwards' business, is available at no charge from the Secretary, A.G. Edwards, Inc., One North Jefferson, St. Louis, Missouri 63103.

Stock Exchange Listing

A.G. Edwards, Inc., stock is traded on the New York Stock Exchange. (The stock symbol is AGE.) The approximate number of stockholders on February 28, 1997, was 21,400.

Registrar/Transfer Agent

Boatmen's Trust Company, St. Louis, Missouri.

Account protection package

The securities held by A.G. Edwards & Sons, Inc., for the accounts of clients are protected up to $500,000, including up to $100,000 for cash claims, by the Securities Investor Protection Corporation (SIPC). In addition to the SIPC coverage, securities held in client accounts are provided $49.5 million in protection by an independent commercial insurance company.

Exchange Memberships

A.G. Edwards companies are members of all major stock and commodity exchanges, including the American, Boston, Chicago, New York, Pacific and Philadelphia stock exchanges; the Chicago Board Options Exchange; the Chicago Board of Trade; the Chicago Mercantile Exchange; the New York Futures Exchange and other commodity exchanges; as well as the National Futures Association and the National Association of Securities Dealers.