Form 10-K, Exhibit 13
period 1998-02-28
EDWARDS A G INC
filed 1998-05-29
CIK 718482

MANAGEMENT'S FINANCIAL DISCUSSION
(Year references are to fiscal years ended February 28 or 29 unless otherwise specified.)


GENERAL BUSINESS ENVIRONMENT
A.G. Edwards, Inc., is a holding company which, through its operating subsidiaries (collectively, the Company), provides securities and commodities brokerage, investment banking, trust, asset management and insurance services to its clients through one of the industry's largest retail branch distribution systems. Its principal subsidiary, A.G. Edwards & Sons, Inc., is a St. Louis-based financial services firm with more than 590 locations and approximately 13,800 total employees in 49 states. The Company's primary business is providing a full range of financial products and services to individual investors. The Company also provides products and services to institutional investors and investment banking services to corporate, governmental and municipal clients.
  Many factors affect the Company's revenues and profitability, including changes in economic conditions, the level and volatility of interest rates, inflation, political events, investor sentiment, and competition from other financial institutions. Because these factors are unpredictable and beyond the Company's control, earnings may fluctuate significantly from period to period.
  Calendar 1997 and the Company's fiscal 1998, which ended February 28, 1998, once again resulted in record profitability for the securities industry and the Company. A strong economy, low inflation and low interest rates provided conditions for another year of increased investor activity, record trading volumes and rising stock prices in the domestic equity markets. Although some volatility in interest rates occurred early in calendar 1997, inflation remained low, resulting in a continuation of lower returns to fixed-income investors. As a result, retail investors continued to shift their holdings to the equity markets.
  After beginning the fiscal year at 6,878, the Dow Jones Industrial Average surpassed the 8,000 mark in July 1997 for the first time. Following the crisis in the Asian financial markets, the Dow Jones Industrial Average fell 554 points to 7,161 on October 27, the largest one-day point drop in market history. The Dow then rebounded to finish the fiscal year at an all-time high of 8,546, a 24 percent rise for the year, following a 25 percent gain in fiscal 1997. The Nasdaq average jumped 35 percent, following a 19 percent gain in the prior fiscal year. The volatility in the markets on October 27 and 28, 1997, led to unprecedented daily trading volume as both the New York Stock Exchange and the Nasdaq exceeded 1 billion shares on October 28 for the first time.


RESULTS OF OPERATIONS
Revenues, net earnings and earnings per share for the Company once again reached record levels in 1998 as the securities industry experienced its most profitable year on record. Revenues for the Company rose 18 percent to just more than $2 billion from $1.7 billion in 1997. Revenues in 1997 were up 17 percent from $1.5 billion in 1996. Net earnings of $269 million in 1998 increased 23 percent from $219 million in the previous year. Net earnings in 1997 were up 28 percent from $171 million in 1996. Basic earnings per share for the Company were $2.81 in 1998, versus $2.29 and $1.80 in 1997 and 1996, respectively. Diluted earnings per share for the Company were $2.75 in 1998, versus $2.24 and $1.77 in 1997 and 1996, respectively. The Company's net profit margin was a record 13.4 percent in 1998, compared with 12.9 percent in 1997 and 11.7 percent in 1996.
  The number of A.G. Edwards investment brokers reached 6,289 at fiscal year end, an increase of 4 percent from the prior year end. The number of locations at the end of 1998 was 594, up from 569 at year-end 1997. The Company intends to continue expanding its distribution system as opportunities present themselves.
  The following table and discussion summarize the changes in the major categories of revenues and expenses for the past two years (dollars in thousands):

                                              1998 vs. 1997             1997 vs. 1996
Increase (Decrease)
Revenues:
 Commissions                              $179,736         19%      $122,717         15%
 Principal transactions                     (5,055)        (2)         6,640          3
 Investment banking                         34,759         22         51,160         49
 Asset management and service fees          65,221         27         46,249         24
 Interest                                   33,035         22         13,493         10
 Other                                         (46)        (1)         1,757         23
                                          $307,650         18%      $242,016         17%
Expenses:
 Compensation and benefits                $196,000         18%      $151,176         16%
 Communications                             12,692         15          5,893          7
 Occupancy and equipment                    10,613         12          6,806          9
 Floor brokerage and clearance               1,676          9          1,874         12
 Interest                                     (629)       (30)        (1,088)       (35)
 Other                                       4,458          7         (1,320)        (2)
                                          $224,810         17%      $163,341         14%

COMMISSIONS
Commissions are the most significant source of revenue for the Company, accounting for more than 50 percent of total revenue in both 1998 and 1997. Commission revenue rose 19 percent, from $929 million in 1997 to $1.1 billion in 1998, and accounted for more than 58 percent of the Company's overall revenue increase in 1998. As commissions are transaction-based revenues, they are directly influenced by changes in trading volume and may vary considerably from period to period.
  Listed equity securities commissions increased 26 percent
($96 million) and over-the-counter equity commission revenue rose 6 percent ($11 million) in 1998, once again fueled by record trading volumes and higher stock prices on the New York Stock Exchange and the Nasdaq. For the industry, average daily trading volume for 1998 was up 26 percent on the New York Stock Exchange and 17 percent on the Nasdaq.
  Company revenues from mutual fund sales rose 19 percent
($42 million) in 1998, consistent with industry-wide record cash flows into funds. Following this trend, sales of variable annuities increased $21 million (21 percent).
  Fiscal 1997's 15 percent ($123 million) increase in total commissions over fiscal 1996 reflected increased retail investor activity due to higher stock prices and trading volumes as well as strong cash flows into mutual funds in 1997 compared with 1996.


PRINCIPAL TRANSACTIONS
The Company maintains inventories of debt and equity securities to satisfy investor demand and, therefore, effects certain transactions with its clients by acting as principal. Realized and unrealized gains and losses result from holding securities positions for resale to investors and are included in principal transaction revenue.
  Principal transaction revenue decreased 2 percent ($5 million) in 1998, primarily because of an 8 percent ($6 million) decline in sales of municipal debt securities. Lower yields and the strength of the equity markets reduced client demand for municipal securities.
  In 1997, revenues from principal transactions increased 3 percent ($7 million) over 1996. Sales of municipal debt securities in 1997 in-creased 15 percent ($9 million). Partially offsetting this increase was a decline in sales of corporate and government debt securities.


INVESTMENT BANKING
The Company derives investment banking revenue from underwriting public offerings of securities for corporations and governmental entities and by providing advisory services to these clients.
  In 1998, investment banking revenue jumped 22 percent to $191 million from $156 million in 1997 as a result of the Company's participation in the industry-wide record levels of equity underwriting and merger and acquisition activities. Underwriting fees and selling concessions increased 33 percent ($38 million) in 1998, principally because of a 46 percent ($42 million) increase in revenue from corporate equity and debt issues in 1998, which was partially offset by a 7 percent ($3 million) decline in management fees.
  In 1997, favorable market conditions for investment banking activities resulted in revenue growth of 49 percent ($51 million) over 1996. Underwriting fees and selling concessions advanced 42 percent ($34 million) in 1997, primarily because of a 43 percent rise in revenue associated with corporate equity and debt issues. Fees from serving as managing underwriter in corporate and municipal offerings and as advisor in merger and acquisition activities rose 71 percent ($17 million), primarily as a result of two large transactions in 1997.


ASSET MANAGEMENT AND SERVICE FEES
Asset management and service fees consist primarily of revenues earned from providing support and services in connection with client assets under third-party management, including mutual funds, and the A.G. Edwards Trust Companies. These revenues include fees based on the amount of client assets under management and transaction-related fees, as well as fees related to the administration of custodial and other specialty accounts.
  Asset management and service fees rose $65 million in 1998, an increase of 27 percent. Fees from third-party mutual funds were 25 percent ($37 million) higher than 1997's fees, reflecting the strong industry-wide cash inflows to funds and higher market valuations of existing assets. Fees resulting from the administration of client assets under other third-party management and from the Company's management services improved 57 percent ($26 million) in 1998. The average number of these accounts increased 57 percent, while the total assets in these programs grew from $5.8 billion at the end of 1997 to $9.5 billion by the close of 1998, an increase of 64 percent.
  The 1997 increase of 24 percent ($46 million) over 1996 was primarily due to a 24 percent ($28 million) jump in service fees from third-party mutual funds. Fees from the Company's management services in 1997 rose 44 percent ($14 million) as a result of the growth in the number of client accounts and higher market valuations of existing assets.

INTEREST
The Company earns interest revenue principally from financing its clients' margin accounts, from debt securities carried for resale and from short-term investments.
  Interest revenue rose 22 percent ($33 million) in 1998, primarily because of a 27 percent ($31 million) increase in interest earned on margin accounts. The increase resulted from a 24 percent rise in average margin debits combined with slightly higher interest rates charged on margin accounts. Interest revenues from securities owned increased $3 million, while interest earned on short-term investments decreased slightly.
  The 1997 versus 1996 increase was principally due to a 10 percent ($11 million) increase in interest earned on margin accounts and from increased short-term investments.

EXPENSES
Compensation and benefits, the major component of the Company's overall expenses, rose 18 percent ($196 million) in 1998 and 16 percent ($151 million) in 1997. A significant portion of this expense is variable in nature and directly relates to commissionable sales and to the Company's profitability. Thus the year-to-year comparisons generally reflect the increases in revenue and profitability in both 1998 and 1997. General and administrative salary expense increased 17 percent ($31 million) in 1998 and 13 percent
($22 million) in 1997 because of general salary increases and a 12 percent growth in the number of support employees this year and 8 percent last year.
  Communication expense rose 15 percent ($13 million) in 1998, primarily because of increased business volume coupled with branch and headquarters expansion. Occupancy and equipment increased 12 percent ($11 million) in 1998, principally because of branch expansion and the cost associated with the purchase of technology-related equipment. All remaining expenses increased a combined 6 percent ($6 million) over last year.
  In 1997, all non-compensation-related expenses increased a combined 5 percent ($12 million), mainly as a result of expansion.


INCOME TAXES
For information concerning the provision for income taxes and information regarding the difference between effective tax rates and statutory rates, see
Note 6 of the Notes to Consolidated Financial Statements.


LIQUIDITY AND CAPITAL RESOURCES
The Company's assets fluctuate in the normal course of business, primarily because of the timing of certain transactions, which may result in corresponding changes in related liabilities. Securities-lending transactions and related securities-borrowed transactions decreased from fiscal 1997, reflecting the record level of securities sold "short" in the stock market last year. Customer receivables continued to increase in 1998 as a result of business expansion. The increase in government securities inventory, and the related increase in payables to brokers and dealers, resulted from the Company's designation this year as a member of the Government National Mortgage Association's selling group and an underwriting of such securities in progress at February 28, 1998. The decrease in cash and government securities segregated under federal and other regulations reflects the use of excess resale agreements primarily to fund the increase in customer receivables.
  The principal sources for financing the Company's assets are stockholders' equity, proceeds from securities lending, bank loans, customer free-credit balances and other payables. The Company has no long-term debt. Cash generated from operations and proceeds from employee stock plans have kept bank borrowings at low levels in the past three years. Average daily borrowings were $11 million in 1998, $2 million in 1997 and $5 million in 1996.
  Capital expenditures for the past three years have been financed from operations. Construction of an additional headquarters building has been completed, and the Company began to occupy the new space in February 1998. The Company expended $43 million for this construction through February 28, 1998.
  Under the Company's stock repurchase program, which began in May 1996, the Company is authorized to repurchase up to 33 million shares of the Company's common stock over a 5 1/2 year period ending in 2001 in part to offset the issuance of stock under the employee stock plans. In 1998, the Company purchased 3.4 million shares at an aggregate cost of $106 million. In 1997, 3.4 million shares were purchased at an aggregate cost of $65 million. These treasury shares were purchased with funds generated from operations. Future purchases, as well as dividend payments and the costs of expansion, are also expected to be funded from operations.
  The Company has adequate sources of credit available, if needed, to finance higher trading volumes, branch expansion, stock repurchases and major capital expenditures. Management believes that, if necessary, additional sources of credit are available.
  The Company's principal subsidiary, A.G. Edwards & Sons, Inc., is required by the Securities and Exchange Commission (SEC) to maintain specified amounts of liquid net capital to meet its obligations to clients (see Note 5 of the Notes to Consolidated Financial Statements). A.G. Edwards & Sons, Inc.'s net capital, in excess of that required by the SEC, was approximately $940 million on February 28, 1998, up from $850 million the previous year.


YEAR 2000
The "Year 2000" issue arises because many computer hardware and software systems use only two digits to represent the year. As a result, these systems and programs may not accurately calculate dates beyond 1999, causing system failures or miscalculations leading to disruptions in the Company's operations if the Company fails to correct Year 2000 issues.
  With respect to its internal systems, the Company's efforts to remediate the Year 2000 issues are proceeding according to plan. The Company expects to complete its programming efforts before the end of calendar 1998 and devote 1999 to industry-wide and internal testing. The costs of these efforts have not had, and are not expected to have, a material impact on the Company's financial condition or results of operations.
  Remediation efforts go beyond the Company's internal computer systems and require coordination with industry groups, vendors, clients and other third parties to assure that their systems and related interfaces are compliant. The Company could be adversely affected to the extent third parties with which it interfaces or has contractual relations have not properly addressed their Year 2000 issues or to the extent economic conditions or customers are adversely affected by Year 2000 issues.

******************************************************************************

The Management's Financial Discussion, including the discussion under "Year 2000," together with other sections of this Annual Report, contains forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, third-party or Company failures to achieve timely, effective remediation of the Year 2000 issues, general economic conditions, actions of competitors, regulatory actions, changes in legislation and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this Annual Report. The Company does not undertake any obligation to publicly update any forward-looking statements.

TEN-YEAR FINANCIAL SUMMARY


            Year Ended:                                          1998           1997           1996           1995           1994
           (In thousands, except per share amounts)
Revenues   Commissions:
             Listed Securities                               $  462,276     $  365,908     $  338,241     $  236,629     $  273,363
             Options                                             44,188         33,850         29,432         21,576         21,135
             Over-the-Counter Securities                        190,092        178,752        142,696         80,525         94,075
             Mutual Funds                                       263,733        222,146        189,109        147,709        248,146
             Commodities                                         16,315         16,038         16,448         15,261         16,766
             Insurance                                          131,925        112,099         90,150         77,117         74,862
               Total                                          1,108,529        928,793        806,076        578,817        728,347
            Principal Transactions:
             Equities                                            61,184         58,427         55,334         37,565         40,260
             Debt Securities                                    146,768        154,580        151,033        203,460        146,705
               Total                                            207,952        213,007        206,367        241,025        186,965
            Investment Banking:
             Underwriting Fees and Selling Concessions          152,029        114,426         80,572         70,156        111,379
             Management Fees                                     38,889         41,733         24,427         22,574         35,594
               Total                                            190,918        156,159        104,999         92,730        146,973
            Asset Management and Service Fees                   306,570        241,349        195,100        152,803        135,163
            Interest:
             Margin Account Balances                            149,738        118,373        107,192         89,971         60,491
             Securities Owned and Deposits                       31,132         29,462         27,150         15,548         14,074
               Total                                            180,870        147,835        134,342        105,519         74,565
            Other                                                 9,294          9,340          7,583          7,448          6,628
             Total Revenues                                   2,004,133      1,696,483      1,454,467      1,178,342      1,278,641
Expenses
            Compensation and Benefits                         1,276,931      1,080,931        929,755        756,736        828,409
            Communications                                       98,949         86,257         80,364         74,708         73,048
            Occupancy and Equipment                              96,496         85,883         79,077         73,108         67,258
            Floor Brokerage and Clearance                        19,825         18,149         16,275         14,355         15,062
            Interest                                              1,436          2,065          3,153          6,818          1,113
            Other Operating Expenses                             72,699         68,241         69,561         53,288         50,180
             Total Expenses                                   1,566,336      1,341,526      1,178,185        979,013      1,035,070
            Earnings Before Income Taxes                        437,797        354,957        276,282        199,329        243,571
            Income Taxes                                        168,500        135,900        105,700         75,210         88,700
            Net Earnings                                     $  269,297     $  219,057     $  170,582     $  124,119     $  154,871

Per         Basic Earnings                                   $     2.81     $     2.29     $     1.80     $     1.35     $     1.75
Share       Diluted Earnings                                 $     2.75     $     2.24     $     1.77     $     1.33     $     1.71
Data        Cash Dividends                                   $     0.51     $     0.44     $     0.40     $     0.37     $     0.35
            Book Value                                       $    15.21     $    13.12     $    11.33     $     9.84     $     8.72

Other Data  Total Assets                                     $4,193,328     $4,244,340     $3,102,085     $2,224,282     $2,236,590
            Stockholders' Equity                             $1,463,121     $1,261,303     $1,088,684     $  919,281     $  790,367
            Cash Dividends                                   $   48,740     $   41,851     $   37,769     $   34,200     $   30,843
            Return on Average Equity                               19.8%          18.6%          17.0%          14.5%          22.0%
            Pre-tax Return on Average Equity                       32.1%          30.2%          27.5%          23.3%          34.7%
            Net Earnings as a Percent of Revenues                  13.4%          12.9%          11.7%          10.5%          12.1%
            Average Common Shares
             Outstanding (Basic)                                 95,950         95,483         94,621         91,809         88,643
             Average Common and Common
             Equivalent Shares Outstanding (Diluted)             98,051         97,816         96,644         93,267         90,530

            Share and per share data have been restated for stock splits and stock dividends.

TEN-YEAR FINANCIAL SUMMARY

                Year Ended:                                       1993           1992           1991           1990           1989
               (In thousands, except per share amounts)
Revenues        Commissions:
              Listed Securities                              $  231,312     $  203,936     $  140,096     $  129,288      $  95,276
              Options                                            19,167         21,745         20,002         18,141         14,201
              Over-the-Counter Securities                        69,199         69,415         38,842         38,236         30,608
              Mutual Funds                                      193,820        146,377         80,529         70,299         46,675
              Commodities                                        13,016         13,941         12,322         11,941         12,413
              Insurance                                          46,757         47,343         39,514         40,424         39,082
                Total                                           573,271        502,757        331,305        308,329        238,255
             Principal Transactions:
              Equities                                           31,266         23,157         10,922         11,741          9,166
              Debt Securities                                   184,040        165,284        145,732        116,624         97,247
                Total                                           215,306        188,441        156,654        128,365        106,413
             Investment Banking:
              Underwriting Fees and Selling Concessions          87,061         77,464         44,167         42,395         54,308
              Management Fees                                    21,251         13,389         11,161         11,542         12,071
                Total                                           108,312         90,853         55,328         53,937         66,379
             Asset Management and Service Fees                  107,306         87,461         61,084         47,020         30,654
             Interest:
              Margin Account Balances                            50,098         47,026         51,209         50,489         44,260
              Securities Owned and Deposits                      14,631         16,915         15,025         14,817         11,321
                Total                                            64,729         63,941         66,234         65,306         55,581
             Other                                                5,464          5,206          4,302          4,066          3,430
              Total Revenues                                  1,074,388        938,659        674,907        607,023        500,712

Expenses     Compensation and Benefits                          692,127        594,404        422,524        374,119        301,421
             Communications                                      66,899         62,468         58,323         52,527         47,601
             Occupancy and Equipment                             61,701         56,035         49,783         42,560         36,097
             Floor Brokerage and Clearance                       15,016         13,741         11,461         10,031          9,400
             Interest                                             1,886          1,186          4,229          6,314          8,604
             Other Operating Expenses                            46,774         42,793         36,925         29,948         45,292
              Total Expenses                                    884,403        770,627        583,245        515,499        448,415
             Earnings Before Income Taxes                       189,985        168,032         91,662         91,524         52,297
             Income Taxes                                        70,560         62,500         32,500         32,700         17,348
             Net Earnings                                    $  119,425     $  105,532     $   59,162     $   58,824     $   34,949

Per          Basic Earnings                                  $     1.40     $     1.28     $     0.74     $     0.74     $     0.44
Share        Diluted Earnings                                $     1.38     $     1.25     $     0.73     $     0.73     $     0.44
Data         Cash Dividends                                  $     0.29     $     0.25     $     0.19     $     0.19     $     0.17
             Book Value                                      $     7.11     $     5.89     $     4.79     $     4.30     $     3.76

Other Data   Total Assets                                    $2,111,192     $1,577,143     $1,402,627     $1,126,004     $1,062,640
             Stockholders' Equity                            $  615,240     $  492,010     $  385,869     $  343,539     $  300,585
             Cash Dividends                                  $   24,624     $   20,622     $   15,480     $   15,185     $   13,904
             Return on Average Equity                              21.6%          24.0%          16.2%          18.3%          12.2%
             Pre-tax Return on Average Equity                      34.3%          38.3%          25.1%          28.4%          18.2%
             Net Earnings as a Percent of Revenues                 11.1%          11.2%           8.8%           9.7%           7.0%
             Average Common Shares
              Outstanding (Basic)                                85,421         82,331         80,205         79,976         79,300
             Average Common and Common
              Equivalent Shares Outstanding (Diluted)            86,740         84,152         81,023         80,884         79,679

             Share and per share data have been restated for stock splits and stock dividends.

                                      23


CONSOLIDATED BALANCE SHEETS


                                                                                              February 28,       February 28,
                                                                                                      1998               1997
                (In thousands, except share amounts)
Assets          Cash and cash equivalents                                                       $   84,764         $   62,799
                Cash and government securities, segregated under
                 federal and other regulations                                                      57,294            400,991
                Securities purchased under agreements to resell                                    204,363            200,000
                Securities borrowed                                                                786,119          1,392,864
                Receivables:
                 Customers, less allowance for doubtful accounts of $3,800 and $3,550            2,229,128          1,677,354
                 Brokers, dealers and clearing organizations                                        12,521             14,635
                Securities inventory, at fair value:
                 State and municipal                                                               142,692             98,516
                 Government and agencies                                                           209,247             39,666
                 Corporate                                                                          51,714             25,785
                Property and equipment, at cost, net of accumulated depreciation and
                 amortization of $229,938 and $196,414                                             230,158            189,795
                Deferred income taxes                                                               70,432             56,558
                Other assets                                                                       114,896             85,377
                                                                                                $4,193,328         $4,244,340

Liabilities     Checks payable                                                                  $  203,017         $  174,736
                Securities loaned                                                                  820,918          1,458,426
                Payables:
                 Customers                                                                         920,791            816,668
                 Brokers, dealers and clearing organizations                                       185,756             47,842
                Securities sold but not yet purchased, at fair value                                19,141             17,670
                Employee compensation and related taxes                                            505,731            414,177
                Income taxes                                                                        17,137             13,536
                Other liabilities                                                                   57,716             39,982
                  Total Liabilities                                                              2,730,207          2,983,037

Stockholders'   Preferred stock, $25 par value:
Equity           Authorized, 4,000,000 shares, none issued
                Common stock, $1 par value:
                 Authorized, 250,000,000 shares
                 Issued, 96,463,114 and 64,312,658 shares                                           96,463             64,313
                Additional paid-in capital                                                         181,826            229,235
                Retained earnings                                                                1,196,568            976,011
                                                                                                 1,474,857          1,269,559
                Less -
                 Treasury stock, at cost (284,173 and 234,921 shares)                               11,736              8,256
                  Total Stockholders' Equity                                                     1,463,121          1,261,303
                                                                                                $4,193,328         $4,244,340

                See Notes to Consolidated Financial Statements.

                                      24


CONSOLIDATED STATEMENTS OF EARNINGS


Year Ended:                                                              February 28,   February 28,   February 29,
                                                                                 1998           1997           1996


            (In thousands, except per share amounts)
Revenues    Commissions                                                    $1,108,529     $  928,793     $  806,076
            Principal transactions                                            207,952        213,007        206,367
            Investment banking                                                190,918        156,159        104,999
            Asset management and service fees                                 306,570        241,349        195,100
            Interest                                                          180,870        147,835        134,342
            Other                                                               9,294          9,340          7,583
                                                                            2,004,133      1,696,483      1,454,467

Expenses    Compensation and benefits                                       1,276,931      1,080,931        929,755
            Communications                                                     98,949         86,257         80,364
            Occupancy and equipment                                            96,496         85,883         79,077
            Floor brokerage and clearance                                      19,825         18,149         16,275
            Interest                                                            1,436          2,065          3,153
            Other                                                              72,699         68,241         69,561
                                                                            1,566,336      1,341,526      1,178,185

            Earnings before income taxes                                      437,797        354,957        276,282
            Income taxes                                                      168,500        135,900        105,700
            Net earnings                                                   $  269,297     $  219,057     $  170,582
            Earnings per share:
               Basic                                                       $     2.81     $     2.29     $     1.80
               Diluted                                                     $     2.75     $     2.24     $     1.77

            See Notes to Consolidated Financial Statements.

                                      25


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


  Three years ended February 28, 1998              Common    Additional     Retained      Unamortized     Treasury         Total
                                                    Stock       Paid-in     Earnings       Expense of        Stock
                                                                Capital                    Restricted
                                                                                         Stock Awards
  (In thousands, except per share amounts)
  Balances, March 1, 1995                         $62,294     $194,863    $  665,992         $ (3,868)   $       0    $  919,281
  Net earnings                                                               170,582                                     170,582
  Cash dividends -
    $0.40 per share                                                          (37,769)                                    (37,769)
  Treasury stock acquired                                                                                  (12,511)      (12,511)
  Stock issued:
     Employee stock
      purchase/option plans                         1,376       22,282                                       3,280        26,938
     Restricted stock                                 643       14,913                            189        2,739        18,484
  Amortization of
     restricted stock awards                                                                    3,679                      3,679
  Balances, February 29, 1996                      64,313      232,058       798,805                0       (6,492)    1,088,684
  Net earnings                                                               219,057                                     219,057
  Cash dividends -
     $0.44 per share                                                         (41,851)                                    (41,851)
  Treasury stock acquired                                                                                  (64,805)      (64,805)
  Stock issued:
     Employee stock
      purchase/option plans                                     (6,041)                                     42,938        36,897
     Restricted stock                                            3,218                                      20,103        23,321

  Balances, February 28, 1997                      64,313      229,235       976,011                0       (8,256)    1,261,303
  Net earnings                                                               269,297                                     269,297
  Cash dividends -
     $0.51 per share                                                         (48,740)                                    (48,740)
  Treasury stock acquired                                                                                 (106,006)     (106,006)
  Stock issued:
     Employee stock
      purchase/option plans                                    (22,107)                                     78,677        56,570
     Restricted stock                                            7,009                                      23,849        30,858
  Stock split-3-for-2                              32,150      (32,150)
  Cash paid for fractional shares                                 (161)                                                     (161)

  Balances, February 28, 1998                     $96,463     $181,826    $1,196,568         $      0    $ (11,736)   $1,463,121

  See Notes to Consolidated Financial Statements.

                                      26

CONSOLIDATED STATEMENTS OF CASH FLOWS


                  Year Ended:                                               February 28,        February 28,          February 29,
                                                                                   1998                1997                  1996
                  (In thousands)
Cash Flows        Net earnings                                                  $269,297            $219,057              $170,582
From Operating    Noncash items included in earnings:
Activities         Depreciation and amortization                                  37,855              33,066                31,141
                   Amortization/expense of restricted stock awards                25,155              22,173                21,697
                   Deferred items                                                (13,874)            (13,944)              (13,096)
                  (Increase) decrease in operating assets:
                   Segregated cash and government securities                     343,697               1,794              (358,977)
                   Securities borrowed                                           606,745            (779,598)             (333,595)
                   Receivable from brokers, dealers and
                    clearing organizations                                         2,114                (714)               15,825
                   Receivable from customers                                    (551,774)           (249,291)              (68,891)
                   Securities inventory                                         (239,686)             31,825               (43,230)
                   Other assets                                                  (13,218)             (9,388)              (10,274)
                  Increase (decrease) in operating liabilities:
                   Checks payable                                                 28,281              25,766                41,997
                   Securities loaned                                            (637,508)            797,937               280,762
                   Payable to brokers, dealers and clearing organizations        137,914             (30,805)               (4,319)
                   Payable to customers                                          104,123              96,679               304,248
                   Securities sold but not yet purchased                           1,471              (4,201)              (17,607)
                   Employee compensation and related taxes                        91,554              83,079                84,978
                   Income taxes                                                    3,601                 906                10,260
                   Other liabilities                                              17,734                 275                 8,081
                  Net cash provided by operating activities                      213,481             224,616               119,582

Cash Flows        Securities purchased under agreements to resell                 (4,363)           (107,987)              (49,194)
From Investing    Purchase of property and equipment                             (78,218)            (44,305)              (42,127)
Activities        Long-Term investments included in other assets                 (16,301)              6,499                 5,738
                  Net cash used in investing activities                          (98,882)           (145,793)              (85,583)

Cash Flows        Employee stock transactions                                     62,273              38,045                27,404
From Financing    Purchase of treasury stock                                    (106,006)            (64,805)              (12,511)
Activities        Cash dividends paid                                            (48,740)            (41,851)              (37,769)
                  Cash paid for fractional shares                                   (161)
                  Net cash used in financing activities                          (92,634)            (68,611)              (22,876)

Cash and Cash     Net increase in cash and cash equivalents                       21,965              10,212                11,123
Equivalents       Cash and cash equivalents, at beginning of year                 62,799              52,587                41,464
                  Cash and cash equivalents, at end of year                     $ 84,764            $ 62,799              $ 52,587

                  Interest payments totaled $3,245 in 1998, $2,650 in 1997 and $3,806 in 1996.
                  Income taxes paid totaled $165,618 in 1998, $145,216 in 1997 and $106,740 in 1996.
                  Supplemental disclosures of noncash financing activities:
                   Restricted stock awards, net of forfeitures, totaled $24,818 in 1998,
                    $21,768 in 1997 and $18,291 in 1996.
                  See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three years ended February 28, 1998
(Dollars in thousands, except per share amounts)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Financial Information

The consolidated financial statements include the accounts of A.G. Edwards, Inc., and its wholly owned subsidiaries (collectively referred to as the Company) and are prepared in conformity with generally accepted accounting principles. In accordance with generally accepted accounting principles and industry practice, management has made use of estimates concerning certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and certain revenues and expenses during the reporting period. Actual results could differ from these estimates. All material intercompany balances and transactions have been eliminated in consolidation. Where appropriate, prior years' financial information has been reclassified to conform with the current-year presentation.
     The Company is in one principal line of business, that of providing investment services, including securities and commodities brokerage, asset management, insurance, trust, investment banking and other related financial services to individual retail, corporate, governmental and institutional clients. These services are provided through its principal subsidiary, A.G. Edwards & Sons, Inc., and other wholly owned subsidiaries.
     All per share amounts and share data have been restated to reflect a 3-for-2 stock split declared in August 1997, effected in the form of a stock dividend.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with maturities of 90 days or less at the date of acquisition.

Securities Transactions

Securities purchased under agreements to resell (Resale Agreements) and securities sold under agreements to repurchase are recorded at the contractual amounts that the securities will be resold/repurchased, including accrued interest. Cash and government securities segregated under federal and other regulations included Resale Agreements of $350,000 in 1997. The Company's policy is to obtain possession or control of securities purchased under Resale Agreements and to obtain additional collateral when necessary to minimize the risk associated with this activity.
     Securities borrowed and securities loaned are recorded at the amount of the cash collateral provided for securities-borrowed transactions and received for securities-loaned transactions, respectively. The adequacy of the collateral is continuously monitored and adjusted when deemed necessary to minimize the risk associated with this activity. Substantially all of these transactions are executed under master netting agreements, which give the Company right of offset in the event of counterparty default.
     Customer securities transactions are recorded on settlement date. Revenues and related expenses for transactions executed but unsettled are accrued on a trade-date basis.
     Securities inventory, securities sold but not yet purchased, and securities segregated under federal and other regulations are recorded on a trade-date basis and are carried at fair value. Fair value is based on quoted market or dealer prices, pricing models, or management's estimates. Unrealized gains and losses are reflected in revenue.

Investment Banking

Investment banking revenue, which includes underwriting fees, selling concessions and management fees, is recorded when services for the transaction are substantially completed. Transaction-related ex-penses are deferred and later expensed to match revenue recognition.

Stock-Based Compensation

The Company applies the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), and related interpretations to account for its employee stock plans. Accordingly, no compensation expense has been recognized for options issued under these plans.
     Restricted stock awards are expensed in the year granted, which coincides with the defined service period. Prior to 1994, the awards were amortized over the three-year vesting period.

Property and Equipment

Depreciation of buildings is provided using both straight-line and accelerated methods over estimated useful lives of 15 to 45 years. Leasehold improvements are amortized over the lesser of the life of the lease or estimated useful life of the improvement. Depreciation of equipment is provided over estimated useful lives of five to 10 years using both straight-line and accelerated methods.

Income Taxes

Income tax expense is provided for using the asset and liability method, under which deferred tax assets and liabilities are determined based upon the temporary differences between the financial statement and income tax bases of assets and liabilities, using current tax rates. The Company files a consolidated federal income tax return.

Recent Accounting Pronouncements

Effective January 1, 1998, the Company adopted certain provisions of Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which are applicable to its business. SFAS No. 125 introduced a financial-components approach that focuses on the recognition of financial assets and liabilities an entity controls and the derecognition of financial assets and liabilities for which control has been transferred. The adoption of this statement did not have a material effect on the Company's financial condition or results of operations.
     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS
No. 131, "Disclosures About Segments of an Enterprise and Related Information." These statements, which are effective for fiscal years beginning after December 15, 1997, establish standards for the reporting and display of comprehensive income and the disclosure requirements related to segments.

2.   BANK LOANS
Bank loans are short-term borrowings with interest generally based on the federal funds rate. Such loans are payable on demand and may be unsecured or collateralized by customer-owned securities held in margin accounts. The average of such borrowings was $10,656 in 1998, $2,191 in 1997 and $4,878 in 1996, at
effective interest rates of 6.0 percent, 5.8 percent and 6.5 percent, respectively. Substantially all such borrowings were secured by customer-owned securities. There were no borrowings outstanding at February 28, 1998 and 1997.

3.   EMPLOYEE STOCK PLANS
The Company applies the provisions of APB No. 25 to account for its employee stock plans. If compensation expense for the Company's stock options and stock purchase plans was determined based on the estimated fair value of the options granted, consistent with SFAS
No. 123, "Accounting for Stock Based Compensation," the Company's net earnings and earnings per share would have been as follows:


                          1998             1997                   1996

Net earnings          $258,000            $214,000            $166,000

Earnings per share
   Basic              $   2.69            $   2.24            $   1.75
  Diluted             $   2.63            $   2.19            $   1.72


The Black-Scholes option pricing model was used to calculate the estimated fair value of the options.

Employee Stock Purchase Plan

Options to purchase 1,875,000 shares of common stock granted to employees under the Company's stock purchase plan are exercisable October 1, 1998, at 85 percent of market price based on dates specified in the plan. Employees purchased 1,871,400 shares at $20.64 per share in 1998, 1,870,325 shares at $14.98 per share in 1997 and 1,870,610 shares at $12.06 per share in 1996. Treasury shares were utilized for all of the shares purchased in 1998 and 1997. The fair value of the options granted under this plan was estimated using the following assumptions for 1998, 1997 and 1996, respectively: dividend yield of 1.34 percent, 2.21 percent and 2.41 percent; an expected life of one year; expected volatility of 34 percent, 25 percent and 23 percent; and risk-free interest rates of 5.68 percent, 5.74 percent and 5.81 percent. The fair value of the options granted in 1998, 1997 and 1996 was $8.16, $3.93 and $3.45, respectively.

Restricted Stock and Stock Options

Under the Company's Incentive Stock Plan, three types of benefits may be granted to officers and key employees: restricted stock, stock options and stock appreciation rights. Such awards are subject to forfeiture upon termination of employment during a restricted period. Through February 28, 1998, no stock appreciation rights have been granted.
     Restricted stock awards are made, and shares issued, without cash payment by the employee. The shares are restricted for a vesting period, generally three years from the award date. Eligible employees as of February 28, 1998, were awarded 597,595 shares with a market value of $25,732. At February 28 (29), 1997 and 1996, the awards were 1,040,724 and 1,114,133 shares, respectively, with corresponding market values of $22,070 and $18,480. As of February 28, 1998, restricted stock awards covering 3,343,009 shares were outstanding, with the restrictions expiring at various dates through the year 2001.
     Nonqualified stock options are granted to purchase common stock at 100 percent of market value at date of grant. Such options are exercisable beginning three years from date of grant and expire eight years from date of grant, or earlier upon termination of employment. The fair value of each option grant was estimated at the date of grant using the following assumptions for 1998, 1997 and 1996, respectively: dividend yield of 1.34 percent, 2.21 percent and 2.41 percent; expected lives of six years; expected volatility of 34 percent, 25 percent and 23 percent; risk-free interest rates of 5.70 percent, 6.41 percent and 5.89 percent; and a forfeiture rate of 6 percent, 8 percent and 8 percent. The fair value of options granted under this plan in 1998, 1997 and 1996 was $16.35, $6.29 and $4.38, respectively.
     A summary of the status of the Company's stock options as of February 28
(29), 1998, 1997 and 1996, and changes during the years ended on those dates is presented as follows:


                                                              1998                          1997                          1996

                                              Shares      Weighted-         Shares      Weighted-         Shares      Weighted-
                                               (000)        Average          (000)        Average          (000)        Average
                                                           Exercise                      Exercise                      Exercise
                                                              Price                         Price                         Price
Outstanding, beginning of year                 4,993         $14.39          4,862         $12.61          4,512         $11.35

Granted                                          575         $43.06            792         $21.21            845         $16.59

Exercised                                     (1,050)        $10.47           (620)         $9.18           (405)         $6.89

Forfeited                                        (73)        $17.50            (41)        $13.67            (90)        $12.97

Outstanding, end of year                       4,445         $18.97          4,993         $14.39          4,862         $12.61

Treasury shares utilized for exercises         1,050                           620                           200



The following table summarizes information about outstanding stock options at February 28, 1998:

                                            Options Outstanding                                Options Exercisable
Range of                     Number          Weighted-Average       Weighted-              Number             Weighted
Exercise                Outstanding                 Remaining         Average         Exercisable              Average
Prices                        (000)               Contractual        Exercise               (000)             Exercise
                                                 Life (years)           Price                                    Price
$5 - $10                        202                       1.0          $ 9.23                 202               $ 9.23
$11 - $15                     2,096                       3.8          $13.40               2,096               $13.40
$16 - $20                       805                       6.0          $16.59                   0
$21 - $25                       767                       7.0          $21.21                   0
$40 - $45                       575                       8.0          $43.06                   0
                              4,445                                                         2,298



4.   EMPLOYEE PROFIT SHARING PLANS
The Company has a defined contribution plan (401(k)) covering substantially all employees whereby the Company is obligated to match, in specified amounts as defined therein, portions of contributions made by eligible employees. Additional contributions may be made at the discretion of the Company and are based on the Company's pre-tax earnings. The Company expensed $76,933 in 1998, $65,754 in 1997 and $56,107 in 1996 in connection with the 401(k).
     The Company also has an unfunded, nonqualified deferred compensation plan that provides benefits to participants whose contributions from the Company in the 401(k) are subject to Internal Revenue Service limitations. The Company expensed $22,961 in 1998, $17,296 in 1997 and $10,463 in 1996 in connection with this plan. At February 28, 1998 and 1997, the employee compensation and related taxes liability included deferred compensation for this plan of $87,041 and $63,690, respectively.

5.   NET CAPITAL REQUIREMENTS
A.G. Edwards & Sons, Inc., is subject to net capital rules administered by the Securities and Exchange Commission (SEC) and the New York Stock Exchange. Under such rules, this subsidiary must maintain net capital of not less than 2 percent of aggregate debit items, as defined, arising from customer transactions and would be restricted from expanding its business or paying cash dividends or advancing loans to affiliates if its net capital were less than 5 percent of such items. These rules also require A.G. Edwards & Sons, Inc., to notify and sometimes obtain approval of the SEC and other regulatory organizations for substantial withdrawals of capital and loans to affiliates. At February 28, 1998, the subsidiary's net capital of $984,524 was 44 percent of aggregate debit items and $940,029 in excess of the minimum required.
     Certain other subsidiaries are also subject to minimum capital requirements that may restrict the payment of cash dividends and advances to A.G. Edwards, Inc. The only restriction with regard to the payment of cash dividends by A.G. Edwards, Inc., is its ability to obtain cash dividends and advances from its subsidiaries, if needed.

6.   INCOME TAXES
The provisions for income taxes consist of:


                               1998           1997           1996

Current:
 Federal                   $154,428       $124,871       $ 99,934
 State and local             27,946         24,973         18,862
                            182,374        149,844        118,796
Deferred                    (13,874)       (13,944)       (13,096)
                           $168,500       $135,900       $105,700

Deferred income taxes reflect temporary differences in the bases of the Company's assets and liabilities for income tax purposes and for financial reporting purposes, using current tax rates. These temporary differences result in taxable or deductible amounts in future years.
     Deferred tax assets totaled $86,607 at February 28, 1998, and $73,337 at February 28, 1997, and consisted primarily of employee benefits that are not currently deductible. The Company expects to fully realize these deferred tax assets, given the Company's historical levels of earnings and related taxes paid; accordingly, no valuation allowance has been established. Deferred tax liabilities totaled $16,175 at February 28, 1998, and $16,779 at February 28, 1997, and consisted primarily of accelerated depreciation deductions.
     The Company's effective tax rate was 39 percent in 1998 and 38 percent in 1997 and 1996, which differed from the federal statutory rate of 35 percent. State and local taxes, net of federal benefit, increased the effective rate by 4 percent in 1998, 1997 and 1996. No other single item had a material impact on the difference in the rates.

7.   STOCKHOLDERS' EQUITY
Earnings per Share

Effective February 28, 1998, the Company adopted SFAS No. 128, "Earnings Per Share" (EPS). Under SFAS No. 128, basic and diluted EPS replace primary and fully diluted EPS. Basic EPS is calculated by dividing earnings available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS is similar to basic EPS but adjusts for the effect of potential common shares. EPS information for prior periods has been restated to conform with SFAS No. 128. The following table presents the computations of basic and diluted EPS.

                                                                 1998           1997           1996

 Net earnings available to common stockholders                 $269,297       $219,057       $170,582
 (shares in thousands)
 Weighted average shares outstanding                             95,950         95,483         94,621
 Effect of dilutive common shares:
   Restricted shares                                                386            557            469
   Stock purchase plan                                              392            305            382
   Stock option plan                                              1,323          1,471          1,171
 Dilutive common shares                                           2,101          2,333          2,022
 Total weighted average diluted shares                           98,051         97,816         96,643
 Basic EPS                                                     $   2.81       $   2.29        $  1.80
 Diluted EPS                                                   $   2.75       $   2.24        $  1.77


Stock Repurchase Program

The Company's stock repurchase program, which began in May 1996, authorizes the Company to repurchase up to 33 million of its outstanding shares over a 51/2 year period. This program superseded an existing stock repurchase program. The Company purchased 3,438,000 shares with an aggregate cost of $106,006 in 1998, 3,433,500 shares at a cost of $64,805 in 1997 and 750,000 shares at a cost of $12,511 in 1996. Repurchased shares are added to treasury stock to be used for employee stock plans and to partially offset the past effect of these plans.

Stockholders' Rights Plan

The Company's Stockholders' Rights Plan, as amended, provides for the distribution of one Common Stock Purchase Right for each outstanding share of the Company's common stock. The rights cannot be exercised or traded apart from the common stock until, without the prior consent of the Company, a third party either acquires 20 percent or more of the Company's outstanding common stock or commences a tender or exchange offer that would result in the third party acquiring 20 percent or more of the outstanding common stock. Each right, upon becoming exercisable, entitles the registered holder to purchase one share of common stock for $60 from the Company. If a person actually acquires 20 percent or more of the Company's common stock without the Board of Directors' consent, then each right will entitle its holder, other than the acquiring company, to purchase for $60 the number of shares of the Company's common stock (or in the event of a merger or other business combination, the number of shares of the acquirer's stock) which has a market value of $120. The rights, which are redeemable by the Company at a price of $0.00256 each prior to a person's acquiring 20 percent or more of the Company's common stock, are subject to adjustment to prevent dilution and expire June 22, 2005.

8.   COMMITMENTS AND CONTINGENT LIABILITIES
The Company has long-term operating leases for office space and communications equipment. Minimum rental commitments under all such noncancelable leases, some of which contain escalation clauses and renewal options, at February 28, 1998, are as follows:

Year ending February 28 (29),
1999                            $ 45,900
2000                              40,600
2001                              36,500
2002                              31,200
2003                              25,100
Later years                       59,100
                                $238,400

     Rental expense under all operating leases and equipment maintenance contracts was $45,893 in 1998, $39,598 in 1997 and $36,381 in 1996.
     In the normal course of business, the Company enters into when-issued and underwriting commitments and delayed-delivery transactions. Settlement of these transactions at February 28, 1998, would not have had a material effect on the consolidated financial statements.
     At February 28, 1998 and 1997, the Company had $109,850 and $119,975, respectively, of outstanding letters of credit, principally to satisfy margin deposit requirements with a clearing corporation. Of this amount, $10,000 and $15,000, respectively, were collateralized by customer-owned securities.
     The Company is a defendant in a number of lawsuits, in some of which plaintiffs claim substantial amounts, relating primarily to its securities and commodities business. While results of litigation cannot be predicted with certainty, management, after consultation with counsel, believes that resolution of all such litigation will have no material adverse effect on the consolidated financial statements of the Company.

9.   FINANCIAL INSTRUMENTS
Off-Balance Sheet Risk and Concentration of Credit Risk

The Company records customer transactions on a settlement date basis, generally three business days after trade date. The risk of loss on unsettled transactions is identical to that of settled transactions and relates to customers' and other counterparties' inability to fulfill their contracted obligations.
     In the normal course of business, the Company also executes customer transactions involving the sale of securities not yet purchased, the purchase and sale of futures contracts, and the writing of option contracts on both securities and futures. In the event customers or other counterparties such as broker-dealers or clearing organizations fail to satisfy their obligations, the Company may be required to purchase or sell financial instruments in order to fulfill its obligations at prices that may differ from amounts recorded in the balance sheet.
     Customer financing and securities settlement activities generally require the Company to pledge customer securities as collateral in support of various financing sources. Additionally, customer securities may be pledged as collateral to satisfy margin deposits at various clearing organizations. To the extent these counterparties are unable to fulfill their contracted obligation to return securities pledged, the Company is exposed to the risk of obtaining securities at prevailing market prices to meet its customer obligations.
     Securities sold but not yet purchased represent obligations of the Company to deliver specified securities at contracted prices. Settlement of such obligations may be at amounts greater than those recorded in the balance sheet.
     A substantial portion of the Company's assets and obligations result from transactions with customers and other counterparties who have provided financial instruments as collateral. Volatile trading markets could impair the value of such collateral and affect customers' and other counterparties' ability to satisfy their obligations to the Company.
     The Company manages its risk associated with the aforementioned transactions through position and credit limits and the continuous monitoring of collateral. Additional collateral is requested from customers and other counterparties when appropriate.

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

Fair Value Considerations

Substantially all of the Company's financial instruments are carried at fair value or amounts that approximate fair value. Customer receivables, primarily consisting of floating rate loans collateralized by margin securities, are charged interest at rates similar to other such loans made throughout the industry. The Company's remaining financial instruments are generally short-term in nature and liquidate at their carrying values.

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of A.G. Edwards, Inc.:

We have audited the accompanying consolidated balance sheets of A.G. Edwards, Inc. and subsidiaries as of February 28, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended February 28, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of A.G. Edwards, Inc. and subsidiaries as of February 28, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 1998, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
April 23, 1998
St. Louis, Missouri

                                                               QUARTERLY FINANCIAL INFORMATION
                                                                                   (Unaudited)


                   Cash        Stock Price      Revenues        Earnings            Net          Earnings
              Dividends      Trading Range  (in millions)     Before Tax       Earnings         per Share
              per Share           High-Low                  (in millions)  (in millions)      Basic  Diluted
Fiscal 1997
By Quarter
First             $0.10 2/3     17 1/2 -   15         $428.5          $ 92.0          $56.4       $0.59    $0.58
Second            $0.10 2/3     19 11/16 - 17         $407.1          $ 85.0          $52.2       $0.55    $0.54
Third             $0.10 2/3     21 1/4 -   18 1/4     $404.5          $ 81.0          $51.0       $0.53    $0.52
Fourth            $0.12         27 1/2 -   20 3/16    $456.4          $ 97.0          $59.5       $0.62    $0.60

Fiscal 1998
By Quarter
First             $0.12         25 13/16 - 20 1/2     $439.3          $ 88.9          $54.5       $0.57    $0.56
Second            $0.13         29 1/8 -   23 15/16   $509.8          $112.7          $69.2       $0.72    $0.71
Third             $0.13         39 -       26 9/16    $527.3          $118.0          $72.4       $0.76    $0.73
Fourth            $0.13         43 -       34 3/8     $527.7          $118.2          $73.2       $0.76    $0.75

Per share data have been restated for stock splits and stock dividends.

STOCKHOLDER INFORMATION

Annual Meeting

The 1998 Annual Meeting of Stockholders will be held at the company's headquarters, One North Jefferson, St. Louis, Missouri, on Thursday, June 18, 1998, at 10 a.m. The Notice of Annual Meeting, Proxy Statement and Proxy Voting Card are mailed in May to each stockholder. The Proxy Statement describes the items of business to be voted on at the Annual Meeting and provides information on the Board's nominees for director and their principal affiliations with other organizations, as well as other information about the company.

Quarterly Reports

Mailed in June, September and December, the quarterly reports contain a chairman's letter, a balance sheet and a summary of earnings.

Dividend Payment Dates

The next four anticipated dividend payment dates are July 1 and October 1, 1998, and January 4 and April 1, 1999.

Form 10-K

The Form 10-K Annual Report filed with the Securities and Exchange Commission, which provides further details on A.G. EdwardsO business, is available at no charge from the:
Secretary, A.G. Edwards, Inc.
One North Jefferson
St. Louis, Missouri 63103
Stock Exchange Listing
A.G. Edwards, Inc., stock is traded on the New York Stock Exchange. (The stock symbol is AGE.) The approximate number of stockholders on February 28, 1998, was 24,400.

Registrar/Transfer Agent

The Bank of New York
Shareholder Relations Department-11E
P.O. Box 11258
Church Street Station
New York, New York 10286-1002
(800) 524-4458

Account Protection Package

The securities held by A.G. Edwards & Sons, Inc., for client accounts are protected up to $500,000, including up to $100,000 for cash claims, by the Securities Investor Protection Corporation (SIPC). In addition to the SIPC coverage, securities held in client accounts are provided additional protection up to the full value of the account (as determined by SIPC) by a commercial insurance company.

Exchange Memberships

A.G. Edwards companies are members of all major stock and
commodity exchanges, including the American, Boston,
Chicago, New York, Pacific and Philadelphia stock exchanges;
the Chicago Board Options Exchange; the Chicago Board of Trade;
the Chicago Mercantile Exchange; the New York Mercantile Exchange; and other commodity exchanges. A.G. Edwards companies are also members of the National Futures Association and the National Association of Securities Dealers.
                                      44