Form 10-K405, Exhibit 13
period 1999-02-28
EDWARDS A G INC
filed 1999-05-28
CIK 718482

EXHIBIT 13

Management's Financial Discussion
(Year references are to fiscal years ended February 28 unless otherwise specified.)


General Business Environment
A.G. Edwards, Inc., is a holding company which, through its operating subsidiaries (collectively, the Company), provides securities and commodities brokerage, investment banking, trust, asset management, and insurance services to its clients through one of the industry's largest retail branch distribution systems. Its principal subsidiary, A.G. Edwards & Sons, Inc., is a St. Louis-based financial services firm with 639 locations and approximately 14,800 total employees in 49 states and the District of Columbia. The Company's primary business is providing a full range of financial products and services, including investment banking, to its individual, institutional, corporate, governmental and municipal clients. Many factors affect the Company's revenues and profitability, including changes in economic conditions, the level and volatility of interest rates, inflation, political events, investor sentiment and competition from other financial institutions. Because these factors are unpredictable and beyond the Company's control, earnings may fluctuate significantly from period to period.
     The Company's fiscal 1999 was the fourth consecutive year of record profitability. A strong economy, low inflation and low interest rates provided conditions for another year of increased investor activity, record trading volumes and rising stock prices in the domestic equity markets. The mid-year volatility of the equity markets slowed activity slightly, only to rebound to record levels by calendar year end as the Federal Reserve lowered interest rates three times in less than three months. Despite some volatility in interest rates early in fiscal 1999, inflation remained low, resulting in a continuation of lower returns to fixed-income investors. As a result, retail investors continued to shift their holdings to the equity markets.
     The year began with a continuation of the high level of retail investor activity that existed in the prior three years. The Dow Jones Industrial Average (the Dow) began the year at 8,546 and continued its climb to a peak of 9,374 in mid-July. But the fear of inflation, lower corporate earnings and turmoil in the foreign markets sent the Dow tumbling in late July to a low of 7,539 on August
31. After the Federal Reserve began to lower interest rates in September, the Dow rebounded to a record of 9,643 in early January, only to finish the year at 9,307. In spite of this volatility, the Dow ended the year up 9 percent, following a 24 percent gain in 1998. The NASDAQ average jumped 29 percent for the year, following a 35 percent gain in the prior year. Investor demand and volatility in high-tech stocks, particularly Internet companies, fueled the rise in the NASDAQ market and resulted in record NASDAQ volume.

Results of Operations
Revenues, net earnings and earnings per share for the Company reached record levels for the fourth year in a row in 1999. Revenues for the Company rose 12 percent to just more than $2.2 billion from $2.0 billion in 1998. Revenues in 1998 were up 18 percent from $1.7 billion in 1997. Net earnings of $292 million in 1999 increased 9 percent from $269 million in the previous year. Net earnings in 1998 were up 23 percent from $219 million in 1997. Diluted earnings per share for the Company were $3.00 in 1999, versus $2.75 and $2.24 in 1998 and 1997, respectively. The Company's net profit margin was 13.0 percent in 1999, compared to 13.4 percent in 1998 and 12.9 percent in 1997.
     The number of A.G. Edwards financial consultants reached 6,528 at fiscal year end, an increase of 4 percent from the prior year end. The number of locations at the end of 1999 was 639, up from 594 at year-end 1998. The Company intends to continue expanding its distribution system as opportunities present themselves.
     The following table and discussion summarize the changes in the major categories of revenues and expenses for the past two years (dollars in thousands):

Increase (Decrease)                1999 vs. 1998     1998 vs. 1997
Revenues:
Commissions                      $  101,718   9%    $179,125   19%
Principal transactions              (5,930)  (3)     (5,055)   (2)
Investment banking                  28,083   15      34,759    22
Asset management and
 service fees                       90,087   29      65,832    26
Interest                            20,642   11      33,035    22
Other                                2,066   22         (46)   (1)
                                 $ 236,666   12%   $307,650    18%
Expenses:
Compensation and benefits        $ 154,766   12%    $196,000   18%
Communications                       5,689    6       12,692   15
Occupancy and equipment             22,187   23       10,613   12
Floor brokerage and clearance        1,108    6        1,676    9
Interest                             4,192  292         (629) (30)
Other                               15,734   22        4,458    7
                                 $ 203,676   13%    $224,810   17%

Commissions
Commissions are the most significant source of revenue for the Company, accounting for more than 50 percent of total revenue in each year. Commission revenue rose 9 percent, from $1.1 billion in 1998 to $1.2 billion in 1999, and accounted for more than 43 percent of the Company's overall revenue increase in 1999. As commissions are transaction-based revenues, they are influenced by the number and size of client transactions and product mix and may vary considerably from period to period.
     Listed equity securities commissions increased 9 percent ($43 million) and over-the-counter equity commission revenue rose 5 percent ($9 million) in 1999, once again fueled by record trading volumes and higher stock prices on the New York Stock Exchange and the NASDAQ. For the industry, average daily trading volume for 1999 was up 28 percent on the New York Stock Exchange and 24 percent on the NASDAQ. The Company's increases trailed the industry, primarily due to its lesser share of higher institutional volume on the exchanges and its client base not investing as heavily in the high-tech and Internet sectors, which have caused the overall volumes to rise significantly.
     Company revenues from mutual fund sales rose 11 percent ($27 million) in 1999. Investor demand continued to be high for mutual funds in spite of a volatile year in the equity markets. Industry-wide, cash flows into funds remained strong with only the month of August resulting in a net cash outflow. Following this trend, sales of variable annuities increased 13 percent ($16 million) for 1999.
     Fiscal 1998's 19 percent ($179 million) increase in total commissions over fiscal 1997 reflected increased retail investor activity due to higher stock prices and trading volumes as well as strong cash flows into mutual funds and variable annuities in 1998 compared with 1997.

Principal Transactions
The Company maintains inventories of debt and equity securities to satisfy investor demand and, therefore, effects certain transactions with its clients by acting as principal. Realized and unrealized gains and losses result from holding securities positions for resale to investors and are included in principal transaction revenue.
     Principal transaction revenue decreased 3 percent ($6 million) in 1999, due to reduced client demand for debt securities as a result of lower yields and the strength of the equity markets. Revenue from sales of government debt securities declined 22 percent ($10 million) but was partially offset by a combined 5 percent ($5 million) rise from sales of municipal and corporate debt securities. The decline in government securities sales and the increase in sales of municipal and corporate debt securities was primarily due to client demand shifting from government to municipal and corporate debt securities as a result of a widening of the interest rate yield spreads.
     Revenues from principal transactions decreased 2 percent ($5 million) in 1998 as compared to 1997. Revenue from sales of municipal debt securities in 1998 decreased 8 percent ($6 million) due to lower yields and the strength of the equity markets.

Investment Banking
The Company derives investment banking revenue from underwriting public offerings of securities for corporate and governmental entities for sale to its clients. The Company also provides advisory services to these same corporate and governmental entities.
     In 1999, investment banking revenue increased 15 percent ($28 million) due to the Company's participation in the industry-wide record levels of underwriting as domestic and foreign corporations raised record capital in U.S. markets during calendar 1998. Underwriting fees and selling concessions increased 7 percent ($11 million) in 1999, principally because of a 9 percent ($10 million) increase in revenue from corporate equity issues in 1999. The initial public offering market continued to be strong, as did client demand for equity-based unit trusts. Management fees increased 43 percent ($17 million) due to participation as manager or co-manager in a larger number of corporate offerings coupled with increased activity in mergers and acquisitions this year.
     In 1998, favorable market conditions for investment banking activities resulted in revenue growth of 22 percent ($35 million) over 1997. Underwriting fees and selling concessions advanced 33 percent ($38 million) in 1998, principally because of a 46 percent ($42 million) increase in revenue from corporate equity and debt issues in 1998, which was partially offset by a 7 percent ($3 million) decline in management fees.

Asset Management and Service Fees
Asset management and service fees consist primarily of revenues earned from providing support and services in connection with client assets under third-party management, including mutual funds, and the Company's trust services. These revenues include fees based on the amount of client assets under management and transaction-related fees, as well as fees related to the administration of custodial and other specialty accounts.
     Asset management and service fees rose $90 million in 1999, an increase of 29 percent. Fees from third-party mutual funds were 24 percent ($47 million) higher than 1998's fees, reflecting the strong industry-wide cash flows into funds and higher market valuations of existing assets. Fees resulting from the administration of client assets under third-party management and from the Company's management services improved 57 percent ($40 million) in 1999. The average number of these accounts increased 61 percent, while the total assets in these programs grew from $9.5 billion at the end of 1998 to $11.8 billion by the close of 1999, an increase of 24 percent.
     The 1998 increase in asset management and service fees of 26 percent ($66 million) over 1997 was primarily due to a 24 percent ($37 million) jump in service fees from third-party mutual funds. Fees from the Company's management services in 1998 rose 57 percent ($26 million) as a result of the growth in the number of client accounts and higher market valuations of existing assets.

Interest
The Company earns interest revenue principally from financing its clients' margin accounts, debt securities carried in inventory for resale and short-term investments. Interest revenue rose 11 percent ($21 million) in 1999, primarily because of a 14 percent ($21 million) increase in interest earned on margin accounts. The increase resulted from an 18 percent rise in average margin debits partially offset by slightly lower interest rates charged on margin accounts in the later part of the year. Interest revenues from securities owned increased
$4 million, while interest earned on short-term investments decreased $5 million as inventory levels were higher and average short-term investments declined.
     The 1998 versus 1997 increase in interest revenue was principally due to a 27 percent ($31 million) increase in interest earned on margin accounts as a result of a 24 percent rise in average margin balances and from increased revenue from securities owned.

Expenses
Compensation and benefits, the major component of the Company's overall expenses, rose 12 percent ($155 million) in 1999 and 18 percent ($196 million) in 1998. A significant portion of this expense is variable in nature and directly relates to commissionable sales and to the Company's profitability. The year-to-year comparisons generally reflect the increases in revenue and profitability in both 1999 and 1998. General and administrative salary expense increased 17 percent ($37 million) in 1999 and 17 percent ($31 million) in 1998 because of general salary increases and an 11 percent growth in the number of support employees in 1999 and 12 percent in 1998.
     Communication expense rose 6 percent ($6 million) in 1999, primarily because of increased business volume coupled with branch expansion. Occupancy and equipment increased 23 percent ($22 million) in 1999, principally because of branch and headquarters expansion and the cost associated with the purchase of technology-related equipment. All remaining expenses increased a combined 22 percent ($21 million) over last year due to branch and headquarters expansion and increased security transactions.
     In 1998, all non-compensation-related expenses increased a combined 11 percent ($29 million), mainly as a result of expansion.

Income Taxes
For information concerning the provision for income taxes and information regarding the difference between effective tax rates and statutory rates, see Note 6 (Income Taxes) of the Notes to Consolidated Financial Statements.


Liquidity and Capital Resources
The Company's assets fluctuate in the normal course of business, primarily because of the timing of certain transactions. Securities-loaned transactions and related securities-borrowed transactions decreased from fiscal 1998, reflecting management's re-evaluation of the profitability of this activity. Customer receivables continued to increase in 1999 as a result of business expansion and the increased participation by clients in the markets during the past year. The decrease in government securities inventory from 1998, and the related decrease in payables to brokers and dealers, was due to an underwriting of government securities which was in progress at February 28, 1998.

     The principal sources for financing the Company's business are stockholders' equity and cash generated from operations. Average bank borrowings of $35 million in 1999, $11 million in 1998 and $2 million in 1997 were primarily used to finance customer receivables. Capital expenditures for the past three years have been financed primarily from operations. The Company plans to purchase additional land adjacent to its St. Louis headquarters with the intent to construct an additional office building, a training/conference center and a parking garage. As these projects are in the early planning stage of development, the costs associated with them are unknown. These projects are expected to be financed primarily from operations.
     Under the Company's stock repurchase program, which began in May 1996, the Company is authorized to repurchase up to 33 million shares of the Company's common stock over a 5 1/2 year period ending in 2001, in part to offset the issuance of stock under the employee stock plans. The Company purchased 4.9 million and 3.4 million shares at aggregate costs of $180 million and $106 million in 1999 and 1998, respectively. At February 28, 1999, a total of 11.3 million shares had been purchased under this program. These treasury shares were purchased with funds generated from operations and proceeds from employee stock plans. Future treasury share purchases, dividend payments and the costs of expansion are expected to be financed from the same sources.
     The Company has adequate sources of credit available, if needed, to finance higher trading volumes, branch expansion, stock repurchases and major capital expenditures.
     The Company's principal subsidiary, A.G. Edwards & Sons, Inc., is required by the Securities and Exchange Commission (SEC) to maintain specified amounts of liquid net capital to meet its obligations to clients -- see Note 5 (Net Capital Requirements) of the Notes to Consolidated Financial Statements. Under such rules, the subsidiary would be restricted from expanding its business, paying cash dividends or advancing loans to affiliates if its net capital were to go below certain levels. The rules also require A.G. Edwards & Sons, Inc., to notify and sometimes obtain approval from the SEC and other regulatory organizations for substantial withdrawals of capital and loans to affiliates. A.G. Edwards & Sons, Inc.'s net capital in excess of these levels was approximately $909 million on February 28, 1999, up from $873 million the previous year.


Year 2000
This section is a Year 2000 readiness disclosure pursuant to the provisions of the Year 2000 Information Readiness and Disclosure Act.
     The "Year 2000" issue arose because many computer hardware and software systems use only two digits to represent the year. As a result, these systems and programs may not accurately calculate dates beyond December 31, 1999, causing system failures or miscalculations. The Company, along with the entire financial services industry, is heavily reliant on computer technology. As such, any unresolved Year 2000 issues of the Company, other industry members or entities that support the industry may result in a material and negative impact on the Company's operations or financial condition. While the Company has contacted significant third parties concerning their Year 2000 progress, there can be no assurance that these other parties have provided accurate and complete information concerning their Year 2000 efforts.
     With respect to its internal systems, the Company's efforts to remediate the Year 2000 issues are proceeding according to plan. Mission critical systems have been assessed, modified, tested and placed in production. Non-critical and non-information technology systems have been assessed, with modifications and testing scheduled to be complete in June 1999. The Company is currently participating in an industry-wide testing program with other broker-dealers, clearing organizations, securities exchanges and depository institutions. The Securities Industry Association has reported that preliminary results of the testing program have been favorable. In addition, the Company will continue both internal and point-to-point testing with significant counterparties throughout calendar 1999.
     Management estimates the total cost of the Company's Year 2000 efforts will not exceed $15 million. Most of these costs have already been incurred and expensed. Actual costs may differ materially from this estimate.
     The Company has incorporated various Year 2000 issues into its corporate contingency plans. The plans include steps to address internal system processing errors that may occur after December 31, 1999. Consideration was given to alternatives for mission critical third parties. However, management believes that the Company's primary mission critical third parties are securities and commodities exchanges, clearing associations, and utilities, and that the industry currently has no available alternatives for most or all of these entities.

Risk Management
General The business activities of the Company expose it to a variety of risks. Management of these risks is necessary for the long-term profitability of the Company. The Company manages these risks through the establishment of numerous policies, procedures and controls. The most significant risks that affect the Company are market risk and credit risk. Credit risk is discussed in Note 9 (Financial Instruments ---- Off-balance Sheet Risk and Concentration of Credit
Risk) of the Notes to Consolidated Financial Statements.
Market Risk Market risk is the risk of loss to the Company resulting from changes in interest rates, equity prices or both. The Company is exposed to market risk since it maintains positions in fixed-income and equity securities. The Company primarily manages its risk through the establishment of trading policies and guidelines and through the implementation of control and review procedures. The Company has a hands-on management philosophy which provides for clear communication between all responsible parties throughout the trading day.
     The Company's policy is to purchase inventory to provide investment product for its clients. As a result, the Company purchases only inventory which it believes it can readily sell to its clients, thus reducing the Company's exposure to liquidity but not to market fluctuations. In addition, maximum inventory guidelines are set by the Executive Committee for fixed-income and equity securities, subject to certain limited exceptions.
     Capital management and control are accomplished through review, by product managers and members of management outside of the trading area, of various reports, including reports that show current inventory profit and loss, inventory positions exceeding set limits, and aged positions. Additionally, real-time capital management data is available for intraday assessments.
     The Company does not act as a dealer, trader or end-user of complex derivative products, such as swaps, collars and caps. The Company provides advice and guidance on complex derivative products to selected clients; however, this activity does not involve the Company acquiring a position or commitment in these products. The Company will occasionally hedge a portion of its debt inventory through the use of financial futures contracts, with related profits and losses recorded in income. These transactions are not material to the Company's financial condition or results of operations.
Equity Price Risk Equity price risk refers to the risk of changes in the level or volatility of the price of equity securities. The Company is exposed to this risk as a result of its market-making activities. At February 28, 1999, the potential daily loss in fair value of equity securities was not material. Interest Rate Risk Interest rate risk refers to the risk of changes in the level or volatility of interest rates, the speed of payments on mortgage-backed securities, the shape of the yield curve and credit spreads. The Company is exposed to this risk as a result of maintaining inventories of interest-rate-sensitive financial instruments. This is the Company's primary market risk.
     For the purposes of the SEC's disclosure requirements, the Company has elected to use the sensitivity approach to express the potential decrease in the fair value of the Company's interest-rate-sensitive financial instruments. The Company calculated the potential loss in fair value of its debt inventory by calculating the change in offering price of each inventory item resulting from a 10 percent increase in either the Treasury Yield curve for taxable products or the Municipal Market Data Corporation's AAA rated yield curve for tax-exempt products. Using this method, if such a 10 percent increase in yield were to occur, the Company calculated a potential loss in fair value of its debt inventory, at February 28, 1999, of $8.9 million.


******************************************************************************


Forward-Looking Statements
The Management's Financial Discussion, including the discussion under "Year 2000," contains forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, third-party or Company failures to achieve timely, effective remediation of the Year 2000 issues, general economic conditions, actions of competitors, regulatory actions, changes in legislation and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this Annual Report. The Company does not undertake any obligation to publicly update any forward-looking statements.



Year Ended:                                             1999           1998           1997           1996           1995
(In thousands, except per share amounts)
Revenues
Commissions:
  Listed Securities                             $    505,226   $    462,276   $    365,908   $    338,241   $    236,629
  Options                                             49,830         44,188         33,850         29,432         21,576
  Over-the-Counter Securities                        199,472        190,092        178,752        142,696         80,525
  Mutual Funds                                       281,782        255,005        214,029        184,616        142,653
  Commodities                                         15,518         16,315         16,038         16,448         15,261
  Insurance                                          149,691        131,925        112,099         90,150         77,117
  Total                                            1,201,519      1,099,801        920,676        801,583        573,761
Principal Transactions:
  Equities                                            60,538         61,184         58,427         55,334         37,565
  Debt Securities                                    141,484        146,768        154,580        151,033        203,460
  Total                                              202,022        207,952        213,007        206,367        241,025
Investment Banking:
  Underwriting Fees and Selling Concessions          163,419        152,029        114,426         80,572         70,156
  Management Fees                                     55,582         38,889         41,733         24,427         22,574
  Total                                              219,001        190,918        156,159        104,999         92,730
Asset Management and Service Fees                    405,385        315,298        249,466        199,593        157,859
Interest:
  Margin Account Balances                            170,982        149,738        118,373        107,192         89,971
  Securities Owned and Deposits                       30,530         31,132         29,462         27,150         15,548
  Total                                              201,512        180,870        147,835        134,342        105,519
Other                                                 11,360          9,294          9,340          7,583          7,448
  Total Revenues                                   2,240,799      2,004,133      1,696,483      1,454,467      1,178,342
Expenses
Compensation and Benefits                          1,431,697      1,276,931      1,080,931        929,755        756,736
Communications                                       104,638         98,949         86,257         80,364         74,708
Occupancy and Equipment                              118,683         96,496         85,883         79,077         73,108
Floor Brokerage and Clearance                         20,933         19,825         18,149         16,275         14,355
Interest                                               5,628          1,436          2,065          3,153          6,818
Other Operating Expenses                              88,433         72,699         68,241         69,561         53,288
  Total Expenses                                   1,770,012      1,566,336      1,341,526      1,178,185        979,013
Earnings Before Income Taxes                         470,787        437,797        354,957        276,282        199,329
Income Taxes                                         178,670        168,500        135,900        105,700         75,210
Net Earnings                                    $    292,117   $    269,297   $    219,057   $    170,582   $    124,119
Per Share Data
Diluted Earnings                                $       3.00   $       2.75   $      2.24    $      1.77    $       1.33
Basic Earnings                                  $       3.07   $       2.81   $      2.29    $      1.80    $       1.35
Dividends Declared                              $       0.57   $       0.51   $      0.44    $      0.40    $       0.37
Book Value                                      $      17.16   $      15.21   $     13.12    $     11.33    $       9.84
Other Data
Total Assets                                    $  3,803,132   $  4,193,328   $ 4,244,340    $ 3,102,085    $  2,224,282
Stockholders' Equity                            $  1,627,737   $  1,463,121   $ 1,261,303    $ 1,088,684    $    919,281
Dividends Declared                              $     54,002   $     48,740   $    41,851    $    37,769    $     34,200
Return on Average Equity                               18.9%          19.8%         18.6%          17.0%           14.5%
Pretax Return on Average Equity                        30.5%          32.1%         30.2%          27.5%           23.3%
Net Earnings as a Percent of Revenues                  13.0%          13.4%         12.9%          11.7%           10.5%
Average Common and Common
  Equivalent Shares Outstanding (Diluted)             97,322         98,051        97,816         96,644          93,267
Average Common Shares
  Outstanding (Basic)                                 95,252         95,950        95,483         94,621          91,809

Share and per share data have been restated for stock splits and stock dividends.


Year Ended:                                            1994           1993           1992           1991           1990
(In thousands, except per share amounts)
Revenues
Commissions:
  Listed Securities                             $   273,363    $   231,312    $   203,936    $   140,096    $   129,288
  Options                                            21,135         19,167         21,745         20,002         18,141
  Over-the-Counter Securities                        94,075         69,199         69,415         38,842         38,236
  Mutual Funds                                      244,357        191,643        145,494         80,158         69,998
  Commodities                                        16,766         13,016         13,941         12,322         11,941
  Insurance                                          74,862         46,757         47,343         39,514         40,424
   Total                                            724,558        571,094        501,874        330,934        308,028
Principal Transactions:
  Equities                                           40,260         31,266         23,157         10,922         11,741
  Debt Securities                                   146,705        184,040        165,284        145,732        116,624
   Total                                            186,965        215,306        188,441        156,654        128,365
Investment Banking:
Underwriting Fees and Selling Concessions           111,379         87,061         77,464         44,167         42,395
  Management Fees                                    35,594         21,251         13,389         11,161         11,542
   Total                                            146,973        108,312         90,853         55,328         53,937
Asset Management and Service Fees                   138,952        109,483         88,344         61,455         47,321
Interest:
Margin Account Balances                              60,491         50,098         47,026         51,209         50,489
  Securities Owned and Deposits                      14,074         14,631         16,915         15,025         14,817
   Total                                             74,565         64,729         63,941         66,234         65,306
Other                                                 6,628          5,464          5,206          4,302          4,066
  Total Revenues                                  1,278,641      1,074,388        938,659        674,907        607,023
Expenses
Compensation and Benefits                           828,409        692,127        594,404        422,524        374,119
Communications                                       73,048         66,899         62,468         58,323         52,527
Occupancy and Equipment                              67,258         61,701         56,035         49,783         42,560
Floor Brokerage and Clearance                        15,062         15,016         13,741         11,461         10,031
Interest                                              1,113          1,886          1,186          4,229          6,314
Other Operating Expenses                             50,180         46,774         42,793         36,925         29,948
  Total Expenses                                  1,035,070        884,403        770,627        583,245        515,499
Earnings Before Income Taxes                        243,571        189,985        168,032         91,662         91,524
Income Taxes                                         88,700         70,560         62,500         32,500         32,700
Net Earnings                                    $   154,871    $   119,425    $   105,532    $    59,162    $    58,824
Per Share Data
Diluted Earnings                                $      1.71    $      1.38    $      1.25    $      0.73    $      0.73
Basic Earnings                                  $      1.75    $      1.40    $      1.28    $      0.74    $      0.74
Dividends Declared                              $      0.35    $      0.29    $      0.25    $      0.19    $      0.19
Book Value                                      $      8.72    $      7.11    $      5.89    $      4.79    $      4.30
Other Data
Total Assets                                    $ 2,236,590    $ 2,111,192    $ 1,577,143    $ 1,402,627    $ 1,126,004
Stockholders' Equity                            $   790,367    $   615,240    $   492,010    $   385,869    $   343,539
Dividends Declared                              $    30,843    $    24,624    $    20,622    $    15,480    $    15,185
Return on Average Equity                              22.0%          21.6%          24.0%          16.2%          18.3%
Pretax Return on Average Equity                       34.7%          34.3%          38.3%          25.1%          28.4%
Net Earnings as a Percent of Revenues                 12.1%          11.1%          11.2%           8.8%           9.7%
Average Common and Common
Equivalent Shares Outstanding (Diluted)              90,530         86,740         84,152         81,023         80,884
Average Common Shares
  Outstanding (Basic)                                88,643         85,421         82,331         80,205         79,976

Share and per share data have been restated for stock splits and stock dividends.

Consolidated Balance Sheets

                                                                      February 28,    February 28,
(In thousands, except share amounts)                                          1999           1998
Assets
Cash and cash equivalents                                              $    99,499     $    84,764
Cash and government securities, segregated
  under federal and other regulations                                       57,959          57,294
Securities purchased under agreements to resell                             14,838         204,363
Securities borrowed                                                        243,507         786,119
Receivables:
  Customers                                                              2,626,316       2,229,128
  Brokers, dealers and clearing organizations                               27,855          12,521
  Fees, dividends and interest                                              52,077          47,287
Securities inventory, at fair value:
  State and municipal                                                      144,180         142,692
  Government and agencies                                                   50,618         209,247
  Corporate                                                                 72,297          51,714
Property and equipment, at cost, net of accumulated depreciation
  and amortization of $276,229 and $229,938                                240,367         230,158
Deferred income taxes                                                       88,312          70,432
Other assets                                                                85,307          67,609
                                                                       $ 3,803,132     $ 4,193,328
Liabilities and Stockholders' Equity
Checks payable                                                            $226,516     $   203,017
Securities loaned                                                          229,542         820,918
Payables:
  Customers                                                                949,076         920,791
  Brokers, dealers and clearing organizations                               68,419         185,756
Securities sold but not yet purchased, at fair value                        45,659          19,141
Employee compensation and related taxes                                    578,073         505,731
Income taxes                                                                24,645          17,137
Other liabilities                                                           53,465          57,716
  Total Liabilities                                                      2,175,395       2,730,207
Stockholders' Equity:
  Preferred stock, $25 par value:
     Authorized, 4,000,000 shares, none issued
  Common stock, $1 par value:
     Authorized, 550,000,000 and 250,000,000 shares
     Issued, 96,463,114 shares                                              96,463          96,463
  Additional paid-in capital                                               239,998         217,862
  Retained earnings                                                      1,348,094       1,160,532
                                                                         1,684,555       1,474,857
  Less:  Treasury stock, at cost (1,625,042 and 284,173 shares)             56,818          11,736
  Total Stockholders' Equity                                             1,627,737       1,463,121
                                                                       $ 3,803,132     $ 4,193,328

See Notes to Consolidated Financial Statements.


Consolidated Statements of Earnings


                                                                            Year Ended February 28,
(In thousands, except per share amounts)                            1999              1998             1997
Revenues
Commissions                                                  $ 1,201,519      $  1,099,801      $   920,676
Principal transactions                                           202,022           207,952          213,007
Investment banking                                               219,001           190,918          156,159
Asset management and service fees                                405,385           315,298          249,466
Interest                                                         201,512           180,870          147,835
Other                                                             11,360             9,294            9,340
                                                               2,240,799         2,004,133        1,696,483
Expenses
Compensation and benefits                                      1,431,697         1,276,931        1,080,931
Communications                                                   104,638            98,949           86,257
Occupancy and equipment                                          118,683            96,496           85,883
Floor brokerage and clearance                                     20,933            19,825           18,149
Interest                                                           5,628             1,436            2,065
Other                                                             88,433            72,699           68,241
                                                               1,770,012         1,566,336        1,341,526
Earnings Before Income Taxes                                     470,787           437,797          354,957
Income Taxes                                                     178,670           168,500          135,900
Net Earnings                                                 $   292,117      $    269,297      $   219,057
Earnings per share:
Diluted                                                            $3.00             $2.75            $2.24
Basic                                                              $3.07             $2.81            $2.29

See Notes to Consolidated Financial Statements.

                                      25


Consolidated Statements of Stockholders' Equity


Three Years Ended February 28, 1999                    Additional
(In thousands, except per share amounts)    Common        Paid-in       Retained    Treasury
                                             Stock        Capital       Earnings       Stock          Total
Balances, March 1, 1996                   $  64,313    $  232,058   $    798,805   $ (6,492)    $ 1,088,684
Net earnings                                                             219,057                    219,057
Dividends declared
  $0.44 per share                                                       (41,851)                   (41,851)
Treasury stock acquired                                                             (64,805)       (64,805)
Stock issued:
  Employee stock
     purchase/option plans                                  3,403        (9,444)      42,938         36,897
  Restricted stock                                          1,221          1,997      20,103         23,321
Balances, February 28, 1997                  64,313       236,682        968,564     (8,256)      1,261,303
Net earnings                                                             269,297                    269,297
Dividends declared
  $0.51 per share                                                       (48,740)                   (48,740)
Treasury stock acquired                                                            (106,006)      (106,006)
Stock issued:
  Employee stock
     purchase/option plans                                  7,667       (29,774)      78,677         56,570
  Restricted stock                                          5,824          1,185      23,849         30,858
Stock split 3-for-2                          32,150      (32,150)
Cash paid for fractional shares                             (161)                                     (161)
Balances, February 28, 1998                  96,463       217,862      1,160,532    (11,736)      1,463,121
Net earnings                                                             292,117                    292,117
Dividends declared
  $0.57 per share                                                       (54,002)                   (54,002)
Treasury stock acquired                                                            (180,175)      (180,175)
Stock issued:
  Employee stock
     purchase/option plans                                 13,770       (52,177)     108,657         70,250
  Restricted stock                                          8,366          1,624      26,436         36,426
  Balances, February 28, 1999             $  96,463    $  239,998   $  1,348,094   $(56,818)    $ 1,627,737

See Notes to Consolidated Financial Statements.

                                      26



Consolidated Statements of Cash Flows

                                                                                Year Ended February 28,
(In thousands)                                                            1999             1998            1997
Cash Flows From Operating Activities
Net earnings                                                        $  292,117       $  269,297      $  219,057
Noncash items included in earnings:
  Depreciation and amortization                                         47,564           37,855          33,066
  Expense of restricted stock awards                                    28,149           25,155          22,173
  Deferred income taxes                                                (17,880)         (13,874)        (13,944)
(Increase) decrease in operating assets:
  Segregated cash and government securities                               (665)         343,697           1,794
  Securities borrowed                                                  542,612          606,745        (779,598)
  Receivable from brokers, dealers and clearing organizations          (15,334)           2,114            (714)
  Receivable from customers                                           (397,188)        (551,774)       (249,291)
  Fees, dividends and interest receivable                               (4,790)          (6,218)         (4,458)
  Securities inventory                                                 136,558         (239,686)         31,825
  Other assets                                                           4,472           (7,000)         (4,930)
Increase (decrease) in operating liabilities:
  Checks payable                                                        23,499           28,281          25,766
  Securities loaned                                                   (591,376)        (637,508)        797,937
  Payable to brokers, dealers and clearing organizations              (117,337)         137,914         (30,805)
  Payable to customers                                                  28,285          104,123          96,679
  Securities sold but not yet purchased                                 26,518            1,471          (4,201)
  Employee compensation and related taxes                               72,342           91,554          83,079
  Income taxes                                                           7,508            3,601             906
  Other liabilities                                                     (5,923)          16,730          (1,021)
Net cash from operating activities                                      59,131          212,477         223,320
Cash Flows From Investing Activities
Securities purchased under agreements to resell                        189,525           (4,363)       (107,987)
Purchase of property and equipment                                     (57,773)         (78,218)        (44,305)
Long-term investments included in other assets                         (22,170)         (16,301)          6,499
Net cash from investing activities                                     109,582          (98,882)       (145,793)
Cash Flows From Financing Activities
Employee stock transactions                                             78,527           62,273          38,045
Purchase of treasury stock                                            (180,175)        (106,006)        (64,805)
Cash dividends paid                                                    (52,330)         (47,736)        (40,555)
Cash paid for fractional shares                                                            (161)
Net cash from financing activities                                    (153,978)         (91,630)        (67,315)
Net Increase in Cash and Cash Equivalents                               14,735           21,965          10,212
Cash and Cash Equivalents, at Beginning of Year                         84,764           62,799          52,587
Cash and Cash Equivalents, at End of Year                           $   99,499       $   84,764      $   62,799

Interest payments totaled $5,585 in 1999, $3,245 in 1998 and $2,650 in 1997. Income taxes paid totaled $168,748 in 1999, $165,618 in 1998 and $145,216 in 1997.

Supplemental disclosures of noncash financing activities:
     Restricted stock awards, net of forfeitures, totaled $28,602 in 1999, $24,818 in 1998 and $21,768 in 1997.

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements
(Three years ended February 28, 1999)
(Dollars in thousands, except per share amounts)

1. Summary of Significant Accounting Policies
Basis of Financial Information The consolidated financial statements include the accounts of A.G. Edwards, Inc., and its wholly owned subsidiaries (collectively referred to as the Company) and are prepared in conformity with generally accepted accounting principles. In accordance with generally accepted accounting principles and industry practice, management has made use of estimates concerning certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and certain revenues and expenses during the reporting period. Actual results could differ from these estimates. All material intercompany balances and transactions have been eliminated in consolidation. Where appropriate, prior years' financial information has been reclassified to conform with the current-year presentation.
     The Company operates, and is managed, as a single business segment, that of providing investment services to its clients. The Company offers a wide range of services designed to meet clients' individual investment needs, including securities and commodities brokerage, asset management, insurance, trust, investment banking, and other related services. These services are provided by more than 6,500 financial consultants in more than 630 branch locations of the Company's principal subsidiary, A.G. Edwards & Sons, Inc. Since these services are provided using the same sales and distribution personnel, support services and facilities, and all are provided to meet the needs of its clients, the Company does not identify or manage assets, revenues or expenses resulting from any service, or class of services, as a separate business segment. With headquarters in St. Louis, A.G. Edwards & Sons, Inc. has offices in 49 states and the District of Columbia.
Cash and Cash Equivalents Cash and cash equivalents consist of cash and highly liquid investments with maturities of 90 days or less at the date of acquisition.
Securities Transactions Securities purchased under agreements to resell (Resale Agreements) and securities sold under agreements to repurchase are recorded at the contractual amounts that the securities will be resold/repurchased, including accrued interest. The Company's policy is to obtain possession or control of securities purchased under Resale Agreements and to obtain additional collateral when necessary to minimize the risk associated with this activity. Securities borrowed and securities loaned are recorded at the amount of the cash collateral provided for securities-borrowed transactions and received for securities-loaned transactions, respectively. The adequacy of the collateral is continuously monitored and adjusted when deemed necessary to minimize the risk associated with this activity. Substantially all of these transactions are executed under master netting agreements, which give the Company right of offset in the event of counterparty default.
     Customer securities transactions are recorded on settlement date. Revenues and related expenses for transactions executed but unsettled are accrued on a trade-date basis. Receivables from and payables to customers include amounts due on cash and margin transactions. Securities owned by customers, including those that collateralize margin or other similar transactions, are not reflected on the Consolidated Balance Sheets.
     Securities inventory, securities sold but not yet purchased, and securities segregated under federal and other regulations are recorded on a trade-date basis and are carried at fair value. Fair value is based on quoted market or dealer prices, pricing models, or management's estimates. Unrealized gains and losses are reflected in revenue.
Investment Banking Investment banking revenue, which includes underwriting fees, selling concessions and management fees, is recorded when services for the transaction are substantially completed. Transaction-related expenses are deferred and later expensed to match revenue recognition. Stock-Based Compensation The Company applies the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), and related interpretations to account for its employee stock plans. Based on the provisions of the plans, no compensation expense has been recognized for options issued under these plans.
     Restricted stock awards are expensed in the year granted, which coincides with the defined service period.
Property and Equipment Depreciation of buildings is provided using both straight-line and accelerated methods over estimated useful lives of 15 to 45 years. Leasehold improvements are amortized over the lesser of the life of the lease or estimated useful life of the improvement. Depreciation of equipment is provided over estimated useful lives of five to 10 years using both straight-line and accelerated methods.
Income Taxes Income tax expense is provided for using the asset and liability method, under which deferred tax assets and liabilities are determined based upon the temporary differences between the financial statement and income tax bases of assets and liabilities, using current tax rates. The Company files a consolidated federal income tax return.

Comprehensive Earnings Effective March 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which established standards for the reporting and display of comprehensive earnings and its components. Comprehensive earnings for each of the three years in the period ended February 28, 1999, was equal to the Company's net earnings.
Recent Accounting Pronouncements The Company adopted Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosure about Segments of an Enterprise and Related Information," which established standards for the disclosure requirements related to segments.
     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for fiscal periods beginning after June 15, 1999. The statement establishes accounting and reporting standards for derivative instruments and hedging activities. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

2. Bank Loans
Bank loans are short-term borrowings with interest generally based on the federal funds rate. Such loans are payable on demand and may be unsecured or collateralized by customer-owned securities held in margin accounts. The average of such borrowings was $34,620 in 1999, $10,656 in 1998 and $2,191 in 1997, at
effective interest rates of 5.8 percent, 6.0 percent and 5.8 percent, respectively. Substantially all such borrowings were secured by customer-owned securities. There were no borrowings outstanding at February 28, 1999 and 1998.

3. Employee Stock Plans
The Company applies the provisions of APB No. 25 to account for its employee stock plans. If compensation expense for the Company's stock option and stock purchase plans was determined based on the estimated fair value of the options granted, consistent with SFAS No. 123, "Accounting for Stock Based Compensation," the Company's net earnings and earnings per share would have been as follows:

                                       1999        1998        1997
Pro forma net earnings             $280,000    $258,000    $214,000
Pro forma earnings per share:
Diluted                               $2.87       $2.63       $2.19
Basic                                 $2.94       $2.69       $2.24


The Black-Scholes option pricing model was used to calculate the estimated fair value of the options.
Employee Stock Purchase Plan Options to purchase 1,875,000 shares of common stock granted to employees under the Company's stock purchase plan are exercisable October 1, 1999, at 85 percent of market price based on dates specified in the plan. Employees purchased 1,872,249 shares at $25.29 per share in 1999, 1,871,400 shares at $20.64 per share in 1998 and 1,870,325 shares at
$14.98 per share in 1997. Treasury shares were utilized for all of the shares purchased. The fair value of the options granted under this plan was estimated using the following assumptions for 1999, 1998 and 1997, respectively: dividend yield of 1.51 percent, 1.34 percent and 2.21 percent; an expected life of one year; expected volatility of 43 percent, 34 percent and 25 percent; and risk-free interest rates of 4.55 percent, 5.68 percent and 5.74 percent. The fair value of the options granted in 1999, 1998 and 1997 was $7.52, $8.16 and $3.93, respectively.
Restricted Stock and Stock Options Under the Company's Incentive Stock Plan, three types of benefits may be granted to officers and key employees: restricted stock, stock options and stock appreciation rights. Such awards are subject to forfeiture upon termination of employment during a restricted period. Through February 28, 1999, no stock appreciation rights had been granted.
     Restricted stock awards are made, and shares issued, without cash payment by the employee. The shares are restricted for a vesting period, generally three years from the award date. Eligible employees as of February 28, 1999, were awarded 882,623 shares with a market value of $28,685. At February 28, 1998 and 1997, the awards were 597,595 and 1,040,724 shares, respectively, with corresponding market values of $25,732 and $22,070. Treasury shares were utilized for these awards.
     Nonqualified stock options are granted to purchase common stock at 100 percent of market value at date of grant. Such options are exercisable beginning three years from date of grant and expire eight years from date of grant, or earlier upon termination of employment. The fair value of each option grant was estimated at the date of grant using the following assumptions for 1999, 1998 and 1997, respectively: dividend yield of 1.51 percent, 1.34 percent and 2.21 percent; expected lives of six years; expected volatility of 43 percent, 34 percent and 25 percent; risk-free interest rates of 5.49 percent, 5.70 percent and 6.41 percent; and a forfeiture rate of 6 percent, 6 percent and 8 percent. The fair value of options granted under this plan in 1999, 1998 and 1997 was $13.92, $16.35 and $6.29, respectively.

     A summary of the status of the Company's stock options as of February 28, 1999, 1998 and 1997, and changes during the years ended on those dates is presented as follows:

                                                         1999                     1998                     1997
                                         Shares     Weighted-     Shares     Weighted-     Shares     Weighted-
                                          (000)       Average      (000)       Average      (000)       Average
                                                     Exercise                 Exercise                 Exercise
                                                        Price                    Price                    Price
Outstanding, beginning of year            4,445        $18.97      4,993        $14.39      4,862        $12.61
Granted                                     968        $32.50        575        $43.06        792        $21.21
Exercised                                  (793)       $12.52     (1,050)       $10.47       (620)       $ 9.18
Forfeited                                   (23)       $11.83        (73)       $17.50        (41)       $13.67
Outstanding, end of year                  4,597        $22.91      4,445        $18.97      4,993        $14.39

Treasury shares utilized for exercises      793                    1,050                      620

The following table summarizes information outstanding stock options at February 28, 1999:

                                              Options Outstanding                     Options Exercisable
     Range of                 Number     Weighted-Average     Weighted-               Number       Weighted-
     Exercise            Outstanding            Remaining       Average          Exercisable         Average
       Prices                  (000)          Contractual      Exercise                 (000)       Exercise
                                             Life (years)         Price                                Price
      $11-$15                  1,507                  2.7        $13.31                 1,507         $13.31
      $16-$20                    796                  5.0        $16.59                   796         $16.59
      $21-$25                    755                  6.0        $21.21                     0
      $30-$35                    968                  8.0        $32.50                     0
      $40-$45                    571                  7.0        $43.06                     0
                               4,597                                                    2,303

4. Employee Profit Sharing Plan
The Company has a defined contribution plan (401(k)) covering substantially all employees whereby the Company is obligated to match, in specified amounts as defined therein, portions of contributions made by eligible employees. Additional contributions may be made at the discretion of the Company and are based on the Company's pretax earnings. The Company expensed $85,308 in 1999, $76,933 in 1998 and $65,754 in 1997 in connection with the 401(k).
     The Company also has an unfunded, nonqualified deferred compensation plan that provides benefits to participants whose contributions from the Company in the 401(k) are subject to Internal Revenue Service limitations. Participants earn interest on these benefits at the broker call rate. The Company expensed $34,799 in 1999, $26,495 in 1998 and $20,092 in 1997 in connection with this plan. At February 28, 1999 and 1998, employee compensation and related taxes included $116,121 and $87,041, respectively, related to this plan.

5. Net Capital Requirements
A.G. Edwards & Sons, Inc., is subject to net capital rules administered by the Securities and Exchange Commission (SEC) and the New York Stock Exchange. Under such rules, this subsidiary must maintain net capital of not less than 2 percent of aggregate debit items, as defined, arising from customer transactions and would be restricted from expanding its business or paying cash dividends or advancing loans to affiliates if its net capital were less than 5 percent of such items. These rules also require A.G. Edwards & Sons, Inc., to notify and sometimes obtain approval of the SEC and other regulatory organizations for substantial withdrawals of capital and loans to affiliates. At February 28, 1999, the subsidiary's net capital of $1,039,169 was 40 percent of aggregate debit items and $987,189 in excess of the minimum required.
     Certain other subsidiaries are also subject to minimum capital requirements that may restrict the payment of cash dividends and advances to A.G. Edwards, Inc. The only restriction with regard to the payment of cash dividends by A.G. Edwards, Inc. is its ability to obtain cash dividends and advances from its subsidiaries, if needed.

6. Income Taxes
The provisions for income taxes consist of:


                           1999          1998         1997
Current:
 Federal              $ 169,286     $ 154,428     $124,871
 State and local         27,264        27,946       24,973
                        196,550       182,374      149,844
Deferred               (17,880)      (13,874)     (13,944)
                      $ 178,670     $ 168,500     $135,900

Deferred income taxes reflect temporary differences in the bases of the Company's assets and liabilities for income tax purposes and for financial reporting purposes, using current tax rates. These temporary differences result in taxable or deductible amounts in future years.
     Deferred tax assets totaled $105,490 at February 28, 1999, and $86,607 at February 28, 1998, and consisted primarily of employee benefits that are not currently deductible. The Company expects to fully realize these deferred tax assets, given the Company's historical levels of earnings and related taxes paid; accordingly, no valuation allowance has been established. Deferred tax liabilities totaled $17,178 at February 28, 1999, and $16,175 at February 28, 1998, and consisted primarily of accelerated depreciation deductions.
     The Company's effective tax rate was 38 percent in 1999, 39 percent in 1998 and 38 percent in 1997, which differed from the federal statutory rate of 35 percent. State and local taxes, net of federal benefit, increased the effective rate by
4 percent in 1999, 1998 and 1997. No other single item had a material impact on the difference in the rates.


7.   Stockholders' Equity
Earnings per Share The following table presents the computations of basic and diluted earnings per share.

                                             1999      1998           1997
Net earnings available to
  common stockholders                   $292,117     $269,297      $219,057

Shares (in thousands):
     Weighted average shares
     outstanding                          95,252       95,950        95,483
  Effect of dilutive common shares:
     Restricted shares                       423          386           557
     Stock purchase plan                     457          392           305
     Stock option plan                     1,190        1,323         1,471
  Dilutive common shares                   2,070        2,101         2,333
Total weighted average
  diluted shares                          97,322       98,051        97,816
Earnings, per Share:
  Diluted                                  $3.00        $2.75         $2.24
  Basic                                    $3.07        $2.81         $2.29


Stock Repurchase Program The Company's stock repurchase program, which began in May 1996, authorizes the Company to repurchase up to 33 million of its outstanding shares over a 5 1/2 year period. The Company purchased 4,871,500 shares with an aggregate cost of $180,175 in 1999, 3,438,000 shares at a cost of $106,006 in 1998 and 3,433,500 shares at a cost of $64,805 in 1997. Repurchased shares are added to treasury stock to be used for employee stock plans and to partially offset the past effect of these plans.
Stockholders' Rights Plan The Company's Stockholders' Rights Plan, as amended, provides for the distribution of one Common Stock Purchase Right for each outstanding share of the Company's common stock. The rights cannot be exercised or traded apart from the common stock until, without the prior consent of the Company, a third party either acquires 20 percent or more of the Company's outstanding common stock or commences a tender or exchange offer that would result in the third party acquiring 20 percent or more of the outstanding common stock. Each right, upon becoming exercisable, entitles the registered holder to purchase one share of common stock for $60 from the Company. If a person actually acquires 20 percent or more of the Company's common stock without the Board of Directors' consent, then each right will entitle its holder, other than the acquiring company, to purchase for $60 the number of shares of the Company's common stock (or in the event of a merger or other business combination, the number of shares of the acquirer's stock) which has a market value of $120. The rights, which are redeemable by the Company at a price of $0.00256 each prior to a person's acquiring 20 percent or more of the Company's common stock, are subject to adjustment to prevent dilution and expire June 22, 2005.

8. Commitments and Contingent Liabilities
The Company has long-term operating leases for office space and communications equipment. Minimum rental commitments under all such noncancelable leases, some of which contain escalation clauses and renewal options, at February 28, 1999, are as follows:

Year ending February 28 (29),
2000                             $53,900
2001                              50,600
2002                              45,400
2003                              39,100
2004                              32,000
Later years                       69,000
                                $290,000

Rental expense under all operating leases and equipment maintenance contracts was $52,657 in 1999, $45,893 in 1998 and $39,598 in 1997.
     In the normal course of business, the Company enters into when-issued and underwriting commitments and delayed-delivery transactions. Settlement of these transactions at February 28, 1999, would not have had a material effect on the consolidated financial statements.

     At February 28, 1999 and 1998, the Company had $128,750 and $109,850, respectively, of outstanding letters of credit, principally to satisfy margin deposit requirements with a clearing corporation. Of these amounts, $10,000 was collateralized by customer-owned securities.
     The Company is a defendant in a number of lawsuits, in some of which plaintiffs claim substantial amounts, relating primarily to its securities and commodities business. While results of litigation cannot be predicted with certainty, management, after consultation with counsel, believes that resolution of all such litigation will have no material adverse effect on the consolidated financial statements of the Company.

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


10. Enterprise Wide Disclosure
The Company provides investment services to its clients through its financial consultants in more than 630 branch offices. Transaction services include commissions and sales credits earned by executing or facilitating the execution of security and commodity trades. Asset management fees are earned by providing portfolio advisory services through third-party managers, including mutual funds, and the Company's in-house portfolio managers. The Company earns interest revenue principally from financing its clients' margin accounts, debt securities carried for resale and short-term investments.
     The following table presents the Company's revenue by type of service for the years ended February 28:

                                   1999         1998              1997
Transaction services          $1,645,230     $1,521,416       $1,312,143
Asset management services        351,831        264,464          201,380
Interest                         201,512        180,870          147,835
Other                             42,226         37,383           35,125
                              $2,240,799     $2,004,133       $1,696,483

Independent Auditors' Report

To The Board of Directors and Stockholders of
A.G. Edwards, Inc.:



We have audited the accompanying consolidated balance sheets of A.G. Edwards, Inc. and subsidiaries as of February 28, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended February 28, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of A.G. Edwards, Inc. and subsidiaries at February 28, 1999 and 1998, and the results of their operations and cash flows for each of the three years in the period ended February 28, 1999, in conformity with generally accepted accounting principles.


/S/DELOITTE & TOUCHE LLP
April 22, 1999
St. Louis, Missouri


QUARTERLY FINANCIAL INFORMATION
(Unaudited)

                 Dividends       Stock Price         Revenues        Earnings              Net         Earnings
                  Declared     Trading Range    (in millions)      Before Tax         Earnings        per Share
                 per Share       High -- Low                    (in millions)    (in millions)    Basic Diluted
Fiscal 1999
by Quarter
First                $0.14     48 13/16 -- 40 1/8      $570.2          $123.9            $76.0     $0.79  $0.78
Second               $0.14     48  7/16 -- 27 1/8      $551.2          $116.8            $72.3     $0.76  $0.74
Third                $0.14     40       -- 25 1/8      $524.3          $109.5            $68.0     $0.72  $0.70
Fourth               $0.15     41       -- 32 1/8      $595.1          $120.6            $75.8     $0.80  $0.78

Fiscal 1998
by Quarter
First                $0.12     25 13/16 -- 20 1/2      $439.3          $ 88.9            $54.5     $0.57  $0.56
Second               $0.13     29  1/8  -- 23 15/16    $509.8          $112.7            $69.2     $0.72  $0.71
Third                $0.13     39       -- 26 9/16     $527.3          $118.0            $72.4     $0.76  $0.73
Fourth               $0.13     43       -- 34 3/8      $527.7          $118.2            $73.2     $0.76  $0.75

[FN]
     Per share data have been restated for stock splits and stock dividends.

Annual Meeting
The 1999 Annual Meeting of Stockholders will be held at the company's headquarters, One North Jefferson, St. Louis, Missouri, on Thursday, June 24, 1999, at 10 a.m. The Notice of Annual Meeting, Proxy Statement and Proxy Voting Card are mailed in May to each stockholder. The Proxy Statement describes the items of business to be voted on at the Annual Meeting and provides information on the Board's nominees for director and their principal affiliations with other organizations, as well as other information about the company.

Quarterly Reports
Mailed in June, September and December, the quarterly reports contain a chairman's letter, a balance sheet and a summary of earnings.

Dividend Payment Dates
The next four anticipated dividend payment dates are July 1 and October 1, 1999, and January 3 and April 3, 2000.

Form 10-K
The Form 10-K Annual Report filed with the Securities and Exchange Commission, which provides further details on A.G. Edwards' business, is available at no charge from the:

Secretary, A.G. Edwards, Inc.
One North Jefferson
St. Louis, Missouri 63103

Stock Exchange Listing
A.G. Edwards, Inc., stock is traded on the New York Stock Exchange. (The stock symbol is AGE.) The approximate number of stockholders on February 28, 1999, was 29,200.

Registrar/Transfer Agent
The Bank of New York
Shareholder Relations Department--11E
P.O. Box 11258
Church Street Station
New York, New York 10286-1258
(800) 524-4458

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