Form 10-K, Exhibit 13
period 2000-02-29
EDWARDS A G INC
filed 2000-05-30
CIK 718482

THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE CONSOLIDATED BALANCE SHEET AND THE CONSOLIDATED STATEMENT OF EARNINGS FOR THE FISCAL YEAR ENDED FEBRUARY 29, 2000, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.

Management's  Financial Discussion

(Year references are to fiscal years ended February 29 (28) unless otherwise specified.)


General Business Environment
A.G. Edwards, Inc., is a holding company whose primary subsidiary is the national brokerage firm of A.G. Edwards & Sons, Inc. Through this and its other operating subsidiaries (collectively, the Company), A.G. Edwards, Inc., provides securities and commodities brokerage, investment banking, trust, asset management and insurance services to its clients through one of the industry's largest retail branch distribution systems. A St. Louis-based financial services firm, the Company has more than 670 locations and approximately 16,500 total employees in 49 states, the District of Columbia and London, England. The Company's primary business is providing a full range of financial products and services, including investment banking, to its individual, institutional, corporate, governmental and municipal clients. Many factors affect the Company's revenues and profitability, including changes in economic conditions, the level and volatility of interest rates, inflation, political events, investor sentiment and competition from other financial institutions, including online trading firms. Because these factors are unpredictable and beyond the Company's control, earnings may fluctuate significantly from period to period.

In addition to competition from firms traditionally engaged in the financial services business, there has been increased competition in recent years from other sources, such as commercial banks, insurance companies, online service providers, sponsors of mutual funds and other companies offering financial services both in the U.S. and globally. The financial services industry also has experienced consolidation and convergence in recent years, as financial institutions involved in a broad range of financial services industries have merged. This convergence trend is expected to continue and could result in the Company's competitors gaining greater capital and other resources, such as a broader range of products and services and geographic diversity. In November 1999, the Gramm-Leach-Bliley Act was enacted, effectively repealing certain sections of the 1933 Glass-Steagall Act. Its passage allows commercial banks, securities firms and insurance firms to affiliate, which may accelerate consolidation and lead to increasing competition in markets which traditionally have been dominated by investment banks and retail securities firms.

The Company's fiscal 2000 was the fifth consecutive year of record profitability. During the year, the Federal Reserve (the Fed) raised the federal funds interest rate from 4.75 percent to 5.75 percent, which contributed to a rise in yields on debt products. However, this did little to dampen investors' enthusiasm for equities as a strong economy and low inflation provided conditions for another year of increased investor activity, record trading volumes and rising stock prices.

The high level of retail investor activity that existed in the prior four years showed no signs of diminishing this year. The Dow Jones Industrial Average (the
Dow) began the year at 9,307 and continued its climb to 11,326 in late August. Inflation fears led the Fed to raise interest rates three times between June 1 and November 30, and the Dow reacted by falling to 10,877 by the end of November. Other than an increase in oil prices, the inflation that the Fed feared never materialized and the economy remained strong. This kept investor confidence high and propelled the Dow to a record close of 11,723 by mid-January. After rising nearly 26 percent from the beginning of the year to its peak in January and following another Fed rate hike on February 1, the Dow experienced a sharp correction and ended the fiscal year at 10,128, trimming its gain to 9 percent and equaling the gain experienced in fiscal 1999. The Nasdaq average experienced no such correction and ended the year at its high of 4,697, an increase of 105 percent in fiscal 2000 after a 29 percent gain in the prior fiscal year. Investor demand for high-tech stocks, particularly Internet companies, fueled the rise in the Nasdaq market and resulted in record Nasdaq volume.

Results of Operations
Revenues, net earnings and earnings per share for the Company reached record levels for the fifth year in a row. Revenues for the Company rose 26 percent to more than $2.8 billion from $2.2 billion in 1999. Revenues in 1999 were up 12 percent from more than $2 billion in 1998. Net earnings in 2000 increased 31 percent to $383 million from $292 million in the previous year. Net earnings in 1999 were up 9 percent from $269 million in 1998. Diluted earnings per share for the Company were $4.08 in 2000, versus $3.00 and $2.75 in 1999 and 1998, respectively. The Company's net profit margin was 13.6 percent in 2000, compared to 13 percent in 1999 and 13.4 percent in 1998. The results for 2000 include a $75.2 million gain from an investment in a privately held investment management company, which increased net earnings by $35.2 million or $0.37 per diluted share.

The number of A.G. Edwards financial consultants reached 6,823 at fiscal year-end, an increase of 5 percent from the prior year-end. The number of total locations at the end of 2000 was 672, up from 639 at year-end 1999. The Company intends to continue expanding its distribution system as opportunities present themselves.

The following table and discussion summarize the changes in the major categories of revenues and expenses for the past two years (dollars in thousands):

Increase (Decrease)           2000 vs. 1999       1999 vs. 1998
Revenues:
Commissions                      $246,489    21%     $94,533    9%
Principal transactions             82,196     41      (5,930)  (3)
Investment banking                  6,718      3      28,083    15
Asset management and
 service fees                     117,564     28      97,272    30
Interest                           47,076     23      20,642    11
Other                              78,165    688       2,066    22
                                  578,208     26     236,666    12
Expenses:
Compensation and benefits         335,014     23     154,766    12
Occupancy and equipment            24,780     21      22,187    23
Communications                     11,769     11       5,689     6
Floor brokerage and clearance         734      4       1,108     6
Interest                           17,190    305       4,192   292
Other                              36,393     41      15,734    22
                                 $425,880    24%    $203,676   13%


Commissions

Commissions are the most significant source of revenue for the Company, accounting for more than 50 percent of total revenue in each of the last three years. Commission revenue rose 21 percent, from $1.2 billion in 1999 to $1.4 billion in 2000, and accounted for 43 percent of the Company's overall revenue increase in 2000. As commissions are transaction-based revenues, they are influenced by the number and size of client transactions and product mix and may vary considerably from period to period.

Equity-related commission revenue increased 23 percent ($177 million) in 2000, once again fueled by record trading volumes on the New York Stock Exchange and the Nasdaq. Average daily trading volume for 2000 was up 23 percent on the New York Stock Exchange and 40 percent on the Nasdaq.

Company revenues from mutual fund sales rose 11 percent ($31 million) in 2000. Investor demand continued to be high for mutual funds, especially in the technology sector, as evidenced by the surge in the technology-driven Nasdaq composite average which rose 105 percent during the year. Sales of growth funds and international equity funds also rose. Sales of variable annuities increased 29 percent ($39 million) in 2000, also due to the strong equity markets.

Recently, the Company launched Client Choice, a new fee-based pricing alternative available to individual investors. As a result, future revenues recorded within the commissions and asset management and service fees categories may be affected by the number of clients choosing this service. The Company is unable to predict the effect Client Choice may have on total revenues and net earnings.

The 9 percent ($95 million) increase in total commissions in 1999 over 1998 reflected increased retail investor activity due to higher stock prices and trading volumes as well as strong cash flows into mutual funds and variable annuities in 1999 compared with 1998.

Principal Transactions
The Company maintains inventories of debt and equity securities to satisfy investor demand and, therefore, effects certain transactions with its clients by acting as principal. Realized and unrealized gains and losses result from the sale of and the holding of securities positions for resale to investors and are included in principal transaction revenue.

Principal transactions revenue increased 41 percent ($82 million) in 2000. Revenue from debt products increased 37 percent ($53 million) primarily due to increased client demand for all types of debt securities as a result of rising yields. Municipal bonds were particularly attractive, accounting for 66 percent ($35 million) of this increase, as yields reached levels not seen in four years. Revenue from equity products rose 49 percent ($30 million) reflecting the strong Nasdaq equity market.

Revenues from principal transactions decreased 3 percent ($6 million) in 1999 compared to 1998 due to reduced client demand for debt securities as a result of falling yields. A decline in sales of government debt securities was partially offset by an increase in sales of municipal and corporate debt securities due to a shift in client demand as a result of a widening of the interest rate yield spread.

Investment Banking
The Company derives investment banking revenue from underwriting public offerings of securities for corporate and governmental entities for sale to its clients. The Company also provides advisory services to corporate and governmental entities.

In 2000, investment banking revenue increased 3 percent ($7 million). Underwriting fees and selling concessions increased 16 percent ($27 million) in 2000, principally because of a 15 percent ($18 million) increase in revenue from corporate equity issues in 2000. Distribution of equity-based unit trusts continued strong in 2000 reflecting increased client demand for these specialized products. The increase in underwriting fees and selling concessions was partially offset by a 36 percent ($20 million) decrease in management fees due to participation as manager or co-manager in fewer offerings by the Company this year.

In 1999, investment banking revenue increased 15 percent ($28 million) due to the Company's participation in the industry-wide record levels of underwriting as domestic and foreign corporations raised record capital in U.S. markets during the year.

Asset Management and Service Fees
Asset management and service fees consist primarily of revenues earned from providing support and services in connection with client assets under third party management, including mutual funds and annuities, and the Company's trust services. These revenues include fees based on the amount of client assets under management and transaction-related fees, as well as fees related to the administration of custodial and other specialty accounts.

Asset management and service fees rose $118 million in 2000, an increase of 28 percent. Fees from third-party mutual funds and annuities were 21 percent ($55 million) higher than in 1999, reflecting strong cash flows into funds and annuities and higher market valuations of existing assets. Fees resulting from the administration of client assets under third party management and from the Company's management services improved 37 percent ($41 million) in 2000. The average number of these accounts increased 39 percent, while the total assets in these programs grew from $11.8 billion at the end of 1999 to $17.4 billion by the close of 2000, an increase of 47 percent.

The 1999 increase in asset management and service fees of 30 percent ($97 million) over 1998 was primarily due to a 24 percent ($47 million) jump in service fees from third party mutual funds. Fees from the administration of client assets under third party management and from the Company's management services in 1999 rose 57 percent ($40 million) as a result of the growth in the number of client accounts and higher market valuations of existing assets.

Interest
The Company earns interest revenue principally from financing its clients' margin accounts, debt securities carried in inventory for resale and short-term investments. Interest revenue rose 23 percent ($47 million) in 2000, primarily because of a 32 percent ($54 million) increase in interest earned on margin accounts. The increase resulted from a 34 percent rise in average margin balances partially offset by slightly lower average interest rates charged on margin accounts. Interest earned on short-term investments decreased 77 percent ($9 million) as a result of a decrease in average short-term investments as funds were primarily utilized to finance the rise in margin balances.

The increase in interest revenue of 11 percent ($21 million) in 1999 versus 1998 was principally due to a 14 percent ($21 million) increase in interest earned on margin accounts as a result of an 18 percent rise in average margin balances and from increased revenue from securities owned.

Other Revenue

Other revenue increased 688 percent ($78.2) million principally as a result of a gain of $75.2 million from the sale of one-half of the Company's investment in a privately held investment management company and the related increase in the carrying value of the remaining investment to its fair value. This investment had been carried on the equity method of accounting, which was discontinued due to the reduction of the Company's ownership and the terms surrounding the remaining investment.

Expenses
Compensation and benefits rose 23 percent ($335 million) in 2000 and 12 percent ($155 million) in 1999. A significant portion of this expense is variable in nature and directly relates to commissionable sales and to the Company's profitability. The year-to-year comparisons generally reflect the increases in revenue and profitability in both 2000 and 1999. General and administrative salary expense increased 23 percent ($57 million) in 2000 and 17 percent ($37 million) in 1999 because of general salary increases and a 16 percent growth in the number of support employees in 2000 versus 11 percent in 1999.

In 2000, occupancy and equipment expense rose 21 percent ($25 million) and communications expense rose 11 percent ($12 million). These categories increased primarily because of increased business volume, branch and headquarters expansion, and the costs associated with the purchase of technology-related equipment and software. Interest expense rose 305 percent ($17 million) due to an increase in short-term borrowings primarily needed to finance the rise in customer margin balances. All remaining expenses increased a combined 34 percent ($37 million) over last year due to branch and headquarters expansion and increased transaction volume.

In 1999, all noncompensation-related expenses increased a combined 17 percent ($49 million), mainly as a result of expansion and technology-related expenditures.

Income Taxes
For information concerning the provision for income taxes and information regarding the difference between effective tax rates and statutory rates, see
Note 6 (Income Taxes) of the Notes to Consolidated Financial Statements.

Liquidity and Capital Resources
The Company's assets fluctuate in the normal course of business, primarily because of the timing of certain transactions. Customer receivables continued to increase in 2000 as a result of business expansion and the increased use of margin borrowing by clients. This increase was financed primarily by bank loans and increased securities lending activities.

The principal sources for financing the Company's business are stockholders' equity, cash generated from operations, short-term bank borrowings and securities lending activities. Average bank borrowings of $218 million in 2000, and $35 million in 1999 were primarily used to finance customer receivables.
The Company is currently expanding its headquarters with the construction of an additional office building, a training/conference center and a parking garage. The total costs of these projects are estimated to be $180 million.

Under the Company's stock repurchase program, which began in May 1996, the Company is authorized to repurchase up to 33 million shares of the Company's common stock over a 5 1/2 year period ending in 2001, in part to offset the issuance of stock under the employee stock plans. The Company purchased 11 million and 4.9 million shares at aggregate costs of $336 million and $180 million in 2000 and 1999, respectively. At February 29, 2000, a total of 22.4 million shares had been repurchased under this program.

The Company believes it has adequate sources of credit available, if needed, to finance higher trading volumes, branch expansion, stock repurchases, dividend payments and major capital expenditures.

The Company's principal subsidiary, A.G. Edwards & Sons, Inc., is required by the Securities and Exchange Commission (SEC) to maintain specified amounts of liquid net capital to meet its obligations to clients - see Note 5 (Net Capital Requirements) of the Notes to Consolidated Financial Statements.

Risk Management
General
The business activities of the Company expose it to a variety of risks. Management of these risks is necessary for the long-term profitability of the Company. The Company manages these risks through the establishment of numerous policies, procedures and controls. The most significant risks to the Company are market risk and credit risk.

Credit Risk
Credit risk is discussed in Note 10 (Financial Instruments - Off-Balance Sheet Risk and Concentration of Credit Risk) of the Notes to Consolidated Financial Statements.

Market Risk
Market risk is the risk of loss to the Company resulting from changes in interest rates, equity prices or both. The Company is exposed to market risk to the extent it maintains positions in fixed-income and equity securities. The Company primarily manages its risk through the establishment of trading policies and guidelines and through the implementation of control and review procedures. The Company's management philosophy provides for communication among all responsible parties throughout the trading day.

The Company's policy is to purchase inventory to provide investment product for its clients. Consequently, the Company purchases only inventory which it believes it can readily sell to its clients, thus reducing the Company's exposure to liquidity risk but not to market fluctuations. In addition, maximum inventory guidelines are established by the Executive Committee for fixed-income and equity securities, subject to certain limited exceptions.

Capital management and control are accomplished through review (by product managers and members of management outside of the trading area) of various reports, including reports that show current inventory profit and loss, inventory positions exceeding set limits, and aged positions. Additionally, real-time capital management data is available for intraday assessments.

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

Equity Price Risk
Equity price risk refers to the risk of changes in the level or volatility of the price of equity securities. The Company is exposed to this risk as a result of its market making activities. At February 29, 2000, and February 28, 1999, the potential daily loss in the fair value of equity securities was not material.

Interest Rate Risk
Interest rate risk refers to the risk of changes in the level or volatility of interest rates, the speed of payments on mortgage-backed securities, the shape of the yield curve and credit spreads. The Company is exposed to this risk as a result of maintaining inventories of interest-rate-sensitive financial instruments. This is the Company's primary market risk.

For the purposes of the SEC's disclosure requirements, the Company has elected to use a sensitivity approach to express the potential decrease in the fair value of the Company's interest rate sensitive financial instruments. The Company calculated the potential loss in fair value of its debt inventory by calculating the change in offering price of each inventory item resulting from a 10 percent increase in either the Treasury Yield curve for taxable products or the Municipal Market Data Corporation's AAA rated yield curve for tax-exempt products. Using this method, if such a 10 percent increase were to occur, the Company calculated a potential loss in fair value of its debt inventory of $8.7 million at February 29, 2000, and $8.9 million at February 28, 1999.


Forward-Looking Statements
The Management's Financial Discussion contains forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, regulatory actions, changes in legislation and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this Annual Report. The Company does not undertake any obligation to publicly update any forward-looking statements.

CONSOLIDATED TEN-YEAR FINANCIAL SUMMARY

Year Ended                                      February 29,    February 28,     February 28,     February 28,    February 29,
                                                        2000            1999             1998             1997            1996
(In thousands, except per share amounts)
Revenues
Commissions:
 Listed Securities                                $  537,005     $  505,226       $  462,276       $  365,908       $  338,241
 Options                                              62,708         49,830           44,188           33,850           29,432
 Over-the-Counter Securities                         331,992        199,472          190,092          178,752          142,696
 Mutual Funds                                        312,833        281,782          255,005          214,029          184,616
 Commodities                                          17,305         15,518           16,315           16,038           16,448
 Insurance                                           164,583        128,109          117,528          101,365           82,112
 Total                                             1,426,426      1,179,937        1,085,404          909,942          793,545

Principal Transactions:
 Equities                                             90,202         60,538           61,184           58,427           55,334
 Debt Securities                                     194,016        141,484          146,768          154,580          151,033
 Total                                               284,218        202,022          207,952          213,007          206,367

Investment Banking:
 Underwriting Fees
 and Selling Concessions                             190,236        163,419          152,029          114,426           80,572
 Management Fees                                      35,483         55,582           38,889           41,733           24,427
 Total                                               225,719        219,001          190,918          156,159          104,999
Asset Management and Service Fees                    544,531        426,967          329,695          260,200          207,631

Interest:
 Margin Account Balances                             225,319        170,982          149,738          118,373          107,192
 Securities Owned and Deposits                        23,269         30,530           31,132           29,462           27,150
 Total                                               248,588        201,512          180,870          147,835          134,342
Other                                                 89,525         11,360            9,294            9,340            7,583
 Total Revenues                                    2,819,007      2,240,799        2,004,133        1,696,483        1,454,467
Expenses
Compensation and Benefits                          1,766,711      1,431,697        1,276,931        1,080,931          929,755
Occupancy and Equipment                              143,463        118,683           96,496           85,883           79,077
Communications                                       116,407        104,638           98,949           86,257           80,364
Floor Brokerage and Clearance                         21,667         20,933           19,825           18,149           16,275
Interest                                              22,818          5,628            1,436            2,065            3,153
Other                                                124,826         88,433           72,699           68,241           69,561
 Total Expenses                                    2,195,892      1,770,012        1,566,336        1,341,526        1,178,185
Earnings Before Income Taxes                         623,115        470,787          437,797          354,957          276,282
Income Taxes                                         240,194        178,670          168,500          135,900          105,700
Net Earnings                                      $  382,921     $  292,117       $  269,297       $  219,057       $  170,582

Per Share Data:
 Diluted Earnings                                 $     4.08     $     3.00       $     2.75       $     2.24       $     1.77
 Basic Earnings                                   $     4.16     $     3.07       $     2.81       $     2.29       $     1.80
 Cash Dividends                                   $     0.61     $     0.57       $     0.51       $     0.44       $     0.40
 Book Value                                       $    19.69     $    17.16       $    15.21       $    13.12       $    11.33
Other Data:
 Total Assets                                     $5,347,587     $3,803,132       $4,193,328       $4,244,340       $3,102,085
 Stockholders' Equity                             $1,717,122     $1,627,737       $1,463,121       $1,261,303       $1,088,684
 Cash Dividends                                   $   55,483     $   54,002       $   48,740       $   41,851       $   37,769
 Pretax Return on Average Equity                       37.3%          30.5%            32.1%            30.2%            27.5%
 Return on Average Equity                              22.9%          18.9%            19.8%            18.6%            17.0%
 Net Earnings as a Percent of Revenues                 13.6%          13.0%            13.4%            12.9%            11.7%
 Average Common and Common Equivalent Shares
 Outstanding (Diluted)                                93,814         97,322           98,051           97,816           96,644
 Average Common Shares
 Outstanding (Basic)                                  92,140         95,252           95,950           95,483           94,621


Share and per share data have been restated for stock splits and stock dividends.


Year Ended                                       February 28,  February 28,     February 28,      February 28,     February 29,
                                                         1995          1994             1993              1992             1991

(In thousands, except per share amounts)
Revenues
Commissions:
Listed Securities                                 $  236,629     $  273,363      $   231,312       $  203,936       $  140,096
Options                                               21,576         21,135           19,167           21,745           20,002
Over-the-Counter Securities                           80,525         94,075           69,199           69,415           38,842
Mutual Funds                                         142,653        244,357          191,643          145,494           80,158
Commodities                                           15,261         16,766           13,016           13,941           12,322
Insurance                                             70,429         69,115           42,304           43,838           37,346
Total                                                567,073        718,811          566,641          498,369          328,766

Principal Transactions:
Equities                                              37,565         40,260           31,266           23,157           10,922
Debt Securities                                      203,460        146,705          184,040          165,284          145,732
Total                                                241,025        186,965          215,306          188,441          156,654

Investment Banking:
Underwriting Fees
and Selling Concessions                               70,156        111,379          87,061            77,464           44,167
Management Fees                                       22,574         35,594          21,251            13,389           11,161
Total                                                 92,730        146,973         108,312            90,853           55,328
Asset Management and Service Fees                    164,547        144,699         113,936            91,849           63,623

Interest:
Margin Account Balances                               89,971         60,491          50,098            47,026           51,209
Securities Owned and Deposits                         15,548         14,074          14,631            16,915           15,025
Total                                                105,519         74,565          64,729            63,941           66,234
Other                                                  7,448          6,628           5,464             5,206            4,302
Total Revenues                                     1,178,342      1,278,641       1,074,388           938,659          674,907
Expenses
Compensation and Benefits                            756,736        828,409         692,127           594,404          422,524
Occupancy and Equipment                               73,108         67,258          61,701            56,035           49,783
Communications                                        74,708         73,048          66,899            62,468           58,323
Floor Brokerage and Clearance                         14,355         15,062          15,016            13,741           11,461
Interest                                               6,818          1,113           1,886             1,186            4,229
Other                                                 53,288         50,180          46,774            42,793           36,925
 Total Expenses                                      979,013      1,035,070         884,403           770,627          583,245
Earnings Before Income Taxes                         199,329        243,571         189,985           168,032           91,662
Income Taxes                                          75,210         88,700          70,560            62,500           32,500
Net Earnings                                      $  124,119     $  154,871      $  119,425        $  105,532       $   59,162

Per Share Data:
 Diluted Earnings                                 $     1.33     $     1.71      $     1.38        $     1.25       $     0.73
 Basic Earnings                                   $     1.35     $     1.75      $     1.40        $     1.28       $     0.74
 Cash Dividends                                   $     0.37     $     0.35      $     0.29        $     0.25       $     0.19
 Book Value                                       $     9.84     $     8.72      $     7.11        $     5.89       $     4.79
Other Data:
 Total Assets                                     $2,224,282     $2,236,590      $2,111,192        $1,577,143       $1,402,627
 Stockholders' Equity                             $  919,281     $  790,367      $  615,240        $  492,010       $  385,869
 Cash Dividends                                   $   34,200     $   30,843      $   24,624        $   20,622       $   15,480
 Pretax Return on Average Equity                       23.3%          34.7%           34.3%             38.3%            25.1%
 Return on Average Equity                              14.5%          22.0%           21.6%             24.0%            16.2%
 Net Earnings as a Percent of Revenues                 10.5%          12.1%           11.1%             11.2%             8.8%
 Average Common and Common Equivalent Shares
 Outstanding (Diluted)                                93,267         90,530          86,740            84,152           81,023
 Average Common Shares
 Outstanding (Basic)                                  91,809         88,643          85,421            82,331           80,205

Share and per share data have been restated for stock splits and stock dividends.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)
                                                                     February 29,    February 28,
                                                                          2000          1999
Assets
Cash and cash equivalents                                             $  154,487     $   99,499
Cash and government securities, segregated
 under federal and other regulations                                      86,851         57,959
Securities purchased under agreements to resell                           10,674         14,838
Securities borrowed                                                      278,199        243,507
Receivables:
 Customers                                                             3,777,352      2,626,316
 Brokers, dealers and clearing organizations                              22,529         27,855
 Fees, dividends and interest                                             62,989         52,077
Securities inventory, at fair value:
 State and municipal                                                     240,154        144,180
 Government and agencies                                                  57,943         50,618
 Corporate                                                               110,311         72,297
Investments                                                              116,307         63,142
Property and equipment, at cost, net of accumulated depreciation
 and amortization of $337,602 and $279,034                               312,942        245,410
Deferred income taxes                                                     75,361         88,312
Other assets                                                              41,488         17,122
                                                                      $5,347,587     $3,803,132
Liabilities and Stockholders' Equity
Bank loans                                                            $  638,000     $     --
Checks payable                                                           283,602        226,516
Securities loaned                                                        637,684        229,542
Payables:
 Customers                                                               946,373        949,076
 Brokers, dealers and clearing organizations                             203,129         68,419
Securities sold but not
 yet purchased, at fair value                                             24,920         45,659
Employee compensation and related taxes                                  740,188        578,073
Income taxes                                                              73,557         24,645
Other liabilities                                                         83,012         53,465
 Total Liabilities                                                     3,630,465      2,175,395
Stockholders' Equity:
 Preferred stock, $25 par value:
 Authorized, 4,000,000 shares, none issued
 Common stock, $1 par value:
 Authorized, 550,000,000 shares
 Issued, 96,463,114 shares                                                96,463         96,463
 Additional paid-in capital                                              253,917        239,998
 Retained earnings                                                     1,645,332      1,348,094
                                                                       1,995,712      1,684,555
 Less:  Treasury stock, at cost (9,254,005 and 1,625,042 shares)         278,590         56,818
 Total Stockholders' Equity                                            1,717,122      1,627,737

                                                                      $5,347,587     $3,803,132

See Notes to Consolidated Financial Statements.

                                      27


(Dollars in thousands, except per share amounts)
Year Ended                   February 29,  February 28,  February 28,
                                     2000          1999         1998
Revenues
Commissions                   $1,426,426     $1,179,937   $1,085,404
Principal transactions           284,218        202,022      207,952
Investment banking               225,719        219,001      190,918
Asset management
and service fees                 544,531        426,967      329,695
Interest                         248,588        201,512      180,870
Other                             89,525         11,360        9,294
                               2,819,007      2,240,799    2,004,133
Expenses
Compensation
and benefits                   1,766,711      1,431,697    1,276,931
Occupancy and equipment          143,463        118,683       96,496
Communications                   116,407        104,638       98,949
Floor brokerage
and clearance                     21,667         20,933       19,825
Interest                          22,818          5,628        1,436
Other                            124,826         88,433       72,699
                               2,195,892      1,770,012    1,566,336
Earnings Before
Income Taxes                     623,115        470,787      437,797
Income Taxes                     240,194        178,670      168,500
Net Earnings                  $  382,921     $  292,117   $  269,297
Earnings per share:
 Diluted                      $     4.08     $     3.00   $     2.75
 Basic                        $     4.16     $     3.07   $     2.81

See Notes to Consolidated Financial Statements.

                                      28


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Three Years Ended February 29, 2000

                                                                  Additional
                                                    Common          Paid-in       Retained       Treasury
(Dollars in thousands, except per share amounts)     Stock          Capital       Earnings          Stock     Total

Balances, March 1, 1997                              $64,313       $236,682       $968,564     $(8,256)     $1,261,303
 Net earnings                                                                      269,297                     269,297
 Dividends declared--
  $0.51 per share                                                                 (48,740)                     (48,740)
 Treasury stock acquired                                                                      (106,006)       (106,006)
 Stock issued:
  Employee stock
   purchase/option plans                                              7,506       (29,774)      78,677          56,409
  Restricted stock                                                    5,824         1,185       23,849          30,858
 Stock split 3-for-2                                  32,150        (32,150)
Balances, February 28, 1998                           96,463        217,862     1,160,532      (11,736)      1,463,121
 Net earnings                                                                     292,117                      292,117
 Dividends declared--
 $0.57 per share                                                                  (54,002)                     (54,002)
 Treasury stock acquired                                                                      (180,175)       (180,175)
 Stock issued:
  Employee stock
   purchase/option plans                                             13,770       (52,177)     108,657          70,250
  Restricted stock                                                    8,366         1,624       26,436          36,426
Balances, February 28, 1999                           96,463        239,998     1,348,094      (56,818)      1,627,737
 Net earnings                                                                     382,921                      382,921
 Dividends declared--
  $0.61 per share                                                                 (55,483)                    (55,483)
 Treasury stock acquired                                                                      (336,028)      (336,028)
 Stock issued:
  Employee stock
   purchase/option plans                                              7,694       (39,532)      89,453         57,615
  Restricted stock                                                    6,225         9,332       24,803         40,360
Balances, February 29, 2000                          $96,463       $253,917    $1,645,332    $(278,590)    $1,717,122

See Notes to Consolidated Financial Statements.

                                      29

CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended                                                      February 29,   February 28,   February 28,
(Dollars in thousands)                                                 2000          1999            1998
Cash Flows From Operating Activities

Net earnings                                                    $   382,921      $ 292,117       $ 269,297
Noncash and nonoperating items included in net earnings:
 Depreciation and amortization                                       63,380         50,369          42,079
 Expense of restricted stock awards                                  34,244         28,149          25,155
 Deferred income taxes                                               12,951        (17,880)        (13,874)
 Gain on investments                                                (75,236)            --              --
(Increase) decrease in operating assets:
 Segregated cash and
 government securities                                              (28,892)          (665)        343,697
 Securities borrowed                                                (34,692)       542,612         606,745
 Receivable from customers                                       (1,151,036)      (397,188)       (551,774)
 Receivable from brokers,
 dealers and clearing organizations                                   5,326        (15,334)          2,114
 Fees, dividends and interest receivable                            (10,912)        (4,790)         (6,218)
 Securities inventory                                              (141,313)       136,558        (239,686)
 Other assets                                                       (24,083)         6,461          (4,953)
Increase (decrease) in operating liabilities:
 Checks payable                                                      57,086         23,499          28,281
 Securities loaned                                                  408,142       (591,376)       (637,508)
 Payable to customers                                                (2,703)        28,285         104,123
 Payable to brokers, dealers and
 clearing organizations                                             134,710       (117,337)        137,914
 Securities sold but not yet purchased                              (20,739)        26,518           1,471
 Employee compensation and related taxes                            162,115         72,342          91,554
 Income taxes                                                        48,912          7,508           3,601
 Other liabilities                                                   29,547         (5,923)         16,730
Net cash from operating activities                                 (150,272)        63,925         218,748
Cash Flows From Investing Activities
Securities purchased under agreements to resell                       4,164        189,525          (4,363)
Purchase of property and equipment                                 (130,912)       (62,567)        (84,489)
Investments, net                                                     22,071        (22,170)        (16,301)
Net cash from investing activities                                 (104,677)       104,788        (105,153)
Cash Flows From Financing Activities
Net proceeds from bank loans                                        638,000             --              --
Employee stock transactions                                          63,731         78,527          62,112
Purchase of treasury stock                                         (336,028)      (180,175)       (106,006)
Cash dividends paid                                                 (55,766)       (52,330)        (47,736)
Net cash from financing activities                                  309,937       (153,978)        (91,630)
Net Increase in Cash and Cash Equivalents                            54,988         14,735          21,965
Cash and Cash Equivalents,
 at Beginning of Year                                                99,499         84,764          62,799
Cash and Cash Equivalents,
 at End of Year                                                 $   154,487      $  99,499       $  84,764

Interest payments totaled $21,593 in 2000, $5,585 in 1999 and $3,245 in 1998.
Income taxes paid totaled $167,340 in 2000, $168,748 in 1999 and $165,618 in
1998.
Supplemental disclosures of noncash financing activities: Restricted stock awards, net of forfeitures, totaled $34,611 in 2000, $28,602 in 1999 and $24,818 in 1998.

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three years ended February 29,2000
(Dollars in thousands, except per share amounts)

1. Summary of Significant Accounting Policies
Basis of Financial Information-The consolidated financial statements include the accounts of A.G. Edwards, Inc., and its subsidiaries (collectively referred to as the Company) and are prepared in conformity with accounting principles generally accepted in the United States of America. In preparing financial statements, management makes use of estimates concerning certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and certain revenues and expenses during the reporting period. Actual results could differ from these estimates. All material intercompany balances and transactions have been eliminated in consolidation. Where appropriate, prior years' financial information has been reclassified to conform with the current-year presentation.

The Company operates and is managed as a single business segment providing investment services to its clients. The Company offers a wide range of services designed to meet clients' individual investment needs, including securities and commodities brokerage, asset management, insurance, trust, investment banking and other related services. These services are provided by more than 6,800 financial consultants in more than 670 locations of the Company's principal subsidiary, A.G. Edwards & Sons, Inc. Since these services are provided using the same sales and distribution personnel, support services and facilities, and all are provided to meet the needs of its clients, the Company does not identify or manage assets, revenues or expenses resulting from any service, or class of services, as a separate business segment. With headquarters in St. Louis, the Company has offices in 49 states, the District of Columbia and London, England.

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

Securities borrowed and securities loaned are recorded at the amount of the cash collateral provided for securities-borrowed transactions and received for securities-loaned transactions, respectively. The adequacy of the collateral is continuously monitored and adjusted when considered necessary to minimize the risk associated with this activity. Substantially all of these transactions are executed under master netting agreements, which give the Company right of offset in the event of counterparty default.

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

Securities inventory, securities sold but not yet purchased, securities segregated under federal and other regulations, and investments are recorded on a trade-date basis and are carried at fair value. Fair value is based on quoted market or dealer prices, pricing models, or management's estimates. Unrealized gains and losses are reflected in revenue.

Investments
The fair value of investments, for which a quoted market or dealer price is not available, are based on management's estimates. Among the factors considered by management in determining the fair value of investments are the cost of the investment, terms and liquidity, developments since the acquisition of the investment, the sales price of recently issued securities, the financial condition and operating results of the issuer, earnings trends and consistency of operating cash flows, the long-term business potential of the issuer, the quoted market price of securities with similar quality and yield that are publicly traded, and other factors generally pertinent to the valuation of investments. The fair value of these investments is subject to a high degree of volatility and may be susceptible to significant fluctuation in the near term. These investments were valued at $72,587 and $22,534 at February 29, 2000 and February 28, 1999, respectively.

Investment Banking
Investment banking revenue, which includes underwriting fees, selling concessions and management fees, is recorded when services for the transaction are substantially completed. Transaction-related expenses are deferred and later expensed to match revenue recognition.

Stock-Based Compensation
The Company applies the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), and related interpretations to account for its employee stock plans. Based on the provisions of the plans, no compensation expense has been recognized for options issued under these plans.
Restricted stock awards are expensed in the year granted.

Property and Equipment
Depreciation of buildings is provided using both straight-line and accelerated methods over estimated useful lives of 15 to 45 years. Leasehold improvements are amortized over the lesser of the life of the lease or estimated useful life of the improvement. Depreciation of equipment, including hardware and software, is provided over estimated useful lives of three to 10 years using both straight-line and accelerated methods.

Income Taxes
Income tax expense is provided for using the asset and liability method, under which deferred tax assets and liabilities are determined based upon the temporary differences between the financial statement and income tax bases of assets and liabilities, using current tax rates. The Company files a consolidated federal income tax return.

Comprehensive Earnings
Comprehensive earnings for each of the three years in the period ended February 29, 2000, was equal to the Company's net earnings.

Recent Accounting Pronouncements
In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." SFAS 137 defers the effective date for one year to fiscal years beginning after June 15, 2000. The statement establishes accounting and reporting standards for derivative instruments and hedging activities. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

2. Bank Loans
Bank loans are short-term borrowings with interest generally based on the federal funds rate. Such loans are payable on demand and may be unsecured or collateralized by customer-owned securities held in margin accounts. The average of such borrowings was $217,972 in 2000, $34,620 in 1999 and $10,656 in 1998, at effective interest rates of 5.5 percent, 5.8 percent and 6 percent, respectively. Substantially all such borrowings were secured by customer-owned securities held in margin accounts.

3. Employee Stock Plans
The Company applies the provisions of APB No. 25 to account for its employee stock plans. If compensation expense for the Company's stock option and stock purchase plans were determined based on the estimated fair value of the options granted, consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net earnings and earnings per share would have been as follows:

                               2000       1999       1998
Pro forma net earnings     $371,000   $280,000   $258,000
Pro forma
 earnings per share:
 Diluted                      $3.95      $2.87      $2.63
 Basic                        $4.03      $2.94      $2.69

The Black-Scholes option pricing model was used to calculate the estimated fair value of the options.

Employee Stock Purchase Plan
Options to purchase 1,875,000 shares of common stock granted to employees under the Company's stock purchase plan are exercisable October 2, 2000, at 85 percent of market price based on dates specified in the plan. Employees purchased 1,871,284 shares at $21.89 per share in 2000, 1,872,249 shares at $25.29 per share in 1999 and 1,871,400 shares at $20.64 per share in 1998. Treasury shares were utilized for all of the shares purchased. The fair value of the options granted under this plan was estimated using the following assumptions for 2000, 1999 and 1998, respectively: dividend yield of 2.01 percent, 1.51 percent and
1.34 percent; an expected life of one year; expected volatility of 36 percent, 43 percent and 34 percent; and risk-free interest rates of 5.42 percent, 4.55 percent and 5.68 percent. The fair value of the options granted in 2000, 1999 and 1998 was $5.99, $7.52 and $8.16 per option, respectively.

Restricted Stock and Stock Options
Under the Company's Incentive Stock Plan, three types of benefits may be awarded to officers and key employees: restricted stock, stock options and stock appreciation rights. Such awards are subject to forfeiture upon termination of employment during the restricted period, generally three years from the award date. Through February 29, 2000, no stock appreciation rights had been granted.

Restricted stock awards are made, and shares issued, without cash payment by the employee. Eligible employees at February 29, 2000, were awarded 916,010 shares with a market value of $36,018. At February 28, 1999 and 1998, the awards were 882,623 and 597,595 shares, respectively, with corresponding market values of $28,685 and $25,732. Treasury shares were utilized for these awards.

Nonqualified stock options are granted to purchase common stock at 100 percent of market value at date of grant. Such options are exercisable beginning three years from date of award and expire eight years from date of award, or earlier upon termination of employment. The fair value of each option grant was estimated at the date of grant using the following assumptions for 2000, 1999 and 1998, respectively: dividend yield of 2.01 percent, 1.51 percent and 1.34 percent; expected lives of six years; expected volatility of 36 percent, 43 percent and 34 percent; risk-free interest rates of 6.62 percent, 5.49 percent and 5.70 percent; and a forfeiture rate of 7 percent, 6 percent and 8 percent. The fair value of options granted under this plan in 2000, 1999 and 1998 was $14.99, $13.92 and $16.35 per option, respectively.

A summary of the status of the Company's stock options as of February 29 or 28, 2000, 1999 and 1998, and changes during the years ended on those dates is presented as follows:


                                                       2000                 1999                  1998
                                                    Weighted             Weighted              Weighted
                                                     Average              Average               Average
                                            Shares  Exercise    Shares   Exercise    Shares    Exercise
                                             (000)     Price     (000)      Price    (000)        Price
Outstanding, beginning of year               4,597    $22.91     4,445     $18.97     4,993    $14.39
Granted                                      1,006    $39.32       968     $32.50       575    $43.06
Exercised                                     (723)   $14.41      (793)    $12.52    (1,050)   $10.47
Forfeited                                      (40)   $32.03       (23)    $28.26       (73)   $17.50
Outstanding, end of year                     4,840    $27.52     4,597     $22.91     4,445    $18.97

Treasury shares utilized for exercises         723                 793                1,050


The following table summarizes information about outstanding stock options at February 29, 2000:

                                      33


                       Options Outstanding                             Options Exercisable
                             Weighted
                              Average
                 Number      Remaining       Weighted              Number           Weighted
Range of       Outstanding  Contractual       Average            Exercisable        Average
Exercise Prices   (000)      Life (years)   Exercise Price          (000)         Exercise Price
$11-$15           1,031       2.1              $13.32               1,031            $13.32
$16-$20             551       4.0              $16.59                 551            $16.59
$21-$25             736       5.0              $21.21                 736            $21.21
$31-$35             960       7.0              $32.50                   0
$36-$40           1,006       8.0              $39.32                   0
$41-$45             556       6.0              $43.06                   0
                  4,840                                             2,318


4. Employee Profit Sharing Plan
The Company has a defined contribution plan (401(k)) covering substantially all employees, whereby the Company is obligated to match, in specified amounts as defined therein, portions of contributions made by eligible employees. Additional contributions may be made at the discretion of the Company and are based on the Company's pretax earnings. The Company expensed $104,787 in 2000, $85,308 in 1999 and $76,933 in 1998 in connection with the 401(k).

The Company also has an unfunded, nonqualified deferred compensation plan that provides benefits to participants whose contributions from the Company in the 401(k) are subject to Internal Revenue Service limitations. Participants earn interest on these benefits at the broker call rate. The Company expensed $43,933 in 2000, $34,799 in 1999 and $26,495 in 1998 in connection with this plan. At February 29, 2000 and February 28, 1999, employee compensation and related taxes included $151,298 and $116,121, respectively, related to this plan.

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

These rules also require A.G. Edwards & Sons, Inc., to notify and sometimes obtain approval of the SEC and other regulatory organizations for substantial withdrawals of capital or loans to affiliates. At February 29, 2000, the subsidiary's net capital of $899,932 was 23 percent of aggregate debit items and $823,317 in excess of the minimum required.

Certain other subsidiaries are also subject to minimum capital requirements that may restrict the payment of cash dividends and advances to A.G. Edwards, Inc. The only restriction with regard to the payment of cash dividends by A.G. Edwards, Inc., is its ability to obtain cash dividends and advances from its subsidiaries, if needed.

6. Income Taxes
The provisions for income taxes consist of:

                          2000        1999       1998

Current:
 Federal              $188,529    $169,286   $154,428
 State and local        38,714      27,264     27,946
                       227,243     196,550    182,374
Deferred                12,951     (17,880)   (13,874)
                      $240,194    $178,670   $168,500


Deferred income taxes reflect temporary differences in the bases of the Company's assets and liabilities for income tax purposes and for financial reporting purposes, using current tax rates. These temporary differences result in taxable or deductible amounts in future years. Significant components of deferred tax assets and liabilities at February 29, 2000, and February 28, 1999, are as follows:

                                    2000         1999

Deferred tax assets:
 Employee benefits              $123,243     $ 98,288
 Other                             8,120        5,964
                                 131,363      104,252
Deferred tax liabilities:
 Receivables                      33,127        3,982
 Investments                      17,887        4,139
 Property and equipment            3,464        6,665
 Other                             1,524        1,154
                                  56,002       15,940
Net Deferred Tax Assets         $ 75,361     $ 88,312

The Company's effective tax rate was 39 percent in 2000, 38 percent in 1999 and 39 percent in 1998, which differed from the federal statutory rate of 35 percent. State and local taxes, net of federal benefit, increased the effective rate by 4 percent in 2000, 1999 and 1998. No other single item had a material impact on the difference in the rates.

                                      35
<PAGE

7. Gain on Investment
In 2000, the Company recognized a gain of $75,200, which is included in other revenue, from the sale of one-half of the Company's investment in a privately held investment management company and the related increase in the carrying value of the remaining investment to its fair value. This investment had been carried on the equity method of accounting, which was discontinued due to the reduction of the Company's ownership and the terms surrounding the remaining investment.

8. Stockholders' Equity
Earnings Per Share
The following table presents the computations of basic and diluted earnings per share:

                                          2000       1999       1998

Net earnings available to
 common stockholders                  $382,921   $292,117   $269,297
Shares (in thousands):
 Weighted average
 shares outstanding                     92,140     95,252     95,950
 Effect of dilutive common shares:
 Restricted shares                         551        423        386
 Stock purchase plan                       357        457        392
 Stock option plan                         766      1,190      1,323
 Dilutive common shares                  1,674      2,070      2,101
Total weighted average
 diluted shares                         93,814     97,322     98,051
Earnings per share:
 Diluted                              $   4.08   $   3.00   $   2.75
 Basic                                $   4.16   $   3.07   $   2.81

Stock Repurchase Program
The Company's stock repurchase program, which began in May 1996, authorizes the Company to repurchase up to 33 million of its outstanding shares over a 5 1/2 year period. The Company purchased 11,032,500 shares with an aggregate cost of $336,028 in 2000, 4,871,500 shares at a cost of $180,175 in 1999 and 3,438,000 shares at a cost of $106,006 in 1998. Repurchased shares are added to treasury stock to be used for employee stock plans and to partially offset the past effect of these plans. At February 29, 2000, the Company had repurchased 22,359,250 shares under this program.

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

9. Commitments and Contingent Liabilities
The Company has long-term operating leases and commitments related to office space, equipment and service agreements. Minimum commitments under all such noncancelable leases and service agreements, some of which contain escalation clauses and renewal options, at February 29, 2000, are as follows:

Year ending February 28 (29),
2001              $66,200
2002               62,200
2003               55,200
2004               45,400
2005               36,900
Later years        90,300
                 $356,200

Rental expense under all operating leases and service agreements was $61,827 in 2000, $52,657 in 1999 and $45,893 in 1998.

In the normal course of business, the Company enters into when-issued and underwriting commitments and delayed delivery transactions. Settlement of these transactions at February 29, 2000, would not have had a material effect on the consolidated financial statements.

At February 29, 2000 and February 28, 1999, the Company had $144,662 and $128,750, respectively, of outstanding letters of credit, principally to satisfy margin deposit requirements with a clearing corporation. Of these amounts, $10,000 was collateralized by customer-owned securities held in margin accounts.

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

10. Financial Instruments
Off-Balance Sheet Risk and Concentration of Credit Risk
The Company records customer transactions on a settlement date basis, generally three business days after trade date. The risk of loss on unsettled transactions is identical to that of settled transactions and relates to customers' and other counterparties' inability to fulfill their contracted obligations.

In the normal course of business, the Company also executes customer transactions involving the sale of securities not yet purchased, the purchase and sale of futures contracts, and the writing of option contracts on both securities and futures. In the event customers or other counterparties, such as broker-dealers or clearing organizations, fail to satisfy their obligations, the Company may be required to purchase or sell financial instruments in order to fulfill its obligations at prices that may differ from amounts recorded in the balance sheet.

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

The Company manages its risk associated with the aforementioned transactions through position and credit limits and the continuous monitoring of collateral. Additional collateral is required from customers and other counterparties when appropriate.
                                      38

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

11. Enterprise-Wide Disclosure
The Company provides investment services to its clients through its financial consultants in more than 670 branch offices. Transaction services include commissions and sales credits earned by executing or facilitating the execution of security and commodity trades. Asset management fees are earned by providing portfolio advisory services through third-party managers, including mutual funds, annuities and insurance contracts, and the Company's in-house portfolio managers. The Company earns interest revenue principally from financing its clients' margin accounts, debt securities carried for resale and short-term investments.

The following table presents the Company's revenue by type of service for the years ended February 29 (28):

                                    2000         1999          1998

Transaction services          $1,971,589   $1,623,648    $1,507,019
Asset management services        470,125      373,413       278,861
Interest                         248,588      201,512       180,870
Other                            128,705       42,226        37,383
                              $2,819,007   $2,240,799    $2,004,133

We have audited the accompanying consolidated balance sheets of A.G. Edwards, Inc. and subsidiaries as of February 29, 2000 and February 28, 1999, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended February 29, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of A.G. Edwards, Inc. and subsidiaries at February 29, 2000 and February 28, 1999, and the results of their operations and cash flows for each of the three years in the period ended February 29, 2000, in conformity with accounting principles generally accepted in the United States of America.



April 20, 2000
St. Louis, Missouri

           Dividends    Stock Price                            Earnings       Net                Earnings
            Declared    Trading Range         Revenues        Before Tax     Earnings            per Share
           per Share     High -- Low        (in millions)   (in millions)   (in millions)    Basic     Diluted

Fiscal 2000 by Quarter
First       $0.15      38 3/16 -- 30 7/8       $651.1           $136.9          $ 84.5       $0.89       $0.88
Second      $0.15      33 9/16 -- 24 5/8       $636.1           $132.8          $ 82.3       $0.88       $0.86
Third       $0.15           34 -- 24 1/4       $714.6           $184.1          $115.3       $1.25       $1.23
Fourth      $0.16      34 3/16 -- 26 3/4       $817.2           $169.3          $100.8       $1.14       $1.11

Fiscal 1999 by Quarter
First       $0.14     48 13/16 -- 40 1/8       $570.2           $123.9          $ 76.0       $0.79       $0.78
Second      $0.14     48  7/16 -- 27 1/8       $551.2           $116.8          $ 72.3       $0.76       $0.74
Third       $0.14           40 -- 25 1/8       $524.3           $109.5          $ 68.0       $0.72       $0.70
Fourth      $0.15           41 -- 32 1/8       $595.1           $120.6          $ 75.8       $0.80       $0.78

Per share data have been restated for stock splits and stock dividends.


Stock Split History
As a result of stock splits and stock dividends, an investment of 100 shares of A.G. Edwards stock at the time of the firm's initial public offering in calendar 1971 has grown to 3,627 shares today. Given the initial offering price of $12 per share, the value of that $1,200 investment would have increased 9,478 percent, or 17.46 percent compounded annually, to $114,931 as of February 29, 2000.

Dividend Growth History
A steadily increasing dividend has reflected A.G. Edwards' continued revenue and earnings growth. Over the past 10-year period, the dividend has grown from $.19 per share to $.61 per share, an average 24 percent increase per year. Since the firm went public, dividend payments have totaled more than $485 million. (Per share data have been restated for stock splits and stock dividends.)


Stock Price History
A.G. Edwards stock, which trades on the New York Stock Exchange (symbol AGE), closed at 31 11/16 on February 29, 2000. This represents a 290 percent increase from the 8 1/8 closing price on February 28, 1991. (Per share data have been restated for stock splits and stock dividends.)

SHAREHOLDER INFORMATION

Annual Meeting

The 2000 Annual Meeting of Stockholders will be held at the Company's headquarters, One North Jefferson, St. Louis, Missouri, on Thursday, June 22, 2000, at 10 a.m. The Notice of Annual Meeting, Proxy Statement and Proxy Voting Card are mailed in May to each stockholder. The Proxy Statement describes the items of business to be voted on at the Annual Meeting and provides information on the Board of Directors' nominees for director and their principal affiliations with other organizations, as well as other information about the Company.

Quarterly Reports
Mailed in June, September and December, the quarterly reports contain a chairman's letter, a balance sheet and a summary of earnings.

Dividend Payment Dates
The next four anticipated dividend payment dates are July 3 and October 2, 2000, and January 2 and April 2, 2001.

Form 10-K
The Form 10-K Annual Report filed with the Securities and Exchange Commission, which provides further details on A.G. Edwards' business, is available at no charge from:

Secretary, A.G. Edwards, Inc.
One North Jefferson
St. Louis, Missouri 63103

Stock Exchange Listing
A.G. Edwards, Inc., stock is traded on the New York Stock Exchange. (The stock symbol is AGE.) The approximate number of stockholders on February 29, 2000, was 27,700.

Registrar/Transfer Agent
The Bank of New York
Shareholder Relations Department-11E
P.O. Box 11258
Church Street Station
New York, New York 10286-1258
(800) 524-4458

Account Protection Package
The securities held by A.G. Edwards & Sons, Inc., for client accounts are protected up to $500,000, including up to $100,000 for cash claims, by the Securities Investor Protection Corporation (SIPC). In addition to the SIPC coverage, securities and cash held in client accounts are provided additional protection up to the full value of the account (as determined by SIPC) by a commercial insurance company.

Exchange Memberships
A.G. Edwards companies are members of all major stock and commodity exchanges, including the American, Boston, Chicago, New York, Pacific and Philadelphia stock exchanges; the Chicago Board Options Exchange; the Chicago Board of Trade; the Chicago Mercantile Exchange; the New York Mercantile Exchange; and other commodity exchanges. A.G. Edwards companies are also members of the National Futures Association and the National Association of Securities Dealers, Inc.