Form 10-K, Exhibit 13
period 2001-02-28
EDWARDS A G INC
filed 2001-05-29
CIK 718482

Annual Report Fiscal Year 2001 Table of Contents	Page		Page
Mapping Your Journey	1	Notes to Consolidated Financial Statements	33
Letter to Shareholders–Benjamin F. Edwards III	2	Note 1	33
Financial Highlights	4	Note 2	34
Company Description	5	Note 3	34
Letter to Shareholders–Robert L. Bagby	6	Note 4	36
Quarterly Financial Information	8	Note 5	36
Client Profiles	9	Note 6	36
Steve and Barbara Denker	10	Note 7	37
Jane Chiotti	12	Note 8	37
Buck and Mary Sharp	14	Note 9	38
Joe Davis	16	Note 10	38
Milestones	19	Note 11	39
Benjamin F. Edwards III Milestone	21	Independent Auditors’ Report	39
Management’s Financial Discussion	23	Corporate Organization	40
Consolidated Five-Year Financial Summary	28	Board of Directors A.G. Edwards, Inc.	40
Consolidated Financial Statements	29	Board of Directors A.G. Edwards & Sons, Inc.	41
Consolidated Balance Sheets	29	Boards of Directors	42
Consolidated Statements of Earnings	30	Regional Officers	43
Consolidated Statements of Stockholders’ Equity	31	Branch Office Management	44
Consolidated Statements of Cash Flows	32	Branch Office Management (cont.)	45
		Branch Office Management (cont.)	46
		Branch Office Management (cont.)	47
		Branch Office Management (cont.)	48
		Shareholder Information	49

Mapping Your Journey  Successful investing is more than short-term gains. It’s about long-term solutions. That’s how we’ve approached our business for 114 years.

Instead of being preoccupied with minute-to-minute swings of the market, our financial consultants focus on getting to know their clients, whether those clients are at the beginning of their financial journey or approaching their destination. They ask lots of questions and listen to what their clients are saying. They explain things in a way their clients understand. They provide a range of choices and have the freedom to recommend what makes the most sense for their clients. They act as a sounding board, sometimes advising specific actions. At other times, they recommend their clients stay the course.

Our clients trust their financial consultants to guide them on the road to their financial goals and dreams, whether it’s achieving a comfortable retirement, providing a college education or passing on wealth or a family business. A relationship built on trust is earned by acting with integrity–putting clients’ interests first. It must be this way. Not only is it the right thing to do, but our clients’ financial well-being is on the line.

Our clients want more than information. They want solutions and solid investment advice. Using all the resources available to them–objectivity, experience and the specialized knowledge of our headquarters personnel–our financial consultants develop comprehensive financial plans based on an understanding of what is important to their clients. Our financial consultants have state-of-the-art technology that lets them share information easily and quickly. Technology is a collaborative tool that our financial consultants use to enhance–not replace–the relationships they have with their clients.

They also help their clients stay on course when they may be tempted to turn back or change their route. However, unforeseen changes may require adjustments to their financial plans. Because our financial consultants know what’s going on in their clients’ lives, they are ready for any detours and are flexible enough to offer new strategies to meet their clients’ changing needs.

Building wealth is a process, not a transaction. Through customized financial planning and ongoing advice, our financial consultants help clients get where they’re going and preserve their wealth for future generations.

The journey to financial success begins with a destination. It’s our job to earn our clients’ trust so we can help them get there.

Back to Table of Contents	End of Page 1

To Our Shareholders After a long bull market and years of record net earnings, fiscal 2001 brought us one of those healthy corrections that makes you sick. Our economy looks sound, and I would look for an improvement in the market before long.

We ended our fiscal year with 696 locations, adding West Linn, Ore.; Panama City Beach, Fla.; Mount Pleasant, Iowa; Aiken, S.C.; Bernardsville, N.J.; and Huntsville, Ala. in our final quarter. With both revenues and net earnings down, we are in a cost-cutting mode. We are experiencing a record number of trainees, which I think bodes well for the future. I believe the firm is in good shape as it faces the toughest conditions since the ’80s.

This is my last letter to shareholders as I stepped completely out of management March 1, 2001. I couldn’t have scripted a better career than I have been blessed to enjoy, and I shall miss deeply the daily contact with our many wonderful people. I plan to visit branches until I run out of energy or get too fat. I’ll enjoy visiting with our folks, and I’ll bring my branch feedback to the right people in our headquarters.

As I reflect on my 45 years with Edwards, the last 36 as CEO, I am impressed less with our growth than I am with the character and integrity of the many people who have become Edwards. I think the Board of Directors chose well in selecting Bob Bagby as CEO and Tad Edwards as president to lead us on to greater heights.

I have always wanted us to be the firm our clients can trust, and we have been working toward this by having a single corporate mission: to help our clients achieve their financial goals. This allows us to serve our clients rather than to use them to achieve our corporate objectives. I think we have proved over the past 36 years that this can work, even in a very competitive environment, and it surely is more fun.

Although market conditions are humbling to all of us, God has surely blessed us over the years and allowed us to touch lives for the better, making more comfortable retirements possible and helping parents and grandparents send children to college. I’m sure the firm will continue to seek first what is right and never compromise our ethics.

Thank you, faithful shareholders, for your loyalty, and thank you, fellow Edwards employees, for your friendship and steadfast work. May we always put our clients’ interests first, and may we always enjoy our work together. I pray for God’s continued blessing.

Sincerely,

Benjamin F. Edwards III
Chairman Emeritus
April 2, 2001

Back to Table of Contents	End of Pages 2-3

Financial Highlights (For fiscal year ended February 28 or 29) (In thousands, except per share data and other data)
	2001	2000	1999	1998	1997

Operating Results
Net Revenues	$2,741,206	$2,796,189	$2,235,171	$2,002,697	$1,694,418
Net Earnings	$0,287,477	$0,382,921	$0,292,117	$0,269,297	$0,219,057
Net Earnings
as a Percent of Net Revenues	10.5%	13.7%	13.1%	13.4%	12.9%
Return on Average Equity	17.2%	22.9%	18.9%	19.8%	18.6%

Per Share Data
Earnings
Diluted	$0,0003.43	$0,0004.08	$0,0003.00	$0,0002.75	$0,0002.24
Basic	$0,0003.50	$0,0004.16	$0,0003.07	$0,0002.81	$0,0002.29
Cash Dividends	$0,0000.64	$0,0000.61	$0,0000.57	$0,0000.51	$0,0000.44
Book Value	$0,0020.29	$0,0019.69	$0,0017.16	$0,0015.21	$0,0013.12

Financial Condition
Stockholders’ Equity	$1,626,344	$1,717,122	$1,627,737	$1,463,121	$1,261,303
Total Assets	$4,859,984	$5,347,587	$3,803,132	$4,193,328	$4,244,340

Other Data
Full-Time Employees	17,086	15,451	13,953	12,967	12,031
Financial Consultants	7,073	6,823	6,528	6,289	6,070

Locations	696	672	639	594	569

Per share data have been restated for stock splits and stock dividends.

Back to Table of Contents	End of Page 4

A.G. Edwards, Inc. is a holding company whose subsidiaries provide securities and commodities brokerage, investment banking, trust, asset management, and insurance services. Its principal subsidiary, A.G. Edwards & Sons, Inc., is a St. Louis-based financial services company with 696 locations in 49 states, the District of Columbia and an affiliated office in London, England. A.G. Edwards & Sons, Inc. provides a full range of financial products and services to individual and institutional investors. The firm also offers investment banking services to corporate, governmental and municipal clients through 11 regional offices and its St. Louis headquarters.

Back to Table of Contents	End of Page 5

To Fellow Shareholders, Clients and Associates: I’m sure we’d all agree that fiscal 2001 was a challenging one for our industry and A.G. Edwards. Volumes on the various exchanges grew, but market volatility made the year difficult for both our clients and financial consultants. Nearly all the major indexes fell, while the Nasdaq, which is heavily weighted in technology stocks, was down significantly. A.G. Edwards’ total revenues grew slightly to just over $2.8 billion, while net earnings slipped to $287 million or $3.43 per share on a diluted basis.

A.G. Edwards’ continued investment in technology and investment banking affected this year’s net earnings, but we believe these investments enhance our ability to serve both our individual, institutional and corporate clients. T + 1 (settlement of security transactions on the business day following trade date) and upcoming regulatory requirements will demand additional investments in technology.

This year our asset management and fee-based programs showed respectable growth, with revenues increasing 20 percent. We also expanded our talent pool of research, investment banking and sales trading professionals. We expect these areas to provide growth opportunities for us moving forward.

This past year we broke ground on a one-million-square-foot addition to our headquarters complex. When completed in fiscal 2004, an 800,000-square-foot office building will house the majority of our Information Technology and Operations Divisions and a 200,000-square-foot learning center will provide a state-of-the-art training facility that will support our training initiatives, including A.G. Edwards University.

Our new A.G. Edwards University provides three levels of continuing education courses for our financial consultants, financial associates and headquarters personnel to ensure our clients are served by the best-trained professionals in the industry. The curriculum emphasizes financial planning, enhancing our employees’ ability to develop effective financial plans for our clients based on each client’s individual needs and circumstances. We are currently rolling out A.G. Edwards University in our existing training facilities and online through our ClientOne workstations. We believe this investment in training adds value for our clients and complements our full-service approach to meeting their needs.

Fiscal 2002 looks like it will be another challenging year for Edwards as well as the securities industry. Market volatility will continue to cause investors concern, and our financial consultants must guide our clients to think long term when developing their financial plans. However, with challenge comes opportunity.

This year Edwards plans to expand our number of financial consultants to serve our ever-growing client base. We’ll increase our presence in the United States by adding branches where we can identify and recruit individuals who can support our client-first philosophy. While other firms have chosen to deny investors with less than $100,000 in assets access to a specific financial consultant, Edwards continues to serve each client individually, regardless of their financial resources.

In addition to beginning our new fiscal year, March 2001 marked an important change for A.G. Edwards as a corporation. Ben Edwards, our long-time chairman, president and chief executive officer, decided to retire. For the past 36 years, Ben has provided strong leadership to the organization by upholding two basic principles: putting the client first and living the Golden Rule.

These two principles form the foundation of A.G. Edwards’ business philosophy and will guide us as we face the future without Ben’s daily involvement.

Ben will now serve Edwards as chairman emeritus, visiting branches across the country during the next two years. Although Ben will be missed, he leaves Edwards with a strong management team that is well-prepared to meet the challenges in our future. All 18,000 employees wish Ben much happiness and good health as he retires from A.G. Edwards.

The Board of Directors selected Benjamin F. “Tad” Edwards IV to serve as president of A.G. Edwards, while continuing to serve as vice chairman and leading our Sales and Marketing Division. Ron Kessler was named vice chairman and continues to head our Operations Division. I was honored to be selected chairman and chief executive officer.

Also retiring at the end of the fiscal year was Robert Proost, our chief financial officer and the director of the Administration Division. I have asked Doug Kelly, our division director of Law and Compliance, to assume these additional responsibilities.

Rob Pietroburgo, former Great Lakes regional officer, has succeeded me as director of our Branch Division.

I have served Edwards for 25 years, and I look forward to building on our company’s strong foundation. My thanks to our Board of Directors, shareholders and employees for their confidence as we move ahead.

Robert L. Bagby
Chairman and CEO

Back to Table of Contents	End of Page 6-7

Quarterly Financial Information
(Unaudited)
	Dividends Declared per Share	Stock Price Trading Range High — Low	Net Revenues (in millions)	Earnings Before Tax (in millions)	Net Earnings (in millions)	Earnings per Share
						Diluted	Basic

Fiscal 2001 by Quarter
First	$0.16	40.81 — 31.50	$786.6	$170.7	$107.3	$1.24	$1.26
Second	$0.16	57.00 — 34.88	$680.1	$122.7	$77.0	$0.93	$0.95
Third	$0.16	57.94 — 42.18	$634.0	$89.9	$57.2	$0.69	$0.71
Fourth	$0.16	52.19 — 37.42	$640.5	$71.8	$45.9	$0.57	$0.58

Fiscal 2000 by Quarter
First	$0.15	38.19 — 30.88	$648.7	$136.9	$84.5	$0.88	$0.89
Second	$0.15	33.56 — 24.63	$630.4	$132.8	$82.3	$0.86	$0.88
Third	$0.15	34.00 — 24.25	$708.1	$184.1	$115.3	$1.23	$1.25
Fourth	$0.16	34.19 — 26.75	$809.1	$169.3	$100.8	$1.11	$1.14

Per share data have been restated for stock splits and stock dividends.

Investment Performance Overview

Stock Split History	As a result of stock splits and stock dividends, an investment of 1,000 shares of A.G. Edwards stock at the time of the firm’s initial public offering in calendar 1971 has grown to 36,270 shares today. Given the initial offering price of $12 per share, the value of a $12,000 investment would have increased 11,648 percent, or 17.63 percent compounded annually, to $1,409,810 as of February 28, 2001.

Dividend Growth History	A steadily increasing dividend has reflected A.G. Edwards’ continued revenue and earnings growth. Over the past 10-year period, the dividend has grown from $.25 per share to $.64 per share, an average 18 percent increase per year. Since the firm went public, dividend payments have totaled more than $537 million. (Per share data have been restated for stock splits and stock dividends.)

Stock Price History	A.G. Edwards stock, which trades on the New York Stock Exchange (symbol AGE), closed at 38.87 on February 28, 2001. This represents a 173 percent increase from the 14.25 closing price on February 29, 1992. (Per share data have been restated for stock splits and stock dividends.)

Back to Table of Contents	End of Page 8

It’s often easier to get where you’re going when you have a map. The same is true for reaching your financial goals. Every one of our clients — regardless of where they are on their journey — benefits from the trusted advice and guidance of their A.G. Edwards financial consultant. Our clients deserve nothing less.

Back to Table of Contents	End of Page 9

Steve and Barbara Denker enjoy tinkering with their ’97 Mustang. Barbara Randolph, Associate Vice President- Investments, Hartford, Connecticut	At least Steve and Barbara don’t have to worry about retirement.

After working 23 years for the same company, Steve was laid off. He was out of work more than three years. He finally got back on his feet when he was hired as a project manager for Thomcast Communications. Things were looking up, and he and Barbara decided to plan a cruise. But then everything was put on hold when Barbara was diagnosed with a brain tumor. Fortunately, the tumor was benign. However, the surgery did create some physical problems for Barbara, and she had to quit her job and go on long-term disability. They are a really great couple, and their strong relationship helped them through these difficult times. Throughout these misfortunes, they continued to prepare for retirement. We periodically reviewed their portfolio to make sure they remained on track financially. As they neared retirement age, we began reallocating some of their assets into fixed-income and growth-and-income products. With the help of the retirement planning team at the firm’s headquarters, we also had prepared a Financial Horizons plan that took a comprehensive look at their entire financial situation. The plan included a net worth analysis, which showed that they faced a significant estate tax bill when passing on their wealth. A trust with a life insurance component was created to preserve the estate for their children. We have continued to review the plan periodically. Now, not only is their retirement secure, but Steve can retire early. Today they have the luxury of going on cruises at least twice a year. Steve just bought a Mustang that he drag races on Wednesday nights. Life is unpredictable—you can’t plan for everything. But planning can help smooth life’s bumps and bruises. Just ask Steve and Barbara.

Back to Table of Contents	End of Pages 9-11

Jane Chiotti loves spending time with Kara, one of her two granddaughters. Annette Tylka, Supervisor, Trust Administration, A.G. Edwards Trust Company, St. Louis, Missouri	My husband, Tony, always handled the finances.

Fortunately, he worked with A.G. Edwards to set up our trusts that would take care of me after he was gone. When Tony died, I began working with Annette at the A.G. Edwards Trust Company. She was a godsend. Needless to say, I had a lot of things on my mind, and finances were the last thing I wanted to think about. Believe me, I’m very grateful that I have it as nice as I do because I have known a few ladies who’ve had some difficulties when their husbands passed away. Annette has helped tremendously in making everything go smoothly. She’s taken the time to educate me about my trust accounts and answer my questions. This has helped me make informed decisions when she calls with recommendations about how something with one of the trusts should be handled. I don’t really want to manage the trusts by myself—I don’t have that kind of knowledge. Actually, I’d rather spend time with my children and grandchildren, and I know that’s what Tony wanted. Thanks to Annette and good planning by Tony, I can do that. And now I’m going to Ireland this summer with my daughters. That’s always been a dream. Now I get to live it. Jane Chiotti, Florissant, Missouri

Back to Table of Contents	End of Pages 12-13

Keegan Sharp helped save for college by working in the family pharmacy with her dad Buck. Michael Jennings, Branch Manager, Vice President-Investments, La Jolla, California	When our kids were born, we began saving for their college.

But when our daughter, Keegan, turned 12, we realized we weren’t saving enough. We needed a plan. Mike suggested an education cost analysis to determine how much we needed to put away to reach our goal. The analysis showed that we were going to fall short unless we began saving more and investing more aggressively. Mike sat down with us and asked a lot of questions and discussed different strategies to achieve our goals. As it turned out, we decided we would be more aggressive in our investing approach. Mike also suggested we save taxes by opening college savings accounts in our children’s names. Keegan and our son, David, helped out by saving what they earned working at our pharmacy. Every six months we sat down together to review our portfolio, and when Keegan got closer to going to college, Mike recommended we take a more conservative approach. We didn’t want to risk losing what we had earned just as she was going to need the money for school. That turned out to be a wise move. Sure, some luck was on our side. But we also give Mike a lot of the credit. He came up with a long-term plan to help us reach our goal and helped us stick to it. Keegan is planning to attend California Polytechnic Institute in the fall, and David wants to go to the University of California-Davis. Planning really does work. Buck and Mary Sharp, Lompoc, California

Back to Table of Contents	End of Pages 14-15

Their financial plan helped Bo, Joe and Joe Bob Davis protect the family convenience-store business. Gerald Galbraith, Branch Manager, Vice President- Investments, Abilene, Texas	Joe didn’t plan to get into the convenience-store business.

He was in construction and was going to build a convenience store and lease it to a local chain. That didn’t work out, so Joe decided he would build and operate the store himself. He called it Skinny’s, a nickname for his father-in-law. That was 1974. Today Joe and his sons own and operate more than 90 convenience stores in west and central Texas with 450 employees. We were there early on, and as the business grew, so did the complexity of their financial needs. Just as Joe’s sons joined him in his business, my son, Greg, became a financial consultant in the A.G. Edwards Dallas office, and we began working as a team for the Davises. Most of their estate was tied up in their business, and they needed to plan for the future. We started by asking lots of questions. We listened. We understood their concerns. With the help of a comprehensive Business Needs Analysis, we identified a number of issues concerning the future not only of Skinny’s, but the Davises’ personal assets as well. We implemented an asset allocation strategy and hired independent money managers to help manage corporate, personal and private foundation funds. One of the most important recommendations was establishing a succession plan so Joe could retire comfortably and leave the business to his sons. Insurance to protect the business in the event of a loss of key employees was also put into effect. Finally, we devised a strategy to prevent taxes from wiping out nearly a third of their estate. They’ve worked hard to get what they have—it is our job to help them keep it.

Back to Table of Contents	End of Pages 16-17

The Year’s Milestones

Change in Leadership After 45 years with the firm, Benjamin F. Edwards III announced he was stepping down as chairman, chief executive officer and president of the company founded by his great-grandfather. On March 1, 2001, he became chairman emeritus. After having served as director of the Branch Division since 1995, Robert L. Bagby was appointed chairman and chief executive officer by the Board of Directors. The board also named Benjamin F. “Tad” Edwards IV president of the firm in addition to his responsibilities as vice chairman and director of the Sales and Marketing Division. In addition, Ronald J. Kessler, director of the Operations Division, was appointed vice chairman. During Ben Edwards’ tenure as chairman, he presided over the firm’s tremendous growth and reinforced the firm’s client-first philosophy.

Branch Growth A volatile year for the financial markets contributed to decreased net earnings in the fiscal year ended February 28, 2001. Meanwhile, the firm continued to reach out to more investors by adding 24 branch offices, bringing the total to 696 offices, maintaining A.G. Edwards’ ranking as one of the largest retail branch networks in the country.

Fee Revenue Fee-based revenue continued to grow, increasing to 24 percent of net revenues in fiscal 2001, up from 19 percent in fiscal 2000. Fee revenues include Client Choice, a fee-based pricing program introduced last year that has proven popular with clients. By consolidating accounts in Client Choice, investors pay one fee but receive the same services, recommendations and advice as they would under a standard commission arrangement. Features of Client Choice include virtually unlimited trades, cost-lot reporting, no-fee IRAs, a Visa® Gold debit card with travel awards and a free OnTrack Financial Analysis with annual reviews and updates.

Managed Assets Average client assets administered under the company’s management programs and third-party management increased to $17.9 billion in fiscal 2001 from $13.9 billion the previous fiscal year. These services include A.G. Edwards Asset Management; A.G. Edwards Trust Companies; Private Advisor Service; and Pathways, Spectrum, Fund Navigator and Fund Advisor mutual fund advisory services.

ClientOne The firm continued to invest heavily in technology to deliver convenience and value to clients and greater efficiencies to its business. The rollout of state-of-the-art ClientOne computer workstations was completed in all of the firm’s branch offices nationwide and enthusiastically received by the firm’s financial consultants. These new workstations provide financial consultants high-speed access to the Internet and enhanced financial planning tools that include OnTrack personal financial analyses. The OnTrack analyses let financial consultants provide their clients in-depth financial plans to assist them in setting financial goals using personal net worth statements, retirement planning analyses, education cost analyses and estate tax projections.

Internet Services Preparations continued for a major upgrade of AGe-connect, the firm’s online client-account-access service. The redesigned AGe-connect site–which began rolling out in April this year–harnesses the collaborative potential of the Internet to reinforce the relationship between financial consultants and their clients. AGe-connect offers free real-time quotes, charts and news, an expanded array of research reports, an interactive feature that provides intraday portfolio valuation, a stock watchlist, technical analysis tools, and account-data downloads into personal financial management software. All of the features will be available through financial consultants’ personalized Web pages for clients, enabling financial consultants to customize content for their clients based on each client’s particular investing profile and interests. To keep pace with changing technology and the growing needs of clients, the firm will continue to monitor the site’s effectiveness and offer further improvements and innovations in the future.

A.G. Edwards University In an effort to maintain its goal of having the best-trained financial consultants in the industry, the firm created A.G. Edwards University to deliver the broadest training curriculum possible to its financial consultants, headquarters personnel and branch office employees. A.G. Edwards offers its courses online via the new ClientOne workstation and through the firm’s internal television network.

Once fully implemented, A.G. Edwards University will offer one of the most comprehensive training curriculums in the industry. It has been designed to address the growing complexity and breadth of our clients’ financial needs and will include professional designations and internal certification programs for our financial consultants.

Headquarters Expansion To accommodate expansion of the firm’s training capabilities and company growth, ground was broken on an 800,000-square-foot office building and adjoining 200,000-square-foot learning center, which will contain more than 50 training rooms, a 600-seat auditorium and a studio for the firm’s internal satellite television network.

Mortgage Services The firm announced a strategic alliance with Nexstar Financial Corporation to be effective in the first quarter of fiscal 2002. Under the multiyear agreement, clients will be able to access home-financing solutions powered by Nexstar’s fully integrated, state-of-the-art phone-and Web-based technology via AGe-connect. In addition to applying for a mortgage, clients will be able to take advantage of additional mortgage services tailored to meet their individual needs, including prepurchase approvals, loan decisions within minutes of application, online loan status, automated pricing, online rate locks, online closing costs summary and online loan-servicing account capability. All mortgages originating under the program will be made by Nexstar, a licensed mortgage lender.

Record Institutional Sales Trading As a result of increases in orders from institutional accounts, trading volume increased dramatically at the firm’s New York City-based Institutional Sales Trading operation to 1.5 billion shares in the past year from 1 billion shares in 2000, a 50 percent increase.

National Recognition Stock research and the firm’s employee-friendly work environment again received national recognition. Twelve A.G. Edwards research analysts earned “Best on the Street” status for their stock-picking skill and/or earnings-estimate accuracy in a survey developed by First Call Investment Research and published in The Wall Street Journal. Five of this year’s 12 qualifying analysts have appeared at least twice in the eight-year-old survey–formerly known as the “All-Star Analysts’ Survey.” Since the survey’s inception, 36 A.G. Edwards analysts have earned “Best on the Street” status at least once during their careers, with 13 of them appearing two or more times.

For the fourth consecutive year, A.G. Edwards was named one of the “100 Best Companies to Work for in America” by FORTUNE magazine. The firm is one of only five companies nationwide to appear on all six versions of the list originally published as a book by best-selling authors Robert Levering and Milton Moskowitz.

Back to Table of Contents	End of Pages 18-20

A Legacy of Leadership When Ben Edwards took over leadership of A.G. Edwards 36 years ago, the firm was a partnership employing 300 financial consultants in 44 branches and earning a profit of $757,000. To finance expansion of the branch system, Ben advocated the firm raise capital by becoming a publicly traded company. In November 1971, a total of 445,000 shares were offered for sale at $12 a share, boosting the firm’s net worth to $14.7 million from $6.9 million before the sale. Today the firm’s net worth is more than $1.6 billion, giving the firm stability and a strong foundation for further growth.

A.G. Edwards now has more than 7,000 financial consultants in 696 branches in 49 states, the District of Columbia and London. Profits have grown as well—to $287 million in fiscal 2001.

But Ben never measured the firm’s success solely by its balance sheet. In place of growth goals, budgets and sales quotas, Ben substituted his fervent belief in the Golden Rule—treating others as you would like to be treated. It’s a personal value that Ben made the cornerstone of the firm’s business philosophy.

As a result, A.G. Edwards financial consultants’ primary focus is putting their clients’ interests above all else. They do it by offering full-service advice and financial planning to clients with any level of assets, from a few thousand dollars to several million. They do it by having the freedom to recommend products and services that are best for their clients. They do it by taking time to answer clients’ questions, explain things and listen. They do it by earning clients’ trust. It’s a philosophy that has benefited clients, employees and shareholders.

But Ben didn’t just talk about treating others as you would like to be treated. He lived it.

He lived it by giving back to the community—whether it was teaching Sunday school or supporting a program at a local elementary school where employees could take time off work to mentor the school’s students in reading. He also donated his time and financial resources to numerous civic endeavors, including leadership roles in public education and the United Way.

His genuine interest in people is why he invited new employees into his office on their first day to personally welcome them to the firm. It’s why he stood for hours shaking hands with 5,000 employees at the headquarters’ holiday luncheon each year. It’s the reason why he answered his own phone, hosted monthly internal broadcasts with employees and took time to eat lunch with financial consultant trainees. It’s also why he has visited more than 100 branch offices annually and continues to do so even though he has stepped down from managing the firm’s day-to-day operations.

His approach has earned the respect and admiration of employees and also has won national recognition. On nearly a dozen occasions, Ben was named one of the top CEOs in the securities industry. He truly believes work should be fun and even wrote it into the A.G. Edwards mission statement. As a result, A.G. Edwards is one of only five companies nationwide to have been named in all six editions of the annual listing of the “100 Best Companies to Work for in America.”

Ben has always said that “A.G. Edwards is in the business of touching lives. If clients’ financial consultants do their jobs well, children will go to college, people will retire more comfortably and families will be able to pass on more of their wealth to future generations.”

It is Ben’s sincere belief that the firm will continue to live this mission in the years to come. In fact, Ben hopes he won’t be missed. He believes that if he has done his job well, the firm’s client-first mission will live on not only in practice, but in the hearts of everyone at the firm. Continuing this mission, Ben says, would be the best tribute he could ever receive. Mission accomplished.

Back to Table of Contents	End of Pages 21-22

Management’s Financial Discussion
(Year references are to fiscal years ended February 28 (29) unless otherwise specified.)

General Business Environment
A.G. Edwards, Inc. is a holding company whose primary subsidiary is the national brokerage firm of A.G. Edwards & Sons, Inc. Through this and its other operating subsidiaries (collectively, the “Company”), A.G. Edwards, Inc. provides securities and commodities brokerage, investment banking, trust, asset management and insurance services to its clients through one of the industry’s largest retail branch distribution systems. A St. Louis-based financial services firm, the Company has more than 695 locations and 17,000 employees in 49 states, the District of Columbia and London, England. The Company’s primary business is providing a full range of financial products and services, including investment banking, to its individual, institutional, corporate, governmental and municipal clients. Many factors affect the Company’s revenues and profitability, including changes in economic conditions, the level and volatility of interest rates, inflation, political events, investor sentiment and competition from other financial institutions. Because these factors are unpredictable and beyond the Company’s control, earnings may fluctuate significantly from year to year.

In addition to competition from firms traditionally engaged in the financial services business, there has been increased competition in recent years from other sources, such as commercial banks, insurance companies, online service providers, mutual fund sponsors and other companies offering financial services both in the United States and globally. The financial services industry also has experienced consolidation and convergence in recent years, as financial institutions involved in a broad range of financial services industries have merged and different types of financial companies have begun offering a broader array of securities and other investment products. These trends are expected to continue and could result in the Company’s competitors gaining greater capital and other resources, such as a broader range of products and services and geographic diversity. The 1999 Gramm-Leach-Bliley Act, which repealed U.S. laws that separated commercial banking, investment banking and insurance activities, has increased the number of companies competing for a similar client base, including the client base serviced by the Company.

The year began with the Federal Reserve (the Fed) increasing the federal funds interest rate twice before the end of May, from 5.75 percent to 6.5 percent, for a total of six increases in the preceding twelve months. The Fed acted out of concern that the economy was “overheating” and to guard against “future inflation risk.” However, by the end of the year, the Fed had decreased the federal funds rate to 5.5 percent due to a slowing economy.

The Dow Jones Industrial Average (the Dow) began the year at 10,128 and ended at 10,495 for an increase of 3.6 percent. However, during the year the Dow closed as low as 9,796 and as high as 11,311, a range from low to high of more than 15 percent. Although the Dow has historically been the primary stock market indicator followed by investors, it was the rise and fall of the New Economy stocks, as measured by the Nasdaq Composite Index (the Nasdaq), that gained the most attention from investors during 2001. After ending 2000 with a gain of 105 percent and finishing the year at its all-time high, the Nasdaq continued to climb to a new peak of 5,049 during the first few days of 2001. However, the Nasdaq plummeted throughout the remainder of 2001 to its lowest point of 2,152, down 54 percent from the previous year end.

Many factors contributed to the market volatility, including initial lofty valuations of high-tech companies followed by rapid declines in prices, uncertainty over the direction of interest rates, inflation concerns and the slowing economy. All of these factors led to investor anxiety resulting in decreased trading activity in the latter half of the year.

Results of Operations
The Company experienced a decline in net revenues, net earnings and earnings per share from the previous year, departing from the five-year trend of year-over-year increases in each category. Net revenues declined 2 percent ($55 million) in 2001 after rising 25 percent ($561 million) in 2000. Net earnings in 2001 decreased 25 percent to $287 million from $383 million in the previous year. Net earnings in 2000 were up 31 percent from $292 million in 1999. Diluted earnings per share for the Company were $3.43 in 2001, versus $4.08 and $3.00 in 2000 and 1999, respectively. The Company’s net profit margin was 10.5 percent in 2001, compared to 13.7 percent in 2000 and 13.1 percent in 1999. The results for 2000 include a $75 million pre-tax gain from an investment in a privately held investment management company, which increased net earnings by $35 million or $0.37 per diluted share. Excluding this gain from net revenues for the prior year, net revenues increased 1 percent in 2001, while net earnings and earnings per share declined 17.3 percent and 7.5 percent, respectively.

The number of the Company’s financial consultants reached 7,073 at year end, an increase of 4 percent from the prior year end. The number of total locations at the end of 2001 was 696, up from 672 at year-end 2000. The Company intends to continue expanding its distribution system as opportunities occur.

The following table and discussion summarize the changes in the major categories of revenues and expenses for the past two years (dollars in thousands):

Increase (Decrease)	2001 vs. 2000		2000 vs. 1999

Revenues
Commissions	$(97,877)	(7)%	$246,489	21%
Principal transactions	8,057	3	82,196	41
Investment banking	(52,422)	(23)	6,718	3
Asset management and service fees	108,467	20	117,564	28
Interest	111,811	45	47,076	23
Other	(57,895)	(65)	78,165	688

Total Revenues	20,141	1	578,208	26
Interest expense	75,124	329	17,190	305

Net Revenues	(54,983)	(2)	561,018	25

Non-Interest Expenses
Compensation and benefits	(400)	—	335,014	23
Communication and technology	83,272	52	36,132	29
Occupancy and equipment	21,297	20	4,325	4
Marketing and business development	9,023	21	8,127	23
Floor brokerage and clearance	1,290	6	734	4

Other	(1,504)	(2)	24,358	46
Total Non-Interest
Expenses	$112,978	5%	$408,690	23%

Commissions
Commissions declined 7 percent, from $1.4 billion in 2000 to $1.3 billion in 2001, primarily due to equity-related commissions decreasing 10 percent ($98 million) resulting from a 9 percent decline in trading volumes in commission-based accounts. As commissions are transaction-based revenues, they are influenced by the number and size of client transactions and product mix and may vary considerably from year to year. Revenue from mutual fund sales decreased 6 percent ($20 million) in 2001 due to clients choosing lower-commission pricing alternatives and a decline in trading volumes in commission-based accounts. As an offset, insurance commissions increased 12 percent ($20 million) primarily due to increased sales of variable annuities. Although commissions declined in 2001, they remained the most significant source of revenue for the Company, accounting for more than 47 percent of total revenue in each of the last three years.

An increasing number of clients are choosing fee-based alternatives instead of the traditional commission-based trading account. In 2001, the Company launched Client Choice, a new fee-based pricing alternative available to individual investors. As a result, future revenues within the commissions and asset management and service fees categories will likely be affected by the number of clients choosing fee-based pricing alternatives.

The 21 percent ($246 million) increase in total commissions in 2000 over 1999 reflected increased retail investor activity due to higher stock prices and trading volumes as well as strong cash flows into mutual funds and variable annuities.

Principal Transactions
The Company maintains inventories of debt and equity securities to satisfy client demand and, therefore, effects certain transactions with its clients by acting as principal. Realized and unrealized gains and losses result from the sale and holding of securities positions for resale to clients and are included in principal transactions revenue.

Principal transactions revenue increased 3 percent ($8 million) in 2001 primarily as a result of a 27 percent ($24 million) rise in revenue from sales of equity products. The Company acted as a market maker in a greater number of actively traded, larger-capitalized securities than in the prior year. Revenue from debt products decreased 8 percent ($16 million) due to falling yields for much of this year, compared to rising yields in the prior year, resulting in decreased client demand for fixed income products. In addition, many bond investors were hesitant to enter the markets due to uncertainty caused by federal and state budget surpluses, the U.S. Treasury Department’s debt buyback program and the Fed’s stance on interest rates.

Revenues from principal transactions increased 41 percent ($82 million) in 2000 compared to 1999 due to increased client demand for debt securities as a result of rising yields. Municipal bonds were particularly attractive last year as yields reached levels not seen in several years. Revenues from equity products rose 49 percent ($30 million) in 2000 reflecting the strong Nasdaq equity market.

Investment Banking
The Company derives investment banking revenues from underwriting public offerings of securities for corporate and governmental entities for sale to its clients. The Company also provides advisory services to corporate and governmental entities.

In 2001, investment banking revenues decreased 23 percent ($52 million). Underwriting fees and selling concessions decreased 24 percent ($46 million), primarily resulting from a 22 percent ($29 million) decrease in revenue from corporate equity issues in 2001. IPO activity declined this year due to the volatility in the equity markets, particularly as markets declined in the latter part of the year. Distribution of equity-based unit trusts slowed in 2001 reflecting decreased client demand for these specialized products following the decline in the Nasdaq. Revenue from underwriting debt products decreased 30 percent ($16 million) primarily due to a decline in sales of certificates of deposit as a result of falling yields. In addition, sales of municipal debt fell as strong economic growth and higher tax revenues decreased the borrowing needs of state and local governments. Management fees, including fees from mergers and acquisitions, decreased 19 percent ($7 million) due to participation as manager or co-manager in fewer offerings by the Company this year following the decline in IPO activity.

In 2000, investment banking revenue increased 3 percent ($7 million) due primarily to strong sales of equity-based unit trusts following the dramatic rise in the Nasdaq. Fiscal 2000 also was positively impacted by sales of certificates of deposit as a result of rising yields.

Asset Management and Service Fees
Asset management and service fees consist primarily of revenues earned from providing support and services in connection with client assets under third-party management, including mutual funds and annuities, and the Company’s trust services. These revenues include fees based on the amount of client assets under management and transaction-related service fees, as well as fees related to the administration of custodial and other specialty accounts.

Asset management and service fees rose 20 percent ($108 million) in 2001. Fees from third-party mutual funds and annuities were 12 percent ($37 million) higher than in 2000, reflecting strong cash flows into funds and annuities. Fees resulting from the administration of client assets under third-party management and from the Company’s management services improved 41 percent ($62 million) in 2001. The average number of fee-based accounts increased 59 percent, while the average total assets in these programs grew from $14.5 billion in 2000 to $20.4 billion in 2001, an increase of 41 percent.

The 2000 increase in asset management and service fees of 28 percent ($118 million) over 1999 was primarily due to a 21 percent ($55 million) jump in service fees from third-party mutual funds and annuities. Fees from the administration of client assets under third-party management and from the Company’s management services in 2000 rose 37 percent ($41 million) as a result of the growth in the number of client accounts and higher market valuations of existing assets.

Interest Revenue
The Company earns interest revenue principally from financing its clients’ margin accounts, debt securities carried in inventory for resale and short-term investments. Interest revenue rose 45 percent ($112 million) in 2001, primarily because of a 47 percent ($107 million) increase in interest earned on margin accounts resulting from a 29 percent rise in average margin balances. In addition, the average interest rate charged on margin balances was higher in 2001 than in 2000. Interest revenue from securities owned increased 25 percent ($5 million) as a result of higher average debt inventory levels.

The increase in interest revenue of 23 percent ($47 million) in 2000 versus 1999 was principally due to a 32 percent ($54 million) increase in interest earned on margin accounts as a result of a 34 percent rise in average customer margin balances. Interest revenue from short-term investments decreased 77 percent ($9 million) as a result of a decrease in average short-term investments as funds were utilized to finance the rise in margin balances.

Other Revenues
Other revenues decreased 65 percent ($58 million) primarily due to the prior year including a gain of $75 million from the sale of one-half of the Company’s investment in a privately held investment management company and the related increase in the carrying value of the remaining investment to its fair value. This investment had been carried on the equity method of accounting, which was discontinued due to the reduction of the Company’s ownership and the terms surrounding the remaining investment.

Interest Expense
Interest expense increased 329 percent ($75 million) in 2001 due to an increase in short-term borrowings, which include short-term bank loans and securities lending arrangements, combined with higher average interest rates on borrowings. Proceeds from the additional borrowings were primarily used to finance the increase in average customer margin balances, and, to a lesser extent, capital expenditures and stock repurchases. Interest expense increased 305 percent ($17 million) in 2000 versus 1999 also due to an increase in short-term borrowings primarily used to finance increased customer margin balances.

Non-Interest Expense
Compensation and benefits was unchanged in 2001 and rose 23 percent ($335 million) in 2000. A significant portion of this expense is variable in nature and directly relates to commissionable sales and to the Company’s profitability. The year-to-year comparisons generally reflect the changes in revenue and profitability in both 2001 and 2000. General and administrative salary expense increased 29 percent ($89 million) in 2001 and 23 percent ($57 million) in 2000 because of general salary increases and a 16 percent growth in the number of support employees in both years. Incentive-related compensation fell 19 percent ($67 million) in 2001 as a result of lower earnings. Incentive-related compensation rose 25 percent ($70 million) in 2000 due to higher earnings.

In 2001, communication and technology expense increased 52 percent ($83 million). The majority of this increase was related to the development, deployment and ongoing maintenance and support of a new workstation introduced to all financial consultants during the year. The remaining increase was primarily due to branch and headquarters expansion and technology-related upgrades. Communication and technology expense increased 29 percent ($36 million) in 2000 primarily due to increased business volume and branch and headquarters expansion.

All remaining expenses increased a combined 12 percent ($30 million) in 2001 primarily due to a 20 percent ($21 million) increase in occupancy and equipment expense related to branch relocations and branch and headquarters expansion. In addition, marketing and business development expense increased 21 percent ($9 million) which includes the Company’s first national sales conference at its St. Louis headquarters. In 2000, all remaining expenses increased 18 percent ($38 million) due to general business expansion.

Income Taxes
For information regarding the provision for income taxes and information regarding the difference between effective tax rates and statutory rates, see Note 6 (Income Taxes) of the Notes to Consolidated Financial Statements.

Liquidity and Capital Resources
The Company’s assets fluctuate in the normal course of business, primarily because of the timing of certain transactions. Customer receivables decreased in 2001 reflecting the volatility experienced in the equity markets this year and clients’ decreasing use of margin borrowings.

The principal sources for financing the Company’s business are stockholders’ equity, cash generated from operations, short-term bank loans and securities lending activities. The Company has no long-term debt. Average short-term bank loans of $406 million and $218 million, and average securities lending arrangements of $1.1 billion and $200 million in 2001 and 2000, respectively, were primarily used to finance customer receivables. The Company is constructing an additional office building, a learning center and a parking garage at its headquarters campus with an estimated total cost of approximately $215 million through its projected completion in 2004. The Company expended $40 million in connection with these projects through February 28, 2001.

The Company completed a stock repurchase program under which it was authorized to repurchase 33 million shares during a 5 1/2 year period beginning in May 1996. The Company purchased 10.6 million and 11 million shares at aggregate costs of $447 million and $336 million in 2001 and 2000, respectively. These shares were used in part to offset the issuance of stock under the employee stock plans. In February 2001, the Board of Directors authorized the repurchase of up to 10 million shares during the period ending December 31, 2002. At February 28, 2001, no shares had been repurchased under this program.

Management believes the Company has adequate sources of credit available, if needed, to finance customer-trading volumes, branch expansion, stock repurchases, dividend payments and major capital expenditures.

The Company’s principal subsidiary, A.G. Edwards & Sons, Inc., is required by the Securities and Exchange Commission (SEC) to maintain specified amounts of liquid net capital to meet its obligations to clients–see Note 5 (Net Capital Requirements) of the Notes to Consolidated Financial Statements.

Risk Management

General
The business activities of the Company expose it to a variety of risks. Management of these risks is necessary for the long-term profitability of the Company. The Company manages these risks through the establishment of numerous policies, procedures and controls. The most significant risks to the Company are credit risk and market risk.

Credit Risk
Credit risk is discussed in Note 10 (Financial Instruments–Off-Balance Sheet Risk and Concentration of Credit Risk) of the Notes to Consolidated Financial Statements.

Market Risk
Market risk is the risk of loss to the Company resulting from changes in interest rates, equity prices or both. The Company is exposed to market risk to the extent it maintains positions in fixed income and equity securities. The Company primarily manages its risk through the establishment of trading policies and guidelines and through the implementation of control and review procedures. The Company’s management philosophy provides for communication among all responsible parties throughout the trading day.

The Company’s policy is to purchase inventory to provide investment products for its clients. Consequently, the Company purchases only inventory that it believes it can readily sell to its clients, thus reducing the Company’s exposure to liquidity risk but not market fluctuations. In addition, the Executive Committee of A.G. Edwards & Sons, Inc. establishes maximum inventory guidelines for fixed income and equity securities, subject to certain limited exceptions.

Capital management and control are accomplished through review (by product managers and members of management outside of the trading areas) of various reports, including reports that show current inventory profit and loss, inventory positions exceeding set limits, and aged positions. Additionally, real-time capital management data is available for intraday assessments.

The Company does not act as a dealer, trader or end-user of complex derivative products, such as swaps, collars and caps. The Company provides advice and guidance on complex derivative products to selected clients; however, this activity does not involve the Company acquiring a position or commitment in these products. The Company will occasionally hedge a position in its debt inventory through the use of financial futures contracts. These transactions are not material to the Company’s financial condition or results of operations.

Equity Price Risk. Equity price risk refers to the risk of changes in the level or volatility of the price of equity securities. The Company is exposed to this risk as a result of its market making activities. At February 28, 2001, and February 29, 2000, the potential daily loss in the fair value of equity securities was not material.

Interest Rate Risk. Interest rate risk refers to the risk of changes in the level or volatility of interest rates, the speed of payments on mortgage-backed securities, the shape of the yield curve and credit spreads. The Company is exposed to this risk as a result of maintaining inventories of interest-rate-sensitive financial instruments. This is the Company’s primary market risk.

For the purposes of the SEC’s disclosure requirements, the Company has elected to use a sensitivity approach to express the potential decrease in the fair value of the Company’s interest-rate-sensitive financial instruments. The Company calculated the potential loss in fair value of its debt inventory by calculating the change in offering price of each inventory item resulting from a 10 percent increase in either the Treasury yield curve for taxable products or the Municipal Market Data Corporation’s AAA rated yield curve for tax-exempt products. Using this method, if such a 10 percent increase were to occur, the Company calculated a potential loss in fair value of its debt inventory of $10.3 million at February 28, 2001, and $8.7 million at February 29, 2000.

Forward-Looking Statements
The Management’s Financial Discussion contains forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, actions of clients, actions of competitors, regulatory actions, changes in legislation and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this Annual Report. The Company does not undertake any obligation to publicly update any forward-looking statements.

Back to Table of Contents	End of Pages 23-27

Consolidated Five-Year Financial Summary
Year Ended	February 28,	February 29,	February 28,	February 28,	February 28,
(In thousands, except per share amounts)	2001	2000	1999	1998	1997

Revenues
Commissions:
Listed securities	$482,136	$537,005	$505,226	$462,276	$365,908
Options	55,883	62,708	49,830	44,188	33,850
Over-the-counter securities	295,921	331,992	199,472	190,092	178,752
Mutual funds	293,307	312,833	281,782	255,005	214,029
Commodities	16,540	17,305	15,518	16,315	16,038
Insurance	184,762	164,583	128,109	117,528	101,365

Total	1,328,549	1,426,426	1,179,937	1,085,404	909,942

Principal transactions:
Equities	114,363	90,202	60,538	61,184	58,427
Debt securities	177,912	194,016	141,484	146,768	154,580

Total	292,275	284,218	202,022	207,952	213,007

Investment banking:
Underwriting fees and selling concessions	144,725	190,236	163,419	152,029	114,426
Management fees	28,572	35,483	55,582	38,889	41,733

Total	173,297	225,719	219,001	190,918	156,159

Asset management and service fees	652,998	544,531	426,967	329,695	260,200

Interest:
Margin account balances	331,980	225,319	170,982	149,738	118,373
Securities owned and deposits	28,419	23,269	30,530	31,132	29,462

Total	360,399	248,588	201,512	180,870	147,835

Other	31,630	89,525	11,360	9,294	9,340

Total Revenues	2,839,148	2,819,007	2,240,799	2,004,133	1,696,483

Interest expense	97,942	22,818	5,628	1,436	2,065

Net Revenues	2,741,206	2,796,189	2,235,171	2,002,697	1,694,418

Non-Interest Expenses
Compensation and benefits	1,766,311	1,766,711	1,431,697	1,276,931	1,080,931
Communication and technology	242,530	159,258	123,126	113,556	97,845
Occupancy and equipment	126,594	105,297	100,972	82,605	74,521
Marketing and business development	51,767	42,744	34,617	29,790	26,598
Floor brokerage and clearance	22,957	21,667	20,933	19,825	18,149
Other	75,893	77,397	53,039	42,193	41,417

Total Non-Interest Expenses	2,286,052	2,173,074	1,764,384	1,564,900	1,339,461

Earnings Before Income Taxes	455,154	623,115	470,787	437,797	354,957

Income Taxes	167,677	240,194	178,670	168,500	135,900

Net Earnings	$287,477	$382,921	$292,117	$269,297	$219,057

Per Share Data:
Diluted Earnings	$3.43	$4.08	$3.00	$2.75	$2.24
Basic Earnings	$3.50	$4.16	$3.07	$2.81	$2.29
Cash Dividends	$0.64	$0.61	$0.57	$0.51	$0.44
Book Value	$20.29	$19.69	$17.16	$15.21	$13.12
Other Data:
Total Assets	$4,859,984	$5,347,587	$3,803,132	$4,193,328	$4,244,340
Stockholders’ Equity	$1,626,344	$1,717,122	$1,627,737	$1,463,121	$1,261,303
Cash Dividends	$51,962	$55,483	$54,002	$48,740	$41,851
Pre-tax Return on Average Equity	27.2%	37.3%	30.5%	32.1%	30.2%
Return on Average Equity	17.2%	22.9%	18.9%	19.8%	18.6%
Net Earnings as a Percent of Net Revenues	10.5%	13.7%	13.1%	13.4%	12.9%
Average Common and Common Equivalent
Shares Outstanding (Diluted)	83,925	93,814	97,322	98,051	97,816
Average Common Shares Outstanding (Basic)	82,096	92,140	95,252	95,950	95,483

Share and per share data have been restated for stock splits and stock dividends.

Back to Table of Contents	End of Page 28

Consolidated Balance Sheets	February 28,	February 29,
(Dollars in thousands, except per share amounts)	2001	2000

Assets

Cash and cash equivalents	$116,004	$154,487
Cash and government securities, segregated
under federal and other regulations	78,455	86,851
Securities purchased under agreements to resell	17,352	10,674
Securities borrowed	127,328	278,199
Receivables:
Customers	3,285,220	3,777,352
Brokers, dealers and clearing organizations	30,314	22,529
Fees, dividends and interest	70,934	62,989
Securities inventory, at fair value:
State and municipal	188,559	240,154
Government and agencies	41,024	57,943
Corporate	63,733	110,311
Investments	218,003	116,307
Property and equipment, at cost,
net of accumulated depreciation
and amortization of $362,615 and $337,602	508,970	312,942
Deferred income taxes	71,017	75,361
Other assets	43,071	41,488

	$4,859,984	$5,347,587

Liabilities and Stockholders’ Equity

Short-term bank loans	$319,800	$638,000
Checks payable	252,588	283,602
Securities loaned	780,666	637,684
Payables:
Customers	899,091	946,373
Brokers, dealers and clearing organizations	123,084	203,129
Securities sold but not
yet purchased, at fair value	31,194	24,920
Employee compensation and related taxes	673,756	740,188
Income taxes	58,871	73,557
Other liabilities	94,620	83,012

Total Liabilities	3,233,640	3,630,465

Stockholders’ Equity:
Preferred stock, $25 par value:
Authorized, 4,000,000 shares, none issued
Common stock, $1 par value:
Authorized, 550,000,000 shares
Issued, 96,463,114 shares	96,463	96,463
Additional paid-in capital	280,094	253,917
Retained earnings	1,875,379	1,645,332

	2,251,936	1,995,712
Less: Treasury stock, at cost
(16,325,828 and 9,254,005 shares)	625,592	278,590

Total Stockholders’ Equity	1,626,344	1,717,122

	$4,859,984	$5,347,587

See Notes to Consolidated Financial Statements.

Back to Table of Contents	End of Page 29

Consolidated Statements of Earnings Year Ended	February 28,	February 29,	February 28,
(Dollars in thousands, except per share amounts)	2001	2000	1999

Revenues
Commissions	$1,328,549	$1,426,426	$1,179,937
Principal transactions	292,275	284,218	202,022
Investment banking	173,297	225,719	219,001
Asset management and service fees	652,998	544,531	426,967
Interest	360,399	248,588	201,512
Other	31,630	89,525	11,360

Total Revenues	2,839,148	2,819,007	2,240,799
Interest expense	97,942	22,818	5,628

Net Revenues	2,741,206	2,796,189	2,235,171

Non-Interest Expenses
Compensation and benefits	1,766,311	1,766,711	1,431,697
Communication and technology	242,530	159,258	123,126
Occupancy and equipment	126,594	105,297	100,972
Marketing and business development	51,767	42,744	34,617
Floor brokerage and clearance	22,957	21,667	20,933
Other	75,893	77,397	53,039

Total Non-Interest Expenses	2,286,052	2,173,074	1,764,384

Earnings Before Income Taxes	455,154	623,115	470,787
Income Taxes	167,677	240,194	178,670

Net Earnings	$287,477	$382,921	$292,117

Earnings Per Share:
Diluted	$3.43	$4.08	$3.00

Basic	$3.50	$4.16	$3.07

See Notes to Consolidated Financial Statements.

Back to Table of Contents	End of Page 30

Consolidated Statements of Stockholders’ Equity (Three Years Ended February 28, 2001)
(Dollars in thousands, except per share amounts)	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Total Stockholders’ Equity

Balances, March 1, 1998	$96,463	$217,862	$1,160,532	$(11,736)	$1,463,121
Net earnings			292,117		292,117
Dividends declared —$0.57 per share			(54,002)		(54,002)
Treasury stock acquired				(180,175)	(180,175)
Stock issued:
Employee stock purchase/option plans		13,770	(52,177)	108,657	70,250
Restricted stock		8,366	1,624	26,436	36,426

Balances, February 28, 1999	96,463	239,998	1,348,094	(56,818)	1,627,737
Net earnings			382,921		382,921
Dividends declared —$0.61 per share			(55,483)		(55,483)
Treasury stock acquired				(336,028)	(336,028)
Stock issued:
Employee stock purchase/option plans		7,694	(39,532)	89,453	57,615
Restricted stock		6,225	9,332	24,803	40,360

Balances, February 29, 2000	96,463	253,917	1,645,332	(278,590)	1,717,122
Net earnings			287,477		287,477
Dividends declared —$0.64 per share			(51,962)		(51,962)
Treasury stock acquired				(446,726)	(446,726)
Stock issued:
Employee stock purchase/option plans		17,687	(5,464)	72,501	84,724
Restricted stock		8,490	(4)	27,223	35,709

Balances, February 28, 2001	$96,463	$280,094	$1,875,379	$(625,592)	$1,626,344

See Notes to Consolidated Financial Statements.

Back to Table of Contents	End of Page 31

Consolidated Statements of Cash Flows
Year Ended	February 28,	February 29,	February 28,
(In thousands)	2001	2000	1999

Cash Flows From Operating Activities:
Net earnings	$287,477	$382,921	$292,117
Noncash and non-operating items included in earnings:
Depreciation and amortization	100,348	63,380	50,369
Expense of restricted stock awards	32,581	34,244	28,149
Deferred income taxes	4,344	12,951	(17,880)
Gain on investments, net	(13,406)	(75,236)	—
Decrease (increase) in operating assets:
Segregated cash and government securities	8,396	(28,892)	(665)
Securities borrowed	150,871	(34,692)	542,612
Receivable from customers	492,132	(1,151,036)	(397,188)
Receivable from brokers, dealers and clearing organizations	(7,785)	5,326	(15,334)
Fees, dividends and interest receivable	(7,945)	(10,912)	(4,790)
Securities inventory	115,092	(141,313)	136,558
Other assets	(2,158)	(24,083)	6,461
(Decrease) increase in operating liabilities:
Checks payable	(31,044)	57,086	23,499
Securities loaned	(170,381)	106,213	(591,376)
Payable to customers	(47,282)	(2,703)	28,285
Payable to brokers, dealers and clearing organizations	(80,045)	134,710	(117,337)
Securities sold but not yet purchased	6,274	(20,739)	26,518
Employee compensation and related taxes	(66,432)	162,115	72,342
Income taxes	(992)	60,164	28,058
Other liabilities	12,752	29,547	(5,923)

Net cash from operating activities	782,797	(440,949)	84,475

Cash Flows From Investing Activities:
Securities purchased under agreements to resell	(6,678)	4,164	189,525
Purchase of property and equipment	(295,801)	(130,912)	(62,567)
Investments	(88,290)	22,071	(22,170)

Net cash from investing activities	(390,769)	(104,677)	104,788

Cash Flows From Financing Activities:
Short-term bank loans	(318,200)	638,000	—
Securities loaned	313,363	301,929	—
Employee stock transactions	74,158	52,479	57,977
Purchase of treasury stock	(446,726)	(336,028)	(180,175)
Cash dividends paid	(53,106)	(55,766)	(52,330)

Net cash from financing activities	(430,511)	600,614	(174,528)

Net (Decrease) Increase in Cash and Cash Equivalents	(38,483)	54,988	14,735
Cash and Cash Equivalents, at Beginning of Year	154,487	99,499	84,764

Cash and Cash Equivalents, at End of Year	$116,004	$154,487	$99,499

Interest payments totaled $98,444 in 2001, $21,593 in 2000, and $5,585 in 1999.
Income taxes paid totaled $165,304 in 2001, $167,340 in 2000, and $168,748 in 1999.
Supplemental disclosures of noncash financing activities: Restricted stock awards, net of forfeitures, totaled $32,813 in 2001, $34,611 in 2000, and $28,602 in 1999.

See Notes to Consolidated Financial Statements.

Back to Table of Contents	End of Page 32

Notes to Consolidated Financial Statements
(Three years ended February 28, 2001)
(Dollars in thousands, except per share amounts)

1. Summary of Significant Accounting Policies
Basis of Financial Information
The consolidated financial statements include the accounts of A.G. Edwards, Inc. and its wholly owned subsidiaries (collectively referred to as the “Company”) and are prepared in conformity with accounting principles generally accepted in the United States of America. In preparing these consolidated financial statements, management makes use of estimates concerning certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and certain revenues and expenses during the reporting period. Actual results could differ from these estimates. All material intercompany balances and transactions have been eliminated in consolidation. Prior years’ financial information has been reclassified to conform with the current-year presentation.

The Company operates and is managed as a single business segment providing investment services to its clients. The Company offers a wide range of services designed to meet clients’ individual investment needs, including securities and commodities brokerage, asset management, insurance, trust, investment banking, and other related services. These services are provided by more than 7,000 financial consultants in more than 695 locations of the Company’s principal subsidiary, A.G. Edwards & Sons, Inc. Because these services are provided using the same sales and distribution personnel, support services and facilities, and all are provided to meet the needs of its clients, the Company does not identify or manage assets, revenues or expenses resulting from any service, or class of services, as a separate business segment. With headquarters in St. Louis, the Company has offices in 49 states, the District of Columbia and London, England.

Cash and Cash Equivalents
Cash and cash equivalents consist of cash and highly liquid investments with maturities of 90 days or less at the date of acquisition.

Securities Transactions
Securities purchased under agreements to resell (Resale Agreements) and securities sold under agreements to repurchase are recorded at the contractual amounts that the securities will be resold/ repurchased, including accrued interest. The Company’s policy is to obtain possession or control of securities purchased under Resale Agreements and to obtain additional collateral when necessary to minimize the risk associated with this activity.

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

Securities inventory, securities sold but not yet purchased, securities segregated under federal and other regulations, and investments are recorded on a trade-date basis and are carried at fair value. Fair value is based on quoted market or dealer prices, pricing models, or management’s estimates. Among the factors considered by management in determining the fair value of investments, for which a quoted market or dealer price is not available, are the cost of the investment, terms and liquidity, developments since the acquisition of the investment, the sales price of recently issued securities, the financial condition and operating results of the issuer, earnings trends and consistency of operating cash flows, the long-term business potential of the issuer, the quoted market price of securities with similar quality and yield that are publicly traded, and other factors generally pertinent to the valuation of investments. The fair value of these investments is subject to a high degree of volatility and may be susceptible to significant fluctuations in the near term. Unrealized gains and losses are reflected in revenue.

Investment Banking
Investment banking revenues, which include underwriting fees, selling concessions and management fees, are recorded when services for the transaction are substantially completed. Transaction-related expenses are deferred and later expensed to match revenue recognition.

Stock-Based Compensation
The Company applies the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB Opinion No. 25), and related interpretations to account for its employee stock plans. Based on the provisions of the plans, no compensation expense has been recognized for options issued under these plans. Restricted stock awards are expensed in the year granted.

Property and Equipment
Depreciation of buildings is provided using both straight-line and accelerated methods over estimated useful lives of 15 to 45 years. Leasehold improvements are amortized over the lesser of the life of the lease or estimated useful life of the improvement. Depreciation of equipment is provided over estimated useful lives of three to 10 years using both straight-line and accelerated methods. Software is depreciated over its useful life, generally not exceeding three years. The Company periodically evaluates the carrying value of its property and equipment to determine if an impairment exists.

Income Taxes
Income tax expense is provided for using the asset and liability method, under which deferred tax assets and liabilities are determined based upon the temporary differences between the financial statement and income tax bases of assets and liabilities, using current tax rates. The Company files a consolidated federal income tax return.

Comprehensive Earnings
Comprehensive earnings for each of the three years in the period ended February 28, 2001, was equal to the Company’s net earnings.

Recent Accounting Pronouncements
On March 1, 2001, the Company adopted the Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and SFAS No. 138. The statements establish accounting and reporting standards for derivative instruments and hedging activities. The adoption of these statements did not have a material impact on the Company’s consolidated financial statements.

In September 2000, the Financial Accounting Standards Board issued SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This standard replaced SFAS No. 125 of the same name. SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The Company adopted SFAS No. 140 in the fourth quarter of fiscal 2001 for disclosures relating to securitization transactions and collateral and plans to adopt the remaining provisions of SFAS No. 140 in the first quarter of fiscal 2002 for transfers and servicing of financial assets and extinguishments of liabilities. The Company has not yet determined the impact that the adoption of the remainder of this statement will have on its consolidated financial statements.

Back to Table of Contents	End of Note 1 (Pages 33-34)

2. Short-Term Financing
The Company’s short-term financing is generally obtained through the use of securities lending arrangements and bank loans. The interest rates on such short-term borrowings reflect market rates of interest or rebates at the time of the transactions. The average securities lending arrangements outstanding that were utilized in financing activities were $1.1 billion in 2001, $200 million in 2000 and zero in 1999, at effective interest rates of 6.5 percent in 2001 and 5.6 percent in 2000. Bank loans are short-term borrowings that are payable on demand and may be unsecured or collateralized by customer-owned securities held in margin accounts. The average of such bank loans was $406 million in 2001, $218 million in 2000 and $35 million in 1999, at effective interest rates of 6.5 percent, 5.5 percent and 5.8 percent, respectively. Firm investments in the amount of $34,854 were utilized to secure certain bank borrowings at February 28, 2001, and the banks do not have the ability to sell or repledge such investments. Substantially all other bank borrowings were secured by customer-owned securities.

Back to Table of Contents	End of Note 2 (Page 34)

3. Employee Stock Plans
The Company applies the provisions of APB Opinion No. 25 to account for its employee stock plans. If compensation expense for the Company’s stock option and stock purchase plans were determined based on the estimated fair value of the options granted, consistent with SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company’s net earnings and earnings per share would have been as follows:

	2001	2000	1999

Pro forma net earnings	$269,000	$371,000	$280,000
Pro forma earnings per share:
Diluted	$3.21	$3.95	$2.87
Basic	$3.28	$4.03	$2.94

The Black-Scholes option pricing model was used to calculate the estimated fair value of the options.

Employee Stock Purchase Plan
Options to purchase 1,875,000 shares of common stock granted to employees under the Company’s stock purchase plan are exercisable October 1, 2001, at 85 percent of market price based on dates specified in the plan. Employees purchased 1,870,983 shares at $32.33 per share in 2001, 1,871,284 shares at $21.89 per share in 2000 and 1,872,249 shares at $25.29 per share in 1999. Treasury shares were utilized for all of the shares purchased. The fair value of the options granted under this plan was estimated using the following assumptions for 2001, 2000 and 1999, respectively: dividend yield of 1.44 percent, 2.01 percent and 1.51 percent; an expected life of one year; expected volatility of 46 percent, 36 percent and 43 percent; and risk-free interest rates of 6.21 percent, 5.42 percent and 4.55 percent. The fair value of the options granted in 2001, 2000 and 1999 was $14.08, $5.99 and $7.52 per option, respectively.

Restricted Stock and Stock Options
Under the Company’s Incentive Stock Plan, three types of benefits may be awarded to officers and key employees: restricted stock, stock options and stock appreciation rights. Such awards are subject to forfeiture upon termination of employment during a restricted period, generally three years from the award date. Through February 28, 2001, no stock appreciation rights had been granted.

Restricted stock awards are made, and shares issued, without cash payment by the employee. Eligible employees at February 28, 2001, were awarded 967,561 shares with a market value of $34,977. At February 29, 2000, and February 28, 1999, the awards were 916,010 and 882,623 shares, respectively, with corresponding market values of $36,018 and $28,685. Treasury shares were utilized for these awards.

Nonqualified stock options are granted to purchase common stock at 100 percent of market value at date of grant. Such options are exercisable beginning three years from date of award and expire eight years from date of award, or earlier upon termination of employment. The fair value of each option grant was estimated at the date of grant using the following assumptions for 2001, 2000 and 1999, respectively: dividend yield of 1.44 percent, 2.01 percent and 1.51 percent; expected lives of 6 years; expected volatility of 46 percent, 36 percent and 43 percent; risk-free interest rates of 4.86 percent, 6.62 percent and 5.49 percent; and a forfeiture rate of 8 percent, 7 percent and 6 percent. The fair value of options granted under this plan in 2001, 2000 and 1999 was $16.04, $14.99 and $13.92, respectively.

A summary of the status of the Company’s stock options at February 28 (29) and changes during the years ended on those dates follows:

	2001		2000		1999

	Shares (000)	Weighted Average Exercise Price	Shares (000)	Weighted Average Exercise Price	Shares (000)	Weighted Average Exercise Price

Outstanding, beginning of year	4,840	$27.52	4,597	$22.91	4,445	$18.97
Granted	901	$36.15	1,006	$39.32	968	$32.50
Exercised	(828)	$16.95	(723)	$14.41	(793)	$12.52
Forfeited	(110)	$37.12	(40)	$32.03	(23)	$28.26

Outstanding, end of year	4,803	$30.74	4,840	$27.52	4,597	$22.91

Treasury shares utilized for exercises	828		723		793

The following table summarizes information about outstanding stock options at February 28, 2001:

	Options Outstanding			Options Exercisable

Range of Exercise Prices	Number Outstanding (000)	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable (000)	Weighted Average Exercise Price

$11—$15	626	1.46	$13.05	626	$13.05
$16—$20	440	3.00	$16.59	440	$16.59
$21—$25	424	4.00	$21.21	424	$21.21
$31—$35	918	6.00	$32.50
$36—$40	1,857	7.49	$37.78
$41—$45	538	5.00	$43.06	538	$43.06

	4,803			2,028

Back to Table of Contents	End of Note 3 (Pages 34-35)

4. Employee Profit Sharing Plan
The Company has a defined contribution plan [401(k)] covering substantially all employees, whereby the Company is obligated to match, in specified amounts as defined therein, portions of contributions made by eligible employees. Additional contributions may be made at the discretion of the Company and are based on the Company’s pre-tax earnings. The Company expensed $86,873 in 2001, $104,787 in 2000 and $85,308 in 1999 in connection with the 401(k).

The Company has an unfunded, nonqualified deferred compensation plan that provides benefits to participants whose contributions from the Company in the 401(k) are subject to Internal Revenue Service limitations. Participants may choose to base their return on the broker call rate or on the performance of one or more of a combination of mutual funds, as designated by the Company. Participants have no ownership in the mutual funds. Included in investments is $52,115 in mutual funds that were purchased by the Company to hedge its liability to the participants that chose to base the performance of their return on the mutual fund option. At February 28, 2001, and February 29, 2000, employee compensation and related taxes on the balance sheet included $175,595 and $151,298, respectively, related to this plan.

Back to Table of Contents	End of Note 4 (Page 36)

5. Net Capital Requirements
A.G. Edwards & Sons, Inc. is subject to net capital rules administered by the Securities and Exchange Commission (SEC) and the New York Stock Exchange. Under such rules, this subsidiary must maintain net capital of not less than 2 percent of aggregate debit items, as defined, arising from customer transactions and would be restricted from expanding its business or paying cash dividends or advancing loans to affiliates if its net capital were less than 5 percent of such items. These rules also require A.G. Edwards & Sons, Inc. to notify and sometimes obtain approval from the SEC and other regulatory organizations for substantial withdrawals of capital or loans to affiliates. At February 28, 2001, the subsidiary’s net capital of $780,612 was 24 percent of aggregate debit items and $715,818 in excess of the minimum required.

Certain other subsidiaries are also subject to minimum capital requirements that may restrict the payment of cash dividends and advances to A.G. Edwards, Inc. The only restriction with regard to the payment of cash dividends by A.G. Edwards, Inc. is its ability to obtain cash dividends and advances from its subsidiaries, if needed.

Back to Table of Contents	End of Note 5 (Page 36)

6. Income Taxes The provisions for income taxes consist of:
	2001	2000	1999

Current:
Federal	$144,996	$188,529	$169,286
State and local	18,337	38,714	27,264

	163,333	227,243	196,550
Deferred	4,344	12,951	(17,880)

	$167,677	$240,194	$178,670

Deferred income taxes reflect temporary differences in the bases of the Company’s assets and liabilities for income tax purposes and for financial reporting purposes, using current tax rates. These temporary differences result in taxable or deductible amounts in future years. Significant components of deferred tax assets and liabilities at February 28, 2001, and February 29, 2000, are as follows:

	2001	2000

Deferred Tax Assets:
Employee benefits	$138,341	$123,243
Other	11,252	8,120

	149,593	131,363

Deferred Tax Liabilities:
Receivables	33,386	33,127
Investments	21,042	17,887
Property and equipment	22,252	3,464
Other	1,896	1,524

	78,576	56,002

Net Deferred Tax Assets	$71,017	$75,361

The Company expects to fully realize these deferred tax assets given its historical level of earnings and related taxes paid; accordingly, no valuation allowance has been established. The Company’s effective tax rate was 37 percent in 2001, 39 percent in 2000 and 38 percent in 1999, which differed from the federal statutory rate of 35 percent. State and local taxes, net of federal benefit, increased the effective rate by 3 percent in 2001, and 4 percent in 2000 and 1999. No other single item had a material impact on the difference in the rates.

Back to Table of Contents	End of Note 6 (Page 36)

7. Investments Investments consist of:
	2001	2000

Private equity	$107,202	$66,533
Mutual funds	75,724	3,479
U.S. government	25,830	37,852
Other	9,247	8,443

Total Investments	$218,003	$116,307

The Company primarily invests in U.S. government securities through its trust company subsidiaries. The Company’s mutual fund investments are primarily to hedge certain liabilities under its deferred compensation plan, and, to a lesser extent, as an approved investment by one of the trust companies. Private equity consists primarily of investments in a privately held investment management company and in a Company-sponsored private equity fund.

In 2000, the Company recognized a gain of $75,200, which is included in other revenue, from the sale of one-half of the Company’s investment in a privately held investment management company and the related increase in the carrying value of the remaining investment to its fair value. This investment had been carried on the equity method of accounting, which was discontinued due to the reduction of the Company’s ownership and the terms surrounding the remaining investment.

Back to Table of Contents	End of Note 7 (Page 37)

8. Stockholders’ Equity Earnings Per Share The following table presents the computations of basic and diluted earnings per share:
	2001	2000	1999

Net earnings available to common stockholders	$287,477	$382,921	$292,117

Shares (in thousands):
Weighted average shares outstanding	82,096	92,140	95,252

Effect of dilutive common shares:
Restricted shares	375	551	423
Stock purchase plan	508	357	457
Stock option plan	946	766	1,190

Dilutive common shares	1,829	1,674	2,070

Total weighted average diluted shares	83,925	93,814	97,322

Earnings per share:
Diluted	$3.43	$4.08	$3.00
Basic	$3.50	$4.16	$3.07

Stock Repurchase Program
The Company’s May 1996 stock repurchase program, which authorized the Company to purchase up to 33 million of its outstanding shares, ended in 2001 as the share repurchase limit was attained. The Company purchased 10,640,750 shares with an aggregate cost of $446,726 in 2001, 11,032,500 shares at a cost of $336,028 in 2000 and 4,871,500 shares at a cost of $180,175 in 1999.

In February 2001, the Board of Directors authorized the repurchase of up to 10 million of the Company’s outstanding shares during a 23 month period. Repurchased shares are added to treasury stock to be used for employee stock plans and to partially offset the past, and future, effect of these plans. At February 28, 2001, the Company had not repurchased shares under this authorization.

Stockholders’ Rights Plan
The Company’s Stockholders’ Rights Plan, as amended, provides for the distribution of one Common Stock Purchase Right for each outstanding share of the Company’s common stock. The rights cannot be exercised or traded apart from the common stock until, without the prior consent of the Company, a third party acquires no less than 20 percent of the Company’s outstanding common stock or commences a tender or exchange offer that would result in the third party acquiring no less than 20 percent of the outstanding common stock. The Board of Directors may decrease the 20 percent thresholds to 10 percent of the outstanding stock. Each right, upon becoming exercisable, entitles the registered holder to purchase one share of common stock for $150 from the Company. If a person actually acquires no less than 20 percent, or 10 percent if appropriate, of the Company’s common stock without the Board of Directors’ consent, then each right will entitle the holder, other than the acquiring third party, to purchase for $150 the number of shares of the Company’s common stock (or in the event of a merger or other business combination, the number of shares of the acquirer’s stock) that has a market value of $300. The rights, which are redeemable by the Company at a price of $0.01 each prior to the person’s acquiring no less than 20 percent, or 10 percent if appropriate, of the Company’s common stock, are subject to adjustment to prevent dilution and expire June 22, 2005.

Back to Table of Contents	End of Note 8 (Page 37)

9. Commitments and Contingent Liabilities
The Company has long-term operating leases and commitments related to office space, equipment and service agreements. Minimum commitments under all such noncancelable leases and service agreements, some of which contain escalation clauses and renewal options, at February 28, 2001, are as follows:

Year ending February 28 (29),

2002	$93,500
2003	87,500
2004	72,100
2005	53,700
2006	44,100
Later years	106,600

$457,500

Rental expense under all operating leases and service agreements was $94,455 in 2001, $61,827 in 2000 and $52,657 in 1999.

The Company has commitments of $70 million for 2002 and $65 million for 2003 for the construction of an additional office building, a learning center and a parking garage at its headquarters campus.

In the normal course of business, the Company enters into when-issued and underwriting commitments and delayed delivery transactions. Settlement of these transactions at February 28, 2001, would not have had a material effect on the consolidated financial statements.

At February 28, 2001, and February 29, 2000, the Company had $123,849 and $144,662, respectively, of outstanding letters of credit, principally to satisfy margin deposit requirements with a clearing corporation. Of these amounts, $10,000 was collateralized by customer-owned securities held in margin accounts.

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

Back to Table of Contents	End of Note 9 (Page 38)

10. Financial Instruments
Off-Balance Sheet Risk and Concentration of Credit Risk
The Company records customer transactions on a settlement date basis, generally three business days after trade date. The risk of loss on unsettled transactions is identical to that of settled transactions and relates to customers’ and other counterparties’ inability to fulfill their contracted obligations.

In the normal course of business, the Company also executes customer transactions involving the sale of securities not yet purchased, the purchase and sale of futures contracts, and the writing of option contracts on both securities and futures. In the event customers or other counterparties, such as broker-dealers or clearing organizations, fail to satisfy their obligations, the Company may be required to purchase or sell financial instruments in order to fulfill its obligations at prices that may differ from amounts recorded in the consolidated balance sheet.

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

Securities sold but not yet purchased represent obligations of the Company to deliver specified securities at contracted prices. Settlement of such obligations may be at amounts greater than those recorded in the consolidated balance sheet.

A substantial portion of the Company’s assets and obligations result from transactions with customers and other counterparties who have provided financial instruments as collateral. Volatile trading markets could impair the value of such collateral and affect customers’ and other counterparties’ ability to satisfy their obligations to the Company.

The Company manages its risks associated with the aforementioned transactions through position and credit limits and the continuous monitoring of collateral. Additional collateral is required from customers and other counterparties when appropriate.

The Company receives collateral in connection with resale agreements, securities borrowed transactions, customer margin loans and other loans. Under many agreements, the Company is permitted to sell or repledge these securities held as collateral and use these securities to enter into securities lending arrangements or deliver to counterparties to cover short positions. At February 28, 2001, the fair value of securities received as collateral where the Company is permitted to sell or repledge the securities was $4,474,000 and the fair value of the collateral that had been sold or repledged was $1,288,000.

Derivatives
The Company does not act as dealer, trader or end-user of complex derivatives such as swaps, collars and caps. The Company provides advice and guidance on complex derivative products to selected clients; however, this activity does not involve the Company acquiring a position or commitment in these products. The Company will occasionally hedge a portion of its debt inventory through the use of financial futures contracts. These transactions are not material to the Company’s financial condition or results of operations.

Fair Value Considerations
Substantially all of the Company’s financial instruments are carried at fair value or amounts that approximate fair value. Customer receivables, primarily consisting of floating rate loans collateralized by margin securities, are charged interest at rates similar to other such loans made throughout the industry. The Company’s remaining financial instruments are generally short-term in nature and liquidate at their carrying values.

Back to Table of Contents	End of Note 10 (Pages 38-39)

11. Enterprise-Wide Disclosure
The Company provides investment services to its clients through its financial consultants in more than 695 branch offices. Transaction services include commissions and sales credits earned by executing or facilitating the execution of security and commodity trades. Asset management fees are earned by providing portfolio advisory services through third-party managers, including mutual funds, annuities and insurance contracts, and the Company’s in-house portfolio managers. The Company earns interest revenue principally from financing its customer margin accounts, debt securities carried for resale and short-term investments.

The following table presents the Company’s total revenues by type of service for the years ended February 28 (29):

	2001	2000	1999

Transaction services	$1,827,049	$1,971,589	$1,623,648
Asset management services	569,373	470,125	373,413
Interest	360,399	248,588	201,512
Other	82,327	128,705	42,226

	$2,839,148	$2,819,007	$2,240,799

Back to Table of Contents	End of Note 11 (Page 39)

Independent Auditors’ Report

To the Board of Directors and Stockholders of A.G. Edwards, Inc.:

We have audited the accompanying consolidated balance sheets of A.G. Edwards, Inc. and subsidiaries (the “Company”) as of February 28, 2001 and February 29, 2000, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the three years in the period ended February 28, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of A.G. Edwards, Inc. and subsidiaries at February 28, 2001 and February 29, 2000, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 2001, in conformity with accounting principles generally accepted in the United States of America.

April 18, 2001
St. Louis, Missouri

Back to Table of Contents	End of Page 39

Board of Directors A.G. Edwards, Inc.
Member of A.G. Edwards, Inc.: 1 Executive Committee 2 Audit Committee 3 Compensation Committee 4 Nominating Committee
Robert L. Bagby 1 Chairman of the Board, Chief Executive Officer	Dr. E. Eugene Carter 2,3,4 Trustee, Charlotte R. Boschan Trust, Cambridge, Massachusetts

Charmaine S. Chapman 2,3,4 President, Chief Executive Officer, United Way of Greater St. Louis, St. Louis, Missouri	Benjamin F. Edwards IV 1 Vice Chairman of the Board, President	Samuel C. Hutchinson Jr. 2,3,4 President, Interface Construction Corp., Berkeley, Missouri

Ronald J. Kessler 1 Vice Chairman of the Board	Mark S. Wrighton 2,3,4 Chancellor, Washington University, St. Louis, Missouri

Back to Table of Contents	End of Page 40

Board of Directors A.G. Edwards & Sons, Inc.
Member of
A.G. Edwards
& Sons, Inc.:
5 Executive Committee
6 Finance Committee
7 Compensation
  Committee

Robert L. Bagby 5,6,7
Chairman of the Board,
Chief Executive Officer,
26 years with A.G. Edwards

Mary V. Atkin 5,6,7
Executive Vice President,
Director of Information Technology,
23 years with A.G. Edwards

Bill Branson Jr.
Senior Vice President,
Northeast Regional Officer,
7 years with A.G. Edwards

Donnis L. Casey 5,7
Executive Vice President,
Director of Staff,
34 years with A.G. Edwards

Paul B. Coffee
Senior Vice President,
Western Regional Officer,
26 years with A.G. Edwards

Terry J. Dessent
Senior Vice President,
Securities Research,
23 years with A.G. Edwards

David J. Diffenauer
Senior Vice President,
Customer Accounting,
30 years with A.G. Edwards

Benjamin
F. Edwards IV 5,6,7
Vice Chairman of the Board,
President,
Director of Sales & Marketing,
23 years with A.G. Edwards

Charles T. Forrest
Senior Vice President,
Public Finance,
13 years with A.G. Edwards

S. Rawls Fortenberry
Senior Vice President,
Florida Regional Officer,
32 years with A.G. Edwards

Charles J. Galli 5
Senior Vice President,
Home Regional Officer,
22 years with A.G. Edwards
Alfred E. Goldman 5
Corporate Vice President,
Market Analysis,
41 years with A.G. Edwards

Richard F. Grabish 5
Senior Vice President,
Assistant Director of
Sales & Marketing,
20 years with A.G. Edwards

John H. Henning
Senior Vice President,
Mid-Central Regional Officer,
13 years with A.G. Edwards

Douglas L. Kelly 5,6,7
Executive Vice President, Secretary,
Treasurer, Chief Financial Officer,
Director of Law & Compliance,
Director of Administration,
7 years with A.G. Edwards

Ronald J. Kessler 5,6,7
Vice Chairman of the Board,
Executive Vice President,
Director of Operations,
33 years with A.G. Edwards

Earl D. Laing
Senior Vice President,
Mid-Atlantic and
Southeast Regional Officer,
35 years with A.G. Edwards

Oliver M. Langenberg 6
Senior Vice President,
Institutional Sales
and Research,
40 years with A.G. Edwards

John F. Lee
Senior Vice President,
Pacific Coast Regional Officer,
14 years with A.G. Edwards

Gregory C. Menne
Senior Vice President,
Fixed Income,
33 years with A.G. Edwards

James Michaels
Senior Vice President,
New York Operations,
28 years with A.G. Edwards

Peter M. Miller
Senior Vice President,
Eastern Regional Officer,
12 years with A.G. Edwards

Marlow N. Morgan
Senior Vice President,
Southern Regional Officer,
29 years with A.G. Edwards	Paul F. Pautler 5,7
Executive Vice President,
Director of Investment Banking,
3 years with A.G. Edwards

Robert A. Pietroburgo 5,6,7
Executive Vice President,
Director of Branches,
14 years with A.G. Edwards

Joseph G. Porter
Senior Vice President,
Assistant Director of Administration,
18 years with A.G. Edwards

Howard R. Posner
Senior Vice President,
Corporate Syndicate-Equity,
19 years with A.G. Edwards

John D. Quinn
Senior Vice President,
Securities Accounting,
32 years with A.G. Edwards

Donald N. Robinson
Senior Vice President,
Central Regional Officer,
27 years with A.G. Edwards

Michael Scafati
Senior Vice President,
Managed Products,
29 years with A.G. Edwards

Daniel J. Schaub
Senior Vice President,
NASDAQ/OTC Trading,
20 years with A.G. Edwards

David C. Sprowl
Senior Vice President,
Southwest Regional Officer,
27 years with A.G. Edwards

Brian C. Underwood
Senior Vice President,
Compliance,
17 years with A.G. Edwards

William J. Winter Sr.
Senior Vice President,
Assistant Treasurer,
34 years with A.G. Edwards

Charles V. Zurfluh
Senior Vice President,
Branch Operations,
37 years with A.G. Edwards

Back to Table of Contents	End of Page 41

Boards of Directors
A.G. Edwards
Technology Group, Inc.
Robert L. Bagby
Chairman of the Board
and
Chief Executive Officer

Mary V. Atkin
President

Donnis L. Casey
Benjamin F. Edwards IV
Charles J. Galli
Alfred E. Goldman
Richard F. Grabish
Douglas L. Kelly
Ronald J. Kessler
Paul F. Pautler
Robert A. Pietroburgo

A.G. Edwards
Trust Company
Richard F. Grabish
Chairman of the Board and
Chief Executive Officer

Thomas O’Donnell
President

Terry J. Dessent
Benjamin F. Edwards IV
Charles J. Galli
Douglas L. Kelly
Michael Scafati
Charles V. Zurfluh

A.G. Edwards
Trust Company FSB
Richard F. Grabish
Chairman of the Board and
Chief Executive Officer

Thomas O’Donnell
President

Terry J. Dessent
Benjamin F. Edwards IV
Charles J. Galli
Douglas L. Kelly
Michael Scafati
Charles V. Zurfluh
AGE Commodity
Clearing Corp.
Ronald J. Kessler
Chairman of the Board,
President and
Chief Executive Officer

Douglas L. Kelly
Thomas A. Petros Jr.
O. Lee Reid Jr.
Donald J. Summers

Edwards
Development Corp.
Douglas L. Kelly
Chairman of the Board
and President

Donnis L. Casey
Benjamin F. Edwards IV
Ronald J. Kessler
Eugene J. King

A.G. Edwards
Life Insurance Company
Douglas L. Kelly
Chairman of the Board

Michael Scafati
President

Robert L. Bagby
Benjamin F. Edwards IV
Michael Ferman
Alfred E. Goldman
Richard F. Grabish
Ronald J. Kessler
Gregory C. Menne

A.G.E. Properties, Inc.
Robert L. Bagby
Chairman of the Board

Douglas L. Kelly
President

Donnis L. Casey
Ronald J. Kessler

GULL-AGE
Capital Group, Inc.
Douglas L. Kelly
Chairman of the Board,
President	AGE Investments, Inc.
Douglas L. Kelly
Director

A.G. Edwards Investment
Management Consulting
Services, Inc.
Benjamin F. Edwards IV
Chairman of the Board

Richard F. Grabish
President

Terry J. Dessent
Douglas L. Kelly

A.G. Edwards Capital, Inc.
Paul F. Pautler
Chairman of the Board,
Chief Executive Officer
and President

Robert L. Bagby
Benjamin F. Edwards IV
Douglas L. Kelly
Ronald J. Kessler
Michael Scafati

A.G. Edwards & Sons
(U.K.) Limited
Benjamin F. Edwards IV
Chairman of the Board

Robert L. Bagby
Douglas L. Kelly

CPI Qualified Plan
Consultants, Inc.
Ronald J. Kessler
Chairman of the Board

Robert J. Dema
President

Sheryl K. Cheely
Richard F. Grabish
Douglas L. Kelly

Back to Table of Contents	End of Page 42

Regional Officers Number of branch offices as of March 31, 2001.
Western
Paul B. Coffee	Arizona, Colorado, Idaho, Montana, Oregon, Utah, Washington, Wyoming (61 branch offices)
Pacific Coast
John F. Lee	California, Hawaii, Nevada (70 branch offices)
Southwest
David C. Sprowl	New Mexico, Texas (65 branch offices)
Southern
Marlow N. Morgan	Arkansas, Kentucky, Louisiana, Mississippi, Tennessee (52 branch offices)
Central
Donald N. Robinson	Illinois, Indiana, Wisconsin (67 branch offices)
Mid-Central
John H. Henning	Iowa, Kansas, Minnesota, Missouri (Western), Nebraska, North Dakota, Oklahoma, South Dakota (59 branch offices)
Home
Charles J. Galli	Missouri (Eastern), Illinois (Southwest), St. Louis Area (30 branch offices)
Great Lakes
Louis A. Ginocchio Jr.	Michigan, Ohio (39 branch offices)
Florida
S. Rawls Fortenberry	Florida Peninsula (52 branch offices)
Mid-Atlantic and Southeast
Earl D. Laing	Alabama, Florida Panhandle, Georgia, North Carolina, South Carolina, Virginia, West Virginia (Southern) (82 branch offices)
Northeast
Bill Branson Jr.	Maine, Massachusetts, New Hampshire, New York (Upstate), Rhode Island, Vermont (50 branch offices)
Eastern
Peter M. Miller	Connecticut, Delaware, Maryland, New Jersey, New York (Downstate), Pennsylvania, Washington, D.C., West Virginia (Northern) (65 branch offices)

Back to Table of Contents	End of Page 43

Branch Office Management
Alabama
Anniston
John M. Monroe

Birmingham
David H. Gilchrist

Dothan
Earl D. Laing*

Fairhope
Thomas S. Lott Sr.

Florence
Thomas T. Ross

Gadsden
Troy D. Wagnon

Gulf Shores
Barbara S. Boutwell

Huntsville
Benny N. Little

Inverness Center
Benson R. McLendon Jr.

Mobile
Jere W. Marques

Montgomery
A. Reid Smith III

Prattville
Rondy K. Smith

Selma
Thomas R. Boyd

Troy
Robert K.T. Cole Jr.

Arizona
Carefree
P. Josh Slocum

Chandler-Tempe
Robert L. McDonnell

East Tucson
Kenneth C. Jacowsky

Flagstaff
Clifford E. Alexander

Green Valley
Nolan D. Myers

Mesa
William R. Berg

Oro Valley
Ben Palazzo

Phoenix
Daniel L. Christy III

Pinnacle Peak
Robert E. Rittel

Prescott
Gerry M. Thornbro
Arizona (cont.)
Prescott Valley
Karen E. Baxter

Scottsdale
John S. Abbs
Paul C. Ruble Jr.

Sierra Vista
Paula G. Beardsworth

Surprise
Michael J. Audisio

Tucson
Irving Mindes

Arkansas
Bella Vista
John E. McLelland

Berryville
Allen Rogers

Blytheville
Shirley C. Magee

Conway
Curtis R.Williams

El Dorado
Andy E. Allen

Fayetteville
James D. Holladay
Brian L. Keck

Fort Smith
Elton E. Rambin

Harrison
Ronald C. Richardson

Holiday Island Park
Paul K. Engskov

Hot Springs
Joseph K. Patrico
J. Vernon McCarthy

Hot Springs Village
Thomas L. Beckman

Jonesboro
R. Arnold Cooper

Little Rock
Robert W. Tucker
Vallie B. Carney

Mountain Home
David W. Floyd

Pine Bluff
Walter K. Cash

Rogers
Steven R. Burkhead

Russellville
Danny C. Stobaugh

Springdale
Russell D. Beck
California
Arroyo Grande
Nathan F. Alvarado

Bakersfield
Peter H. Hunt

Carlsbad
Gary P. Endres

Chico
William D. Carson Jr.

Del Mar
Thomas S. Green

El Dorado Hills
Scott M. Nelson

Escondido
Joseph J. Mamer
J. Webb Cate

Eureka
Laura K. Hussey

Fairfield
Glenn E. Holbert

Fallbrook
Robert W. Kuech

Fort Jones
Terence L. Ross

Fresno
Donald A. Vincenti

Gilroy
Richard Silverstein

Grass Valley
D. Robert Frew

Hemet
Angela K. Sugimura

Laguna Beach
George H. Clohessy

Laguna Hills
Mark J. Robles

La Jolla
Michael W. Jennings

Lake San Marcos
Kenneth R. Klauber

Lincoln Hills
James C. Lee

Lodi
Paolo F. Marchetti

Lompoc
Justin T. Pollack

Long Beach
Rahamin Suares
Curtis L. Cribbs

Modesto
Randall K. Anderson

California (cont.)
Monterey
Anthony S. Piazza

Napa
Gregory R. van Kesteren

Newport Beach
Timothy C. Metcalf

Northridge
Lee Bruckner-Henry

Oakland
Jon P. McGeath

Orange
Randall J. Beckman

Oroville
James H. Moll

Oxnard
George W. Ott III

Palm Desert
William C. Lacy

Palm Springs
Mark F. Blalock

Palo Alto
Royce L. Makishima

Paradise
John W. Nelson

Pasadena
David P. Luna

Pismo Beach
Juliet C. Franzen

Pleasanton
John P. Rohan

Porterville
Brett A. Schroeder

Rancho Bernardo
Robert R. Gonzales

Redding
Brian D. Gruber

Redlands
Robert R. Heinze

Riverside
Mary Carruthers

Roseville
Thomas P. Bjork

Sacramento
John F. Lee*
Steven J. Hudgins

San Diego
Timothy P. Cronin

San Francisco
Paul A. Kromhout

San Jose
W. James O’Donoghue
California (cont.)
San Juan Capistrano
Robert W. Burns

San Luis Obispo
Nancy L. Fairchild

San Rafael
Tomm E. Hudson

Santa Barbara
Andrew R. Wilson

Santa Maria
John E. Puscheck

Santa Monica
Francis V. Bennett

Santa Rosa
Samuel D. Slayden

Silicon Valley
Kenneth W. Green

Stockton
Larry D. Watts

Temecula
Victor L. Compton

Torrance
William E. Smith

Truckee
Kenneth S. Roberts

Visalia
John C. Merritt
James E. Wohlford

Walnut Creek
Richard D. Russell Jr.

Westlake Village
Frank D. Covely

Colorado
Boulder
Dennis H. Kaboth

Cherry Creek
James B. Haass

Colorado Springs
Gary A. Backstrom
Richard A. Murphy

Denver
Michael A. Pappas
James A. Wiltshire

Durango
Scott L. Woods

Estes Park
Debra A. Grill

Evergreen
Robert C. Thompson

Fort Collins
John R. Bennett

Grand Junction
Ralph B. Sewell
Linda S. Arledge
Colorado (cont.)
Greeley
Rick L. Runyan

Greenwood Village
Paul B. Coffee*
Mark P. Fellows

Interlocken
Thomas E. Mahoney

Lakewood
James M. Wilday

Longmont
Ronald R. Billings

Loveland
Charles A. Bouchard

Connecticut
Danbury
Arnold H. Rozany

Darien
Martin P. McLaughlin Jr.

Essex
Edward J. Brennan
Calvin C. Coburn

Farmington
Peter M. Miller*
Bruce C. Stenquist

Glastonbury
John J. McDermott III

Greenwich
Lawrence A. Baker

Hamden
Richard Pignone

Hartford
Patrick J. Sheehan

Mystic
Frederick C. Leonard

New London
Edwin Rachleff

Southport
John J. Kubica Jr.

Wilton
Paul A. Steffany

Delaware
Newark
Frank A. Alteri

District of Columbia
Washington, D.C.
William C. Mitchell

Washington, D.C.-Downtown
Bradford R. Coyle
Loren D. Evans

Back to Table of Contents	End of Page 44

Branch Office Management (cont.)
Florida
Belleair Bluffs
Robert N. Chiavacci

Boca Raton
James D. Edge

Bonita Springs
Richard L. Bucher

Boynton Beach
Jeffrey L. Hill

Bradenton
Gary M. Knuckles

Cape Coral
Patrick S. Zych

Citrus Hills
Harry B. Sampson

Clearwater
Robert W. Hicks

Clermont
Frederick S. Lipp

Coral Gables
Alfredo Oliva

Daytona Beach
Ray Stephens

Destin
Jerry R. Ogle

Englewood
Burton E. Mason

Eustis
Tracy M. Belton

Fort Lauderdale
Mark D. Hawkins

Fort Myers
James A. Nolte

Fort Pierce
Francis E. Campbell

Fort Walton Beach
Edmond Waters

Gainesville
John H. Decker Jr.

Holiday
Francis J. Velten

Indialantic
Gerald B. Goodchild

Jacksonville
Ray Stephens

Juno Beach
James A. Collins

Kissimmee
Robert Gillespie

Lake Mary
John R. Snively

Lake Worth
Robert A. Lepa
Florida (cont.)
Marco Island
Terrence J. McCreanor

Melbourne
Thomas W. Sinclair

Merritt Island
Robert W. Sullivan

Naples
Robert E. Price

North Venice
Bruce W. Haltinner

Ocala
John Decker Jr.

Orlando
Robert S. Fox

Ormond Beach
Raymond C. Stephens

Palm Coast
Mario J. Ferrari

Panama City
August F. Yanke

Panama City Beach
Michael A. Protz

Pensacola
Eugene R. Borcz

Port Charlotte
Marc Novak

Port Richey
Ronald J. May

Punta Gorda
Joshua M. Howell

St. Armands Key
William G. McDaniel

St. Petersburg
David A. Ossenmacher

Sarasota
Paul D. Buskey

Seminole
Larry P. Rudolph

South Venice
John W. Holic

Spring Hill
Charles R. Morgan

Stuart
Robert J. Sander

Sun City Center
Richard W. Sheffield

Tallahassee
John B. Mackie

Tampa
Robert B. Moler Jr.

Titusville
David D. David
Florida (cont.)
Vero Beach
John D. Orcutt Jr.

Viera
Thomas R. Bedor

The Villages
Gregory E. Sutfin

West Palm Beach
Alex M. Bigelow

Winter Haven
S. Rawls Fortenberry*

Zephyrhills
Nancy L. Duffield-Cook

Georgia
Albany
Frank P. O’Lear Jr.

Athens
Paul A. Bingham Jr.

Atlanta
Frederick J. Barton

Augusta
W. Neal Hines
William F. Gibbs Sr.

Columbus
Jon V. Davidson Jr.

Dalton
Gary B. Oliver

Gainesville
A. Frank Wiegand Jr.

Griffin
Michael S. Cain

Johns Creek
Roland H. deLiniere

Macon
John A. Wood

Marietta
Parks H. Brown Jr.

Midtown Atlanta
Lake K. Boyer
Robert S. Wilder

Milledgeville
William G. Neely III

Rome
David G. Hunter
Cecil B. Wright III

Roswell
James M. Broadway

Sandy Springs
Tiberio P. DeJulio

Savannah
Thomas J. Hussey

Georgia (cont.)
Thomasville
William J. McCollum

Tifton
Yancey F. Carter III

Hawaii
Honolulu
Tobias M. Martyn

Idaho
Boise
Jerry L. Beto

Coeur d’Alene
Paul C. Barone

Idaho Falls
Fred T. Finlayson

Ketchum
James R. Everitt

Pocatello
Mark N. Buckalew

Twin Falls
Frederick C. Nelson

Illinois
Alton
Neil R. Harrison

Aurora
Kevin A. Skogsberg

Barrington
Steven P. Fromm

Belleville
Rodney D. Vaught
Robert D. Maurer

Bloomington
Charles A. Norman

Burr Ridge
Michael S. Ludlow

Carbondale
Barbara J. Blacklock

Champaign
Phillip B. Blankenburg

Chicago Loop
James H. Cox III

Chicago-
Union Station
James A. Talley
Moritz R. Hofstetter

Collinsville
Robert T. Stegemeier

Danville
Keith R. Souza

Decatur
Jay A. Cunningham
Illinois (cont.)
Edwardsville
Richard R. Sims

Effingham
Kent C. Schmidt

Elgin
Robert L. Schrieber

Galesburg
Sid V. Carlson

Geneseo
Brian J. Gernant

Jacksonville
Michael H. Lansden

Jerseyville
Anita M. Rose

Joliet
Warren C. DeNardo

Lake Forest
Robert W. Skipton

Lincoln
Philip M. Dehner

Lisle†
Michael J. Lantz

Macomb
Joseph A. Bartlow

Mattoon
Robert D. Carr

Morris
Ed L. Capko

Mount Vernon
Victoria L. Kirk

Naperville
Vicky S. Campbell

Oakbrook
Robert D. Gagnon

Palos Heights
David C. Heide

Peoria
Thomas R. Henrichs

Peru
David A. Claggett

Quincy
Richard V. Marcolla

Rockford
Martin L. Smith

Roselle
David W. Hanson

St. Charles
Craig S. Morgan

Skokie
Louis J. Welborne

Springfield
Craig R. Schermerhorn
Anthony M. Guzzardo	Illinois (cont.)
Waterloo
Gary W. Hency

Woodstock
Virgil R. Smith

Indiana
Bloomington
Daniel F. Davila

Carmel
Theodore J. Sturges

Chesterton
Mark S. Lazart

Columbus
Brent C. Verwers

Evansville
Stephen H. Merrick

Fishers
James P. Roederer

Fort Wayne
Richard L. Miller

Greenwood
Anthony C. La Rosa

Indianapolis
Dean J. Abplanalp

Kokomo
Michael V. Ricci

Merrillville
H. Dean Davis

Muncie
Katherine M. Onieal

New Albany
Timothy W. Newman

Richmond
Donald E. Bates Jr.

South Bend
Edward L. Patzer

Terre Haute
Rodney R. Heefner

Iowa
Burlington
Linda M. Kelly

Cedar Rapids
Julianne E. Smith

Davenport
Stanley M. Reeg

Des Moines
Douglas A. West

Dubuque
Dennis J. Houlihan

Keokuk
Heather J. Barnett

Back to Table of Contents	End of Page 45

Branch Office Management (cont.)
Iowa (cont.)
Marshalltown
Jay P. Merryman

Mason City
Robert M. Zishka

Mount Pleasant
Patrick J. McCabe

Sioux City
Michael J. Woods

Storm Lake
Alan E. Bowles

Waterloo
Richard D. Pilipchuk

Kansas
Abilene
Patricia M.
O’Malley-Knox

Garden City
Sean P. Thayer
Randall A. Fisher

Hutchinson
Roger D. Gatton

Independence
Robert J. Miller

Lawrence
Jerald L. Samp

Liberal
Thomas C. Mein

Manhattan
Jayson C. Kaus

Overland Park
Gene M. Diederich
Steven B. Vecchio

Pittsburg
Jason E. McElwee

Salina
Kenneth M. Wedel

Wichita
Roger A. Buller

Kentucky
Ashland
James E. Schroth

Bowling Green
Marc W. Evans

Lexington
Byron L. Holley

Louisville
John J. Wingfield

Owensboro
Larry H. Beisel Jr.

Paducah
John A. Williams
Louisiana
Alexandria
Lucien A. Branch Jr.
Bart B. Schmolke

Baton Rouge
Gerald T. Goss
Robert G. Hazel

Franklinton
Thomas M. Lewis

Hammond
Herbert J. Payne
Frank J. VanMullem

Jennings
Keith J. Broussard

Lafayette
Thomas W. Grote

Lake Charles
Glenn R. Granger

Mandeville
Allen J. Catalanotto

Monroe
Marlow N. Morgan*
Mary Ann Frost

Natchitoches
William H. Cross

New Orleans
Douglas A. Potter

Opelousas
Gregory M. Bordelon

Ruston
Bruce D. Cowan

Shreveport
Clyde B. French

Maine
Auburn
Christopher C. Coburn

Bangor
Harry W. Moses
Jeffrey H. Jackson

Camden
Glenn E. Buckingham

Portland
R. Bartlett Osgood III

Waterville
David F. Radsky

Maryland
Annapolis
Kevin D. Brady

Baltimore
Richard K. Sutor

Bel Air
Herbert F. Otto
Maryland (cont.)
Columbia
Glenn A. Drake

Easton
R. Barry Drew

Hunt Valley
Stephen G. Mitchell

Salisbury
Brian C. Timken

Massachusetts
Adams
Judith W. Hoyt

Boston
Gerald J. Buckley

Boston-Back Bay
Albert A. Fagan III

Chelmsford
Daniel S. Hanley

East Harwich
Jon O. Laurell

Fall River
Richard B. Wolfson

Falmouth
Francis X. Keohane

Greenfield
James D. Talbert

Hingham
John M. Koulopoulos

Hyannis
David J. Mason

New Bedford
Joseph Barry Jr.

Peabody
E. Alan Freeman
Daniel R. Santanello

Pittsfield
Thomas W. Neely

Plymouth
Fred J. Gennelly

Springfield
John J. Sullivan Jr.

Wellesley Hills
Eric H. Burt
Edward S. Heald

Worcester
Sarah G. Berry

Michigan
Ann Arbor
Michael J. Fulkerson

Battle Creek
Charles J. Carroll

Bay City
Harold M. Miller
Michigan (cont.)
Bloomfield Hills
Sarah K. Rosner

Cascade
Stephen D. Bowman

Clinton Township
Donald J.
Van De Steene

Dearborn
John P. Mathey

Farmington Hills
Randal W. Fischer

Flint
Edwin E. Luke

Grand Rapids
James E. Preston
James E. Marosi

Holland
David J. Young

Jackson
James S. Grace

Kalamazoo
Jerry J. Cross

Midland
Richard L. Smith
Doak R. Stolz

Okemos
James L. Carter

Owosso
Paul A. Schluckebier

Port Huron
Thomas K. Andison

St. Joseph
Craig A. Herrington

Traverse City
Glenn C. Hirt

Troy
F. Daniel Mirabella

Minnesota
Eden Prairie
Rick K. Kendall

Golden Valley
John D. Hess

Minneapolis
Michael C. McCarty

Mississippi
Clarksdale
Hiram L. Dilworth

Columbus
Dan L. Holley

Gulfport
J. Doug Medley
Mississippi (cont.)
Hattiesburg
Duane L. Raanes

Jackson
Hance W. McKenzie Jr.

Meridian
William S. Hudson

Pascagoula
Michael F. Odom

Starkville
Robert M. Crosland

Missouri
Blue Springs
Charles S. Cooper
Gerald F. Kurth

Bolivar
Alan B. Glor

Branson
Mitchell L. Walker

Cameron
William L. Nash

Cape Girardeau
Marsha M. Limbaugh

Clayton
Blake R. Dunlop

Columbia
James G. Church

Festus
John D. McAtee Sr.

Florissant
Larry D. Richardson

Frontenac
Charles J. Galli*
Gerald H. Cooper

Hannibal
Kenneth W. Greger

Jefferson City
Jon R. Gilstrap

Joplin
Patrick J. Howley

Kansas City Plaza
John H. Henning*
Brian T. Wall

Kirksville
Jeffrey Dudgeon

Lebanon
Gregory V. Sullivan

Liberty
James J. Ballinger

Louisiana
Clyde E. Penrod

Moberly
Jerry C. Jeffrey	Missouri (cont.)
O’Fallon
William H.
Dillingham III

Osage Beach
James M. Herfurth

Rolla
Mark T. Riefer

St. Charles
Steve A. Mahler

St. Joseph
David M. Pickett

St. Louis-Downtown
Edward J. Costigan Jr.

Sikeston
Elmer E. Grant

South Columbia
Stephen H. Pease

Springfield
David L. Burnette

Sunset Hills
Cornelius W. Krentz

Town & Country
James K. McAtee

Washington
Charles J. Trankler

Montana
Missoula
Roger T. Roy

Nebraska
Beatrice
Thomas L. Shutts

Grand Island
Dan A. Govier
John C. Stinson

Lincoln
Loy U. Olson

North Platte
Kevin P. Kennedy Jr.

Omaha
Randall C. Peck

Nevada
Incline Village
Frederick C. Findeisen

Las Vegas
Gary E. Larimer

Reno
John C. Meadows

Stateline
Lori E. Zoval

Summerlin
Daniel R. Jackson

Back to Table of Contents	End of Page 46

Branch Office Management (cont.)
New Hampshire
Claremont
Gisela M. Polleys

Concord
William D. Chapin

Hanover
E. Clinton Swift

Keene
Terry D. Schnare

Laconia
Richard V. Breton

Nashua
Richard T. Iannacone

New London
Philip D. Estabrook III

North Conway
Henry N. Forrest

Portsmouth
Rohe V. Pennington III

New Jersey
Bernardsville
Peter L. Roselle

Cape May
Henry S. Brzyski

Cherry Hill
Walter J. Schwenk

East Brunswick
Michael J. Doherty

Green Village
Brian J. McCafferty

Hillsborough
Patricia L. Halpern

Morristown
Joseph J. Bancheri

Northfield
Donald N. Levy
Gene N. Schraeder Jr.

Oradell
Joseph Buono
Grace M. Galvin

Princeton
Constantine Giviskos

Rockaway
Fred K. Ecke Jr.

Short Hills
Frank M. Taylor

Spring Lake
James J. Coughlin

Voorhees
Charles J. McAfee

Watchung
Walter W. Roth	New Mexico
Albuquerque
David M. Adams

Carlsbad
Constance J. Schoeld

Las Cruces
Bruce A. Reed

Roswell
Brian D. Stokes

Santa Fe
Barbara J. Christian

New York
Albany
Terry L. Jandreau

Binghamton
Carol A. Eurillo

Buffalo
Karl I. Riner

Cooperstown
Carolyn L. Anderson

Corning
David W. Davies

Garden City
Michael J. DiSilvio

Glen Cove
Kevin W. Pettersen

Hudson Valley
Jeffrey T. Zelin

Huntington
Alan M. Borko

Ithaca
Catherine L. Mawicke

Lake Placid
Charles G. Cowan

New York City-Midtown
J. William Forrester

Olean
Lynn R. Johnson

Oneonta
Frank G. Burden

Port Jefferson
Jeffrey D. Thiele

Rochester
Joseph E. Klarberg

Smithtown
Kevin A. Healy

Southampton
Michael W. Kreimer

Syracuse
Randall J. Powers
Bill Branson Jr.*
New York (cont.)
Utica
Eugene L.
D’Amico Sr.

White Plains
Neal J. Baumann

North Carolina
Asheboro
Joseph G. Thomas

Asheville
Robert R. Douglas

Ballantyne
Walter C. Martin

Burlington
James D.
Mackintosh III
Shannon S. Mackintosh

Charlotte
Donald L. Allen

Fayetteville
S. Lynn Legatski

Greensboro
Steven B. Holbrook

Greenville
Herbert L. Ormond III

Hendersonville
Scott E. Price

Hickory
Clifford J. Watts

Highlands
Steven R. Perry

High Point
Peter B. Wint

Lake Norman
Kevin D. Phillips

Morehead City
Phillip B. Nelson

Pinehurst
Walter L. McGowan

Raleigh
Alexander Mihajlov

Rocky Mount
Barden Winstead Jr.
John W. Lewis

Southport
Albert Elrod

Tryon
Robert M. Tobey

Wilmington
Michael A. Faulkenbury

North Dakota
Bismarck
Irvin A. Smith III

Fargo
Charles E. Hanish

Grand Forks
Keith A. Bjerk

Jamestown
Rick E. Bosche

Ohio
Akron
Samuel D. Baio

Ashtabula
Daniel M. Huffman

Blue Ash
Sue Bowman

Cambridge
Tommy D. Davey

Chardon
Terry R. Campbell

Chillicothe
Tom D. Hamsher

Cincinnati
Louis A.
Ginocchio Jr.*
Arthur L. Fischer

Cleveland
John N. Janoch

Columbus
Brent A. Markley

Dayton
Roger B. Chudde

Findlay
Edward F. Abbey Jr.

Lancaster
James R. Lewis

Lima
Phillip L. Trueblood

Mansfield
Scott A. Freund

Medina
Kurt A. Faulhaber

Mentor
Nicholas C. Tibaldi
William A. Rigo

Toledo
Gerald L. Sliemers

Westlake
James P. Keane

Worthington
Martin E. VandenBroek
Oklahoma
Bartlesville
George L. Sneed

El Reno
Thomas H. Avant

Enid
Alan G. Stong

Grove
David L. East

Lawton
Charles E. Young

Oklahoma City
Barry D. Gangwer

Ponca City
George E. Ferguson

Stillwater
Eric W. Hodson

Tulsa
Frank L. Cox Jr.

Oregon
Bend
Michael A. Groat

Corvallis
Andrew E. Jones

Eugene
Gary L. Feldman

Lloyd Center
William O. Hammerbeck
James L. McCulley

Medford
David R. McDermott

Portland
Burton L. Beahm

Roseburg
Melvin G. Duncan

Salem
Michael J. Kitzmiller

West Linn
Janet M. Hudson

Pennsylvania
Abington
George A. Porreca Jr.

Beaver
Gerald E. Gebbia

Bethlehem
Scott A. Brantingson

Cranberry
Nancy J. Lynches
Pennsylvania (cont.)
Greensburg
James L. Hergenroeder

Harrisburg
Richard J. Beatty

Meadville
Robert C. Asmus

Media
Timothy E. Griffith

Peters Township
James L. Lockerman

Pittsburgh
John T. Barbour
David W. Spatig

Scranton
Keith R. Kleinman

Sharon
Ronald J. Koshar

South Hills
Rande T. Casaday
Stephen P. Patrick

Rhode Island
Charlestown
Dennis P. McGuire

Newport
James L. Carroll

Providence
Robert L. Capone

South Carolina
Aiken
William G. Paschal

Beaufort
William R. Hatcher

Bluffton
Todd H. Crutchley

Charleston
William R. Hatcher

Columbia
Albert L. Stallings Jr.

Florence
Frank J. Brand II

Greenville
D. Michael Plemmons

Hilton Head Island
B. Marc Stuckart Jr.

Inman
Janice C. Farrell

Laurens
Mark A. Kelly

Myrtle Beach
Ruell L. Hicks Jr.

Back to Table of Contents	End of Page 47

Branch Office Management (cont.)
South Carolina (cont.)
Pawleys Island
Michael J. Hirsch
Perrin Q. Dargan

Seneca
Jesse E. Wright III

Spartanburg
William T. Brown

Sumter
Charles Alessandro

Sun City
John C. Levy

South Dakota
Aberdeen
Richard W. Niebuhr
Craig D. Golz

Huron
Daniel L. Reinders

Mitchell
Dennis M. Martin

Rapid City
Patrick D. Malone
Emiel E. Belzer

Sioux Falls
Joseph C. Wood

Watertown
Thomas C. Beadnell

Tennessee
Chattanooga
Joseph E. Petty

Johnson City
Gregory G. Schuette

Knoxville
William K. West III

Memphis
Charles H. Long Jr.

Morristown
John E. Martin

Nashville
Richard J. Eskind

Texas
Abilene
Gerald A. Galbraith

Addison
John O. Norwood

Amarillo
Jesse C. Miller

Arlington
Jack R. Alexander Jr.

Austin
Hollis L. Jefferies Jr.	Texas (cont.)
Beaumont
Michael W. Morgan

Brownsville
Harold T. Morrow

Bryan
Robert L. Allen

Champion
Brett A. Tynes

Clear Lake
Rolfe R. Young

Conroe
William D. Stigall

Corpus Christi
Matt P. Paul

Dallas
Lois M. Powell

Denton
R. Kyle Ratcliff

DFW-Mid Cities
Stephen T. Campbell

El Paso
Kent D. Mitchell

Fort Worth
Terry C. Hayes

Galveston
Marshall D. Stein

Georgetown
Michael D. Cooke

Greenville
Allison D. Tarplay

Harlingen
Sam T. Hahs

Houston
Robert L. Rogers

Downtown Houston
Philip D. Gundy

Katy
Arthur E. Harding

Kerrville
Franklin C. White

Kingwood
Mark A. Owens

Lake Jackson
Gary L. Foose Jr.

Laredo
Oscar O. Lopez

Las Colinas
Thomas E. Frye

Lewisville
Dan H. Barlow

Longview
Herman C. Bell	Texas (cont.)
Lubbock
Bill D. Lane

Lufkin
John P. Friesen

Marble Falls
Charles L. Bowen

McAllen
Gregory A. Douglas

McKinney
Ricky L. Brewer

Memorial City
Richard W. Ashcroft

Midland
Bhupendra K. Agrawal

Nacogdoches
John D. Montfort

Odessa
Sheril G. Berryhill

Palestine
Charles M. Bennett

Pampa
Richard P. Russell

Paris
Robert M. Smith

Park Cities-Dallas
Edward H. Ladd III
M. Earl Hudman

Plano
Jimmy J. Beale

Rockwall
Jimmy L. Gifford

San Angelo
J. Greg Gray

San Antonio
Dennis N. Kamphoefner

San Antonio-
Stone Oak
Jonathan F. Thrall

Sherman
David C. Sprowl*
Gail W. Utter

Sugar Land
John G. James

Sulphur Springs
William D. Bradley

Temple
John R. Holmes

Texarkana
Scott DuBois
Judy Carmeli

Tyler
Brent S. Lemons

Texas (cont.)
Victoria
William L. Holter

Waco
Keith A. Ferguson

West Austin
Peter A. Horn

Wichita Falls
Ralph Grantom

The Woodlands
William D. Stigall

Utah
Draper
Michael C. Forbes

Logan
Nolan P. Gunnell

Salt Lake City
L. Rand Jolley

Vermont
Barre
William M. Hedberg

Burlington
Paul M. Andrew Jr.

Manchester
Katherine W. Traver

St. Johnsbury
Judith A. Kendall

Virginia
Alexandria
Frank E. Key Jr.

Charlottesville
James B. Neligan

Gloucester
Aubrey J. Ellis

Harrisonburg
Daniel E. Grandstaff

Leesburg
Katherine M. Owens

Norfolk
Robert J. Ballard

Richmond
Lee P. Dudley
W. Taliaferro
Thompson III

Roanoke
Richard W. Wertz
Robert H. Kulp

Tazewell
Jeffrey D. Murray
Washington
Bellingham
Scott A. Hume

Chehalis
Judith G. Archibald

Colville
Teresa E. White-Snyder

Edmonds
Douglas M. Reilly

Kirkland
Steven L. Tracy

Mount Vernon
Arthur E. Larvie

Seattle
Kim R. Salzwedel

Spokane
Donald L. Cutler
Chadwick C. Gladhart

Tacoma
Albert Sullivan

Vancouver
Dean G. Alsup

West Virginia
Bluefield
Alfred E. Garrett

Charleston
Michael N. Barnett

Huntington
Garry L. McClure

Morgantown
Kevin K. Wilson

Wisconsin
Appleton
Graham A. Werner

Beaver Dam
Calvin L. Hemling
Mark Killingsworth

Brookfield
Robert M. Derks

Burlington
Michael P. Sonnichsen

Eau Claire
Michael D. Markin

Elkhorn
Tyson J. Ray

Fond du Lac
Jay H. Weiland

Franklin
Ellen M. Duhamel
Wisconsin (cont.)
Green Bay
Richard G. Kellogg

Janesville
Michelangelo J. Lamendola

La Crosse
Edward S. Neuman

Madison
John L. Meehan

Mequon
Richard L. Davis

Milwaukee
Thomas J. Caufield

Oconomowoc
Steven M. Cremer

Oshkosh
Ronald L. Gray

Sturgeon Bay
David L. Harris

Wausau
Edward C. Fox III

Wyoming
Cheyenne
David E. Foreman

Jackson Hole
Kelly D. Lockhart

London, England
A.G. Edwards & Sons
(U.K.) Limited
Angus L. Carlill

*Regional Officer
†Branch opened after
February 28, 2001

Back to Table of Contents	End of Page 48

Shareholder Information

Annual Meeting
The 2001 Annual Meeting of Stockholders will be held at the Company’s headquarters, One North Jefferson, St. Louis, Missouri, on Thursday, June 21, 2001, at 10 a.m. The Notice of Annual Meeting, Proxy Statement and Proxy Voting Card are mailed in May to each stockholder. The Proxy Statement describes the items of business to be voted on at the Annual Meeting and provides information on the Board of Directors’ nominees for director and their principal affiliations with other organizations, as well as other information about the Company.

Dividend Payment Dates
The next four anticipated dividend payment dates are July 2 and October 1, 2001, and January 2 and April 1, 2002.

Form 10-K
The Form 10-K annual report filed with the Securities and Exchange Commission, which provides further details on A.G. Edwards’ business, is available at no charge from:

Secretary, A.G. Edwards, Inc.
One North Jefferson
St. Louis, Missouri 63103

Stock Exchange Listing
A.G. Edwards, Inc. stock is traded on the New York Stock Exchange under the symbol AGE. The approximate number of stockholders on February 28, 2001, was 25,000.

Registrar/Transfer Agent
The Bank of New York
Shareholder Relations Department–11E
P.O. Box 11258
Church Street Station
New York, New York 10286-1258
(800) 524-4458

Account Protection Package
The securities held by A.G. Edwards & Sons, Inc. for client accounts are protected up to $500,000, including up to $100,000 for cash claims, by the Securities Investor Protection Corporation (SIPC). In addition to the SIPC coverage, securities and cash held in client accounts are provided additional protection to the full value of the account (as determined by SIPC) by a commercial insurance company.

Exchange Memberships
A.G. Edwards companies are members of all major domestic stock and commodity exchanges, including the American, Boston, Chicago, New York, Pacific and Philadelphia stock exchanges; the Chicago Board Options Exchange; the Chicago Board of Trade; the Chicago Mercantile Exchange; the New York Board of Trade; the New York Mercantile Exchange; and other commodity exchanges. A.G. Edwards companies are also members of the National Futures Association and the National Association of Securities Dealers, Inc.

Back to Table of Contents	End of Page 49	A.G. Edwards, Inc. One North Jefferson St. Louis, Missouri 63103 (314) 955-3000 www.agedwards.com