Form 10-K/A, Exhibit 13
period 2001-02-28
EDWARDS A G INC
filed 2001-06-07
CIK 718482

Annual Report Fiscal Year 2001 Table of Contents	Page		Page
Mapping Your Journey	1	Notes to Consolidated Financial Statements	33
Letter to Shareholders-Benjamin F. Edwards III	2	Note 1	33
Financial Highlights	4	Note 2	34
Company Description	5	Note 3	34
Letter to Shareholders-Robert L. Bagby	6	Note 4	36
Quarterly Financial Information	8	Note 5	36
Client Profiles	9	Note 6	36
Steve and Barbara Denker	10	Note 7	37
Jane Chiotti	12	Note 8	37
Buck and Mary Sharp	14	Note 9	38
Joe Davis	16	Note 10	38
Milestones	19	Note 11	39
Benjamin F. Edwards III Milestone	21	Independent Auditors' Report	39
Management's Financial Discussion	23	Corporate Organization	40
Consolidated Five-Year Financial Summary	28	Board of Directors A.G. Edwards, Inc.	40
Consolidated Financial Statements	29	Board of Directors A.G. Edwards & Sons, Inc.	41
Consolidated Balance Sheets	29	Boards of Directors	42
Consolidated Statements of Earnings	30	Regional Officers	43
Consolidated Statements of Stockholders' Equity	31	Branch Office Management	44
Consolidated Statements of Cash Flows	32	Branch Office Management (cont.)	45
		Branch Office Management (cont.)	46
		Branch Office Management (cont.)	47
		Branch Office Management (cont.)	48
		Shareholder Information	49

Mapping Your Journey  Successful investing is more than short-term gains. It's about long-term solutions. That's how we've approached our business for 114 years.

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

Our clients trust their financial consultants to guide them on the road to their financial goals and dreams, whether it's achieving a comfortable retirement, providing a college education or passing on wealth or a family business. A relationship built on trust is earned by acting with integrity-putting clients' interests first. It must be this way. Not only is it the right thing to do, but our clients' financial well-being is on the line.

Our clients want more than information. They want solutions and solid investment advice. Using all the resources available to them-objectivity, experience and the specialized knowledge of our headquarters personnel-our financial consultants develop comprehensive financial plans based on an understanding of what is important to their clients. Our financial consultants have state-of-the-art technology that lets them share information easily and quickly. Technology is a collaborative tool that our financial consultants use to enhance-not replace-the relationships they have with their clients.

They also help their clients stay on course when they may be tempted to turn back or change their route. However, unforeseen changes may require adjustments to their financial plans. Because our financial consultants know what's going on in their clients' lives, they are ready for any detours and are flexible enough to offer new strategies to meet their clients' changing needs.

Building wealth is a process, not a transaction. Through customized financial planning and ongoing advice, our financial consultants help clients get where they're going and preserve their wealth for future generations.

The journey to financial success begins with a destination. It's our job to earn our clients' trust so we can help them get there.

Back to Table of Contents	End of Page 1

To Our Shareholders After a long bull market and years of record net earnings, fiscal 2001 brought us one of those healthy corrections that makes you sick. Our economy looks sound, and I would look for an improvement in the market before long.

We ended our fiscal year with 696 locations, adding West Linn, Ore.; Panama City Beach, Fla.; Mount Pleasant, Iowa; Aiken, S.C.; Bernardsville, N.J.; and Huntsville, Ala. in our final quarter. With both revenues and net earnings down, we are in a cost-cutting mode. We are experiencing a record number of trainees, which I think bodes well for the future. I believe the firm is in good shape as it faces the toughest conditions since the '80s.

This is my last letter to shareholders as I stepped completely out of management March 1, 2001. I couldn't have scripted a better career than I have been blessed to enjoy, and I shall miss deeply the daily contact with our many wonderful people. I plan to visit branches until I run out of energy or get too fat. I'll enjoy visiting with our folks, and I'll bring my branch feedback to the right people in our headquarters.

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

Although market conditions are humbling to all of us, God has surely blessed us over the years and allowed us to touch lives for the better, making more comfortable retirements possible and helping parents and grandparents send children to college. I'm sure the firm will continue to seek first what is right and never compromise our ethics.

Thank you, faithful shareholders, for your loyalty, and thank you, fellow Edwards employees, for your friendship and steadfast work. May we always put our clients' interests first, and may we always enjoy our work together. I pray for God's continued blessing.

Sincerely,

Benjamin F. Edwards III
Chairman Emeritus
April 2, 2001

Back to Table of Contents	End of Pages 2-3
Financial Highlights (For fiscal year ended February 28 or 29) (In thousands, except per share data and other data)
	2001	2000	1999	1998	1997

Operating Results
Net Revenues	$2,741,206	$2,796,189	$2,235,171	$2,002,697	$1,694,418
Net Earnings	$0,287,477	$0,382,921	$0,292,117	$0,269,297	$0,219,057
Net Earnings
as a Percent of Net Revenues	10.5%	13.7%	13.1%	13.4%	12.9%
Return on Average Equity	17.2%	22.9%	18.9%	19.8%	18.6%

Per Share Data
Earnings
Diluted	$0,0003.43	$0,0004.08	$0,0003.00	$0,0002.75	$0,0002.24
Basic	$0,0003.50	$0,0004.16	$0,0003.07	$0,0002.81	$0,0002.29
Cash Dividends	$0,0000.64	$0,0000.61	$0,0000.57	$0,0000.51	$0,0000.44
Book Value	$0,0020.29	$0,0019.69	$0,0017.16	$0,0015.21	$0,0013.12

Financial Condition
Stockholders' Equity	$1,626,344	$1,717,122	$1,627,737	$1,463,121	$1,261,303
Total Assets	$4,859,984	$5,347,587	$3,803,132	$4,193,328	$4,244,340

Other Data
Full-Time Employees	17,086	15,451	13,953	12,967	12,031
Financial Consultants	7,073	6,823	6,528	6,289	6,070

Locations	696	672	639	594	569

Per share data have been restated for stock splits and stock dividends.

Back to Table of Contents	End of Page 4

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

To Fellow Shareholders, Clients and Associates: I'm sure we'd all agree that fiscal 2001 was a challenging one for our industry and A.G. Edwards. Volumes on the various exchanges grew, but market volatility made the year difficult for both our clients and financial consultants. Nearly all the major indexes fell, while the Nasdaq, which is heavily weighted in technology stocks, was down significantly. A.G. Edwards' total revenues grew slightly to just over $2.8 billion, while net earnings slipped to $287 million or $3.43 per share on a diluted basis.

A.G. Edwards' continued investment in technology and investment banking affected this year's net earnings, but we believe these investments enhance our ability to serve both our individual, institutional and corporate clients. T + 1 (settlement of security transactions on the business day following trade date) and upcoming regulatory requirements will demand additional investments in technology.

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

Our new A.G. Edwards University provides three levels of continuing education courses for our financial consultants, financial associates and headquarters personnel to ensure our clients are served by the best-trained professionals in the industry. The curriculum emphasizes financial planning, enhancing our employees' ability to develop effective financial plans for our clients based on each client's individual needs and circumstances. We are currently rolling out A.G. Edwards University in our existing training facilities and online through our ClientOne workstations. We believe this investment in training adds value for our clients and complements our full-service approach to meeting their needs.

Fiscal 2002 looks like it will be another challenging year for Edwards as well as the securities industry. Market volatility will continue to cause investors concern, and our financial consultants must guide our clients to think long term when developing their financial plans. However, with challenge comes opportunity.

This year Edwards plans to expand our number of financial consultants to serve our ever-growing client base. We'll increase our presence in the United States by adding branches where we can identify and recruit individuals who can support our client-first philosophy. While other firms have chosen to deny investors with less than $100,000 in assets access to a specific financial consultant, Edwards continues to serve each client individually, regardless of their financial resources.

In addition to beginning our new fiscal year, March 2001 marked an important change for A.G. Edwards as a corporation. Ben Edwards, our long-time chairman, president and chief executive officer, decided to retire. For the past 36 years, Ben has provided strong leadership to the organization by upholding two basic principles: putting the client first and living the Golden Rule.

These two principles form the foundation of A.G. Edwards' business philosophy and will guide us as we face the future without Ben's daily involvement.

Ben will now serve Edwards as chairman emeritus, visiting branches across the country during the next two years. Although Ben will be missed, he leaves Edwards with a strong management team that is well-prepared to meet the challenges in our future. All 18,000 employees wish Ben much happiness and good health as he retires from A.G. Edwards.

The Board of Directors selected Benjamin F. "Tad" Edwards IV to serve as president of A.G. Edwards, while continuing to serve as vice chairman and leading our Sales and Marketing Division. Ron Kessler was named vice chairman and continues to head our Operations Division. I was honored to be selected chairman and chief executive officer.

Also retiring at the end of the fiscal year was Robert Proost, our chief financial officer and the director of the Administration Division. I have asked Doug Kelly, our division director of Law and Compliance, to assume these additional responsibilities.

Rob Pietroburgo, former Great Lakes regional officer, has succeeded me as director of our Branch Division.

I have served Edwards for 25 years, and I look forward to building on our company's strong foundation. My thanks to our Board of Directors, shareholders and employees for their confidence as we move ahead.

Robert L. Bagby
Chairman and CEO

Back to Table of Contents	End of Page 6-7

Quarterly Financial Information
(Unaudited)

	Dividends Declared per Share	Stock Price Trading Range High - Low	Net Revenues (in millions)	Earnings Before Tax (in millions)	Net Earnings (in millions)	Earnings per Share
						Diluted	Basic

Fiscal 2001 by Quarter
First	$0.16	40.81 - 31.50	$786.6	$170.7	$107.3	$1.24	$1.26
Second	$0.16	57.00 - 34.88	$680.1	$122.7	$77.0	$0.93	$0.95
Third	$0.16	57.94 - 42.18	$634.0	$89.9	$57.2	$0.69	$0.71
Fourth	$0.16	52.19 - 37.42	$640.5	$71.8	$45.9	$0.57	$0.58

Fiscal 2000 by Quarter
First	$0.15	38.19 - 30.88	$648.7	$136.9	$84.5	$0.88	$0.89
Second	$0.15	33.56 - 24.63	$630.4	$132.8	$82.3	$0.86	$0.88
Third	$0.15	34.00 - 24.25	$708.1	$184.1	$115.3	$1.23	$1.25
Fourth	$0.16	34.19 - 26.75	$809.1	$169.3	$100.8	$1.11	$1.14

Per share data have been restated for stock splits and stock dividends.

Investment Performance Overview

Stock Split History

As a result of stock splits and stock dividends, an investment of 1,000 shares of A.G. Edwards stock at the time of the firm's initial public offering in calendar 1971 has grown to 36,270 shares today. Given the initial offering price of $12 per share, the value of a $12,000 investment would have increased 11,648 percent, or 17.63 percent compounded annually, to $1,409,810 as of February 28, 2001.

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

It's often easier to get where you're going when you have a map. The same is true for reaching your financial goals. Every one of our clients - regardless of where they are on their journey - benefits from the trusted advice and guidance of their A.G. Edwards financial consultant. Our clients deserve nothing less.

Back to Table of Contents	End of Page 9

Steve and Barbara Denker enjoy tinkering with their '97 Mustang. Barbara Randolph, Associate Vice President- Investments, Hartford, Connecticut

At least Steve and Barbara don't have to worry about retirement.

After working 23 years for the same company, Steve was laid off. He was out of work more than three years. He finally got back on his feet when he was hired as a project manager for Thomcast Communications. Things were looking up, and he and Barbara decided to plan a cruise. But then everything was put on hold when Barbara was diagnosed with a brain tumor. Fortunately, the tumor was benign. However, the surgery did create some physical problems for Barbara, and she had to quit her job and go on long-term disability. They are a really great couple, and their strong relationship helped them through these difficult times. Throughout these misfortunes, they continued to prepare for retirement. We periodically reviewed their portfolio to make sure they remained on track financially. As they neared retirement age, we began reallocating some of their assets into fixed-income and growth-and-income products. With the help of the retirement planning team at the firm's headquarters, we also had prepared a Financial Horizons plan that took a comprehensive look at their entire financial situation. The plan included a net worth analysis, which showed that they faced a significant estate tax bill when passing on their wealth. A trust with a life insurance component was created to preserve the estate for their children. We have continued to review the plan periodically. Now, not only is their retirement secure, but Steve can retire early. Today they have the luxury of going on cruises at least twice a year. Steve just bought a Mustang that he drag races on Wednesday nights. Life is unpredictable-you can't plan for everything. But planning can help smooth life's bumps and bruises. Just ask Steve and Barbara.

Back to Table of Contents	End of Pages 9-11

Jane Chiotti loves spending time with Kara, one of her two granddaughters. Annette Tylka, Supervisor, Trust Administration, A.G. Edwards Trust Company, St. Louis, Missouri

My husband, Tony, always handled the finances.

Fortunately, he worked with A.G. Edwards to set up our trusts that would take care of me after he was gone. When Tony died, I began working with Annette at the A.G. Edwards Trust Company. She was a godsend. Needless to say, I had a lot of things on my mind, and finances were the last thing I wanted to think about. Believe me, I'm very grateful that I have it as nice as I do because I have known a few ladies who've had some difficulties when their husbands passed away. Annette has helped tremendously in making everything go smoothly. She's taken the time to educate me about my trust accounts and answer my questions. This has helped me make informed decisions when she calls with recommendations about how something with one of the trusts should be handled. I don't really want to manage the trusts by myself-I don't have that kind of knowledge. Actually, I'd rather spend time with my children and grandchildren, and I know that's what Tony wanted. Thanks to Annette and good planning by Tony, I can do that. And now I'm going to Ireland this summer with my daughters. That's always been a dream. Now I get to live it. Jane Chiotti, Florissant, Missouri

Back to Table of Contents	End of Pages 12-13

Keegan Sharp helped save for college by working in the family pharmacy with her dad Buck. Michael Jennings, Branch Manager, Vice President-Investments, La Jolla, California

When our kids were born, we began saving for their college.

But when our daughter, Keegan, turned 12, we realized we weren't saving enough. We needed a plan. Mike suggested an education cost analysis to determine how much we needed to put away to reach our goal. The analysis showed that we were going to fall short unless we began saving more and investing more aggressively. Mike sat down with us and asked a lot of questions and discussed different strategies to achieve our goals. As it turned out, we decided we would be more aggressive in our investing approach. Mike also suggested we save taxes by opening college savings accounts in our children's names. Keegan and our son, David, helped out by saving what they earned working at our pharmacy. Every six months we sat down together to review our portfolio, and when Keegan got closer to going to college, Mike recommended we take a more conservative approach. We didn't want to risk losing what we had earned just as she was going to need the money for school. That turned out to be a wise move. Sure, some luck was on our side. But we also give Mike a lot of the credit. He came up with a long-term plan to help us reach our goal and helped us stick to it. Keegan is planning to attend California Polytechnic Institute in the fall, and David wants to go to the University of California-Davis. Planning really does work. Buck and Mary Sharp, Lompoc, California

Back to Table of Contents	End of Pages 14-15

Their financial plan helped Bo, Joe and Joe Bob Davis protect the family convenience-store business. Gerald Galbraith, Branch Manager, Vice President- Investments, Abilene, Texas

Joe didn't plan to get into the convenience-store business.

He was in construction and was going to build a convenience store and lease it to a local chain. That didn't work out, so Joe decided he would build and operate the store himself. He called it Skinny's, a nickname for his father-in-law. That was 1974. Today Joe and his sons own and operate more than 90 convenience stores in west and central Texas with 450 employees. We were there early on, and as the business grew, so did the complexity of their financial needs. Just as Joe's sons joined him in his business, my son, Greg, became a financial consultant in the A.G. Edwards Dallas office, and we began working as a team for the Davises. Most of their estate was tied up in their business, and they needed to plan for the future. We started by asking lots of questions. We listened. We understood their concerns. With the help of a comprehensive Business Needs Analysis, we identified a number of issues concerning the future not only of Skinny's, but the Davises' personal assets as well. We implemented an asset allocation strategy and hired independent money managers to help manage corporate, personal and private foundation funds. One of the most important recommendations was establishing a succession plan so Joe could retire comfortably and leave the business to his sons. Insurance to protect the business in the event of a loss of key employees was also put into effect. Finally, we devised a strategy to prevent taxes from wiping out nearly a third of their estate. They've worked hard to get what they have-it is our job to help them keep it.

Back to Table of Contents	End of Pages 16-17

The Year's Milestones

Change in Leadership After 45 years with the firm, Benjamin F. Edwards III announced he was stepping down as chairman, chief executive officer and president of the company founded by his great-grandfather. On March 1, 2001, he became chairman emeritus. After having served as director of the Branch Division since 1995, Robert L. Bagby was appointed chairman and chief executive officer by the Board of Directors. The board also named Benjamin F. "Tad" Edwards IV president of the firm in addition to his responsibilities as vice chairman and director of the Sales and Marketing Division. In addition, Ronald J. Kessler, director of the Operations Division, was appointed vice chairman. During Ben Edwards' tenure as chairman, he presided over the firm's tremendous growth and reinforced the firm's client-first philosophy.

Branch Growth A volatile year for the financial markets contributed to decreased net earnings in the fiscal year ended February 28, 2001. Meanwhile, the firm continued to reach out to more investors by adding 24 branch offices, bringing the total to 696 offices, maintaining A.G. Edwards' ranking as one of the largest retail branch networks in the country.

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

Managed Assets Average client assets administered under the company's management programs and third-party management increased to $17.9 billion in fiscal 2001 from $13.9 billion the previous fiscal year. These services include A.G. Edwards Asset Management; A.G. Edwards Trust Companies; Private Advisor Service; and Pathways, Spectrum, Fund Navigator and Fund Advisor mutual fund advisory services.

ClientOne The firm continued to invest heavily in technology to deliver convenience and value to clients and greater efficiencies to its business. The rollout of state-of-the-art ClientOne computer workstations was completed in all of the firm's branch offices nationwide and enthusiastically received by the firm's financial consultants. These new workstations provide financial consultants high-speed access to the Internet and enhanced financial planning tools that include OnTrack personal financial analyses. The OnTrack analyses let financial consultants provide their clients in-depth financial plans to assist them in setting financial goals using personal net worth statements, retirement planning analyses, education cost analyses and estate tax projections.

Internet Services Preparations continued for a major upgrade of AGe-connect, the firm's online client-account-access service. The redesigned AGe-connect site-which began rolling out in April this year-harnesses the collaborative potential of the Internet to reinforce the relationship between financial consultants and their clients. AGe-connect offers free real-time quotes, charts and news, an expanded array of research reports, an interactive feature that provides intraday portfolio valuation, a stock watchlist, technical analysis tools, and account-data downloads into personal financial management software. All of the features will be available through financial consultants' personalized Web pages for clients, enabling financial consultants to customize content for their clients based on each client's particular investing profile and interests. To keep pace with changing technology and the growing needs of clients, the firm will continue to monitor the site's effectiveness and offer further improvements and innovations in the future.

A.G. Edwards University In an effort to maintain its goal of having the best-trained financial consultants in the industry, the firm created A.G. Edwards University to deliver the broadest training curriculum possible to its financial consultants, headquarters personnel and branch office employees. A.G. Edwards offers its courses online via the new ClientOne workstation and through the firm's internal television network.

Once fully implemented, A.G. Edwards University will offer one of the most comprehensive training curriculums in the industry. It has been designed to address the growing complexity and breadth of our clients' financial needs and will include professional designations and internal certification programs for our financial consultants.

Headquarters Expansion To accommodate expansion of the firm's training capabilities and company growth, ground was broken on an 800,000-square-foot office building and adjoining 200,000-square-foot learning center, which will contain more than 50 training rooms, a 600-seat auditorium and a studio for the firm's internal satellite television network.

Mortgage Services The firm announced a strategic alliance with Nexstar Financial Corporation to be effective in the first quarter of fiscal 2002. Under the multiyear agreement, clients will be able to access home-financing solutions powered by Nexstar's fully integrated, state-of-the-art phone-and Web-based technology via AGe-connect. In addition to applying for a mortgage, clients will be able to take advantage of additional mortgage services tailored to meet their individual needs, including prepurchase approvals, loan decisions within minutes of application, online loan status, automated pricing, online rate locks, online closing costs summary and online loan-servicing account capability. All mortgages originating under the program will be made by Nexstar, a licensed mortgage lender.

Record Institutional Sales Trading As a result of increases in orders from institutional accounts, trading volume increased dramatically at the firm's New York City-based Institutional Sales Trading operation to 1.5 billion shares in the past year from 1 billion shares in 2000, a 50 percent increase.

National Recognition Stock research and the firm's employee-friendly work environment again received national recognition. Twelve A.G. Edwards research analysts earned "Best on the Street" status for their stock-picking skill and/or earnings-estimate accuracy in a survey developed by First Call Investment Research and published in The Wall Street Journal. Five of this year's 12 qualifying analysts have appeared at least twice in the eight-year-old survey-formerly known as the "All-Star Analysts' Survey." Since the survey's inception, 36 A.G. Edwards analysts have earned "Best on the Street" status at least once during their careers, with 13 of them appearing two or more times.

For the fourth consecutive year, A.G. Edwards was named one of the "100 Best Companies to Work for in America" by FORTUNE magazine. The firm is one of only five companies nationwide to appear on all six versions of the list originally published as a book by best-selling authors Robert Levering and Milton Moskowitz.

Back to Table of Contents	End of Pages 18-20

A Legacy of Leadership When Ben Edwards took over leadership of A.G. Edwards 36 years ago, the firm was a partnership employing 300 financial consultants in 44 branches and earning a profit of $757,000. To finance expansion of the branch system, Ben advocated the firm raise capital by becoming a publicly traded company. In November 1971, a total of 445,000 shares were offered for sale at $12 a share, boosting the firm's net worth to $14.7 million from $6.9 million before the sale. Today the firm's net worth is more than $1.6 billion, giving the firm stability and a strong foundation for further growth.

A.G. Edwards now has more than 7,000 financial consultants in 696 branches in 49 states, the District of Columbia and London. Profits have grown as well-to $287 million in fiscal 2001.

But Ben never measured the firm's success solely by its balance sheet. In place of growth goals, budgets and sales quotas, Ben substituted his fervent belief in the Golden Rule-treating others as you would like to be treated. It's a personal value that Ben made the cornerstone of the firm's business philosophy.

As a result, A.G. Edwards financial consultants' primary focus is putting their clients' interests above all else. They do it by offering full-service advice and financial planning to clients with any level of assets, from a few thousand dollars to several million. They do it by having the freedom to recommend products and services that are best for their clients. They do it by taking time to answer clients' questions, explain things and listen. They do it by earning clients' trust. It's a philosophy that has benefited clients, employees and shareholders.

But Ben didn't just talk about treating others as you would like to be treated. He lived it.

He lived it by giving back to the community-whether it was teaching Sunday school or supporting a program at a local elementary school where employees could take time off work to mentor the school's students in reading. He also donated his time and financial resources to numerous civic endeavors, including leadership roles in public education and the United Way.

His genuine interest in people is why he invited new employees into his office on their first day to personally welcome them to the firm. It's why he stood for hours shaking hands with 5,000 employees at the headquarters' holiday luncheon each year. It's the reason why he answered his own phone, hosted monthly internal broadcasts with employees and took time to eat lunch with financial consultant trainees. It's also why he has visited more than 100 branch offices annually and continues to do so even though he has stepped down from managing the firm's day-to-day operations.

His approach has earned the respect and admiration of employees and also has won national recognition. On nearly a dozen occasions, Ben was named one of the top CEOs in the securities industry. He truly believes work should be fun and even wrote it into the A.G. Edwards mission statement. As a result, A.G. Edwards is one of only five companies nationwide to have been named in all six editions of the annual listing of the "100 Best Companies to Work for in America."

Ben has always said that "A.G. Edwards is in the business of touching lives. If clients' financial consultants do their jobs well, children will go to college, people will retire more comfortably and families will be able to pass on more of their wealth to future generations."

It is Ben's sincere belief that the firm will continue to live this mission in the years to come. In fact, Ben hopes he won't be missed. He believes that if he has done his job well, the firm's client-first mission will live on not only in practice, but in the hearts of everyone at the firm. Continuing this mission, Ben says, would be the best tribute he could ever receive. Mission accomplished.

Back to Table of Contents	End of Pages 21-22

Management's Financial Discussion
(Year references are to fiscal years ended February 28 (29) unless otherwise specified.)

General Business Environment
A.G. Edwards, Inc. is a holding company whose primary subsidiary is the national brokerage firm of A.G. Edwards & Sons, Inc. Through this and its other operating subsidiaries (collectively, the "Company"), A.G. Edwards, Inc. provides securities and commodities brokerage, investment banking, trust, asset management and insurance services to its clients through one of the industry's largest retail branch distribution systems. A St. Louis-based financial services firm, the Company has more than 695 locations and 17,000 employees in 49 states, the District of Columbia and London, England. The Company's primary business is providing a full range of financial products and services, including investment banking, to its individual, institutional, corporate, governmental and municipal clients. Many factors affect the Company's revenues and profitability, including changes in economic conditions, the level and volatility of interest rates, inflation, political events, investor sentiment and competition from other financial institutions. Because these factors are unpredictable and beyond the Company's control, earnings may fluctuate significantly from year to year.

In addition to competition from firms traditionally engaged in the financial services business, there has been increased competition in recent years from other sources, such as commercial banks, insurance companies, online service providers, mutual fund sponsors and other companies offering financial services both in the United States and globally. The financial services industry also has experienced consolidation and convergence in recent years, as financial institutions involved in a broad range of financial services industries have merged and different types of financial companies have begun offering a broader array of securities and other investment products. These trends are expected to continue and could result in the Company's competitors gaining greater capital and other resources, such as a broader range of products and services and geographic diversity. The 1999 Gramm-Leach-Bliley Act, which repealed U.S. laws that separated commercial banking, investment banking and insurance activities, has increased the number of companies competing for a similar client base, including the client base serviced by the Company.

The year began with the Federal Reserve (the Fed) increasing the federal funds interest rate twice before the end of May, from 5.75 percent to 6.5 percent, for a total of six increases in the preceding twelve months. The Fed acted out of concern that the economy was "overheating" and to guard against "future inflation risk." However, by the end of the year, the Fed had decreased the federal funds rate to 5.5 percent due to a slowing economy.

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

Results of Operations
The Company experienced a decline in net revenues, net earnings and earnings per share from the previous year, departing from the five-year trend of year-over-year increases in each category. Net revenues declined 2 percent ($55 million) in 2001 after rising 25 percent ($561 million) in 2000. Net earnings in 2001 decreased 25 percent to $287 million from $383 million in the previous year. Net earnings in 2000 were up 31 percent from $292 million in 1999. Diluted earnings per share for the Company were $3.43 in 2001, versus $4.08 and $3.00 in 2000 and 1999, respectively. The Company's net profit margin was 10.5 percent in 2001, compared to 13.7 percent in 2000 and 13.1 percent in 1999. The results for 2000 include a $75 million pre-tax gain from an investment in a privately held investment management company, which increased net earnings by $35 million or $0.37 per diluted share. Excluding this gain from net revenues for the prior year, net revenues increased 1 percent in 2001, while net earnings and earnings per share declined 17.3 percent and 7.5 percent, respectively.

The number of the Company's financial consultants reached 7,073 at year end, an increase of 4 percent from the prior year end. The number of total locations at the end of 2001 was 696, up from 672 at year-end 2000. The Company intends to continue expanding its distribution system as opportunities occur.

The following table and discussion summarize the changes in the major categories of revenues and expenses for the past two years (dollars in thousands):

Increase (Decrease)	2001 vs. 2000		2000 vs. 1999

Revenues
Commissions	$(97,877)	(7)%	$246,489	21%
Principal transactions	8,057	3	82,196	41
Investment banking	(52,422)	(23)	6,718	3
Asset management and service fees	108,467	20	117,564	28
Interest	111,811	45	47,076	23
Other	(57,895)	(65)	78,165	688

Total Revenues	20,141	1	578,208	26
Interest expense	75,124	329	17,190	305

Net Revenues	(54,983)	(2)	561,018	25

Non-Interest Expenses
Compensation and benefits	(400)	-	335,014	23
Communication and technology	83,272	52	36,132	29
Occupancy and equipment	21,297	20	4,325	4
Marketing and business development	9,023	21	8,127	23
Floor brokerage and clearance	1,290	6	734	4

Other	(1,504)	(2)	24,358	46
Total Non-Interest
Expenses	$112,978	5%	$408,690	23%

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

Principal transactions revenue increased 3 percent ($8 million) in 2001 primarily as a result of a 27 percent ($24 million) rise in revenue from sales of equity products. The Company acted as a market maker in a greater number of actively traded, larger-capitalized securities than in the prior year. Revenue from debt products decreased 8 percent ($16 million) due to falling yields for much of this year, compared to rising yields in the prior year, resulting in decreased client demand for fixed income products. In addition, many bond investors were hesitant to enter the markets due to uncertainty caused by federal and state budget surpluses, the U.S. Treasury Department's debt buyback program and the Fed's stance on interest rates.

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

Asset Management and Service Fees
Asset management and service fees consist primarily of revenues earned from providing support and services in connection with client assets under third-party management, including mutual funds and annuities, and the Company's trust services. These revenues include fees based on the amount of client assets under management and transaction-related service fees, as well as fees related to the administration of custodial and other specialty accounts.

Asset management and service fees rose 20 percent ($108 million) in 2001. Fees from third-party mutual funds and annuities were 12 percent ($37 million) higher than in 2000, reflecting strong cash flows into funds and annuities. Fees resulting from the administration of client assets under third-party management and from the Company's management services improved 41 percent ($62 million) in 2001. The average number of fee-based accounts increased 59 percent, while the average total assets in these programs grew from $14.5 billion in 2000 to $20.4 billion in 2001, an increase of 41 percent.

The 2000 increase in asset management and service fees of 28 percent ($118 million) over 1999 was primarily due to a 21 percent ($55 million) jump in service fees from third-party mutual funds and annuities. Fees from the administration of client assets under third-party management and from the Company's management services in 2000 rose 37 percent ($41 million) as a result of the growth in the number of client accounts and higher market valuations of existing assets.

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

Other Revenues
Other revenues decreased 65 percent ($58 million) primarily due to the prior year including a gain of $75 million from the sale of one-half of the Company's investment in a privately held investment management company and the related increase in the carrying value of the remaining investment to its fair value. This investment had been carried on the equity method of accounting, which was discontinued due to the reduction of the Company's ownership and the terms surrounding the remaining investment.

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

Non-Interest Expenses
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

All remaining expenses increased a combined 12 percent ($30 million) in 2001 primarily due to a 20 percent ($21 million) increase in occupancy and equipment expense related to branch relocations and branch and headquarters expansion. In addition, marketing and business development expense increased 21 percent ($9 million) which includes the Company's first national sales conference at its St. Louis headquarters. In 2000, all remaining expenses increased 18 percent ($38 million) due to general business expansion.

Income Taxes
For information regarding the provision for income taxes and information regarding the difference between effective tax rates and statutory rates, see Note 6 (Income Taxes) of the Notes to Consolidated Financial Statements.

Liquidity and Capital Resources
The Company's assets fluctuate in the normal course of business, primarily because of the timing of certain transactions. Customer receivables decreased in 2001 reflecting the volatility experienced in the equity markets this year and clients' decreasing use of margin borrowings.

The principal sources for financing the Company's business are stockholders' equity, cash generated from operations, short-term bank loans and securities lending activities. The Company has no long-term debt. Average short-term bank loans of $406 million and $218 million, and average securities lending arrangements of $1.1 billion and $200 million in 2001 and 2000, respectively, were primarily used to finance customer receivables. The Company is constructing an additional office building, a learning center and a parking garage at its headquarters campus with an estimated total cost of approximately $215 million through its projected completion in 2004. The Company expended $40 million in connection with these projects through February 28, 2001.

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

The Company's principal subsidiary, A.G. Edwards & Sons, Inc., is required by the Securities and Exchange Commission (SEC) to maintain specified amounts of liquid net capital to meet its obligations to clients-see Note 5 (Net Capital Requirements) of the Notes to Consolidated Financial Statements.

Risk Management

General
The business activities of the Company expose it to a variety of risks. Management of these risks is necessary for the long-term profitability of the Company. The Company manages these risks through the establishment of numerous policies, procedures and controls. The most significant risks to the Company are credit risk and market risk.

Credit Risk
Credit risk is discussed in Note 10 (Financial Instruments-Off-Balance Sheet Risk and Concentration of Credit Risk) of the Notes to Consolidated Financial Statements.

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

The Company's policy is to purchase inventory to provide investment products for its clients. Consequently, the Company purchases only inventory that it believes it can readily sell to its clients, thus reducing the Company's exposure to liquidity risk but not market fluctuations. In addition, the Executive Committee of A.G. Edwards & Sons, Inc. establishes maximum inventory guidelines for fixed income and equity securities, subject to certain limited exceptions.

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

Back to Table of Contents	End of Pages 23-27

Consolidated Five-Year Financial Summary
Year Ended	February 28,	February 29,	February 28,	February 28,	February 28,
(In thousands, except per share amounts)	2001	2000	1999	1998	1997

Revenues
Commissions:
Listed securities	$482,136	$537,005	$505,226	$462,276	$365,908
Options	55,883	62,708	49,830	44,188	33,850
Over-the-counter securities	295,921	331,992	199,472	190,092	178,752
Mutual funds	293,307	312,833	281,782	255,005	214,029
Commodities	16,540	17,305	15,518	16,315	16,038
Insurance	184,762	164,583	128,109	117,528	101,365

Total	1,328,549	1,426,426	1,179,937	1,085,404	909,942

Principal transactions:
Equities	114,363	90,202	60,538	61,184	58,427
Debt securities	177,912	194,016	141,484	146,768	154,580

Total	292,275	284,218	202,022	207,952	213,007

Investment banking:
Underwriting fees and selling concessions	144,725	190,236	163,419	152,029	114,426
Management fees	28,572	35,483	55,582	38,889	41,733

Total	173,297	225,719	219,001	190,918	156,159

Asset management and service fees	652,998	544,531	426,967	329,695	260,200

Interest:
Margin account balances	331,980	225,319	170,982	149,738	118,373
Securities owned and deposits	28,419	23,269	30,530	31,132	29,462

Total	360,399	248,588	201,512	180,870	147,835

Other	31,630	89,525	11,360	9,294	9,340

Total Revenues	2,839,148	2,819,007	2,240,799	2,004,133	1,696,483

Interest expense	97,942	22,818	5,628	1,436	2,065

Net Revenues	2,741,206	2,796,189	2,235,171	2,002,697	1,694,418

Non-Interest Expenses
Compensation and benefits	1,766,311	1,766,711	1,431,697	1,276,931	1,080,931
Communication and technology	242,530	159,258	123,126	113,556	97,845
Occupancy and equipment	126,594	105,297	100,972	82,605	74,521
Marketing and business development	51,767	42,744	34,617	29,790	26,598
Floor brokerage and clearance	22,957	21,667	20,933	19,825	18,149
Other	75,893	77,397	53,039	42,193	41,417

Total Non-Interest Expenses	2,286,052	2,173,074	1,764,384	1,564,900	1,339,461

Earnings Before Income Taxes	455,154	623,115	470,787	437,797	354,957

Income Taxes	167,677	240,194	178,670	168,500	135,900

Net Earnings	$287,477	$382,921	$292,117	$269,297	$219,057

Per Share Data:
Diluted Earnings	$3.43	$4.08	$3.00	$2.75	$2.24
Basic Earnings	$3.50	$4.16	$3.07	$2.81	$2.29
Cash Dividends	$0.64	$0.61	$0.57	$0.51	$0.44
Book Value	$20.29	$19.69	$17.16	$15.21	$13.12
Other Data:
Total Assets	$4,859,984	$5,347,587	$3,803,132	$4,193,328	$4,244,340
Stockholders' Equity	$1,626,344	$1,717,122	$1,627,737	$1,463,121	$1,261,303
Cash Dividends	$51,962	$55,483	$54,002	$48,740	$41,851
Pre-tax Return on Average Equity	27.2%	37.3%	30.5%	32.1%	30.2%
Return on Average Equity	17.2%	22.9%	18.9%	19.8%	18.6%
Net Earnings as a Percent of Net Revenues	10.5%	13.7%	13.1%	13.4%	12.9%
Average Common and Common Equivalent
Shares Outstanding (Diluted)	83,925	93,814	97,322	98,051	97,816
Average Common Shares Outstanding (Basic)	82,096	92,140	95,252	95,950	95,483

Share and per share data have been restated for stock splits and stock dividends.
Back to Table of Contents	End of Page 28

Consolidated Balance Sheets	February 28,	February 29,
(Dollars in thousands, except per share amounts)	2001	2000

Assets

Cash and cash equivalents	$116,004	$154,487
Cash and government securities, segregated
under federal and other regulations	78,455	86,851
Securities purchased under agreements to resell	17,352	10,674
Securities borrowed	127,328	278,199
Receivables:
Customers	3,285,220	3,777,352
Brokers, dealers and clearing organizations	30,314	22,529
Fees, dividends and interest	70,934	62,989
Securities inventory, at fair value:
State and municipal	188,559	240,154
Government and agencies	41,024	57,943
Corporate	63,733	110,311
Investments	218,003	116,307
Property and equipment, at cost,
net of accumulated depreciation
and amortization of $362,615 and $337,602	508,970	312,942
Deferred income taxes	71,017	75,361
Other assets	43,071	41,488

	$4,859,984	$5,347,587

Liabilities and Stockholders' Equity

Short-term bank loans	$319,800	$638,000
Checks payable	252,558	283,602
Securities loaned	780,666	637,684
Payables:
Customers	899,091	946,373
Brokers, dealers and clearing organizations	123,084	203,129
Securities sold but not
yet purchased, at fair value	31,194	24,920
Employee compensation and related taxes	673,756	740,188
Income taxes	58,871	73,557
Other liabilities	94,620	83,012

Total Liabilities	3,233,640	3,630,465

Stockholders' Equity:
Preferred stock, $25 par value:
Authorized, 4,000,000 shares, none issued
Common stock, $1 par value:
Authorized, 550,000,000 shares
Issued, 96,463,114 shares	96,463	96,463
Additional paid-in capital	280,094	253,917
Retained earnings	1,875,379	1,645,332

	2,251,936	1,995,712
Less: Treasury stock, at cost
(16,325,828 and 9,254,005 shares)	625,592	278,590

Total Stockholders' Equity	1,626,344	1,717,122

	$4,859,984	$5,347,587

See Notes to Consolidated Financial Statements.
Back to Table of Contents	End of Page 29

Consolidated Statements of Earnings Year Ended	February 28,	February 29,	February 28,
(Dollars in thousands, except per share amounts)	2001	2000	1999

Revenues
Commissions	$1,328,549	$1,426,426	$1,179,937
Principal transactions	292,275	284,218	202,022
Investment banking	173,297	225,719	219,001
Asset management and service fees	652,998	544,531	426,967
Interest	360,399	248,588	201,512
Other	31,630	89,525	11,360

Total Revenues	2,839,148	2,819,007	2,240,799
Interest expense	97,942	22,818	5,628

Net Revenues	2,741,206	2,796,189	2,235,171

Non-Interest Expenses
Compensation and benefits	1,766,311	1,766,711	1,431,697
Communication and technology	242,530	159,258	123,126
Occupancy and equipment	126,594	105,297	100,972
Marketing and business development	51,767	42,744	34,617
Floor brokerage and clearance	22,957	21,667	20,933
Other	75,893	77,397	53,039

Total Non-Interest Expenses	2,286,052	2,173,074	1,764,384

Earnings Before Income Taxes	455,154	623,115	470,787
Income Taxes	167,677	240,194	178,670

Net Earnings	$287,477	$382,921	$292,117

Earnings Per Share:
Diluted	$3.43	$4.08	$3.00

Basic	$3.50	$4.16	$3.07

See Notes to Consolidated Financial Statements.
Back to Table of Contents	End of Page 30

Consolidated Statements of Stockholders' Equity (Three Years Ended February 28, 2001)
(Dollars in thousands, except per share amounts)	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Total Stockholders' Equity

Balances, March 1, 1998	$96,463	$217,862	$1,160,532	$(11,736)	$1,463,121
Net earnings			292,117		292,117
Dividends declared -$0.57 per share			(54,002)		(54,002)
Treasury stock acquired				(180,175)	(180,175)
Stock issued:
Employee stock purchase/option plans		13,770	(52,177)	108,657	70,250
Restricted stock		8,366	1,624	26,436	36,426

Balances, February 28, 1999	96,463	239,998	1,348,094	(56,818)	1,627,737
Net earnings			382,921		382,921
Dividends declared -$0.61 per share			(55,483)		(55,483)
Treasury stock acquired				(336,028)	(336,028)
Stock issued:
Employee stock purchase/option plans		7,694	(39,532)	89,453	57,615
Restricted stock		6,225	9,332	24,803	40,360

Balances, February 29, 2000	96,463	253,917	1,645,332	(278,590)	1,717,122
Net earnings			287,477		287,477
Dividends declared -$0.64 per share			(51,962)		(51,962)
Treasury stock acquired				(446,726)	(446,726)
Stock issued:
Employee stock purchase/option plans		17,687	(5,464)	72,501	84,724
Restricted stock		8,490	(4)	27,223	35,709

Balances, February 28, 2001	$96,463	$280,094	$1,875,379	$(625,592)	$1,626,344

See Notes to Consolidated Financial Statements.
Back to Table of Contents	End of Page 31

Consolidated Statements of Cash Flows
Year Ended	February 28,	February 29,	February 28,
(In thousands)	2001	2000	1999

Cash Flows From Operating Activities:
Net earnings	$287,477	$382,921	$292,117
Noncash and non-operating items included in earnings:
Depreciation and amortization	100,348	63,380	50,369
Expense of restricted stock awards	32,581	34,244	28,149
Deferred income taxes	4,344	12,951	(17,880)
Gain on investments, net	(13,406)	(75,236)	-
Decrease (increase) in operating assets:
Segregated cash and government securities	8,396	(28,892)	(665)
Securities borrowed	150,871	(34,692)	542,612
Receivable from customers	492,132	(1,151,036)	(397,188)
Receivable from brokers, dealers and clearing organizations	(7,785)	5,326	(15,334)
Fees, dividends and interest receivable	(7,945)	(10,912)	(4,790)
Securities inventory	115,092	(141,313)	136,558
Other assets	(2,158)	(24,083)	6,461
(Decrease) increase in operating liabilities:
Checks payable	(31,044)	57,086	23,499
Securities loaned	(170,381)	106,213	(591,376)
Payable to customers	(47,282)	(2,703)	28,285
Payable to brokers, dealers and clearing organizations	(80,045)	134,710	(117,337)
Securities sold but not yet purchased	6,274	(20,739)	26,518
Employee compensation and related taxes	(66,432)	162,115	72,342
Income taxes	(992)	60,164	28,058
Other liabilities	12,752	29,547	(5,923)

Net cash from operating activities	782,797	(440,949)	84,475

Cash Flows From Investing Activities:
Securities purchased under agreements to resell	(6,678)	4,164	189,525
Purchase of property and equipment	(295,801)	(130,912)	(62,567)
Investments	(88,290)	22,071	(22,170)

Net cash from investing activities	(390,769)	(104,677)	104,788

Cash Flows From Financing Activities:
Short-term bank loans	(318,200)	638,000	-
Securities loaned	313,363	301,929	-
Employee stock transactions	74,158	52,479	57,977
Purchase of treasury stock	(446,726)	(336,028)	(180,175)
Cash dividends paid	(53,106)	(55,766)	(52,330)

Net cash from financing activities	(430,511)	600,614	(174,528)

Net (Decrease) Increase in Cash and Cash Equivalents	(38,483)	54,988	14,735
Cash and Cash Equivalents, at Beginning of Year	154,487	99,499	84,764

Cash and Cash Equivalents, at End of Year	$116,004	$154,487	$99,499

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

Notes to Consolidated Financial Statements
(Three years ended February 28, 2001)
(Dollars in thousands, except per share amounts)

1. Summary of Significant Accounting Policies
Basis of Financial Information
The consolidated financial statements include the accounts of A.G. Edwards, Inc. and its wholly owned subsidiaries (collectively referred to as the "Company") and are prepared in conformity with accounting principles generally accepted in the United States of America. In preparing these consolidated financial statements, management makes use of estimates concerning certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and certain revenues and expenses during the reporting period. Actual results could differ from these estimates. All material intercompany balances and transactions have been eliminated in consolidation. Prior years' financial information has been reclassified to conform with the current-year presentation.

The Company operates and is managed as a single business segment providing investment services to its clients. The Company offers a wide range of services designed to meet clients' individual investment needs, including securities and commodities brokerage, asset management, insurance, trust, investment banking, and other related services. These services are provided by more than 7,000 financial consultants in more than 695 locations of the Company's principal subsidiary, A.G. Edwards & Sons, Inc. Because these services are provided using the same sales and distribution personnel, support services and facilities, and all are provided to meet the needs of its clients, the Company does not identify or manage assets, revenues or expenses resulting from any service, or class of services, as a separate business segment. With headquarters in St. Louis, the Company has offices in 49 states, the District of Columbia and London, England.

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

Stock-Based Compensation
The Company applies the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25), and related interpretations to account for its employee stock plans. Based on the provisions of the plans, no compensation expense has been recognized for options issued under these plans. Restricted stock awards are expensed in the year granted.

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

Comprehensive Earnings
Comprehensive earnings for each of the three years in the period ended February 28, 2001, was equal to the Company's net earnings.

Recent Accounting Pronouncements
On March 1, 2001, the Company adopted the Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138. The statements establish accounting and reporting standards for derivative instruments and hedging activities. The adoption of these statements did not have a material impact on the Company's consolidated financial statements.

In September 2000, the Financial Accounting Standards Board issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This standard replaced SFAS No. 125 of the same name. SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The Company adopted SFAS No. 140 in the fourth quarter of fiscal 2001 for disclosures relating to securitization transactions and collateral and plans to adopt the remaining provisions of SFAS No. 140 in the first quarter of fiscal 2002 for transfers and servicing of financial assets and extinguishments of liabilities. The Company has not yet determined the impact that the adoption of the remainder of this statement will have on its consolidated financial statements.

Back to Table of Contents	End of Note 1 (Pages 33-34)

2. Short-Term Financing
The Company's short-term financing is generally obtained through the use of securities lending arrangements and bank loans. The interest rates on such short-term borrowings reflect market rates of interest or rebates at the time of the transactions. The average securities lending arrangements outstanding that were utilized in financing activities were $1.1 billion in 2001, $200 million in 2000 and zero in 1999, at effective interest rates of 6.5 percent in 2001 and 5.6 percent in 2000. Bank loans are short-term borrowings that are payable on demand and may be unsecured or collateralized by customer-owned securities held in margin accounts. The average of such bank loans was $406 million in 2001, $218 million in 2000 and $35 million in 1999, at effective interest rates of 6.5 percent, 5.5 percent and 5.8 percent, respectively. Firm investments in the amount of $34,854 were utilized to secure certain bank borrowings at February 28, 2001, and the banks do not have the ability to sell or repledge such investments. Substantially all other bank borrowings were secured by customer-owned securities.

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

Employee Stock Purchase Plan
Options to purchase 1,875,000 shares of common stock granted to employees under the Company's stock purchase plan are exercisable October 1, 2001, at 85 percent of market price based on dates specified in the plan. Employees purchased 1,870,983 shares at $32.33 per share in 2001, 1,871,284 shares at $21.89 per share in 2000 and 1,872,249 shares at $25.29 per share in 1999. Treasury shares were utilized for all of the shares purchased. The fair value of the options granted under this plan was estimated using the following assumptions for 2001, 2000 and 1999, respectively: dividend yield of 1.44 percent, 2.01 percent and 1.51 percent; an expected life of one year; expected volatility of 46 percent, 36 percent and 43 percent; and risk-free interest rates of 6.21 percent, 5.42 percent and 4.55 percent. The fair value of the options granted in 2001, 2000 and 1999 was $14.08, $5.99 and $7.52 per option, respectively.

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

A summary of the status of the Company's stock options at February 28 (29) and changes during the years ended on those dates follows:

	2001		2000		1999

	Shares (000)	Weighted Average Exercise Price	Shares (000)	Weighted Average Exercise Price	Shares (000)	Weighted Average Exercise Price

Outstanding, beginning of year	4,840	$27.52	4,597	$22.91	4,445	$18.97
Granted	901	$36.15	1,006	$39.32	968	$32.50
Exercised	(828)	$16.95	(723)	$14.41	(793)	$12.52
Forfeited	(110)	$37.12	(40)	$32.03	(23)	$28.26

Outstanding, end of year	4,803	$30.74	4,840	$27.52	4,597	$22.91

Treasury shares utilized for exercises	828		723		793

The following table summarizes information about outstanding stock options at February 28, 2001:

	Options Outstanding			Options Exercisable

Range of Exercise Prices	Number Outstanding (000)	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable (000)	Weighted Average Exercise Price

$11-$15	626	1.46	$13.05	626	$13.05
$16-$20	440	3.00	$16.59	440	$16.59
$21-$25	424	4.00	$21.21	424	$21.21
$31-$35	918	6.00	$32.50
$36-$40	1,857	7.49	$37.78
$41-$45	538	5.00	$43.06	538	$43.06

	4,803			2,028

Back to Table of Contents	End of Note 3 (Pages 34-35)

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

5. Net Capital Requirements
A.G. Edwards & Sons, Inc. is subject to net capital rules administered by the Securities and Exchange Commission (SEC) and the New York Stock Exchange. Under such rules, this subsidiary must maintain net capital of not less than 2 percent of aggregate debit items, as defined, arising from customer transactions and would be restricted from expanding its business or paying cash dividends or advancing loans to affiliates if its net capital were less than 5 percent of such items. These rules also require A.G. Edwards & Sons, Inc. to notify and sometimes obtain approval from the SEC and other regulatory organizations for substantial withdrawals of capital or loans to affiliates. At February 28, 2001, the subsidiary's net capital of $780,612 was 24 percent of aggregate debit items and $715,818 in excess of the minimum required.

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

The Company expects to fully realize these deferred tax assets given its historical level of earnings and related taxes paid; accordingly, no valuation allowance has been established. The Company's effective tax rate was 37 percent in 2001, 39 percent in 2000 and 38 percent in 1999, which differed from the federal statutory rate of 35 percent. State and local taxes, net of federal benefit, increased the effective rate by 3 percent in 2001, and 4 percent in 2000 and 1999. No other single item had a material impact on the difference in the rates.

Back to Table of Contents	End of Note 6 (Page 36)

7. Investments Investments consist of:
	2001	2000

Private equity	$107,202	$66,533
Mutual funds	75,724	3,479
U.S. government	25,830	37,852
Other	9,247	8,443

Total Investments	$218,003	$116,307

The Company primarily invests in U.S. government securities through its trust company subsidiaries. The Company's mutual fund investments are primarily to hedge certain liabilities under its deferred compensation plan, and, to a lesser extent, as an approved investment by one of the trust companies. Private equity consists primarily of investments in a privately held investment management company and in a Company-sponsored private equity fund.

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

Stock Repurchase Program
The Company's May 1996 stock repurchase program, which authorized the Company to purchase up to 33 million of its outstanding shares, ended in 2001 as the share repurchase limit was attained. The Company purchased 10,640,750 shares with an aggregate cost of $446,726 in 2001, 11,032,500 shares at a cost of $336,028 in 2000 and 4,871,500 shares at a cost of $180,175 in 1999.

In February 2001, the Board of Directors authorized the repurchase of up to 10 million of the Company's outstanding shares during a 23 month period. Repurchased shares are added to treasury stock to be used for employee stock plans and to partially offset the past, and future, effect of these plans. At February 28, 2001, the Company had not repurchased shares under this authorization.

Stockholders' Rights Plan
The Company's Stockholders' Rights Plan, as amended, provides for the distribution of one Common Stock Purchase Right for each outstanding share of the Company's common stock. The rights cannot be exercised or traded apart from the common stock until, without the prior consent of the Company, a third party acquires no less than 20 percent of the Company's outstanding common stock or commences a tender or exchange offer that would result in the third party acquiring no less than 20 percent of the outstanding common stock. The Board of Directors may decrease the 20 percent thresholds to 10 percent of the outstanding stock. Each right, upon becoming exercisable, entitles the registered holder to purchase one share of common stock for $150 from the Company. If a person actually acquires no less than 20 percent, or 10 percent if appropriate, of the Company's common stock without the Board of Directors' consent, then each right will entitle the holder, other than the acquiring third party, to purchase for $150 the number of shares of the Company's common stock (or in the event of a merger or other business combination, the number of shares of the acquirer's stock) that has a market value of $300. The rights, which are redeemable by the Company at a price of $0.01 each prior to the person's acquiring no less than 20 percent, or 10 percent if appropriate, of the Company's common stock, are subject to adjustment to prevent dilution and expire June 22, 2005.

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

The following table presents the Company's total revenues by type of service for the years ended February 28 (29):

	2001	2000	1999

Transaction services	$1,827,049	$1,971,589	$1,623,648
Asset management services	569,373	470,125	373,413
Interest	360,399	248,588	201,512
Other	82,327	128,705	42,226

	$2,839,148	$2,819,007	$2,240,799

Back to Table of Contents	End of Note 11 (Page 39)

Independent Auditors' Report

To the Board of Directors and Stockholders of A.G. Edwards, Inc.:

We have audited the accompanying consolidated balance sheets of A.G. Edwards, Inc. and subsidiaries (the "Company") as of February 28, 2001 and February 29, 2000, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended February 28, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

Thomas O'Donnell
President

Terry J. Dessent
Benjamin F. Edwards IV
Charles J. Galli
Douglas L. Kelly
Michael Scafati
Charles V. Zurfluh

A.G. Edwards
Trust Company FSB
Richard F. Grabish
Chairman of the Board and
Chief Executive Officer

Thomas O'Donnell
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
W. James O'Donoghue

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
Frank P. O'Lear Jr.

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

Coeur d'Alene
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

Lisle**
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
O'Malley-Knox

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
O'Fallon
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
D'Amico Sr.

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
**Branch opened after
  February 28, 2001

Back to Table of Contents	End of Page 48

Shareholder Information

Annual Meeting
The 2001 Annual Meeting of Stockholders will be held at the Company's headquarters, One North Jefferson, St. Louis, Missouri, on Thursday, June 21, 2001, at 10 a.m. The Notice of Annual Meeting, Proxy Statement and Proxy Voting Card are mailed in May to each stockholder. The Proxy Statement describes the items of business to be voted on at the Annual Meeting and provides information on the Board of Directors' nominees for director and their principal affiliations with other organizations, as well as other information about the Company.

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