Form 10-K, Exhibit 13
period 2002-02-28
EDWARDS A G INC
filed 2002-05-29
CIK 718482

Annual Report Fiscal Year 2002 Table of Contents	Page		Page
Company Description		Notes to Consolidated Financial Statements	23
Financial Highlights	1	Note 1	23
Letter to Shareholders	2	Note 2	25
Client Profiles	4	Note 3	26
The Lieberts	4	Note 4	26
The Nelsons	5	Note 5	26
MoSys	7	Note 6	28
Larry Richardson	9	Note 7	28
Quarterly Financial Information	10	Note 8	28
Management’s Financial Discussion	11	Note 9	29
Consolidated Five-Year Summary	18	Note 10	29
Consolidated Financial Statements	19	Note 11	30
Consolidated Balance Sheets	19	Note 12	30
Consolidated Statements of Earnings	20	Note 13	31
Consolidated Statements of Stockholders’ Equity	21	Independent Auditors’ Report	32
Consolidated Statements of Cash Flows	22	Corporate Organization	33
		Board of Directors A.G. Edwards, Inc.	33
		Board of Directors A.G. Edwards & Sons, Inc.	34
		Boards of Directors	35
		Branch Office Management AL to DC	36
		Branch Office Management DC to IA	37
		Branch Office Management IA to NE	38
		Branch Office Management NV to SC	39
		Branch Office Management SC to WY & UK	40
		Shareholder Information	41
		Address Information

Company Description
A.G. Edwards, Inc. is a holding company whose subsidiaries provide securities and commodities brokerage, investment banking, trust, asset management, retirement planning, and insurance products and services. Its principal subsidiary, A.G. Edwards & Sons, Inc. is a St. Louis-based financial services company with more than 700 locations in 49 states; the District of Columbia; and an affiliated office in London, England. A.G. Edwards & Sons, Inc. provides a full range of financial products and services to individual and institutional investors. The firm also offers investment banking services to corporate, governmental and municipal clients through 12 regional offices and its St. Louis headquarters.

Financial Highlights
(For fiscal year ended February 28 or 29)
(In thousands, except per share data and other data)

	2002	2001	2000	1999	1998
Operating Results
Net Revenues	$2,338,413	$2,741,206	$2,796,189	$2,235,171	$2,002,697
Net Earnings	$71,501	$287,477	$382,921	$292,117	$269,297
Net Earnings as a Percent of
Net Revenues	3.1%	10.5%	13.7%	13.1%	13.4%
Return on Average Equity	4.4%	17.2%	22.9%	18.9%	19.8%

Per Share Data
Earnings
Diluted	$0.88	$3.43	$4.08	$3.00	$2.75
Basic	$0.89	$3.50	$4.16	$3.07	$2.81
Cash Dividends	$0.64	$0.64	$0.61	$0.57	$0.51
Book Value	$20.42	$20.29	$19.69	$17.16	$15.21

Financial Condition
Stockholders’ Equity	$1,647,796	$1,626,344	$1,717,122	$1,627,737	$1,463,121
Total Assets	$4,187,170	$4,859,984	$5,347,587	$3,803,132	$4,193,328

Other Data
Full-Time Employees	16,791	17,086	15,451	13,953	12,967
Financial Consultants	7,384	7,073	6,823	6,528	6,289

Locations	705	696	672	639	594

Back to Table of Contents                                    End of Page 1

To Fellow Shareholders, Clients and Associates:

Looking back on the challenges of the past year, I realize it is times like these that test our character as a nation, as an industry and as a company.

Although we were all deeply affected by the terrible devastation of September 11, I am thankful that none of our employees were lost or injured in the attacks. I am also proud of the way our employees, especially those in New York, responded to the crisis, working tirelessly to ensure that our company and our industry would be ready to serve investors when the markets reopened. By working together, we demonstrated to the world the strength of our resolve and the resilience of our free market system.

In the months before September 11, we, along with the rest of our industry, were dealing with a slowdown in our revenues following one of this country’s longest economic expansions. The tragic events of September 11 only exacerbated these already challenging market conditions.

Despite the difficulties, we at A.G. Edwards chose to look at fiscal 2002 as a time of opportunity in many ways. Our ongoing commitment to support our financial consultants and their one-on-one client relationships enabled us to recruit many high-caliber financial consultants this year. We strengthened our national sales network by adding more than 300 financial consultants and nine new offices. While others in our industry reduced their ranks of financial consultants and assigned clients with smaller assets to service centers, we remained committed to providing personalized service to all of our clients regardless of the size of their accounts.

To ensure our financial consultants and support staff are equipped to provide our clients with the best service possible, we continued to invest in training. A.G. Edwards University, our online training program introduced in December 2000, greatly enhanced our training efforts this year, with our employees taking more than 16,000 online courses and more than 700 of our financial consultants earning one or more professional accreditations.

We achieved record-breaking revenues in investment banking this year thanks to the combined efforts of Investment Banking, Syndicate, and Institutional Sales and Trading. Our investment banking revenues for the year grew to $256 million from $173 million last year, despite the difficult market conditions. We are proud of this accomplishment and the people who contributed to these results. We remain committed to building our investment banking business.

This year we continued to grow our fee-based business, adding new services that give our financial consultants options to help their clients meet their investment objectives. Each year more of our clients choose to invest through fee-based accounts and services. We are committed to providing our clients the same level of excellent service and advice whether they choose to pay by the transaction or use one of our fee-based pricing options.

During the year we also made some important financial decisions to ensure that Edwards remains profitable, strong and independent. As firm revenues slowed and expenses increased, we took a number of steps – some of them difficult – to reduce long-term corporate expenses and better position us for a strong future. The initial costs of taking these steps were included in a fourth-quarter charge of $107 million ($67 million after taxes). As a result, A.G. Edwards’ net earnings for the fiscal year declined to $72 million, or $0.88 diluted earnings per share, on revenues of $2.3 billion. We will maintain our cost-containment efforts while being careful not to diminish our ability to serve our clients.

Some of the specific steps we took this year to reduce expenses included a workforce reduction and the consolidation of several real estate holdings in St. Louis as we near the completion of the new addition to our headquarters complex. We also repositioned and, in some cases, eliminated technology projects as we undertook a new technology initiative that will redesign our operations platform enabling us to dramatically streamline our current operations and prepare us for tightened trade settlement requirements. Establishing an efficient, flexible technology infrastructure will help position Edwards for a strong, competitive future.

I would like to take this opportunity to thank the A.G. Edwards Board of Directors for their ongoing support and their commitment to keeping the best interests of Edwards, our clients and our shareholders foremost in mind when making decisions.

Unfortunately, we lost board member Charmaine Chapman, who died last July after a long fight with cancer. We remember Charmaine not only for her four years of service to A.G. Edwards, but also for her more than 30 years of leadership with the United Way. She is missed.

We elected Peter Madoff to our board. Peter is senior managing director of Bernard L. Madoff Investment Securities LLC, an international market maker headquartered in New York. He brings many years of valuable securities experience to the board.

As I look ahead, I realize that fiscal 2003 will most likely be another challenging year for our industry and our firm. However, economic conditions do seem to be improving, and I continue to be impressed by our employees’ consistent dedication to doing whatever it takes to keep A.G. Edwards strong.

To be successful in the future, we must stay focused on reducing costs and growing our revenues through financial consultant training and recruitment, opening new branches, and increasing average production per financial consultant. Each one of us must remain committed to doing our personal best and holding ourselves individually accountable for our performance.

Most importantly, we must continue to strive to make Edwards the best brokerage firm in the industry, with the best-trained employees, the best array of financial products and the best client-centered service. This is how we pass the ultimate test with our clients — by delivering the best value for what we charge. That’s how our clients know it’s worth it.

Thank you for your continued loyalty and support.

Sincerely,

Robert L. Bagby
Chairman and CEO
April 5, 2002
Back to Table of Contents                                    End of Page 3

As the stock market in the 1990s soared and the availability of financial information proliferated, some investors questioned the need for a relationship with a financial consultant. Many opted for the market’s short-term action, hoping for quick trading gains, rather than taking a long-term approach to their future. But market volatility once again demonstrated the complexities of investing, underscoring the importance of planning and reminding investors of the value of a relationship with a financial consultant who offers professional financial advice and service. At A.G. Edwards we never lost sight of that. We remain committed to building and nurturing personal relationships with each of our clients regardless of account size or market conditions. We believe it’s worth it – now more than ever.

By looking beyond daily market fluctuations, a financial consultant offers experience, perspective and the ability to assess each situation objectively, with each client’s individual goals in mind. After all, planning for the future goes beyond stock quotes and trade executions. It involves collaboration, understanding and trust. Our financial consultants earn that trust from their clients daily by being there in good times and bad, asking the right questions, listening to their clients’ answers, explaining things, and presenting sound advice and solutions to situations ranging from the basic to the complex.

It is for these reasons we will continue to provide all clients the service and attention of an A.G. Edwards financial consultant, whether they’re a seasoned investor or just starting out. It’s worth it for our clients because they can talk face to face with a highly trained professional who knows about their lives and is personally committed to their long-term financial success. It’s worth it because their financial consultants have access to the specialized knowledge and resources of our headquarters personnel as they develop comprehensive financial plans tailored to a client’s specific needs. But most importantly, it’s worth it because they can develop meaningful long-term relationships with their financial consultant built on a foundation of trust.

Jack Liebert understands the value of hard work, having co-founded his own company more than 37 years ago. With A.G. Edwards’ help, the company was taken public and later merged with a global corporation. “My wife Evelyn and I knew at that point we could provide nicely for our children, our grandchildren and even our great-grandchildren,” Jack says. “We worked hard to get where we are, and we wanted to make sure our family was taken care of.” He also wanted to be actively involved with his three children and their efforts to finance and develop luxury golf resort community projects. “We are a very close-knit family,” Jack says, “so it just seemed natural for us to go into business together.”

But along with the family business came additional financial responsibilities and complexities, which created a need for a more detailed financial plan that included not only Jack and Evelyn, but their three children as well. Jack said he had stayed in touch with A.G. Edwards after his company’s initial public offering, “so we knew someone there could help us.” They found that someone in financial consultant Michael McCain.

“We clicked right away,” Jack says. “Evelyn and I could tell Mike was smart and sincere, and he immediately understood the importance of getting our children involved in our planning process. As a result, he helps all of our kids with their financial plans.” Mike also works closely with Jack’s attorney and accountant to develop a detailed estate plan, so, as Jack puts it, “our kids don’t get stuck with a lot of problems along with their inheritance.”

“The Lieberts do almost everything together, so their finances are quite interconnected,” Mike says. “It’s important to first look at the family as a whole and then assess how each individual’s needs and circumstances factor into the equation.”

After selling the company he co-founded in Columbus, Ohio, Jack Liebert (left) and his wife, Evelyn, moved to Naples, Florida, and turned to Michael McCain, senior vice president-investments at A.G. Edwards, to help them address their current business needs and pass along their assets smoothly to their children and grandchildren.

When addressing the Lieberts’ unique situation, Mike says he takes advantage of the resources available at A.G. Edwards’ headquarters. “It’s a good feeling to know I have folks in St. Louis to consult with and help me develop solutions that really fit my clients’ circumstances, no matter how complex their financial issues are.”

When Dr. Martine Nelson first met Vicky Campbell, it wasn’t to discuss finances. Martine, a pediatrician, first met Vicky, her A.G. Edwards financial consultant, when Vicky’s daughter was sick and Martine had just opened her practice. Over time all three of Vicky’s children became patients, and the two women became better acquainted. “I knew what Vicky did for a living,” Martine explains, “but that was never a topic we discussed unless I had a question. I liked that.”

Over time Martine and her husband, Glenn, also a doctor, realized they needed help developing a financial plan. “At the time, Glenn and I didn’t have a lot of money to invest,” Martine says. “But our children were getting older, and both of us realized we needed a plan for our future – and theirs.”

As she and Glenn considered their options, both felt it was important to work with someone who not only knew what they were doing, but also was easy to talk to. “When it came to talking about money, both Glenn and I felt kind of like one of our patients – somewhat apprehensive but wanting help,” Martine says. “So we wanted to work with someone who could put us at ease just as we do with our patients. Vicky immediately came to mind.”

Dr. Martine Nelson takes time to get to know the young patients who come to her pediatric office in Naperville, Illinois, so they feel comfortable with her. It’s that same approach to client care that Martine and her husband, Glenn, appreciate when working with Vicky Campbell, senior vice president-investments at A.G. Edwards.

The Nelsons sat down with Vicky and talked at length about their situation and their goals. “She really listened to us and asked a lot of questions about what we wanted to do,” Martine recalls. “During those first few meetings, the size of our portfolio wasn’t an issue. We told her how much money we had, but she focused more on our plans for the future – the kids’ college educations, our medical practices and, of course, our retirement.”

Understanding a client’s specific needs is critical to gaining – and maintaining – a client’s trust for the long term. “She took the time to really get to know both Glenn and me and how we wanted to approach investing,” Martine says. As Vicky learned more, it became apparent the couple needed to first address other financial obligations, such as establishing their medical practices and repaying their college and medical school loans, before committing to a regular investing plan.

“Vicky never pushed us to do things we couldn’t do,” Martine says. “She got us started by consolidating all of our investments and getting us going with a simple buy-and-hold investing plan. Then, once we were in a position to do more, she worked with us to accelerate our savings efforts by investing more regularly.” For instance, Vicky arranged for Martine and Glenn to make monthly contributions to a 529 college savings plan for their two sons.

Vicky Campbell knows there’s more to a client relationship than the contents of a portfolio.	Patients rely on Dr. Glenn Nelson for medical advice. He and his wife, Martine, rely on A.G. Edwards’ Vicky Campbell for financial advice.

Martine later asked Vicky to develop a retirement program for the employees in her medical practice. “I figured I already was entrusting her with my family’s financial future, so I could also trust her to do the same for my employees,” Martine recalls. “I want to take good care of them. After all, they work hard for my patients and me.”

Knowledge and commitment are qualities that Monolithic System Technology CEO Fu-Chieh Hsu admires most in business colleagues. And he saw those qualities in John Moriarty, managing director-Investment Banking at A.G. Edwards. “I first heard about A.G. Edwards from one of my board members who had worked with the firm and couldn’t say enough good things about them,” Fu-Chieh says.

Fu-Chieh met John when the Monolithic System Technology (also known as MoSys) board of directors was considering an initial public offering to help the technology company continue to grow while also rewarding its loyal employees. Founded by Fu-Chieh in 1992, the company has grown to a $22 million revenue concern that designs the underlying memory technology to support consumer products and business devices, ranging from video games to digital cameras.

“When I first met John, it was obvious he had done his homework,” Fu-Chieh says. “He knew a lot about our company, our industry and the competitive environment. But he also asked questions and listened to what we had to say. He really seemed to grasp the qualities that set us apart from other technology firms. That’s the type of initiative and understanding we wanted and, as it turned out, we needed.”

When looking to take his company public, Monolithic System Technology CEO Fu-Chieh Hsu (left) wanted to work with an investment firm that showed a commitment to his company’s unique vision for success. He chose A.G. Edwards and John Moriarty, managing director-Investment Banking at A.G. Edwards, to make that vision a reality.

As plans to take the company public neared fruition, the bottom dropped out of the Nasdaq market and technology stocks in general. But as other investment firms were advising their corporate clients to delay their initial public offerings, John was not deterred. “This company had a great story – breakthrough technology, a strong business model and a proven revenue stream,” John says. “As I saw it, it was our job to help them get that story out to prospective investors.” In the end, the initial public offering enjoyed broad participation from individual and institutional investors alike. “A.G. Edwards never lost sight of our goals,” Fu-Chieh says. “That commitment meant a lot.” It’s a commitment that continued after MoSys’ initial public offering. “They always look at our situation carefully and help us find ways to maintain investors’ confidence,” Fu-Chieh says.

One instance took place roughly three months after MoSys’ initial public offering. “When the tragic events in September occurred, it seemed like every stock in the market fell, and we were no exception,” Fu-Chieh recalls. “We looked to John for guidance, and he immediately gave us ideas and developed an action plan,” which called for MoSys executives to meet with major shareholders.

Later, a longtime corporate partner who had financed MoSys as a start-up company indicated its intention to sell its position in the stock to secure profits. “Long-term start-up investors sometimes need liquidity,” John explains. “As a result, this type of situation can have a significant impact on a company’s stock if it’s not handled right.” Which is why A.G. Edwards’ Investment Banking, Institutional Sales and Nasdaq Trading personnel worked with MoSys to attract new investors and complete the transaction in an orderly and efficient manner. In both instances, John says communication was the key. “As a newly public company,” John explains, “it’s crucial for MoSys to keep telling its story about the company’s unique business model and how it is well-positioned for long-term growth.”

These efforts reaffirmed Fu-Chieh’s decision to work with John and A.G. Edwards. “They were there for us when we needed them most. So I felt it was worth it for us to expand our relationship with A.G. Edwards by asking them to handle our stock-option exercises as well as my own personal account. They did such a wonderful job, it just made sense.”

Municipal clients – whether a state agency, a city or a school district – also want to work with someone who can bring the resources and expertise to offer innovative solutions for complex financing needs. As managing director-Investment Banking for A.G. Edwards, Larry J. Richardson works closely with his municipal clients to help them finance a variety of community-improvement projects. “Public entities want to work with a firm that understands their financing requirements and also respects their need to make their bonds available to a wide range of investors so their constituents can take part in helping their community,” Larry explains. “For example, we provided the city of Chicago a detailed plan of how A.G. Edwards would sell its Midway and O’Hare airport-improvement bonds to individuals and institutions in Illinois and across the country. We’ve also worked with the city on a number of other occasions with this approach in mind.” Larry says he enjoys how the relationships with his municipal clients also benefit other A.G. Edwards clients. “Not only do we help these municipalities finance projects to better their communities,” he says, “we also provide our other clients with access to investments that can fit nicely in their personal financial plans.”

Listening. Understanding. Explaining. Planning. Caring. These are the qualities that make a relationship with an A.G. Edwards financial consultant worth it. For Jack, it’s worth it because his legacy is in the hands of someone he trusts who has the sophisticated resources needed to help that legacy live on with the generations who follow him. For Martine, it’s worth it because she works with someone who cares more about her and her family than the size of her portfolio. For Monolithic Systems and our other corporate and municipal clients, it’s worth it because they have a firm committed to helping them address their financing needs in a way that’s as individual as each client.

Relationships matter. Our clients and their needs matter. That’s why we believe every client deserves a personal financial consultant who shows them each and every day why it’s worth it to bring their dreams to us.

Serving municipal clients for more than 12 years, Larry J. Richardson, managing director-Investment Banking at A.G. Edwards, works to satisfy the financing needs of municipalities and public agencies while also creating investment opportunities for A.G. Edwards’ other clients.

Back to Table of Contents End of Page 9

Quarterly Financial Information
(Unaudited)
	Dividends	Stock Price	Net		Earnings (Loss	)	Net		Earnings (Loss		)
	Declared	Trading Range	Revenues		Before Tax		Earnings (Loss	)	per Share
	per Share	High – Low	(in millions	)	(in millions	)	(in millions	)	Diluted	Basic

Fiscal 2002 by Quarter
First	$0.16	44.75 – 31.80	$605.7		$70.9		$45.3		$0.56	$0.57
Second	$0.16	48.29 – 40.00	$596.8		$62.1		$41.0		$0.50	$0.51
Third	$0.16	44.75 – 29.76	$555.9		$24.4		$22.2		$0.28	$0.28
Fourth	$0.16	46.70 – 38.85	$580.0		$(65.3)		$(37.0)		$(0.46)	$(0.46)

Fiscal 2001 by Quarter
First	$0.16	40.81 – 31.50	$786.6		$170.7		$107.3		$1.24	$1.26
Second	$0.16	57.00 – 34.88	$680.1		$122.7		$77.0		$0.93	$0.95
Third	$0.16	57.94 – 42.18	$634.0		$89.9		$57.2		$0.69	$0.71
Fourth	$0.16	52.19 – 37.42	$640.5		$71.8		$45.9		$0.57	$0.58

Investment Performance Overview
Stock Split History
As a result of stock splits and stock dividends, an investment of 100 shares of A.G. Edwards stock at the time of the firm’s initial public offering in calendar 1971 has grown to 3,627 shares today. Given the initial offering price of $12 per share, the value of a $1,200 investment would have increased 12,247 percent, or 17.2 percent compounded annually, to $148,163 as of February 28, 2002.

Dividend Growth History
A steadily increasing dividend has reflected A.G. Edwards’ continued revenue and earnings growth. During the past 10-year period, the dividend has grown from $0.29 per share to $0.64 per share, an average 14 percent increase per year. Since the firm went public, dividend payments have totaled more than $588 million. (Per share data have been restated for stock splits and stock dividends.)

Stock Price History
A.G. Edwards stock, which trades on the New York Stock Exchange (symbol AGE), closed at 40.85 on February 28, 2002. This represents a 203 percent increase from the 13.47 closing price on February 28, 1993. (Per share data have been restated for stock splits and stock dividends.)
Back to Table of Contents End of Page 10

Management’s Financial Discussion
(Year references are to fiscal years ended February 28 (29) unless otherwise specified.)

Introduction
A.G. Edwards, Inc. is a financial services holding company whose primary subsidiary is the national brokerage firm of A.G. Edwards & Sons, Inc. Through this and its other operating subsidiaries (collectively, the “Company”), A.G. Edwards, Inc. provides securities and commodities brokerage, investment banking, trust, asset management, retirement planning, and insurance products and services to its clients through one of the industry’s largest retail branch distribution systems. The Company is a St. Louis-based financial services firm with more than 700 locations and more than 16,700 employees in 49 states; the District of Columbia; and London, England. The Company’s primary business is to provide a full range of financial products and services, including investment banking, to its individual, institutional, corporate, governmental and municipal clients.

General Business Environment
Many factors affect the Company’s net revenues and profitability, including the level and volatility of interest rates, inflation, political events, investor sentiment, and legislative and regulatory developments. Because many of these factors are unpredictable and beyond the Company’s control, earnings may fluctuate significantly from year to year.

In addition to competition from firms traditionally engaged in the financial services business, there has been increased competition in recent years from other sources, such as commercial banks, insurance companies, online service providers, mutual fund sponsors and other companies offering financial services both in the United States and globally, creating increased competition for a similar client base, including the client base served by the Company. The financial services industry continues to experience consolidation and convergence as financial institutions offering a range of financial services have begun offering a broader array of securities and other investment products. These trends are expected to continue and could result in the Company’s competitors acquiring greater capital and other resources as well as a broader range of products and services and geographic diversity.

The first half of 2002 produced challenging market and economic conditions. The U.S. economy began the year in a weakened condition with higher energy prices, lower consumer confidence and reduced spending in the business sector contributing to the slowdown. In an effort to boost the economy, Congress began distributing tax rebate checks in July as a result of the Economic Growth and Tax Relief Reconciliation Act of 2001, and the Federal Reserve Board, via five rate decreases in the first six months of the fiscal year, reduced the target rate from 5.5 percent to 3.5 percent. During this six-month period, the Dow Jones Industrial Average decreased 5 percent and the Nasdaq Composite Index decreased 16 percent. Despite concerns about the economy, activity on the major exchanges was high as overall trading volumes on the New York Stock Exchange and Nasdaq increased 14 percent and 15 percent, respectively.

The terrorist attacks of September 11th further weakened the economy as consumers and businesses reduced spending and travel. The attacks led to the closing of the financial markets for several days in September, and upon their reopening, the popular averages dropped dramatically in heavy trading volume with the Dow decreasing 14 percent from September 10th to September 21st. The Federal Reserve Board moved aggressively with three reductions to the target rate in a seven-week period and followed with a fourth in December, decreasing the Fed funds target rate to 1.75 percent. In addition, the Treasury Department announced that it would no longer issue 30-year Treasury bonds, leading to reduced long-term interest rates. By December the U.S. economy began to show signs of stabilization as layoffs began to ease and consumer confidence began to improve.

In 2002, the Federal Reserve Board decreased the target rate nine times from 5.5 percent to 1.75 percent as the U.S. economy showed continued signs of weakness and recession. The Dow Jones Industrial Average began the year at 10,495 and ended the year at 10,106, an overall decrease of 4 percent. This small decrease masks the record 685-point single day decline following the September 11th attacks. The Nasdaq Composite Index began the period at 2,152 and ended at 1,731, a decrease of 20 percent. Despite uncertainties about the economy, markets and the war on terrorism, activity on the major exchanges during the year was high as overall trading volumes on the New York Stock Exchange increased 15 percent and the Nasdaq increased slightly (1 percent) over last year.

Results of Operations
The Company experienced a decline in net revenues, net earnings and earnings per share for each of the last two fiscal years. Net revenues declined 15 percent ($403 million) in 2002 after decreasing 2 percent ($55 million) in 2001. Net earnings decreased 75 percent ($216 million) in 2002 and 25 percent ($95 million) in 2001 to $72 million and $287 million, respectively. Diluted earnings per share for the Company were $0.88 in 2002 versus $3.43 in 2001 and $4.08 in 2000. The Company’s profit margin fell to 3.1 percent in 2002, compared with 10.5 percent and 13.7 percent in 2001 and 2000, respectively. The results for 2002 include charges of $127 million, which decreased net earnings $80 million or $0.98 per diluted share. Of the $127 million, $20 million in reserves for a margin account occurred in the third quarter and $107 million in restructuring and other charges occurred in the fourth quarter. The results for 2000 include a $75 million gain from an investment in a privately held investment management company, which increased net earnings by $35 million or $0.37 per diluted share.

The number of Company financial consultants reached 7,384 at year-end, an increase of 4 percent from the prior year-end. The total number of locations at the end of 2002 was 705, up from 696 at year-end 2001. The Company intends to continue to expand its branch distribution system as opportunities occur.

The following table and discussion summarize the changes in major categories of revenues and expenses for the past two fiscal years (dollars in thousands):

Increase (Decrease)	2002 vs. 2001	2001 vs. 2000

Revenues
Commissions	$(378,524)	(28)%	$(97,877)	(7)%
Asset management
and service fees	6,105	1	108,467	20
Principal transactions	27,409	9	8,057	3
Investment banking	83,132	48	(52,422)	(23)
Interest	(188,431)	(52)	111,811	45
Other	(25,038)	(79)	(57,895)	(65)

Total Revenues	(475,347)	(17)	20,141	1
Interest expense	(72,554)	(74)	75,124	329

Net Revenues	(402,793)	(15)	(54,983)	(2)

Non-Interest Expenses
Compensation and
benefits	(208,591)	(12)	(400)	-
Communication and
technology	52,823	22	83,272	52
Occupancy and
equipment	6,646	5	21,297	20
Marketing and business
development	(10,155)	(20)	9,023	21
Floor brokerage and
clearance	(1,045)	(5)	1,290	6
Other	38,163	50	(1,504)	(2)
Restructuring	82,462	n/a	-	n/a

Total Non-Interest
Expenses	$(39,697)	(2)%	$112,978	5%

Commissions
Commission revenues arise from activities in transaction-based accounts in listed and over-the-counter securities, mutual funds, futures, options, and insurance products. Commission revenues declined $379 million or 28 percent, from $1.3 billion in 2001 to $950 million in 2002. This decrease resulted from reduced retail investor participation in the equity markets, reflecting the difficult market conditions of the past year as evidenced by decreases in commissions from listed transactions of $106 million (20 percent), over-the-counter transactions of $185 million (62 percent) and mutual fund transactions of $79 million (27 percent). Many of the Company’s clients opted out of the equities markets in favor of fixed income products or money market funds, reflecting uncertainty in the face of the economic conditions of the past year and continued market volatility. Trades in clients’ commission-based accounts decreased 19 percent. Average client assets in money market funds increased 17 percent ($4 billion) over last year. As commissions are transaction-based revenues, they are influenced by the number and size of client transactions and product mix and may vary considerably from year to year.

Although commission revenues declined significantly in 2002, they remain an important source of revenue for the Company, accounting for more than 40 percent of total revenues for the last three years. However, the number of investors choosing fee-based alternatives over the traditional commission-based trading account continued to increase this year. As a result, the number of clients choosing fee-based pricing alternatives will likely affect future revenues within the commissions and asset management and service fees categories.

The 7 percent decline in commission revenues in 2001 was primarily due to a 10 percent ($98 million) decrease in equity-related commissions resulting from a 9 percent decline in trading volumes in transaction-based accounts.

Asset Management and Service Fees
Asset management and service fees consist primarily of revenues earned from providing support and services in connection with client assets under third-party management, including mutual funds, annuities, the Company’s trust services and Client Choice — a fee-based pricing alternative available to individual investors instead of the traditional transaction-based account. These revenues include fees based on the amount of client assets under management and transaction-related service fees as well as fees related to the administration of custodial and other specialty accounts.

Asset management and service fees rose $6 million (1 percent). Fees generated from the administration of client assets under third-party management and from the Company’s management services improved $6 million (3 percent) as a result of a 20 percent increase in the number of clients choosing fee-based pricing alternatives. Fees from third-party mutual funds and annuities were $13 million (5 percent) lower than in 2001 as investors retreated from these equity-based products. Distribution fees received from money market funds increased $18 million (18 percent) as many investors have opted out of the equity markets in favor of money market funds. If interest rates remain low, the Company expects money fund distribution fees to be significantly lower next year as several money funds offered by the Company are expected to reach expense caps resulting from the low yields these funds are currently offering to investors. Service fees, which are largely transaction-based, decreased $4 million (5 percent) following the decrease in client transactions.

In 2001, many investors were moving into mutual funds, annuities and fee-based pricing alternatives, and accordingly, asset management and service fees rose 20 percent ($108 million), reflecting a 12 percent ($37 million) increase in fees received from third-party mutual funds and annuities along with a 41 percent ($62 million) improvement in fees resulting from client assets under third-party management and from the Company’s management services.

Principal Transactions
The Company maintains inventories of fixed income and equity securities to satisfy client demand and, therefore, effects certain transactions with its clients by acting as a principal. Realized and unrealized gains and losses result from the sale and holding of securities positions for resale to clients and are included in principal transactions revenue.

Principal transactions revenue increased 9 percent ($27 million) primarily resulting from a $68 million (38 percent) increase in revenue from the sale of fixed income products, reflecting client desire for more conservative investments given the volatility of the equity markets. Investor actions overrode the typical reaction to avoid fixed income products in a decreasing interest rate environment. This shift was demonstrated as these revenues from the sale of equities dropped $41 million (36 percent).

Revenues from principal transactions increased 3 percent ($8 million) in 2001 primarily resulting from a 27 percent ($24 million) rise in revenue from the sale of equity products offset by an 8 percent ($16 million) decline in sales from fixed income products. The Company increased its market making activities in equity products as falling yields resulted in decreased investor demand for fixed income products.

Investment Banking
The Company derives investment banking revenues from underwriting public offerings of securities for corporate and governmental entities for sale to its clients. The Company also provides advisory services to corporate and governmental entities.

Revenues from investment banking activities increased $83 million (48 percent), reflecting the popularity of trust preferred securities along with investor desire for fixed income products despite the declining interest rate environment that prompted issuers to refund existing debt or issue new debt at a reduced rate. Underwriting fees and selling concessions for sales of corporate debt, municipal debt and government debt rose $55 million (147 percent), while revenues from the sale of corporate equity transactions fell $13 million (12 percent). Management fees increased $41 million (144 percent) as the Company participated as a manager or co-manager in a larger number of offerings this year over last. The Company also experienced an increase in merger and acquisition activities and consulting arrangements.

In 2001, investment banking revenues decreased 23 percent ($52 million) as a result of decreased IPO activity in the volatile equity markets, declining yields on debt products, and decreased borrowing needs of state and local governments.

Interest Revenue
The Company earns interest revenue principally from financing client margin accounts, debt securities carried in inventory for resale and short-term investments. Interest revenue dropped $188 million (52 percent) in 2002, primarily because of a $182 million (55 percent) decrease in interest earned on margin account balances. The total average margin account balance decreased 32 percent from 2001, while the average interest rate charged on these balances decreased 38 percent.

The increase in interest revenue in 2001 of 45 percent ($112 million) was primarily the result of a 29 percent rise in average margin balances along with a higher average interest rate charged on these balances.

Other Revenues
Other revenues declined $25 million (79 percent) in 2002, primarily because of a decrease in private equity investment valuations of $7 million versus an increase of $13 million in 2001.

Other revenues decreased 65 percent ($58 million) in 2001 primarily due to a $75 million gain in the prior year from the sale of one-half of the Company’s investment in a privately held investment management company and the related increase in the carrying value of the remaining investment to its fair value.

Interest Expense
Interest expense decreased $73 million (74 percent) in 2002 due to a decrease in short-term borrowings, which include short-term bank loans and securities lending arrangements, combined with lower average interest rates on borrowings. This decrease is primarily the result of lower financing needs due to decreased levels of customer margin balances. Interest expense increased $75 million (329 percent) in 2001, due to an increase in short-term borrowings used to finance increased average client margin balances and, to a lesser extent, capital expenditures and stock repurchases in a higher interest rate environment.

Non-Interest Expenses
Compensation and benefits decreased $209 million (12 percent) in 2002 and remained unchanged in 2001 from 2000. A significant portion of this expense is variable in nature and relates to commissionable sales and to the Company’s profitability. The year-to-year comparisons generally reflect the changes in revenue and profitability in both 2002 and 2001. Commission expense decreased $130 million (14 percent) in 2002 and was down $28 million (3 percent) in 2001 as a result of decreased commissionable sales in both years. General and administrative salaries and benefits increased $29 million (5 percent) in 2002 and $94 million (19 percent) in 2001 due to general salary and employment increases. Included in general and administrative salaries and benefits are increases in medical benefits of $12 million (21 percent) and $7 million (13 percent) in 2002 and 2001, respectively, as the cost of medical insurance continues to increase. Incentive compensation decreased $109 million (38 percent) in 2002 and $67 million (19 percent) in 2001, reflecting decreased profitability in both years. In 2002, fourth-quarter restructuring and other charges of $107 million and a third-quarter charge of $20 million related to reserves for a margin account were excluded from the calculation of incentive-related compensation.

In 2002, communication and technology expense increased $53 million (22 percent) primarily due to the implementation of new technology initiatives and increased expenses related to the new financial consultant workstation, which experienced its first full year of implementation. Communication and technology expense in 2001 increased $83 million (52 percent) mainly due to the development, deployment, and ongoing maintenance and support of the new financial consultant workstation.

Other expenses in 2002 increased $38 million (50 percent). This increase is primarily due to the establishment of a $26 million reserve against a $37 million partly secured margin loan. Among other factors, this estimated reserve was based upon the number of shares, trading volume and price volatility of the underlying collateral securing the loan. Due to the facts and circumstances surrounding the margin loan and underlying collateral, management’s estimate regarding collectibility may be susceptible to significant fluctuations in the near term. In addition, 2002 was impacted by $17 million in reserves established in connection with client litigation.

All remaining expenses decreased a combined $5 million (2 percent) in 2002 primarily as a result of a decrease in marketing and business development of $10 million (20 percent) as a result of costs in 2001 related to the Company’s first national sales conference at its St. Louis headquarters. This was partially offset by a $7 million (5 percent) increase in occupancy and equipment expenses related to branch expansion and relocation. In 2001, all remaining expenses increased a combined 19 percent ($32 million) primarily due to increased occupancy and equipment costs related to branch and headquarters expansion and costs associated with the national sales conference.

Restructuring Charge
As a result of a number of actions taken to reduce costs, streamline its headquarters operations and better position the Company for improved profitability, a charge of $82 million ($52 million after-tax) was recorded in 2002. The charge included the following components:
  Approximately $46 million was due to the write-off of capitalized software related to the discontinuance or realignment of certain technology initiatives after a review of technology priorities as the Company redesigns its technology infrastructure.

  Approximately $19 million resulted from severance costs associated with job reductions of approximately 460 non-branch personnel achieved through a combination of voluntary and involuntary separations. This workforce reduction is estimated to decrease annual compensation and benefits expense by $28 million.

  Approximately $17 million relates to the planned sale or sublease of certain real estate holdings and leases as the Company consolidates its St. Louis non-branch workforce to its main headquarters campus. The Company expects to complete this consolidation in the next fiscal year.
Income Taxes
The Company’s effective income tax rate for the fiscal year is 22 percent compared to 37 percent last year. This decrease is primarily attributable to research and development tax credits and a favorable reduction in state taxes due to corporate structure changes and the recent resolution of other matters. For additional information regarding the provision for income taxes and information regarding the difference between effective tax rates and statutory rates, see Note 8 (Income Taxes) of the Notes to Consolidated Financial Statements.

Liquidity and Capital Resources
The Company’s assets fluctuate in the normal course of business, primarily due to the timing of certain transactions. Customer receivables decreased in 2002 as the Company’s clients reduced their use of margin borrowings in reaction to the economic, market and other events of the past year. Short-term bank loans and securities lending arrangements decreased due to a reduced need to finance client margin balances.

The principal sources for financing the Company’s business are stockholders’ equity, cash generated from operations, short-term bank loans and securities lending arrangements. The Company has no long-term debt. Average short-term bank loans of $283 million and $406 million, and average securities lending arrangements of $371 million and $1.1 billion in 2002 and 2001, respectively, were primarily used to finance customer receivables.

In 2002, the Company completed construction of a parking garage at a cost of $24 million. The Company is expanding its headquarters with an additional office building and learning center. The total cost of this project is estimated to be $185 million. Total expenditures for this project through February 28, 2002, were $97 million.

Under the Company’s stock repurchase program, which began in February 2001, the Company is authorized to purchase up to 10 million shares of the Company’s common stock through December 31, 2002. The Company purchased 2.2 million shares at an aggregate cost of $85 million in 2002. No shares were purchased under this authorization in 2001. The Company completed its prior stock repurchase program with the purchase of 10.6 million shares in 2001 at an aggregate cost of $447 million. The Company was authorized to repurchase up to 33 million shares under the prior program.

The Company has commitments of $95 million to various private equity partnerships, of which $65 million remain unfunded at February 28, 2002.

Management believes the Company has adequate sources of credit available, if needed, to finance customer-trading volumes, expansion of its branch system, stock repurchases, dividend payments and major capital expenditures. Currently the Company has access to approximately $1.6 billion in uncommitted lines of credit as well as the ability to increase its securities lending activities.

The Company’s principal subsidiary, A.G. Edwards & Sons, Inc., is required by the Securities and Exchange Commission to maintain specified amounts of liquid net capital to meet its obligations to clients — see Note 7 (Net Capital Requirements) of the Notes to Consolidated Financial Statements.

Critical Accounting Estimates
The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. In preparing these consolidated financial statements management makes use of estimates and assumptions, see Note 1 (Summary of Significant Accounting Policies) of the Notes to Consolidated Financial Statements. The Company believes that of its significant accounting policies, the following critical policies, estimates and assumptions may involve a higher degree of judgment and complexity and are the most susceptible to significant fluctuations in the near term.

The fair value of investments, for which a quoted market or dealer price is not available, is based on management’s estimate. Among the factors considered by management in determining the fair value of investments are the cost, terms and liquidity of the investment, developments since the acquisition of the investment, the sale price of recently issued securities, the financial condition and operating results of the issuer, earnings trends and consistency of operating cash flows, the long-term business potential of the issuer, the quoted market price of securities with similar quality and yield that are publicly traded, and other factors generally pertinent to the valuation of investments.

Receivables from customers consist primarily of floating rate loans collateralized by margin securities. Management estimates an allowance for doubtful accounts to reserve for potential losses from unsecured and partially unsecured customer accounts deemed uncollectible. The facts and circumstances surrounding each receivable and the number of shares, price and volatility of the underlying collateral are considered by management in determining the allowance. Management continually evaluates its receivables from customers for collectibility and possible write-off. The Company manages the credit risk associated with its receivables from customers through credit limits and continuous monitoring of collateral.

The Company is a defendant in several lawsuits and arbitrations, which arose from its business activities. Some of these lawsuits and arbitrations claim substantial amounts, including punitive damage claims. Management has determined that it is likely that ultimate resolution in favor of the claimant will result in losses to the Company on certain of these claims. The Company has, after consultation with outside counsel and consideration of facts currently known by management, recorded estimated losses to the extent they believe certain claims are probable of loss and the amount of the loss can be reasonably estimated. Factors considered by management in estimating the Company’s liability are the loss and damages sought by the claimant/plaintiff, the merits of the claim, the total cost of defending the litigation and the likelihood of a successful defense against the claim, and the potential for fines and penalties from regulatory agencies. Results of litigation and arbitration are inherently uncertain, and management’s assessment of risk associated therewith is subject to change as the proceedings evolve.

Risk Management
General
The business activities of the Company expose it to a variety of risks. Management of these risks is necessary for the long-term profitability of the Company. The Company manages these risks through the establishment of numerous policies, procedures and controls. The Company does not rely on off-balance sheet arrangements or transactions with unconsolidated, special purpose or limited purpose entities to manage its risks. The most significant risks to the Company are operational, legal, credit and market risk.

Operational Risk
Operational risk refers generally to the risk of loss resulting from the Company’s operations including, but not limited to, improper or unauthorized execution and processing of transactions, deficiencies in the Company’s operating systems and inadequacies or breaches in the Company’s control processes. The Company operates in diverse markets and is reliant on the ability of its employees and systems to process high numbers of transactions. In the event of a breakdown or improper operation of systems or improper action by employees, the Company could suffer financial loss, regulatory sanctions and damage to its reputation.

In order to mitigate and control operational risk, the Company has developed and continues to enhance specific policies and procedures that are designed to identify and manage operational risk at appropriate levels. For example, the Company has procedures that require that all transactions are accurately recorded and properly reflected in the Company’s books and records and are confirmed on a timely basis, that position valuations are subject to periodic independent review procedures, and that collateral and adequate documentation (e.g., master agreements) are obtained from counterparties in appropriate circumstances. The Company also uses periodic self-assessments and Internal Audit examinations as a further review of operational risk.

Legal Risk
Legal risk includes the risk of non-compliance with applicable legal and regulatory requirements and the risk that a counterparty’s performance obligations will be unenforceable. The Company is generally subject to extensive regulation in the different jurisdictions in which it conducts its business. The Company has established procedures based on legal and regulatory requirements that are designed to ensure compliance with all applicable statutory and regulatory requirements. The Company has also established procedures that are designed to ensure that senior management’s policies relating to conduct, ethics and business practices are followed. In connection with its businesses, the Company has various procedures addressing issues, such as regulatory capital requirements, sales and trading practices, new products, use and safekeeping of customer funds and securities, credit granting, collection activities, money laundering, privacy and record keeping.

Credit Risk
Credit risk is discussed in Note 12 (Financial Instruments — Off-Balance Sheet Risk and Concentration of Credit Risk) of the Notes to Consolidated Financial Statements.

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

The Company’s policy is to purchase inventory to provide investment products for its clients. Consequently, the Company purchases only inventory that it believes it can readily sell to its clients, thus reducing the Company’s exposure to liquidity risk but not market fluctuations. In addition, the Executive Committee of A.G. Edwards & Sons, Inc. establishes maximum inventory guidelines for fixed income and equity securities subject to certain limited exceptions.

Capital management and control are accomplished through review (by product managers and members of management outside of the trading areas) of various reports, including reports that show current inventory profit and loss, inventory positions exceeding set limits, and aged positions. Additionally, real-time capital management data are available for intraday assessments.

The Company does not act as a dealer, trader or end-user of complex derivative products such as swaps, collars and caps. The Company provides advice and guidance on complex derivative products to selected clients; however, this activity does not involve the Company acquiring a position or commitment in these products. The Company will occasionally hedge a position in its debt inventory through the use of financial futures contracts. These transactions are not material to the Company’s financial condition or results of operations.

Equity Price Risk. Equity price risk refers to the risk of changes in the level or volatility of the price of equity securities. The Company is exposed to this risk as a result of its market making activities. At February 28, 2002 and 2001, the potential daily loss in the fair value of equity securities was not material.

Interest Rate Risk. Interest rate risk refers to the risk of changes in the level or volatility of interest rates, the speed of payments on mortgage-backed securities, the shape of the yield curve and credit spreads. The Company is exposed to this risk as a result of maintaining inventories of interest-rate-sensitive financial instruments. This is the Company’s primary market risk.

The Company has elected to use a sensitivity approach to express the potential decrease in the fair value of the Company’s interest-rate-sensitive financial instruments. The Company calculated the potential loss in fair value of its debt inventory by calculating the change in offering price of each inventory item resulting from a 10 percent increase in either the Treasury yield curve for taxable products or the Municipal Market Data Corporation’s AAA rated yield curve for tax-exempt products. Using this method, if such a 10 percent increase were to occur, the Company calculated a potential loss in fair value of its debt inventory of $13 million at February 28, 2002, and $10.3 million at February 28, 2001.

Forward-Looking Statements
The Management’s Financial Discussion contains forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, the actions of competitors, regulatory actions, changes in legislation, risk management, technology changes, implementation and effects of expense reduction strategies, workforce reductions, disposition of real estate holdings and estimates of capital expenditures. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this Annual Report. The Company does not undertake any obligation to publicly update any forward-looking statements.

Back to Table of Contents End of Page 17

Consolidated Five-Year Summary
Year Ended	February 28,	February 28,	February 29,	February 28,	February 28,
(In thousands, except per share amounts)	2002	2001	2000	1999	1998

Revenues
Commissions:
Listed securities	$403,921	$482,136	$537,005	$505,226	$462,276
Options	28,453	55,883	62,708	49,830	44,188
Over-the-counter securities	111,065	295,921	331,992	199,472	190,092
Mutual funds	214,339	293,307	312,833	281,782	255,005
Commodities	17,966	16,540	17,305	15,518	16,315
Insurance	174,281	184,762	164,583	128,109	117,528

Total	950,025	1,328,549	1,426,426	1,179,937	1,085,404

Asset management and service fees	659,103	652,998	544,531	426,967	329,695

Principal transactions:
Equities	73,553	114,363	90,202	60,538	61,184
Debt securities	246,131	177,912	194,016	141,484	146,768

Total	319,684	292,275	284,218	202,022	207,952

Investment banking:
Underwriting fees and selling concessions	186,839	144,725	190,236	163,419	152,029
Management fees	69,590	28,572	35,483	55,582	38,889

Total	256,429	173,297	225,719	219,001	190,918

Interest:
Margin account balances	150,365	331,980	225,319	170,982	149,738
Securities owned and deposits	21,603	28,419	23,269	30,530	31,132

Total	171,968	360,399	248,588	201,512	180,870

Other	6,592	31,630	89,525	11,360	9,294

Total Revenues	2,363,801	2,839,148	2,819,007	2,240,799	2,004,133

Interest expense	25,388	97,942	22,818	5,628	1,436

Net Revenues	2,338,413	2,741,206	2,796,189	2,235,171	2,002,697

Non-Interest Expenses
Compensation and benefits	1,557,720	1,766,311	1,766,711	1,431,697	1,276,931
Communication and technology	295,353	242,530	159,258	123,126	113,556
Occupancy and equipment	133,240	126,594	105,297	100,972	82,605
Marketing and business development	41,612	51,767	42,744	34,617	29,790
Floor brokerage and clearance	21,912	22,957	21,667	20,933	19,825
Other	114,056	75,893	77,397	53,039	42,193
Restructuring	82,462	-	-	-	-

Total Non-Interest Expenses	2,246,355	2,286,052	2,173,074	1,764,384	1,564,900

Earnings Before Income Taxes	92,058	455,154	623,115	470,787	437,797

Income Taxes	20,557	167,677	240,194	178,670	168,500

Net Earnings	$71,501	$287,477	$382,921	$292,117	$269,297

Per Share Data:
Diluted Earnings	$0.88	$3.43	$4.08	$3.00	$2.75
Basic Earnings	$0.89	$3.50	$4.16	$3.07	$2.81
Cash Dividends	$0.64	$0.64	$0.61	$0.57	$0.51
Book Value	$20.42	$20.29	$19.69	$17.16	$15.21
Other Data:
Total Assets	$4,187,170	$4,859,984	$5,347,587	$3,803,132	$4,193,328
Stockholders’ Equity	$1,647,796	$1,626,344	$1,717,122	$1,627,737	$1,463,121
Cash Dividends	$51,043	$51,962	$55,483	$54,002	$48,740
Pre-tax Return on Average Equity	5.6%	27.2%	37.3%	30.5%	32.1%
Return on Average Equity	4.4%	17.2%	22.9%	18.9%	19.8%
Net Earnings as a Percent of Net Revenues	3.1%	10.5%	13.7%	13.1%	13.4%
Average Common and Common Equivalent
Shares Outstanding (Diluted)	81,282	83,925	93,814	97,322	98,051
Average Common Shares Outstanding (Basic)	80,013	82,096	92,140	95,252	95,950

Back to Table of Contents                                    End of Page 18

Consolidated Balance Sheets
	February 28,	February 28,
(Dollars in thousands, except per share amounts)	2002	2001

Assets
Cash and cash equivalents	$100,425	$116,004
Cash and government securities, segregated
under federal and other regulations	92,921	78,455
Securities purchased under agreements to resell	44,823	17,352
Securities borrowed	68,264	127,328
Receivables:
Customers, less allowance for doubtful
accounts of $38,214 and $10,697	2,460,753	3,285,220
Brokers, dealers and clearing organizations	44,615	30,314
Fees, dividends and interest	76,004	70,934
Securities inventory, at fair value:
State and municipal	254,582	188,559
Government and agencies	38,252	41,024
Corporate	84,674	63,733
Investments	217,954	218,003
Property and equipment, at cost, net of accumulated
depreciation and amortization of $470,805 and $362,615	531,283	508,970
Deferred income taxes	93,460	71,017
Other assets	79,160	43,071

	$4,187,170	$4,859,984

Liabilities and Stockholders’ Equity
Short-term bank loans	$107,300	$319,800
Checks payable	239,607	252,558
Securities loaned	274,535	780,666
Securities sold under agreements to repurchase	45,861	-
Payables:
Customers	982,371	899,091
Brokers, dealers and clearing organizations	141,511	123,084
Securities sold but not yet purchased, at fair value	30,200	31,194
Employee compensation and related taxes	392,187	498,161
Deferred compensation	184,999	175,595
Income taxes	12,878	58,871
Other liabilities	127,925	94,620

Total Liabilities	2,539,374	3,233,640

Stockholders’ Equity:
Preferred stock, $25 par value:
Authorized, 4,000,000 shares, none issued	-	-
Common stock, $1 par value:
Authorized, 550,000,000 shares
Issued, 96,463,114 shares	96,463	96,463
Additional paid-in capital	286,480	280,094
Retained earnings	1,892,189	1,875,379

	2,275,132	2,251,936
Less: Treasury stock, at cost (15,767,984 and 16,325,828 shares)	627,336	625,592

Total Stockholders’ Equity	1,647,796	1,626,344

	$4,187,170	$4,859,984

See Notes to Consolidated Financial Statements.
Back to Table of Contents                                    End of Page 19

Consolidated Statements Of Earnings
Year Ended	February 28,	February 28,	February 29,
(Dollars in thousands, except per share amounts)	2002	2001	2000

Revenues
Commissions	$950,025	$1,328,549	$1,426,426
Asset management and service fees	659,103	652,998	544,531
Principal transactions	319,684	292,275	284,218
Investment banking	256,429	173,297	225,719
Interest	171,968	360,399	248,588
Other	6,592	31,630	89,525

Total Revenues	2,363,801	2,839,148	2,819,007
Interest expense	25,388	97,942	22,818

Net Revenues	2,338,413	2,741,206	2,796,189

Non-Interest Expenses
Compensation and benefits	1,557,720	1,766,311	1,766,711
Communication and technology	295,353	242,530	159,258
Occupancy and equipment	133,240	126,594	105,297
Marketing and business development	41,612	51,767	42,744
Floor brokerage and clearance	21,912	22,957	21,667
Other	114,056	75,893	77,397
Restructuring	82,462	-	-

Total Non-Interest Expenses	2,246,355	2,286,052	2,173,074

Earnings Before Income Taxes	92,058	455,154	623,115
Income Taxes	20,557	167,677	240,194

Net Earnings	$71,501	$287,477	$382,921

Earnings Per Share:
Diluted	$0.88	$3.43	$4.08

Basic	$0.89	$3.50	$4.16

See Notes to Consolidated Financial Statements.
 Back to Table of Contents                                    End of Page 20

Consolidated Statements Of Stockholders’ Equity
(Three Years Ended February 28, 2002)
		Additional			Total
	Common	Paid-in	Retained	Treasury	Stockholders’
(Dollars in thousands, except per share amounts)	Stock	Capital	Earnings	Stock	Equity

Balances, March 1, 1999	$96,463	$239,998	$1,348,094	$ (56,818)	$1,627,737
Net earnings			382,921		382,921
Dividends declared – $0.61 per share			(55,483)		(55,483)
Treasury stock acquired				(336,028)	(336,028)
Stock issued:
Employee stock purchase/option plans		7,694	(39,532)	89,453	57,615
Restricted stock		6,225	9,332	24,803	40,360

Balances, February 29, 2000	96,463	253,917	1,645,332	(278,590)	1,717,122
Net earnings			287,477		287,477
Dividends declared – $0.64 per share			(51,962)		(51,962)
Treasury stock acquired				(446,726)	(446,726)
Stock issued:
Employee stock purchase/option plans		17,687	(5,464)	72,501	84,724
Restricted stock		8,490	(4)	27,223	35,709

Balances, February 28, 2001	96,463	280,094	1,875,379	(625,592)	1,626,344
Net earnings			71,501		71,501
Dividends declared – $0.64 per share			(51,043)		(51,043)
Treasury stock acquired				(85,137)	(85,137)
Stock issued:
Employee stock purchase/option plans		908	(3,648)	66,520	63,780
Restricted stock		5,478		16,873	22,351

Balances, February 28, 2002	$96,463	$286,480	$1,892,189	$(627,336)	$1,647,796

See Notes to Consolidated Financial Statements.
 Back to Table of Contents                                    End of Page 21

Consolidated Statements Of Cash Flows
Year Ended	February 28,	February 28,	February 29,
(In thousands)	2002	2001	2000

Cash Flows From Operating Activities:
Net earnings	$71,501	$ 287,477	$ 382,921
Noncash and nonoperating items included in earnings:
Depreciation and amortization	123,125	100,348	63,380
Expense of restricted stock awards	22,568	32,581	34,244
Deferred income taxes	(22,443)	4,344	12,951
Loss (gain) on investments, net	5,625	(11,751)	(75,236)
Allowance for doubtful accounts	27,056	6,341	507
Restructuring charge	52,395	-	-
(Increase) decrease in operating assets:
Segregated cash and government securities	(14,466)	8,396	(28,892)
Securities purchased under agreements to resell	(27,471)	(6,678)	4,164
Securities borrowed	59,064	150,871	(34,692)
Receivable from customers	797,411	485,791	(1,151,543)
Receivable from brokers, dealers and clearing organizations	(14,301)	(7,785)	5,326
Fees, dividends and interest receivable	(5,070)	(7,945)	(10,912)
Securities inventory	(84,192)	115,092	(141,313)
Trading investments, net	47,655	(87,809)	29,390
Other assets	(36,805)	(2,158)	(24,083)
Increase (decrease) in operating liabilities:
Checks payable	(12,951)	(31,044)	57,086
Securities sold under agreements to repurchase	45,861
Securities loaned	(98,699)	(170,381)	106,213
Payable to customers	83,280	(47,282)	(2,703)
Payable to brokers, dealers and clearing organizations	18,427	(80,045)	134,710
Securities sold but not yet purchased	(994)	6,274	(20,739)
Employee compensation and related taxes	(105,974)	(90,729)	126,938
Deferred compensation	9,404	24,297	35,177
Income taxes	(40,858)	(992)	60,164
Other liabilities	26,842	12,752	29,547

Net cash from operating activities	925,990	689,965	(407,395)

Cash Flows From Investing Activities:
Purchase of property and equipment	(190,808)	(295,801)	(130,912)
Purchase of other investments	(72,926)	(25,353)	(20,272)
Proceeds from sale or maturity of other investments	19,695	23,217	12,953

Net cash from investing activities	(244,039)	(297,937)	(138,231)

Cash Flows From Financing Activities:
Short-term bank loans	(212,500)	(318,200)	638,000
Securities loaned	(407,432)	313,363	301,929
Employee stock transactions	58,428	74,158	52,479
Purchase of treasury stock	(85,137)	(446,726)	(336,028)
Cash dividends paid	(50,889)	(53,106)	(55,766)

Net cash from financing activities	(697,530)	(430,511)	600,614

Net (Decrease) Increase in Cash and Cash Equivalents	(15,579)	(38,483)	54,988
Cash and Cash Equivalents, at Beginning of Year	116,004	154,487	99,499

Cash and Cash Equivalents, at End of Year	$ 100,425	$ 116,004	$ 154,487

Interest payments totaled $29,125 in 2002, $97,017 in 2001 and $21,495 in 2000.
Income taxes paid totaled $85,947 in 2002, $165,304 in 2001 and $167,340 in 2000.
Supplemental disclosures of noncash financing activities: Restricted stock awards, net of forfeitures, totaled $22,422 in 2002, $32,813 in 2001 and $34,611 in 2000.

See Notes to Consolidated Financial Statements.

Back to Table of Contents                                    End of Page 22

Notes To Consolidated Financial Statements
(Three years ended February 28, 2002)
(Dollars in thousands, except per share amounts)

1. Summary of Significant Accounting Policies
Business Description
A.G. Edwards, Inc. and its wholly-owned subsidiaries (collectively referred to as the “Company”) operate and are managed as a single business segment providing investment services to its clients. The Company offers a wide range of services designed to meet clients’ individual investment needs, including securities and commodities brokerage, asset management, retirement planning, insurance, trust, investment banking and other related services. These services are provided by approximately 7,400 financial consultants in more than 700 locations of the Company’s principal operating subsidiary, A.G. Edwards & Sons, Inc. Because these services are provided using the same sales and distribution personnel, support services and facilities, and all are provided to meet the needs of its clients, the Company does not identify or manage assets, revenues or expenses resulting from any service, or class of services, as a separate business segment. With headquarters in St. Louis, the Company has offices in 49 states; the District of Columbia; and London, England.

Basis of Financial Information
The consolidated financial statements of the Company are prepared in conformity with accounting principles generally accepted in the United States of America. All material intercompany balances and transactions have been eliminated in consolidation. Where appropriate, prior years’ financial information has been reclassified to conform to the current-year presentation.

Use of Estimates
In preparing these consolidated financial statements, management makes use of estimates concerning certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and certain revenues and expenses during the reporting period. Management considers its significant estimates, which are most susceptible to change, to be the fair value of investments, the allowance for doubtful accounts, and the accrual for litigation, income tax and other reserves. Actual results could differ from these estimates.

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

Allowance for Doubtful Accounts
Receivables from customers, primarily consisting of floating rate loans collateralized by margin securities, are charged interest at rates similar to other such loans made throughout the industry. Management estimates an allowance for doubtful accounts to reserve for potential losses from unsecured and partially unsecured customer accounts deemed uncollectible. The facts and circumstances surrounding each receivable from customers and the number of shares, price and volatility of the underlying collateral are considered by management in determining the allowance. Management continually evaluates its receivables from customers for collectibility and possible write-off. The Company manages the credit risk associated with its receivables from customers through credit limits and continuous monitoring of collateral. The allowance for doubtful accounts may be susceptible to significant fluctuations in the near term.

Fair Value
Securities inventory, securities sold but not yet purchased and securities segregated under federal and other regulations are recorded on a trade-date basis and are carried at fair value. Fair value is based on quoted market or dealer prices, pricing models, or management’s estimates. Unrealized gains and losses are reflected in revenue.

The fair value of investments, for which a quoted market or dealer price is not available, is based on management’s estimate. Among the factors considered by management in determining the fair value of investments are the cost of the investment, terms and liquidity, developments since the acquisition of the investment, the sales price of recently issued securities, the financial condition and operating results of the issuer, earnings trends and consistency of operating cash flows, the long-term business potential of the issuer, the quoted market price of securities with similar quality and yield that are publicly traded, and other factors generally pertinent to the valuation of investments. The fair value of these investments is subject to a high degree of volatility and may be susceptible to significant fluctuations in the near term.

Investments
Investments consist of private equity investments, mutual funds, U.S. government securities and other investments. Private equity investments are held by investment company subsidiaries, which are outside the scope of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and are carried at fair value. The Company classifies mutual fund investments as trading securities in accordance with SFAS No. 115. Trading securities are recorded at fair value. U.S. government securities are classified as held-to-maturity and are held at amortized cost as the Company has the intent and ability to hold the securities to maturity. The majority of other investments include securities held by the Company’s broker-dealer subsidiary and are recorded at fair value. The unrealized gains and losses of investment securities are reflected in other revenue.

Property and Equipment
Property and equipment are carried at cost less accumulated depreciation and amortization; land is recorded at cost. Depreciation of buildings is provided using the straight-line method over estimated useful lives of 20 to 45 years. Leasehold improvements are amortized over the lesser of the life of the lease or estimated useful life of the improvement, generally five to 10 years. Equipment, primarily consisting of office equipment and building components, is depreciated over estimated useful lives of three to 15 years using accelerated methods of depreciation. Computer hardware, including servers and mainframes, and satellite equipment are depreciated over estimated useful lives of three to five years using the straight-line method. Internally developed applications and purchased software meeting the criteria for capitalization are amortized over their estimated useful lives, generally not exceeding three years, using the straight-line method. The Company periodically evaluates and adjusts the carrying value of its property and equipment when impairment exists.

Stock-Based Compensation
The Company applies the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB Opinion No. 25), and related interpretations to account for its employee stock plans. Based on the provisions of the plans, no compensation expense has been recognized for options issued under these plans. Restricted stock awards are expensed in the year granted, which is the defined service period.

Income Taxes
Income tax expense is provided for using the asset and liability method, under which deferred tax assets and liabilities are determined based upon the temporary differences between the financial statement and income tax bases of assets and liabilities, using current tax rates. The Company files a consolidated federal income tax return.

Comprehensive Earnings
Comprehensive earnings for each of the three years in the period ended February 28, 2002, was equal to the Company’s net earnings.

Recent Accounting Pronouncements
On March 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and SFAS No. 138. The statements establish accounting and reporting standards for derivative instruments and hedging activities. The Company does not act as dealer, trader or end-user of complex derivatives such as swaps, collars and caps; however, the Company will occasionally hedge a portion of its debt inventory through the use of financial futures contracts. These transactions and the adoption of these statements did not have a material impact on the Company’s consolidated financial statements.

In September 2000, the FASB issued SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This standard replaced SFAS No. 125 of the same name. SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The Company adopted SFAS No. 140 in the fourth quarter of fiscal 2001 for disclosures relating to securitization transactions and collateral. The remaining provisions of SFAS No. 140 were adopted in the first quarter of fiscal 2002 for transfers and servicing of financial assets and extinguishments of liabilities and did not have a material impact on the Company’s consolidated financial statements.

In July 2001, the FASB released SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method. The adoption of SFAS No. 141 did not have a material impact on the Company’s consolidated financial statements. Under SFAS No. 142, intangible assets with indefinite lives and goodwill will no longer be amortized. Instead, these assets are required to be tested at least annually for impairment. The adoption of SFAS No. 142 will not have a material impact on the Company’s consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” This statement is effective for the Company’s consolidated financial statements beginning in fiscal year 2003. The adoption of this statement will not have a material impact on the Company’s consolidated financial statements.

2. Restructuring and Other Charges
As a result of a number of actions taken to reduce costs, streamline its headquarters operations and better position the Company for improved profitability, a restructuring charge of $82,462 was recorded in 2002. The Company also recorded other charges of $44,500.

Restructuring Charge
The restructuring charge consists of technology asset write-offs of $46,332, severance costs of $18,605 and real estate consolidations of $17,525. Technology asset write-offs resulted from the discontinuance of certain technology projects resulting from a review by management of the Company’s technology priorities and redesign of its technology infrastructure. Workforce reductions of approximately 460 non-branch personnel were implemented through a combination of voluntary and involuntary separations. Real estate consolidation costs included the estimated loss on the planned sale or sublease of certain properties in the St. Louis area as the Company consolidates its headquarters staff to its main campus. The Company expects to complete the consolidation in the next fiscal year. No cash payments have been made as of February 28, 2002.

Other Charges
The Company incurred other charges of $44,500, which included reserves of $25,800 for a $37,660 partly secured margin loan. Among other factors, this estimated reserve was based upon the number of shares, trading volume and price volatility of the underlying collateral securing the loan. Due to the facts and circumstances surrounding the margin loan and underlying collateral, the Company’s estimate regarding collectibility may be susceptible to significant fluctuations in the near term. In addition, reserves of $16,900 were established in connection with customer litigation.

3. Property and Equipment
At February 28, 2002 and 2001, property and equipment consists of:
	2002	2001

Land	$19,925	$17,979
Building and leasehold
improvements	244,789	230,057
Equipment and computer
hardware	458,226	441,111
Software and software
applications	141,700	143,991
Construction in progress	137,448	38,447

Total property and
equipment	1,002,088	871,585
Less: Accumulated depreciation
and amortization	(470,805)	(362,615)

Total property and
equipment, net	$531,283	$508,970

4. Short-Term Financing
The Company’s short-term financing is generally obtained through the use of securities lending arrangements and bank loans. The interest rates on such short-term borrowings reflect market rates of interest or rebates at the time of the transactions. The average securities lending arrangements outstanding that were utilized in financing activities were $371,000 in 2002, $1,100,000 in 2001 and $200,000 in 2000, at average effective interest rates of 3.2 percent in 2002, 6.5 percent in 2001 and 5.6 percent in 2000. Bank loans are short-term borrowings that are payable on demand and may be unsecured or collateralized by customer-owned securities held in margin accounts. The average of such bank loans was $283,000 in 2002, $406,000 in 2001 and $218,000 in 2000, at effective interest rates of 3.3 percent, 6.5 percent and 5.5 percent, respectively. Company-owned investments of $33,376 in 2002 and $34,854 in 2001 were utilized to secure certain bank borrowings. Banks do not have the ability to sell or repledge such investments. Substantially all other bank borrowings were secured by customer-owned securities.

5. Employee Stock Plans
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

	2002	2001	2000

Pro forma net earnings	$63,000	$270,000	$372,000
Pro forma
earnings per share:
Diluted	$0.78	$3.22	$3.97
Basic	$0.79	$3.29	$4.04

The Black-Scholes option pricing model was used to calculate the estimated fair value of the options.

Employee Stock Purchase Plan
Options to purchase 1,875,000 shares of common stock granted to employees under the Employee Stock Purchase Plan are exercisable October 1, 2002, at 85 percent of market price based on dates specified in the plan. Employees purchased 1,708,788 shares at $29.58 per share in 2002, 1,870,983 shares at $32.33 per share in 2001 and 1,871,284 shares at $21.89 per share in 2000. Treasury shares were utilized for all of the shares issued. The fair value of the options granted under this plan was estimated using the following assumptions for 2002, 2001 and 2000, respectively: dividend yield of 1.56 percent, 1.44 percent and 2.01 percent; an expected life of one year; expected volatility of 39 percent, 46 percent and 36 percent; and risk-free interest rates of 2.47 percent, 6.21 percent and 5.42 percent. The fair value of the options granted in 2002, 2001 and 2000 was $8.03, $14.08 and $5.99 per option, respectively.

Restricted Stock and Stock Options
Under the Company’s Incentive Stock Plan, three types of benefits may be awarded to officers and key employees: restricted stock, stock options and stock appreciation rights. Such awards are subject to forfeiture upon termination of employment during a restricted period, generally three years from the award date. Through February 28, 2002, no stock appreciation rights had been granted.

Restricted stock awards are made, and shares issued, without cash payment by the employee. Eligible employees at February 28, 2002, were awarded 564,550 shares with a market value of $24,614. At February 28, 2001 and 2000, the awards were 967,561 and 916,010 shares, respectively, with corresponding market values of $34,977 and $36,018. Treasury shares were utilized for these awards.

Nonqualified stock options are granted to purchase common stock at 100 percent of market value at date of grant. Such options are exercisable beginning three years from date of award and expire eight years from date of award or earlier upon termination of employment. The fair value of each option grant was estimated at the date of grant using the following assumptions for 2002, 2001 and 2000, respectively: dividend yield of 1.56 percent, 1.44 percent and 2.01 percent; expected lives of six years; expected volatility of 38 percent, 35 percent and 32 percent; risk-free interest rates of 4.6 percent, 4.86 percent and 6.62 percent; and a forfeiture rate of 8 percent, 8 percent and 7 percent. The fair value of options granted under this plan in 2002, 2001 and 2000 was $16.37, $13.27 and $13.96, respectively.

A summary of the status of the Company’s stock options as of February 28 (29), 2002, 2001 and 2000, and changes during the years ended on those dates is presented as follows:

		2002		2001		2000

		Weighted		Weighted		Weighted
		Average		Average		Average
	Shares	Exercise	Shares	Exercise	Shares	Exercise
	(000)	Price	(000)	Price	(000)	Price

Outstanding, beginning of year	4,803	$30.74	4,840	$27.52	4,597	$22.91
Granted	446	$43.60	901	$36.15	1,006	$39.32
Exercised	(474)	$13.77	(828)	$16.95	(723)	$14.41
Forfeited	(45)	$37.12	(110)	$37.12	(40)	$32.03

Outstanding, end of year	4,730	$29.49	4,803	$30.74	4,840	$27.52

Treasury shares utilized for exercises	474		828		723

The following table summarizes information about outstanding stock options at February 28, 2002:

Options Outstanding				Options Exercisable

		Weighted
		Average	Weighted		Weighted
Range of	Number	Remaining	Average	Number	Average
Exercise	Outstanding	Contractual	Exercise	Exercisable	Exercise
Prices	(000)	Life (years)	Price	(000)	Price

$11-$15	256	1	$14.50	256	$14.50
$16-$20	387	2	$16.59	387	$16.59
$21-$25	381	3	$21.21	381	$21.21
$26-$35	899	5	$32.50	899	$32.50
$36-$40	1,829	6.49	$37.78	-	-
$41-$45	978	5.82	$43.31	533	$43.06

	4,730			2,456

6. Employee Profit Sharing Plan
The Company has a defined contribution plan [401(k)] covering substantially all employees, whereby the Company is obligated to match, in specified amounts as defined therein, portions of contributions made by eligible employees. Additional contributions may be made at the discretion of the Company and are generally based on the Company’s pre-tax earnings. The Company expensed $62,650 in 2002, $86,873 in 2001 and $104,787 in 2000 in connection with the 401(k).

The Company has an unfunded, nonqualified deferred compensation plan that provides benefits to participants whose contributions from the Company in the 401(k) are subject to Internal Revenue Service limitations. Participants may choose to base their return on the broker call rate or on the performance of one or more of a combination of mutual funds as designated by the Company. Participants have no ownership in the mutual funds. Included in investments are $70,259 in 2002 and $52,115 in 2001 in mutual funds that were purchased by the Company to hedge its liability to the participants that chose to base the performance of their return on the mutual fund option. The Company expensed $25,226 in 2002, $41,895 in 2001 and $43,933 in 2000 in connection with this plan.

7. Net Capital Requirements
As a registered broker-dealer, A.G. Edwards & Sons, Inc. is subject to net capital rules administered by the Securities and Exchange Commission (SEC) and the New York Stock Exchange. Under such rules, this subsidiary must maintain net capital of not less than 2 percent of aggregate debit items, as defined, arising from customer transactions and would be restricted from expanding its business or paying cash dividends or advancing loans to affiliates if its net capital were less than 5 percent of such items. These rules also require A.G. Edwards & Sons, Inc. to notify and sometimes obtain approval of the SEC and other regulatory organizations for substantial withdrawals of capital or loans to affiliates. At February 28, 2002, the subsidiary’s net capital of $616,892 was 25 percent of aggregate debit items and $566,624 in excess of the minimum required.

Certain other subsidiaries are also subject to minimum capital requirements that may restrict the payment of cash dividends and advances to A.G. Edwards, Inc. The only restriction with regard to the payment of cash dividends by A.G. Edwards, Inc. is its ability to obtain cash dividends and advances from its subsidiaries, if needed.

8. Income Taxes
The provisions for income taxes consist of:

	2002	2001	2000

Current:
Federal	$53,282	$144,996	$188,529
State and local	(10,282)	18,337	38,714

	43,000	163,333	227,243
Deferred	(22,443)	4,344	12,951

	$20,557	$167,677	$240,194

Deferred income taxes reflect temporary differences in the bases of the Company’s assets and liabilities for income tax purposes and for financial reporting purposes, using current tax rates. These temporary differences result in taxable or deductible amounts in future years.

Significant components of deferred tax assets and liabilities at February 28, 2002 and 2001, are as follows:

	2002	2001

Deferred Tax Assets:
Employee benefits	$121,718	$138,341
Other	19,316	11,252

	141,034	149,593

Deferred Tax Liabilities:
Receivables	16,471	33,386
Investments	18,571	21,042
Property and equipment	11,070	22,252
Other	1,462	1,896

	47,574	78,576

Net Deferred Tax Assets	$93,460	$71,017

The Company expects to fully realize these deferred tax assets given its historical level of earnings and related taxes paid; accordingly, no valuation allowance has been established. The Company’s effective tax rate was 22.3 percent in 2002, 36.9 percent in 2001 and 38.5 percent in 2000, which differed from the federal statutory rate of 35 percent.

A reconciliation of the effective tax rate and the federal statutory rate for 2002, 2001 and 2000 is as follows:

	2002	2001	2000

Federal statutory rate	35.0%	35.0%	35.0%
State and local income taxes,
net of Federal tax benefit	(6.1)	2.7	3.9
Research and development
credits	(4.3)	-	-
Municipal bond interest	(3.3)	(0.9)	(0.5)
Meal and entertainment
expenses	1.3	0.3	0.2
Other	(0.3)	(0.2)	(0.1)

	22.3%	36.9%	38.5%

9. Investments
Investments consist of:
	2002	2001

Private equity	$110,493	$107,202
Mutual funds	88,939	75,724
U.S. government	10,080	25,830
Other	8,442	9,247

Total Investments	$217,954	$218,003

Private equity primarily consists of investments in a privately held investment management company and in Company-sponsored private equity funds. The Company has commitments of $95,483 to various private equity partnerships, of which $64,733 remain unfunded at February 28, 2002. The Company’s mutual fund investments are utilized primarily to hedge certain liabilities under its deferred compensation plan and also include a qualified investment by its trust company subsidiary. The Company primarily invests in U.S. government securities through its trust company subsidiary, and the majority of other investments include securities held by the Company’s broker-dealer subsidiary.

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

10. Stockholders’ Equity
Earnings Per Share
The following table presents the computations of basic and diluted earnings per share:

	2002	2001	2000

Net earnings available to
common stockholders	$71,501	$287,477	$382,921

Shares (in thousands):
Weighted average
shares outstanding	80,013	82,096	92,140

Effect of dilutive
common shares:
Restricted shares	217	375	551
Stock purchase plan	276	508	357
Stock option plan	776	946	766

Dilutive common shares	1,269	1,829	1,674

Total weighted average
diluted shares	81,282	83,925	93,814

Earnings per share:
Diluted	$0.88	$3.43	$4.08
Basic	$0.89	$3.50	$4.16

Stock Repurchase Program
In February 2001, the Board of Directors authorized the repurchase of up to 10 million of the Company’s outstanding shares during a 23-month period. Repurchased shares are added to treasury stock to be used for employee stock plans and to partially offset the past and future effect of these plans. The Company purchased 2,164,900 shares with an aggregate cost of $85,137 in 2002 under this program; no shares were repurchased under this program in 2001.

The Company’s May 1996 stock repurchase program, which authorized the Company to purchase up to 33 million of its outstanding shares, ended in 2001 as the 33 million share limit was attained. The Company purchased 10,640,750 shares with an aggregate cost of $446,726 in 2001 and 11,032,500 shares at a cost of $336,028 in 2000 under this program.

Stockholders’ Rights Plan
The Company’s Stockholders’ Rights Plan, as amended, provides for the distribution of one Common Stock Purchase Right for each outstanding share of the Company’s common stock. The rights cannot be exercised or traded apart from the common stock until, without the prior consent of the Company, a third party acquires no less than 20 percent of the Company’s outstanding common stock or commences a tender or exchange offer that would result in the third party acquiring no less than 20 percent of the outstanding common stock. The Board of Directors may decrease the 20 percent thresholds to 10 percent of the outstanding stock. Each right, upon becoming exercisable, entitles the registered holder to purchase one share of common stock for $150 from the Company. If a person actually acquires no less than 20 percent, or 10 percent if appropriate, of the Company’s common stock without the Board of Directors’ consent, then each right will entitle the holder, other than the acquiring third party, to purchase for $150 the number of shares of the Company’s common stock (or in the event of a merger or other business combination, the number of shares of the acquirer’s stock) that has a market value of $300. The rights, which are redeemable by the Company at a price of $0.01 each prior to the person’s acquiring no less than 20 percent, or 10 percent if appropriate, of the Company’s common stock are subject to adjustment to prevent dilution and expire June 25, 2005.

11. Commitments and Contingent Liabilities
The Company has long-term operating leases and commitments related to office space, equipment and service agreements. Minimum commitments under all such noncancelable leases and service agreements, some of which contain escalation clauses and renewal options, at February 28, 2002, are as follows:

Year ending February 28 (29),

2003	$105,600
2004	89,500
2005	67,300
2006	56,700
2007	47,500
Later years	114,000

$480,600

Rental expense under all operating leases and service agreements was $115,816 in 2002, $94,455 in 2001 and $61,827 in 2000.

The Company has remaining commitments of $88,000 through 2004 for the construction of an additional office building and a learning center at its headquarters campus.

In the normal course of business, the Company enters into when-issued and underwriting commitments and delayed delivery transactions. Settlement of these transactions at February 28, 2002, would not have had a material effect on the consolidated financial statements.

At February 28, 2002, the Company had $70,106 of outstanding letters of credit, principally to satisfy margin deposit requirements with a clearing corporation. At February 28, 2001, the Company had $123,849 outstanding letters of credit, of which $10,000 was collateralized by customer-owned securities held in margin accounts.

The Company is a defendant in a number of lawsuits, in some of which plaintiffs claim substantial amounts, relating primarily to its securities and commodities business. Management has determined that it is likely that ultimate resolution in favor of the plaintiff will result in losses to the Company on certain of these claims. Factors considered by management in estimating the Company’s liability are the loss and damages sought by the plaintiff, the merits of the claim, the total cost of defending the litigation and the likelihood of a successful defense against the claim, and the potential for fines and penalties from regulatory agencies. Management, based on its understanding of the facts, reasonably estimates a range of loss and accrues what it considers appropriate to reserve against probable loss for certain claims. While results of litigation cannot be predicted with certainty, management, after consultation with counsel, believes that resolution of all such litigation is not expected to have a material adverse effect on the consolidated balance sheets, statements of earnings or statements of cash flows of the Company.

12. Financial Instruments
Off-Balance Sheet Risk and
Concentration of Credit Risk

The Company records customer transactions on a settlement date basis, generally three business days after trade date. The risk of loss on unsettled transactions is identical to that of settled transactions and relates to customers’ and other counterparties’ inability to fulfill their contracted obligations.

In the normal course of business, the Company also executes customer transactions involving the sale of securities not yet purchased, the purchase and sale of futures contracts, and the writing of option contracts on both securities and futures. In the event customers or other counterparties, such as broker-dealers or clearing organizations, fail to satisfy their obligations, the Company may be required to purchase or sell financial instruments in order to fulfill its obligations at prices that may differ from amounts recorded in the consolidated balance sheets.

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

Securities sold but not yet purchased represent obligations of the Company to deliver specified securities at contracted prices. Settlement of such obligations may be at amounts greater than those recorded on the consolidated balance sheets.

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

The Company receives collateral in connection with resale agreements, securities borrowed transactions, customer margin loans and other loans. Under many agreements, the Company is permitted to sell or repledge these securities held as collateral and use these securities to enter into securities lending arrangements or deliver to counterparties to cover short positions. At February 28, 2002, the fair value of securities received as collateral where the Company is permitted to sell or repledge the securities was $3,367,130, and the fair value of the collateral that had been sold or repledged was $487,323.

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

Fair Value Consideration
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

13. Enterprise Wide Disclosure
The Company provides investment services to its clients through its financial consultants in its network of branch offices in the United States and London, England. Revenues from the Company’s non-U.S. operations are currently not material. Transaction services include commissions and sales credits earned by executing or facilitating the execution of security and commodity trades. Asset management fees are earned by providing portfolio advisory services through third-party managers, including mutual funds, annuities and insurance contracts, and the Company’s in-house portfolio managers. The Company earns interest revenue principally from financing its customer margin accounts, debt securities carried for resale and short-term investments.

The following table presents the Company’s net revenues by type of service for the years ended February 28 (29):

	2002	2001	2000

Transaction services	$1,548,824	$1,827,049	$1,971,589
Asset management
services	579,588	569,373	470,125
Interest	146,580	262,457	225,770
Other	63,421	82,327	128,705

	$2,338,413	$2,741,206	$2,796,189

Back to Table of Contents                                    End of Page 31

Independent Auditors’ Report

To the Board of Directors and Stockholders of A.G. Edwards, Inc.:

We have audited the accompanying consolidated balance sheets of A.G. Edwards, Inc. and subsidiaries (the “Company”) as of February 28, 2002 and 2001, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the three years in the period ended February 28, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of A.G. Edwards, Inc. and subsidiaries at February 28, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 2002, in conformity with accounting principles generally accepted in the United States of America.

April 18, 2002
St. Louis, Missouri

Back to Table of Contents End of Page 32

Board of Directors
A.G. Edwards, Inc.

Member of A.G. Edwards, Inc.: 1 Executive Committee 2 Audit Committee 3 Compensation Committee 4 Nominating Committee
Robert L. Bagby [1] Chairman of the Board, Chief Executive Officer	Dr. E. Eugene Carter [2,3,4] Trustee, Charlotte R. Boschan Trust, Cambridge, Massachusetts

Benjamin F. Edwards IV [1] Vice Chairman of the Board, President	Samuel C. Hutchinson Jr. [2,3,4] President, Interface Construction Corp., Berkeley, Missouri

Ronald J. Kessler [1] Vice Chairman of the Board	Peter B. Madoff [2,3,4] Senior Managing Director, Bernard L. Madoff Investment Securities LLC, New York, New York	Mark S. Wrighton [2,3,4] Chancellor, Washington University, St. Louis, Missouri
Back to Table of Contents                                    End of Page 33

Board of Directors A.G. Edwards & Sons, Inc.
Member of A.G. Edwards & Sons, Inc.:
5 Executive Committee
6 Finance Committee
7 Compensation Committee

Robert L. Bagby [5,6,7]
Chairman of the Board,
Chief Executive Officer,
27 years with A.G. Edwards

Mary V. Atkin [5,6,7]
Executive Vice President,
President, A.G. Edwards Technology
Group, Inc.,
24 years with A.G. Edwards

Bill Branson Jr.
Senior Vice President,
Northeast Regional Officer,
8 years with A.G. Edwards

Donnis L. Casey [5,7]
Executive Vice President,
Director of Staff,
35 years with A.G. Edwards

Paul B. Coffee
Senior Vice President,
Western Regional Officer,
27 years with A.G. Edwards

Terry J. Dessent
Senior Vice President,
Securities Research,
24 years with A.G. Edwards

David J. Diffenauer
Senior Vice President,
Customer Accounting,
31 years with A.G. Edwards

Benjamin F. Edwards IV 5,6,7
Vice Chairman of the Board,
President,
Director of Sales & Marketing,
24 years with A.G. Edwards

Charles T. Forrest
Senior Vice President,
Fixed Income,
14 years with A.G. Edwards

Charles J. Galli [5]
Senior Vice President,
Home Regional Officer,
23 years with A.G. Edwards

Louis A. Ginocchio Jr.
Senior Vice President,
Great Lakes Regional Officer,
12 years with A.G. Edwards	Alfred E. Goldman [5]
Corporate Vice President,
Market Analysis,
42 years with A.G. Edwards

Richard F. Grabish [5]
Senior Vice President,
Assistant Director of Sales & Marketing,
21 years with A.G. Edwards

Douglas L. Kelly [5,6,7]
Executive Vice President, Secretary,
Treasurer, Chief Financial Officer,
Director of Law & Compliance,
Director of Administration,
8 years with A.G. Edwards

Ronald J. Kessler [5,6,7]
Vice Chairman of the Board,
Executive Vice President,
Director of Operations,
34 years with A.G. Edwards

Earl D. Laing
Senior Vice President,
Mid-Atlantic and
Southeast Regional Officer,
36 years with A.G. Edwards

Oliver M. Langenberg [6]
Senior Vice President,
Institutional Sales and Research,
41 years with A.G. Edwards

John F. Lee
Senior Vice President,
Pacific Coast Regional Officer,
15 years with A.G. Edwards

James Michaels
Senior Vice President,
New York Operations,
29 years with A.G. Edwards

Peter M. Miller
Senior Vice President,
Eastern Regional Officer,
13 years with A.G. Edwards

Marlow N. Morgan
Senior Vice President,
Southern Regional Officer,
30 years with A.G. Edwards

Thomas N. O’Donnell
Senior Vice President,
President, A.G. Edwards Trust Company,
7 years with A.G. Edwards	Paul F. Pautler [5,7]
Executive Vice President,
Director of Investment Banking,
4 years with A.G. Edwards

Robert A. Pietroburgo [5,6,7]
Executive Vice President,
Director of Branches,
15 years with A.G. Edwards

Joseph G. Porter
Senior Vice President,
Assistant Director of Administration,
19 years with A.G. Edwards

Howard R. Posner
Senior Vice President,
Corporate Syndicate-Equity,
20 years with A.G. Edwards

John D. Quinn
Senior Vice President,
Securities Accounting,
33 years with A.G. Edwards

Donald N. Robinson
Senior Vice President,
Central Regional Officer,
28 years with A.G. Edwards

Michael Scafati
Senior Vice President,
Managed Products,
30 years with A.G. Edwards

Daniel J. Schaub
Senior Vice President,
NASDAQ/OTC Trading,
21 years with A.G. Edwards

David C. Sprowl
Senior Vice President,
Southwest Regional Officer,
28 years with A.G. Edwards

Brian C. Underwood
Senior Vice President,
Compliance,
18 years with A.G. Edwards

William J. Winter Sr.
Senior Vice President,
Assistant Treasurer,
35 years with A.G. Edwards

Charles V. Zurfluh
Senior Vice President,
Branch Operations,
38 years with A.G. Edwards

Back to Table of Contents                                    End of Page 34

Boards of Directors
A.G. Edwards
Technology Group, Inc.

Robert L. Bagby
Chairman of the Board and
Chief Executive Officer

Mary V. Atkin
President

Donnis L. Casey
Benjamin F. Edwards IV
Charles J. Galli
Alfred E. Goldman
Richard F. Grabish
Douglas L. Kelly
Ronald J. Kessler
Paul F. Pautler
Robert A. Pietroburgo

A.G. Edwards
Trust Company FSB

Richard F. Grabish
Chairman of the Board and
Chief Executive Officer

Thomas N. O’Donnell
President

Terry J. Dessent
Benjamin F. Edwards IV
Charles J. Galli
Douglas L. Kelly
Michael Scafati
Charles V. Zurfluh

AGE Commodity
Clearing Corp.

Ronald J. Kessler
Chairman of the Board,
Chief Executive Officer and President

Douglas L. Kelly
Thomas A. Petros Jr.
Edwards
Development Corp.

Douglas L. Kelly
Chairman of the Board and President

Donnis L. Casey
Benjamin F. Edwards IV
Ronald J. Kessler
Eugene J. King, Jr.

A.G. Edwards
Life Insurance Company

Douglas L. Kelly
Chairman of the Board

Michael Scafati
President

Robert L. Bagby
Benjamin F. Edwards IV
Charles T. Forrest
Alfred E. Goldman
Richard F. Grabish
Ronald J. Kessler
Thomas H. Martin Jr.
Joseph G. Porter

A.G.E. Properties, Inc.

Robert L. Bagby
Chairman of the Board

Douglas L. Kelly
President

Donnis L. Casey
Ronald J. Kessler
GULL-AGE Capital Group, Inc.

Douglas L. Kelly
Chairman of the Board and President

AGE Investments, Inc.

Douglas L. Kelly
Director

A.G. Edwards Capital, Inc.

Paul F. Pautler
Chairman of the Board,
Chief Executive Officer and President

Robert L. Bagby
Benjamin F. Edwards IV
Douglas L. Kelly
Ronald J. Kessler
Michael Scafati

A.G. Edwards & Sons
(U.K.) Limited

Benjamin F. Edwards IV
Chairman of the Board

Douglas L. Kelly
Robert A. Pietroburgo

CPI Qualified Plan
Consultants, Inc.

Ronald J. Kessler
Chairman of the Board and
Chief Executive Officer

Robert J. Dema
President

Sheryl K. Cheely
Richard F. Grabish
Douglas L. Kelly

Back to Table of Contents                                    End of Page 35

Branch Office Management
Alabama
Anniston
John M. Monroe

Birmingham
David H. Gilchrist

Dothan
Earl D. Laing*

Fairhope
Thomas S. Lott Sr.

Florence
Thomas T. Ross

Gadsden
Troy D. Wagnon

Gulf Shores
Thomas S. Lott Sr.

Huntsville
Benny N. Little

Inverness Center
Benson R. McLendon Jr.

Mobile
Jere W. Marques

Montgomery
Jeffrey S. Sprague

Prattville
Rondy K. Smith

Selma
Thomas R. Boyd

Troy
Robert K.T. Cole Jr.

Arizona
Carefree
P. Josh Slocum

Chandler-Tempe
Theresa C. Clemmons

East Tucson
Kenneth C. Jacowsky

Flagstaff
Clifford E. Alexander

Green Valley
William H. Olsen

Mesa
William R. Berg

Oro Valley
Ben Palazzo

Phoenix
Daniel L. Christy III

Pinnacle Peak
Robert E. Rittel

Prescott
Gerry M. Thornbro
Prescott Valley
Karen E. Baxter

Scottsdale
John S. Abbs
Paul C. Ruble Jr.

Sierra Vista
Paula G. Beardsworth

Surprise
Michael J. Audisio

Tucson
Irving Mindes

Arkansas
Bella Vista
John E. McLelland

Berryville
Allen Rogers

Blytheville
Shirley C. Magee

Conway
Curtis R. Williams

El Dorado
Andy E. Allen

Fayetteville
Brian L. Keck

Fort Smith
Elton E. Rambin

Harrison
Ronald C. Richardson

Holiday Island Park
Paul K. Engskov

Hot Springs
Joseph K. Patrico

Hot Springs Village
Brenda E. Riley

Jonesboro
R. Arnold Cooper

Little Rock
Robert W. Tucker
Vallie B. Carney

Mountain Home
David W. Floyd

Pine Bluff
Walter K. Cash

Rogers
Steven R. Burkhead

Russellville
Danny C. Stobaugh

Springdale
Russell D. Beck
California
Arroyo Grande
Nathan F. Alvarado

Bakersfield
David D. Westerfeld

Carlsbad
Gary P. Endres

Chico
William D. Carson Jr.

Del Mar
Thomas S. Green

El Dorado Hills
Scott M. Nelson

Escondido
Jeffrey S. McCoy
J. Webb Cate

Eureka
Laura K. Hussey

Fairfield
Glenn E. Holbert

Fallbrook
Robert W. Kuech

Fort Jones
Terence L. Ross

Fresno
Donald A. Vincenti

Gilroy
Richard Silverstein

Grass Valley
D. Robert Frew

Hemet
Michael E. Hornkohl

Laguna Beach
Kenneth E. Hansen

Laguna Hills
Mark J. Robles

La Jolla
Michael W. Jennings

Lake San Marcos
Kenneth R. Klauber

Lincoln Hills
James C. Lee

Lodi
Paolo F. Marchetti

Long Beach
Rahamin Suares
Curtis L. Cribbs

Modesto
Randall K. Anderson

Monterey
Anthony S. Piazza

Napa
Gregory R.
van Kesteren

Newport Beach
Timothy C. Metcalf

Northridge
George W. Ott III

Oakland
Jon P. McGeath

Orange
Randall J. Beckman

Oroville
Kevin D. Zeitler
James H. Moll

Oxnard
Anthony A. Russo

Palm Desert
William C. Lacy

Palm Springs
Mark F. Blalock

Palo Alto
Christopher W. Inglis

Paradise
John W. Nelson

Pasadena
David P. Luna

Pismo Beach
Juliet C. Franzen

Pleasanton
John P. Rohan

Porterville
Brett A. Schroeder

Rancho Bernardo
Robert R. Gonzales

Redding
Brian D. Gruber

Redlands
Robert R. Heinze

Riverside
Mary Carruthers

Roseville
Thomas P. Bjork

Sacramento
John F. Lee*
Steven J. Hudgins

San Diego
Timothy P. Cronin

San Francisco
Paul A. Kromhout

San Jose
W. James O’Donoghue
San Juan Capistrano
Robert W. Burns

San Luis Obispo
Glenn P. Johnson

San Rafael
Tomm E. Hudson

Santa Barbara
Americo J. Salvetti

Santa Maria
John E. Puscheck

Santa Monica
Francis V. Bennett

Santa Rosa
Samuel D. Slayden

Silicon Valley
Kenneth W. Green

Stockton
Larry D. Watts

Temecula
Steven W. Fillingim

Torrance
William E. Smith

Truckee
Kenneth S. Roberts

Visalia
John C. Merritt
James E. Wohlford

Walnut Creek
Richard D. Russell Jr.

Westlake Village
Frank D. Covely

Colorado
Boulder
Dennis H. Kaboth

Cherry Creek
James B. Haass

Colorado Springs
Gary A. Backstrom
Richard A. Murphy

Denver
Michael A. Pappas
James A. Wiltshire

Durango
Scott L. Woods

Estes Park
Debra A. Grill

Evergreen
Robert C. Thompson

Fort Collins
John R. Bennett

Grand Junction
Linda S. Arledge
Greeley
Rick L. Runyan

Greenwood Village
Paul B. Coffee*
Mark P. Fellows

Interlocken
Thomas E. Mahoney

Lakewood
James M. Wilday

Longmont
Ronald R. Billings

Loveland
Charles A. Bouchard

Pueblo
Gary A. Backstrom

Connecticut
Danbury
Arnold H. Rozany

Darien
Martin P.
McLaughlin Jr.

Essex
Edward J. Brennan
Calvin C. Coburn

Farmington
Peter M. Miller*
Bruce C. Stenquist

Glastonbury
John J. McDermott III

Greenwich
Lawrence A. Baker

Hamden
Richard Pignone
Kimberly S. Hurd

Hartford
Patrick J. Sheehan

Mystic
Frederick C. Leonard

New London
Edwin Rachleff

Southport
John J. Kubica Jr.

Wilton
Paul A. Steffany

Delaware
Newark
Frank A. Alteri

District of Columbia
Washington, D.C.
William C. Mitchell

Back to Table of Contents                                    End of Page 36

Branch Office Management (continued)
Washington, D.C.
-Downtown
Bradford R. Coyle
Loren D. Evans

Florida
Belleair Bluffs
Larry Rudolph

Boca Raton
James D. Edge

Bonita Springs
Mark S. Preston

Boynton Beach
Jeffrey L. Hill

Bradenton
Gary M. Knuckles

Cape Coral
Patrick S. Zych

Citrus Hills
Michael T. Fels

Clearwater
Robert W. Hicks

Clermont
Frederick S. Lipp

Coral Gables
Alfredo Oliva
Silvano R. Vizoso Jr.

Daytona Beach
John D. Carl

Destin
Edmond Waters

Englewood
Burton E. Mason

Eustis
Tracy M. Belton

Fort Lauderdale
Mark D. Hawkins

Fort Myers
James A. Nolte

Fort Pierce
Francis E. Campbell

Fort Walton Beach
Daniel R. Cauley

Gainesville
John H. Decker Jr.

Holiday
Kevin M. Crain

Indialantic
Gerald B. Goodchild

Jacksonville
Robert M. Ivey

Kissimmee
Robert Gillespie

Lake Mary
John R. Snively
Lake Worth
Robert A. Lepa

Marco Island
Terrence J. McCreanor

Melbourne
Thomas W. Sinclair

Merritt Island
Robert W. Sullivan

Naples
Robert E. Price

Ocala
Richard A. Knight

Orlando
Robert S. Fox

Ormond Beach
Raymond C. Stephens

Palm Beach Gardens
James A. Collins

Palm Coast
Gary J. Smith

Panama City
August F. Yanke

Panama City Beach
Michael A. Protz

Pensacola
Eugene R. Borcz

Port Charlotte
Robert F. Fresard

Port Richey
Ronald J. May

Punta Gorda
Joshua M. Howell

St. Armands Key
William G. McDaniel

St. Petersburg
David A. Ossenmacher

Sarasota
Paul D. Buskey

Sebring
John R. Clark

Seminole
Larry P. Rudolph

Spring Hill
Charles R. Morgan

Stuart
Robert J. Sander

Sun City Center
Richard W. Sheffield

Tallahassee
John B. Mackie

Tampa
Robert B. Moler Jr.

Titusville
David D. David
Venice-North
Bruce W. Haltinner

Venice-South
John W. Holic

Vero Beach
John D. Orcutt Jr.

Viera
Thomas R. Bedor

The Villages
Gregory E. Sutfin

West Palm Beach
Alex M. Bigelow*
Larry E. Bernstein

Winter Haven
Ronald W. Snyder

Zephyrhills
Nancy L.
Duffield-Cook

Georgia
Albany
Frank P. O’Lear Jr.

Athens
Paul A. Bingham Jr.

Atlanta
Frederick J. Barton

Augusta
W. Neal Hines

Canton
Judy T. Ross

Columbus
Jon V. Davidson Jr.

Dalton
Gary B. Oliver

Gainesville
A. Frank Wiegand Jr.

Griffin
Michael S. Cain

Johns Creek
Roland H. deLiniere

Macon
John A. Wood

Marietta
Parks H. Brown Jr.

Milledgeville
William G. Neely III

Rome
Cecil B. Wright III

Roswell
James M. Broadway

Sandy Springs
Tiberio P. DeJulio

Savannah
Thomas J. Hussey

Thomasville
William J. McCollum

Tifton
Yancey F. Carter III

Hawaii
Honolulu
Tobias M. Martyn

Idaho
Boise
Jerry L. Beto

Coeur d’Alene
Paul C. Barone

Idaho Falls
Fred T. Finlayson

Ketchum
James R. Everitt

Pocatello
Mark N. Buckalew

Twin Falls
Frederick C. Nelson

Illinois
Alton
Neil R. Harrison

Aurora
Kevin A. Skogsberg

Barrington
Steven P. Fromm

Belleville
Rodney D. Vaught
Robert D. Maurer

Bloomington
Charles A. Norman

Burr Ridge
Michael S. Ludlow

Carbondale
Barbara J. Blacklock

Champaign
Phillip B. Blankenburg

Charleston
Dan R. Cunningham

Chicago Loop
James H. Cox III

Chicago-Michigan Avenue
Pamela M. Olah

Chicago-
Union Station
James A. Talley
Michael J. Krause
Danville
Keith R. Souza

Decatur
Jay A. Cunningham

Edwardsville
Richard R. Sims

Effingham
Kent C. Schmidt

Elgin
Robert L. Schrieber

Galesburg
Sid V. Carlson

Geneseo
Brian J. Gernant

Jacksonville
Michael H. Lansden

Jerseyville
Anita M. Rose

Joliet
Warren C. DeNardo

Lake Forest
Robert W. Skipton

Lincoln
Philip M. Dehner

Lisle
Michael J. Lantz

Macomb
Joseph A. Bartlow

Morris
Edward L. Capko

Mount Vernon
Victoria L. Kirk

Naperville
Vicky S. Campbell

Oakbrook
Robert D. Gagnon

Palos Heights
David C. Heide

Peoria
Thomas R. Henrichs

Peru
David A. Claggett

Quincy
Richard V. Marcolla

Rockford
Martin L. Smith

Roselle
David W. Hanson

St. Charles
Craig S. Morgan

Skokie
Louis J. Welborne

Springfield
Craig R. Schermerhorn
Anthony M. Guzzardo
Waterloo
Gary W. Hency

Woodstock
Dennis L. Anderson
Virgil R. Smith

Indiana
Auburn
Juliann McWilliams

Bloomington
Daniel F. Davila

Carmel
Theodore J. Sturges

Chesterton
Mark S. Lazart

Columbus
Jeremy S. Donaldson

Evansville
Stephen H. Merrick

Fishers
James P. Roederer

Fort Wayne
Richard L. Miller

Greenwood
Anthony C. La Rosa

Indianapolis
Dean J. Abplanalp

Kokomo
Michael V. Ricci

Merrillville
H. Dean Davis

Muncie
Katherine M. Onieal

New Albany
Timothy W. Newman

Richmond
Donald E. Bates Jr.

South Bend
Edward L. Patzer

Terre Haute
Rodney R. Heefner

Iowa
Burlington
Linda M. Kelly

Cedar Rapids
Julianne E. Smith

Davenport
Stanley M. Reeg

Des Moines
Douglas A. West

Dubuque
Dennis J. Houlihan

Back to Table of Contents                                    End of Page 37

Branch Office Management (continued)
Iowa City
Darrel G. Courtney

Keokuk
Heather J. Barnett

Marshalltown
Jay P. Merryman

Mason City
Robert M. Zishka

Mount Pleasant
Patrick J. McCabe

Sioux City
Michael J. Woods

Storm Lake
Alan E. Bowles

Waterloo
Richard D. Pilipchuk

Kansas
Abilene
Patricia M.
O’Malley-Knox

Garden City
Sean P. Thayer
Randall A. Fisher

Hutchinson
Roger D. Gatton

Independence
Robert J. Miller

Lawrence
Jerald L. Samp

Liberal
Thomas C. Mein

Manhattan
Jayson C. Kaus

Overland Park
Gene M. Diederich*
Steven B. Vecchio
Martin C. Bicknell

Pittsburg
Jason E. McElwee

Salina
Kenneth M. Wedel

Wichita
Roger A. Buller

Kentucky
Ashland
James E. Schroth

Bowling Green
Marc W. Evans

Lexington
Byron L. Holley
Louisville
John J. Wingfield

Owensboro
Larry H. Beisel Jr.

Paducah
John A. Williams

Louisiana
Alexandria
Lucien A. Branch Jr.
Bart B. Schmolke

Baton Rouge
Gerald T. Goss
Robert G. Hazel

Franklinton
Thomas M. Lewis

Hammond
Herbert J. Payne
Frank J. VanMullem

Jennings
Keith J. Broussard

Lafayette
Thomas W. Grote

Lake Charles
Glenn R. Granger
Reed Mendelson

Mandeville
Allen J. Catalanotto

Monroe
Marlow N. Morgan*
Mary Ann Frost

Natchitoches
William H. Cross

New Orleans
Douglas A. Potter

Opelousas
Gregory M. Bordelon

Ruston
Bobby J. Conville Jr.

Shreveport
Clyde B. French

Maine
Auburn
Christopher C. Coburn

Bangor
Harry W. Moses
Jeffrey H. Jackson

Camden
Glenn E. Buckingham

Portland
R. Bartlett Osgood III

Waterville
David F. Radsky
Maryland
Annapolis
Kevin D. Brady

Baltimore
Richard K. Sutor

Bel Air
Herbert F. Otto

Columbia
Glenn A. Drake

Easton
R. Barry Drew

Hunt Valley
Stephen G. Mitchell

Salisbury
Brian C. Timken

Massachusetts
Boston
Gerald J. Buckley

Boston-Back Bay
Albert A. Fagan III

Chelmsford
Daniel S. Hanley

East Harwich
Jon O. Laurell

Fall River
Richard B. Wolfson

Falmouth
Francis X. Keohane

Greenfield
James D. Talbert

Hingham
John M. Koulopoulos

Hyannis
David J. Mason

New Bedford
Joseph Barry Jr.

Newton Lower Falls
Eric H. Burt

Northampton
Robert R. Wolanske

Peabody
E. Alan Freeman
Daniel R. Santanello

Pittsfield
Thomas W. Neely

Plymouth
Fred J. Gennelly

Springfield
John J. Sullivan Jr.

Worcester
Sarah G. Berry
Michigan
Ann Arbor
Michael J. Fulkerson

Battle Creek
Charles J. Carroll

Bay City
Harold M. Miller

Bloomfield Hills
Sarah K. Rosner

Cascade
Stephen D. Bowman

Clinton Township
Donald J.
Van De Steene

Dearborn
John P. Mathey

Farmington Hills
Stephen M. Sherline

Flint
Edwin E. Luke

Grand Rapids
James E. Marosi
James E. Preston

Gross Pointe Woods
Craig J. Kohler

Holland
David J. Young

Jackson
James S. Grace

Kalamazoo
Jerry J. Cross

Midland
Doak R. Stolz
Richard L. Smith

Okemos
James L. Carter

Owosso
Paul A. Schluckebier

Port Huron
Thomas K. Andison

St. Joseph
Craig A. Herrington

Traverse City
Glenn C. Hirt

Troy
F. Daniel Mirabella

Minnesota
Eden Prairie
Rick K. Kendall

Edina
Robert S. Hansen
Fergus Falls
Roger B. Johnson

Minneapolis
Charles M. Maguire

Mississippi
Clarksdale
Hiram L. Dilworth

Columbus
Dan L. Holley

Gulfport
J. Doug Medley

Hattiesburg
Duane L. Raanes

Jackson
Hance W. McKenzie Jr.

Meridian
William S. Hudson

Pascagoula
Michael F. Odom

Starkville
Robert M. Crosland

Missouri
Blue Springs
Charles S. Cooper
Gerald F. Kurth

Branson
Mitchell L. Walker

Cameron
William L. Nash

Cape Girardeau
Marsha M. Limbaugh

Clayton
Blake R. Dunlop

Columbia
James G. Church
Robert P. Stansberry

Festus
John D. McAtee Sr.

Florissant
Larry D. Richardson

Frontenac
Charles J. Galli*
Gerald H. Cooper

Hannibal
Kenneth W. Greger

Jackson
Timothy W. Gutwein

Jefferson City
Jon R. Gilstrap

Joplin
Bryan D. Vowels
Kansas City Plaza
Brian T. Wall

Kirksville
Jeffrey Dudgeon

Lebanon
Gregory V. Sullivan

Liberty
James J. Ballinger

Louisiana
Clyde E. Penrod

Moberly
Jerry C. Jeffrey

O’Fallon
William H.
Dillingham III

Osage Beach
James M. Herfurth

Rolla
Mark T. Riefer

St. Charles
Steve A. Mahler

St. Joseph
David M. Pickett

St. Louis-Downtown
Edward J. Costigan Jr.

Sikeston
Elmer E. Grant

Springfield
David L. Burnette

Sunset Hills
Patrick J. Howley

Town & Country
James K. McAtee

Washington
Charles J. Trankler

Montana
Missoula
Roger T. Roy

Nebraska
Beatrice
Thomas L. Shutts

Grand Island
Dan A. Govier
John C. Stinson

Lincoln
Loy U. Olson

North Platte
Kevin P. Kennedy Jr.

Omaha
Randall C. Peck

Back to Table of Contents                                    End of Page 38

Branch Office Management (continued)
Nevada
Incline Village
Frederick C. Findeisen

Las Vegas
Fred T. Snyder

Reno
John C. Meadows

Stateline
Henry R. Serrano Jr.

Summerlin
Daniel R. Jackson

New Hampshire
Claremont
Gisela M. Polleys

Concord
William D. Chapin

Hanover
E. Clinton Swift

Keene
Terry D. Schnare

Laconia
Richard V. Breton

Nashua
Richard T. Iannacone

New London
Philip D. Estabrook III

North Conway
Henry N. Forrest

Portsmouth
Rohe V. Pennington III

New Jersey
Bernardsville
Peter L. Roselle

Cape May
Henry S. Brzyski

Cherry Hill
Walter J. Schwenk

East Brunswick
Michael J. Doherty

Green Village
Brian J. McCafferty

Hillsborough
Patricia L. Halpern

Morristown
Joseph J. Bancheri

Northfield
Donald N. Levy
Gene N. Schraeder Jr.

Oradell
Joseph Buono
Grace M. Galvin

Princeton
Constantine Giviskos

Rockaway
Fred K. Ecke Jr.

Short Hills
Frank M. Taylor

Spring Lake
James J. Coughlin

Voorhees
Charles J. McAfee

Warren
Walter W. Roth

New Mexico
Albuquerque
David M. Adams

Carlsbad
Constance J. Schoeld

Las Cruces
Bruce A. Reed

Roswell
Brian D. Stokes

Santa Fe
Robert E. Bennett

New York
Albany
Terry L. Jandreau

Binghamton
Carol A. Eurillo

Buffalo
Karl I. Riner

Cooperstown
Carolyn L. Anderson

Corning
David W. Davies

Garden City
Michael J. DiSilvio

Glen Cove
Kevin W. Pettersen

Hudson Valley
Jeffrey T. Zelin

Huntington
Alan M. Borko

Ithaca
Catherine L. Mawicke

Lake Placid
Charles G. Cowan

New York City-Midtown
J. William Forrester

Olean
Lynn R. Johnson

Oneonta
Frank G. Burden

Port Jefferson
Jeffrey D. Thiele

Rochester
Joseph E. Klarberg

Smithtown
Kevin A. Healy

Southampton
Michael W. Kreimer

Syracuse
Randall J. Powers
Bill Branson Jr.*

Utica
Eugene L. D’Amico Sr.

White Plains
Neal J. Baumann

North Carolina
Asheboro
Joseph G. Thomas

Asheville
Robert R. Douglas

Asheville-South
William M. Pomeroy

Ballantyne
Walter C. Martin

Burlington
James D. Mackintosh III
Shannon S. Mackintosh

Charlotte
David S. Younts
Harry B. Smith III

Fayetteville
S. Lynn Legatski

Greensboro
Steven B. Holbrook

Greenville
Herbert L. Ormond III

Hendersonville
Scott E. Price

Hickory
Clifford J. Watts

Highlands
Steven R. Perry

High Point
Peter B. Wint

Lake Norman
Kevin D. Phillips

Morehead City
Phillip B. Nelson

Pinehurst
Walter L. McGowan
Raleigh
Alexander Mihajlov

Rocky Mount
Barden Winstead Jr.
John W. Lewis

Shallotte
Carolyn B. Felton

Southport
Albert Elrod

Tryon
Robert M. Tobey

Wilmington
Michael A. Faulkenbury

North Dakota
Bismarck
Irvin A. Smith III

Fargo
Charles E. Hanish

Grand Forks
Keith A. Bjerk

Jamestown
Rick E. Bosche

Ohio
Akron
Samuel D. Baio

Ashtabula
Daniel M. Huffman

Blue Ash
Sue Bowman

Cambridge
Tommy D. Davey

Chardon
Terry R. Campbell

Chillicothe
Tom D. Hamsher

Cincinnati
Louis A. Ginocchio Jr.*
Arthur L. Fischer

Cleveland
John N. Janoch

Columbus
Brent A. Markley

Dayton
Roger B. Chudde

Findlay
Edward F. Abbey Jr.

Lancaster
James R. Lewis

Lima
Phillip L. Trueblood
Mansfield
N. Thomas Steury

Medina
Joseph A. Hanna

Mentor
Nicholas C. Tibaldi
William A. Rigo

Toledo
Gerald L. Sliemers

Westlake
Kurt A. Faulhaber

Worthington
Martin E. VandenBroek

Zanesville
Jay J. Gruenebaum

Oklahoma
Bartlesville
George L. Sneed

El Reno
Thomas H. Avant

Enid
Alan G. Stong

Grove
David L. East

Lawton
Charles E. Young
John B. Wolverton

Oklahoma City
Barry D. Gangwer

Ponca City
Patrick J. Mulligan

Stillwater
Eric W. Hodson

Tulsa
George E. Ferguson

Oregon
Bend
Michael A. Groat

Corvallis
Andrew E. Jones

Eugene
Gary L. Feldman

Medford
David R. McDermott

Portland
Burton L. Beahm

Portland/Downtown
James L. McCulley

Roseburg
Melvin G. Duncan

Salem
Michael J. Kitzmiller
West Linn
Janet M. Hudson

Pennsylvania
Abington
George A. Porreca Jr.

Beaver
Gerald E. Gebbia

Bethlehem
Scott A. Brantingson

Cranberry
Nancy J. Lynches

Greensburg
Robert A. Moffet Jr.

Harrisburg
Richard J. Beatty

Meadville
Robert C. Asmus

Media
Timothy E. Griffith

Peters Township
James L. Lockerman

Pittsburgh
John T. Barbour
David W. Spatig

Scranton
Keith R. Kleinman

Sharon
Ronald J. Koshar

South Hills
Rande T. Casaday
Stephen P. Patrick

Rhode Island
Charlestown
Dennis P. McGuire

Newport
James L. Carroll

Providence
Robert L. Capone

South Carolina
Aiken
William G. Paschal

Beaufort
William R. Hatcher

Bluffton
Fred Barton Sr.

Charleston
William C. Tumlin

Columbia
Albert L. Stallings Jr.

Florence
Frank J. Brand II

Back to Table of Contents                                    End of Page 39

Branch Office Management (continued)
Greenville
D. Michael Plemmons

Hilton Head Island
Todd H. Crutchley

Inman
Janice C. Farrell

Laurens
Mark A. Kelly

Myrtle Beach
Ruell L. Hicks Jr.

Pawleys Island
Michael J. Hirsch
Perrin Q. Dargan

Seneca
Jesse E. Wright III

Spartanburg
William T. Brown

Sumter
Charles Alessandro

South Dakota
Aberdeen
Richard W. Niebuhr
Craig D. Golz

Huron
Daniel L. Reinders

Mitchell
Dennis M. Martin

Rapid City
Patrick D. Malone
Emiel E. Belzer

Sioux Falls
Joseph C. Wood

Watertown
Thomas C. Beadnell

Tennessee
Chattanooga
Joseph E. Petty

Johnson City
Gregory G. Schuette

Knoxville
William K. West III

Memphis
Charles H. Long Jr.

Morristown
John E. Martin

Nashville
Richard J. Eskind

Texas
Abilene
Gerald A. Galbraith

Addison
John O. Norwood

Amarillo
Jesse C. Miller

Arlington
Jack R. Alexander Jr.

Austin
Hollis L. Jefferies Jr.

Beaumont
Michael W. Morgan

Brownsville
Randy D. Edington

Bryan
Robert L. Allen

Champion
Brett A. Tynes

Clear Lake
Rolfe R. Young

Conroe
Donald W. Kainer

Corpus Christi
Matt P. Paul

Dallas
Lois M. Powell

Denton
R. Kyle Ratcliff

DFW-Mid Cities
Stephen T. Campbell

El Paso
Kent D. Mitchell

Fort Worth
Terry C. Hayes

Galveston
Marshall D. Stein

Georgetown
Michael D. Cooke

Greenville
Allison D. Tarplay

Harlingen
Sam T. Hahs

Houston
Robert L. Rogers

Downtown Houston
Philip D. Gundy

Katy
Arthur E. Harding

Kerrville
Franklin C. White

Kingwood
Mark A. Owens

Lake Jackson
Gary L. Foose Jr.

Laredo
Oscar O. Lopez

Las Colinas
Thomas E. Frye

Lewisville
Dan H. Barlow

Longview
Dave L. Spurrier

Lubbock
Bill D. Lane

Lufkin
John P. Friesen

Marble Falls
Charles L. Bowen

McAllen
Gregory A. Douglas

McKinney
Ricky L. Brewer

Memorial City
Richard W. Ashcroft

Midland
Bhupendra K. Agrawal

Nacogdoches
John D. Montfort

Odessa
Charles R. Eubanks

Palestine
Charles M. Bennett

Pampa
Richard P. Russell

Paris
Robert M. Smith

Park Cities-Dallas
Edward H. Ladd III
M. Earl Hudman

Plano
Jimmy J. Beale

Rockwall
James E. Koestner

San Angelo
J. Greg Gray

San Antonio
Dennis N. Kamphoefner

San Antonio-
Stone Oak
Jonathan F. Thrall

Sherman
David C. Sprowl*
Gail W. Utter

Sugarland
Douglas O. Elliott

Temple
John R. Holmes

Texarkana
Scott DuBois
Judy Carmeli

Tyler
Brent S. Lemons
Victoria
William L. Holter

Waco
Keith A. Ferguson

West Austin
Thomas T. Langmead

Wichita Falls
Ralph Grantom

The Woodlands
William D. Stigall

Utah
Draper
Michael C. Forbes

Logan
Nolan P. Gunnell

Salt Lake City
L. Rand Jolley

Vermont
Barre
William M. Hedberg

Brattleboro
Frances K. Stotz

Burlington
Paul M. Andrew Jr.

Manchester
Katherine W. Traver

St. Johnsbury
Judith A. Kendall

Virginia
Alexandria
Frank E. Key Jr.

Charlottesville
James B. Neligan

Danville†
Larry B. Swaney

Gloucester
Aubrey J. Ellis

Harrisonburg
Daniel E. Grandstaff

Leesburg
Katherine M. Owens

Norfolk
Robert J. Ballard

Richmond
Lee P. Dudley
W. Taliaferro Thompson III

Roanoke
Richard W. Wertz
Robert H. Kulp

Tazewell
Jeffrey D. Murray
Washington
Bellingham
Scott A. Hume

Chehalis
Judith G. Archibald

Colville
Susan M. Poe

Edmonds
Douglas M. Reilly

Kirkland
Steven L. Tracy

Mount Vernon
Arthur E. Larvie

Seattle
Kim R. Salzwedel

Spokane
Chadwick C. Gladhart
Donald L. Cutler

Tacoma
Albert Sullivan

Vancouver
Dean G. Alsup

West Virginia
Bluefield
Alfred E. Garrett

Charleston
Michael N. Barnett

Huntington
Garry L. McClure

Morgantown
Kevin K. Wilson

Wisconsin
Appleton
Graham A. Werner

Beaver Dam
Calvin L. Hemling
Mark Killingsworth

Brookfield
Robert M. Derks

Burlington
Michael P. Sonnichsen

Eau Claire
Michael D. Markin

Elkhorn
Tyson J. Ray

Fond du Lac
Jay H. Weiland

Franklin
Ellen M. Duhamel
Green Bay
Richard G. Kellogg

Janesville
Michelangelo J. Lamendola

La Crosse
Edward S. Neuman

Madison
A. Paul Olsen

Mequon
Richard L. Davis

Milwaukee
Thomas J. Caufield

Oconomowoc
Steven M. Cremer

Oshkosh
Ronald L. Gray

Sturgeon Bay
David L. Harris

Wausau
Edward C. Fox III

Wyoming
Cheyenne
David E. Foreman

Jackson Hole
Kelly D. Lockhart

*Regional Officer
†Branch opened after
 February 28, 2002
London, England
A.G. Edwards & Sons
  (U.K.) Limited
Angus L. Carlill

Back to Table of Contents                                    End of Page 40

Shareholder Information

Annual Meeting
The 2002 Annual Meeting of Stockholders will be held at the Company’s headquarters, One North Jefferson, St. Louis, Missouri, on Thursday, June 20, 2002, at 10 a.m. The Notice of Annual Meeting, Proxy Statement and Proxy Voting Card are mailed in May to each stockholder. The Proxy Statement describes the items of business to be voted on at the Annual Meeting and provides information on the Board of Directors’ nominees for director and their principal affiliations with other organizations as well as other information about the Company.

Dividend Payment Dates
The next four anticipated dividend payment dates are July 1 and October 1, 2002, and January 2 and April 1, 2003.

Form 10-K
The Form 10-K annual report filed with the Securities and Exchange Commission, which provides further details on A.G. Edwards’ business, is available at no charge from:

Secretary, A.G. Edwards, Inc.
One North Jefferson
St. Louis, Missouri 63103

Stock Exchange Listing
A.G. Edwards, Inc. stock is traded on the New York Stock Exchange under the symbol AGE. The approximate number of stockholders on February 28, 2002, was 25,400.

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

Back to Table of Contents	End of Page 41	A.G. Edwards, Inc. One North Jefferson St. Louis, Missouri 63103 (314) 955-3000 www.agedwards.com